   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 14, 1998

                                                    REGISTRATION NO. 333-50031
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------
                                 Post-Effective
                                   Amendment
                                     No. 1
                                       to
                                   FORM S-1-A
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                      INTEGRATED ELECTRICAL SERVICES, INC.
             (Exact name of registrant as specified in its charter)

              DELAWARE                                 1731                                76-0542208
    (State or other jurisdiction           (Primary Standard Industrial                 (I.R.S. Employer
  of incorporation or organization)         Classification Code Number)                Identification No.)

                             515 POST OAK BOULEVARD
                                   SUITE 450
                              HOUSTON, TEXAS 77027
                                 (713) 860-1500
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                             ---------------------
                                JOHN F. WOMBWELL
              SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                         515 POST OAK BLVD., SUITE 450
                              HOUSTON, TEXAS 77027
                                 (713) 860-1500
               (Name, address, including zip code, and telephone
               number, including area code, of agent for service)

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the Registration Statement becomes effective.
                             ---------------------
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ---------
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ---------
    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ---------
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

    THIS REGISTRATION STATEMENT CONTAINS A COMBINED PROSPECTUS PURSUANT TO RULE 429 UNDER THE SECURITIES ACT, WHICH RELATES TO THE COMPANY'S EARLIER REGISTRATION STATEMENT NO. 333-45479.
================================================================================

                                EXPLANATORY NOTE

     This Registration Statement contains two forms of prospectus: one (the "Acquisition Prospectus") to be used in connection with the acquisition of the assets or the securities of businesses by the Company and one (the "Selling Stockholder Prospectus") to be used by persons or entities who have received stock of the Company in exchange for the assets or the securities of a business and who wish to sell such stock. The Acquisition Prospectus and the Selling Stockholder Prospectus are identical except that they contain different front and back cover pages and different descriptions of the plan of distribution. The form of Acquisition Prospectus is included herein and is followed by those pages to be used in the Selling Stockholder Prospectus which differ from those used in the Acquisition Prospectus. Each of the pages for the Selling Stockholder Prospectus included herein is labeled "Alternate Page for Selling Stockholder Prospectus."

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                             SUBJECT TO COMPLETION

PROSPECTUS

                               21,000,000 SHARES

                      INTEGRATED ELECTRICAL SERVICES, INC.

                                  COMMON STOCK



  This Prospectus covers 21,000,000 shares of Common Stock of Integrated Electrical Services, Inc. ("IES" or the "Company") which may be offered and issued from time to time by the Company in connection with its acquisition of the securities and assets of other businesses. It is expected that the terms of acquisitions involving the issuance and sale by the Company of Common Stock covered by this Prospectus will be determined by direct negotiations with the owners or controlling persons of the businesses whose securities or assets are acquired. The Company expects that the shares of Common Stock issued in exchange for securities or assets in business combination transactions will be valued at prices reasonably related to market prices of the Common Stock either at the time the terms of an acquisition are agreed upon or at or about the time of delivery of such shares of Common Stock.

  The Common Stock trades on The New York Stock Exchange (the "NYSE") under the symbol "IEE." The last reported sale price of the Common Stock on the NYSE on September 11, 1998 was $13 7/8 per share.

  All expenses of this offering will be paid by the Company. No underwriting discounts or commissions will be paid in connection with the issuance of Common Stock, although finders fees may be paid with respect to specific acquisitions. Any person receiving a finder's fee may be deemed to be an Underwriter within the meaning of the Securities Act of 1933, as amended (the "Securities Act").

                                _______________


  THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 7.

                                _______________

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS
                              A CRIMINAL OFFENSE.

               THE DATE OF THIS PROSPECTUS IS SEPTEMBER 14, 1998.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by reference to, and should be read in conjunction with, the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. See "Risk Factors" for information that should be carefully considered by prospective investors.

                                  THE COMPANY

Integrated Electrical Services, Inc. ("IES" or the "Company"), a Delaware Corporation, was founded in June 1997 to create a leading national provider and consolidator of electrical contracting and maintenance services, focusing primarily on the commercial, industrial and residential markets. On January 30, 1998, concurrent with the closing of its initial public offering ("IPO" or "Offering") of common stock, IES acquired, in separate transactions 16 companies and related entities engaged in all facets of electrical contracting and maintenance services (collectively, the "Founding Companies" or the "Founding Company Acquisitions"). Subsequent to its IPO, and through September 11, 1998, the Company has acquired 19 additional electrical contracting and maintenance businesses (the "Post IPO Acquisitions"). Of these 19 Post IPO Acquisitions, 18 were accounted for using the purchase method of accounting (the "Post IPO Purchased Companies") and one was accounted for using the pooling-of-interests method of accounting (the "Pooled Company"). IES has acquired 35 electrical contracting and maintenance service companies (collectively the "Companies") with pro forma combined revenues of $705.0 million and $553.3 million for the year ended September 30, 1997, and the nine months ended June 30, 1998, respectively, making the Company one of the largest providers of electrical contracting and maintenance services in the United States. Of such 1997 pro forma revenues, approximately 80% was derived from commercial (approximately 46%) and industrial (approximately 34%) contracting, approximately 14% was derived from residential contracting and approximately 6% was derived from electrical maintenance work. Combined revenues of the Companies, which have been in business an average of 21 years, increased at an average compound annual growth rate of approximately 17% from fiscal 1995 through 1997.

   The Company offers a broad range of electrical contracting services, including design and installation for both new and renovation projects in the commercial, industrial and residential markets. The Company also offers long-term and per call maintenance services, which generally provide recurring revenues that are relatively independent of levels of construction activity. Typically, the Companies specialize in either commercial and industrial or residential work, although a few of the Companies have both commercial and industrial and residential operations.

   In certain markets the Company offers design-and-build expertise and specialized services, which typically require specific skills and equipment and provide higher margins than general electrical contracting and maintenance services. In a design-and-build project, the electrical contractor applies in-house electrical engineering expertise to design the most cost-effective electrical system for a given structure and purpose, taking into account local code requirements. Specialized services offered by the Company include installations of wiring or cabling for the following: data cabling for computer networks; fiber optic cable systems; telecommunications systems; energy management systems which control the amount of power used in facilities; fire alarm and security systems; cellular phone transmission sites; "smart houses" that integrate computer, energy management, security, safety, comfort and telecommunication systems; lightning protection systems; clean rooms for fabrication of microprocessors and similar devices; computer rooms; back-up electrical systems and uninterruptible power supplies; high voltage distribution and traffic signal systems.

INDUSTRY OVERVIEW

  General. Virtually all construction and renovation in the United States generates demand for electrical contracting services. Depending upon the exact scope of work, electrical work generally accounts for approximately 8% to 12% of the total construction cost of the Company's commercial and industrial projects and 5% to 10% of the total construction cost of the Company's residential projects. In recent years, the Companies have experienced a growing demand for electrical contracting services per project due to increased electrical code requirements, demand for additional electrical capacity, including increased capacity for computer systems, additional data cabling requirements and the construction of smart houses with integrated systems.

  The overall electrical contracting industry, including commercial, industrial and residential markets, was estimated by the U.S. Census to have generated annual revenues in excess of $40 billion in 1992, the most recent available U.S. Census data. These Census data indicate that the electrical contracting industry is highly fragmented with more than 54,000 companies, most of which are small, owner-operated businesses, performing various types of electrical work. The Company believes there are significant opportunities for a well-capitalized national company to provide comprehensive electrical contracting and maintenance services and that the fragmented nature of the electrical contracting industry will provide significant opportunities to consolidate commercial and industrial and residential electrical contracting and maintenance businesses.

  Commercial and Industrial Market. Commercial and industrial consumers of electrical contracting and maintenance services include general contractors; developers; consulting engineers; architects; owners and managers of large retail establishments, office buildings, high-rise apartments and condominiums; theaters and restaurants; hotels and casinos; manufacturing and processing facilities; arenas and convention centers; hospitals; school districts; military and other government agencies; airports; prisons and car lots. The Company provides electrical contracting and maintenance services to the full range of commercial and industrial customers.

  From fiscal 1995 through 1997, the Companies' revenues from electrical contracting for commercial and industrial customers have grown at an average compound annual rate of approximately 17% per year. The Company believes that growth in the commercial and industrial market reflects a number of factors, including (i) levels of construction and renovation activity; (ii) regulations imposed by electric codes, which establish minimum power and wiring requirements; (iii) safety codes mandating additional installation of smoke detectors and the use of ground fault circuit protection devices in more locations; (iv) revised national energy standards that dictate the use of more energy-efficient lighting fixtures and other equipment; (v) continuing demand to build out lease spaces in office buildings and to reconfigure space for new tenants; (vi) increases in use of electrical power, creating needs for increased capacity and outlets, as well as data cabling and fiber optics and
(vii) requirements of building owners and developers to facilitate marketing their properties to tenants and buyers by installing electrical capacity in excess of minimum code requirements.

  Residential Market. Contracting work for the residential market consists primarily of electrical installations in new single family and low-rise multifamily residence construction for customers such as large homebuilders and apartment developers. The Company also provides maintenance services to these customers as well as to individual property owners in some locations. The residential market is primarily dependent on the number of single family and multi-family home starts, which are in turn affected by interest rates, tax considerations and general economic conditions. Competitive factors particularly important in the residential market include a contractor's ability to build relationships with customers by providing services in diverse geographic markets as construction activity shifts to new locations. The Companies residential electrical contracting revenues have grown at an average compound annual rate of approximately 19% from fiscal 1995 through 1997.

STRATEGY

  The Company believes that its size, geographical diversity of operations, industry relationships, expertise in specialized markets, number of licensed electricians and access to design technology give the Company significant competitive advantages in the electrical contracting and maintenance services industry. Through increased size, the Company believes it has greater ability to compete for larger jobs that require greater technical expertise, personnel availability and bonding capacity, to more effectively allocate and share resources in serving customers in each of its markets, and to attract, train and retain qualified electricians. The Company also believes that increased size provides increased efficiency in materials purchasing, computer system development, employee benefits, bonding, insurance and financing. The Company believes that the diversity of its operations diminishes the effects of regional and market downturns, offers opportunities to pursue growth in its existing markets and creates a base of expertise to expand into new markets and serve new customers.

  The Company leverages its experienced management and extensive relationships within the electrical contracting industry to increase its revenues and reduce its cost infrastructure through internal growth as well as the acquisition of additional electrical contracting businesses. The Company's management includes a Chief Executive Officer and two Chief Operating Officers, each with 25 years or more of experience in the electrical contracting industry. The Company has extensive business relationships within the industry, in part through Companies that are members of the Independent Electrical Contractors Association ("IEC"). The IEC is the second largest electrical trade organization in the U.S. and has nearly 3,000 contracting firms as members. The Company's Chief Executive Officer is a past president of the IEC, and two founders are members of the executive committee of the IEC. The IEC sponsors forum groups, which are discussion groups of members of the IEC that foster the sharing of best business practices. The Companies are members of the IEC and other trade organizations, and the Company has implemented programs to share best practices among the Companies and future acquisitions.

  The Company's goal is to become a leading national provider of electrical services by improving its operations, expanding its business and markets through internal growth and pursuing an aggressive acquisition strategy.

  Operating Strategy. The Company believes there are significant opportunities to increase revenues and profitability of the Founding Companies and subsequently acquired businesses. The key elements of the Company's operating strategy are:

      Share Information, Technical Capabilities and Best Practices. The Company believes it will be able to expand the services it offers in its local markets by leveraging the specialized technical and marketing strengths of individual Companies. The Company identifies and shares best practices that can be successfully implemented throughout its operations. The Company intends to use the computer-aided-design technology and expertise of certain of the Companies to bid for more design-and-build projects and to assist customers in value engineering and creating project documents. The Company believes that its increased size, capital and workforce will permit it to pursue projects that require greater design and performance capabilities and the ability to meet accelerated timetables.

      Expand Scope of Maintenance and Specialized Services. The Company intends to further develop its long-term and per-call maintenance service operations, which generally realize higher gross margins and provide recurring revenues that are relatively independent of levels of construction activity. The Company also believes that certain specialized businesses currently offered by only a few of the Companies can be expanded throughout the Company and in some cases can provide higher margins. Through sharing of expertise and specialized licenses and the ability to demonstrate a safety record in specialized markets served by the Companies, the Company intends to expand its presence and profitability in markets where it previously relied on subcontractors.

     Establish National Market Coverage. The Company believes that the growth of many of the Companies has been restricted due to the geographic limitations of existing operations and that the Company's broad geographic coverage will increase internal growth opportunities. The Company intends to leverage its geographic diversity to bid for additional business from existing customers that operate on a regional and national basis, such as developers, contractors, homebuilders and owners of national chains. The Company believes that significant demand exists from such companies to utilize the services of a single electrical contracting and maintenance service provider and that existing local and regional relationships can be expanded as the Company develops a nationwide network.

     Operate on Decentralized Basis. The Company believes that, while maintaining strong operating and financial controls, a decentralized operating structure will retain the entrepreneurial spirit present in each of the Companies. The Company also is structured to allow it to capitalize on the considerable local and regional market knowledge and customer relationships possessed by each Company, as well as companies that may be acquired in the future. By maintaining a local and regional focus in each of its markets, the Company believes it will be able to build relationships with general contractors and other customers, address design preferences and code requirements, respond quickly to customer demands for higher-margin renovation and upgrade projects and adjust to local conditions.

     Attract and Retain Quality Employees. The Company believes that the ability to attract and retain qualified electricians is a critical competitive factor and that the acquisitions of the Companies provides competitive advantages in this regard. The Company attracts and develops skilled employees by extending active recruiting and training programs, offering stock-based compensation for key employees, and offering expanded career paths and more stable income through the larger public company. The Company believes that this ability will allow it to increase efficiency and pursue additional customer relationships.

     Achieve Operating Efficiencies. Certain administrative functions have been centralized. In addition, by combining overlapping operations of certain of the Companies, the Company expects to realize savings in overhead and other expenses. The Company uses its increased purchasing power to gain volume discounts in areas such as electrical materials, vehicles, advertising, bonding, employee benefits and insurance. The Company will seek to realize additional cost savings and other benefits by the sharing of purchasing, pricing, bidding and other business practices and the sharing of licenses. The Company intends to further develop and extend the use of computer systems to facilitate communication among the Companies. At some locations, the larger combined workforce provides additional staffing flexibility.

  Acquisition Strategy. The Company believes that, due to the highly fragmented nature of the electrical contracting and maintenance services industry, it has significant opportunities to pursue its acquisition strategy. The Company focuses on acquiring companies with management philosophies based on an entrepreneurial attitude as well as a willingness to learn and share improved business practices through open communications. The Company believes that many electrical contracting and maintenance service businesses that lack the capital necessary to expand operations will become acquisition candidates. For these acquisition candidates, the Company provides (i) information on best practices,
(ii) expertise to expand in specialized markets, (iii) the opportunity to focus on customers rather than administration, (iv) national name recognition, (v) increased liquidity and (vi) the opportunity for a continued role in management. The Companies participate in professional associations such as the IEC and Associated Builders and Contractors, and the Company intends to continue these relationships, in part to assist in identifying attractive acquisition candidates. Other key elements of the Company's acquisition strategy are:

     Enter New Geographic Markets. The Company pursues acquisitions that are located in new geographic markets, are financially stable and have the customer base necessary to integrate with or complement its existing business. The Company also expects that increasing its geographic diversity will allow it to better serve an increasingly nationwide base of customers and further reduce the impact on the Company of local and regional economic cycles, as well as weather-related or seasonal variations in business.

     Expand Within Existing Markets. Once the Company has entered a market, it seeks to acquire other well-established electrical contracting and maintenance businesses operating within that region, including "tuck-in" acquisitions of smaller companies. The Company believes that tuck-in acquisitions afford the opportunity to improve its overall cost structure through the integration of such acquisitions into existing operations as well as to increase revenues through access to additional specialized markets, such as heavy industrial markets. Despite the integration opportunities afforded by such tuck-in acquisitions, the Company maintains existing business names and identities to retain goodwill for marketing purposes.

                   SUMMARY PRO FORMA COMBINED FINANCIAL DATA
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

  IES acquired the Founding Companies simultaneously with the consummation of the Offering. Pursuant to the Securities and Exchange Commission's ("SEC") Staff Accounting Bulletin No. 97 ("SAB97"), Houston-Stafford Electric, Inc. and subsidiaries ("HSE") is considered for accounting purposes the entity which acquired the other Founding Companies and IES (the "Accounting Acquirer"). As such, IES's consolidated historical financial statements represent the financial position and results of operations of (i) HSE (as restated to include the financial position and results of operations of the Pooled Company), and (ii) the other Founding Companies and the Post IPO Purchased Companies beginning on their respective dates of acquisition. The following summary unaudited pro forma combined financial data present certain data for IES, as adjusted for (i) the effects of the acquisitions of the Founding Companies and the Post IPO Purchased Companies, (ii) the effects of certain other pro forma adjustments to the historical financial statements and (iii) the consummation of the Offering (including the underwriters exercise of the overallotment option) and the application of the net proceeds therefrom. Such pro forma data include the results of operations of IES and the other Founding Companies and the Post IPO Purchased Companies as if their acquisitions, the Offering and related transactions were closed on October 1, 1996 and are not necessarily indicative of the results that the Company would have obtained had these events actually occurred at that date or indicative of the Company's future results. During the periods presented below, the Companies were not under common control or management and, therefore, the data presented may not be comparable to or indicative of future performance. The unaudited pro forma combined income statement data are based on preliminary estimates, available information and certain assumptions that Company management deems appropriate. The unaudited pro forma combined financial data should be read in conjunction with the other financial information included elsewhere in this Prospectus. See "Selected Financial Data," the Unaudited Pro Forma Combined Financial Statements and notes thereto, and the historical financial statements of IES and for certain of the Acquired Companies and the notes thereto, all included elsewhere in this Prospectus.

                                                                PRO FORMA
                                                    -----------------------------------
                                                                         NINE MONTHS
                                                       YEAR ENDED           ENDED
                                                    SEPTEMBER 30,1997   JUNE 30, 1998
                                                    -----------------  ----------------
                                                                (UNAUDITED)
INCOME STATEMENT DATA:
  Revenues ....................................     $    705,034      $    553,355
  Cost of services (including depreciation) ...          562,171           442,475
                                                    ------------      ------------
  Gross profit ................................          142,863           110,880
  Selling, general and administrative
    expenses(a) ...............................           72,901            56,856
  Goodwill amortization(b) ....................            7,154             5,449
                                                    ------------      ------------
  Income from operations ......................           62,808            48,575
  Interest and other income (expense), net(c)..           (4,902)           (3,695)
                                                    ------------      ------------
  Income before income taxes ..................           57,906            44,880
  Provision for income taxes ..................           24,401            18,874
                                                    ------------      ------------
  Net income(d) ...............................     $     33,505      $     26,006
                                                    ============      ============
  Net income per share:
       Basic ..................................     $       1.09               .85
                                                    ============      ============
       Diluted ................................     $       1.09               .84
                                                    ============      ============

  Shares used in computing pro forma net
    income per share(e):
       Basic ..................................       30,756,875        30,756,875
                                                    ============      ============
       Diluted ................................       30,756,875        31,114,124
                                                    ============      ============

                                                          AS OF JUNE 30, 1998
                                                    ------------------------------
                                                     ACTUAL      PRO FORMA (F) (G)
                                                    --------     -----------------
                                                          (UNAUDITED)
         BALANCE SHEET DATA:
           Working capital ....................     $ 57,504            $ 80,908
           Total assets .......................      363,497             492,544
           Long-term debt, net of current
             maturities .......................       28,628              98,544
           Total stockholders' equity .........      255,382             295,498

(a) The unaudited pro forma combined income statement data reflect certain reductions in salary, bonus and benefits of the owners of the Companies to which they have agreed prospectively, and the effect of revisions of certain lease agreements between the Companies and certain stockholders of the Companies. Additionally, excludes the $13.6 million non-recurring, non-cash compensation charge recognized by IES related to the issuance of Common Stock to management and the $17.0 million non-recurring, non-cash compensation charge recorded by HSE in connection with a note receivable and rights held by an officer of HSE which was exchanged for cash and shares of IES common stock in connection with the Founding Company Acquisitions. See "Certain Transactions."

(b) Reflects amortization of the goodwill recorded as a result of the acquisitions of the Founding Companies and the Post IPO Purchased Companies over a 40-year period and computed on the basis described in the notes to the Unaudited Pro Forma Combined Financial Statements.

(c) Reflects additional interest expense related to the debt discussed in (g) below, net of the reduction of interest expense attributable to $8.1 million of historical debt which was repaid with proceeds from the Offering or distributed prior to the acquisitions of the Founding Companies. Additionally, reflects elimination of interest income, and a $316,000 reduction in minority interest expense.

(d) Assumes all pretax income before non-deductible goodwill and other permanent items is subject to a 38% overall tax rate.

(e) Includes (i) 12,313,025 shares issued to the owners of the Founding Companies, (ii) 1,396,602 shares issued to the management of IES, (iii) 2,655,709 shares of Restricted Common Stock issued to the founder and Chairman of the Board of IES and trusts for the benefit of his children,
    (iv) the 8,050,000 shares sold in the Offering (including the underwriters exercise of the overallotment option for 1,050,000 shares), and (v) 6,341,539 shares issued to the owners of the Post IPO Acquisitions. Also, the nine months ended June 30, 1998 includes 357,249 shares computed under the treasury stock method related to 3,110,550 options outstanding at September 11, 1998. See "Description of Capital Stock."

(f) Reflects the acquisitions of the eight post IPO Acquisitions which closed subsequent to June 30, 1998, as if they had occurred on June 30, 1998 as described in the notes to the Unaudited Pro Forma Combined Financial Statements. The unaudited pro forma combined balance sheet data are based upon preliminary estimates, available information and certain assumptions that management deems appropriate and should be read in conjunction with the other financial information and historical financial statements, and notes thereto, included elsewhere in this Prospectus.

(g) Reflects $4.2 million of previously undistributed earnings and nonoperating assets, net of liabilities distributed in connection with the acquisitions to the owners of the eight post IPO Acquisitions which closed subsequent to June 30, 1998. This amount was funded through transfers of cash and nonoperating assets. See "Certain Transactions." Also, includes approximately $63.6 million of debt incurred net of cash acquired to fund the cash portion of the consideration paid for the eight post IPO Acquisitions which closed subsequent to June 30, 1998.

                                  RISK FACTORS

  Prospective investors should carefully consider the following factors as well as the other information contained in this Prospectus. This Prospectus contains forward-looking statements. Actual results could differ materially from those projected in the forward-looking statements as a result of a number of factors, including the risk factors set forth below and elsewhere in this Prospectus.

ABSENCE OF COMBINED OPERATING HISTORY

  Prior to January 30, 1998, the Founding Companies and prior to the date of acquisition the Post IPO Acquisitions operated as separate independent entities, and there can be no assurance that the Company will be able to integrate these businesses on an economic basis. In addition, there can be no assurance that the recently assembled management group will be able to oversee the combined entity and effectively implement the Company's operating or growth strategies. The pro forma combined financial results of the Companies cover periods during which the Companies and IES were not under common control or management and, therefore, may not be indicative of the Company's future financial or operating results. The success of the Company will depend on management's ability to integrate the Companies and other future acquisitions into one organization in a profitable manner. The inability of the Company to successfully integrate the Companies and to coordinate and integrate certain administrative, banking, insurance and accounting functions and computer systems would have a material adverse effect on the Company's financial condition and results of operations and would make it unlikely that the Company's acquisition program will be successful.

EXPOSURE TO DOWNTURNS IN COMMERCIAL CONSTRUCTION OR HOUSING STARTS

  A substantial portion of the Company's business involves installation of electrical systems in newly constructed and renovated commercial buildings, plants and residences. The extent to which the Company is able to maintain or increase revenues from new installation services will depend on the levels of new construction starts from time to time in the geographic markets in which it operates and likely will reflect the cyclical nature of the construction industry. The level of new commercial installation services is affected by fluctuations in the level of new construction of commercial buildings in the markets in which the Company operates, due to local economic conditions, changes in interest rates and other related factors. The housing industry is similarly affected by changes in general and local economic conditions, such as employment and income levels, the availability and cost of financing for home buyers (including the continued deductibility of mortgage-linked interest expenses in determining federal income tax), consumer confidence and housing demand. Downturns in levels of commercial construction or housing starts would have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Seasonality and Quarterly Fluctuations."

RELIANCE ON ACQUISITIONS

   One of the Company's principal growth strategies is to increase its revenues, geographic diversity and the scope of services offered and to diversify its business mix through the acquisition of electrical contracting companies. There can be no assurance that the Company will be able to acquire additional businesses or to integrate and manage such additional businesses successfully. Acquisitions may involve a number of risks, including: adverse short-term effects on the Company's reported operating results; diversion of management's attention; dependence on retention, hiring and training of key personnel; risks associated with unanticipated problems or legal liabilities and amortization of acquired intangible assets. Some or all of these risks could have a material adverse effect on the Company's financial condition or results of operations. In addition, to the extent that consolidation becomes more prevalent in the industry, the prices for attractive acquisition candidates may increase and the number of attractive acquisition candidates may decrease. The Company believes that the electrical contracting industry may experience consolidation on both a national and a regional level by other companies that have acquisition objectives similar to the Company's objectives. Other consolidators may have greater financial resources than the Company to finance acquisition and internal growth opportunities and might be willing to pay higher prices than the Company for the same acquisition opportunities. If such acquisitions can be made, there can be no assurance that the businesses acquired will achieve sales and profitability that justify the investment therein. See "Business -- Strategy."

MANAGEMENT OF GROWTH

  The Company expects to grow internally and through acquisitions. Management expects to expend significant time and effort in evaluating, completing and integrating acquisitions and opening new facilities. There can be no assurance that the Company's systems, procedures and controls will be adequate to support the Company's operations as they expand. Any future growth also will impose significant added responsibilities on members of senior management, including the need to identify, recruit and integrate new senior level managers and executives. There can be no assurance that such additional management will be identified and retained by the Company. If the Company is unable to manage its growth efficiently and effectively, or is unable to attract and retain additional qualified management, there could be a material adverse effect on the Company's financial condition and results of operations. See "Business -- Strategy."

AVAILABILITY OF ELECTRICIANS

  The Company's ability to provide high-quality electrical services on a timely basis is dependent upon an adequate supply of skilled electricians. Accordingly, the Company's ability to increase its productivity and profitability will be limited by its ability to employ, train and retain skilled electricians necessary to meet the Company's requirements. Many companies in the electrical contracting and maintenance service industry are currently experiencing shortages of qualified electricians, and there can be no assurance that the Company will be able to maintain an adequate skilled labor force necessary to operate efficiently, that the Company's labor expenses will not increase as a result of a shortage in the supply of skilled technicians or that the Company will not have to curtail its planned internal growth as a result of labor shortages. See "Business -- Company Operations -- Employee Screening, Training and Development."

COMPETITION

   The electrical contracting industry is highly competitive and is served by small, owner-operated private companies, public companies and several large regional companies. Additionally, the Company could face competition in the future from other competitors entering the market, including public utilities. Certain of the Company's larger competitors offer a greater range of services, such as mechanical construction, plumbing and heating, ventilation and air conditioning services. In certain geographic regions, the Company may not be eligible to compete for certain contracts because its employees are not subject to collective bargaining arrangements. See "Business -- Industry Overview." Competition in the electrical contracting industry depends on a number of factors, including price. Certain of the Company's competitors may have lower overhead cost structures and may, therefore, be able to provide their services at lower rates than the Company. See "Business -- Competition."

ACQUISITION FINANCING

  The Company intends to use its Common Stock for a portion of the consideration for future acquisitions. If the Common Stock does not maintain a sufficient valuation or potential acquisition candidates are unwilling to accept Common Stock as part of the consideration for the sale of their businesses, the Company may be required to utilize more of its cash resources, if available, in order to pursue its acquisition program. If the Company does not have sufficient cash resources, its growth could be limited unless it is able to obtain additional capital through future debt or equity financings.

  The Company has a bank line of credit for $175 million for working capital, capital expenditures, other corporate purposes and acquisitions. The line of credit is subject to customary drawing conditions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Combined Liquidity and Capital Resources."

SEASONALITY; FLUCTUATION OF QUARTERLY OPERATING RESULTS

  The electrical contracting service business can be subject to seasonal variations in operations and demand that affect the construction business, particularly in residential construction, which is affected by weather conditions. Quarterly results may also be materially affected by the timing of acquisitions, the timing and magnitude of acquisition assimilation costs and regional economic conditions. Accordingly, the Company's performance in any particular quarter may not be indicative of the results which can be expected for any other quarter or for the entire year. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Seasonality and Quarterly Fluctuations."


CONTROL BY EXISTING MANAGEMENT AND STOCKHOLDERS

  The Company's executive officers, directors and affiliates beneficially own approximately 31% of the total outstanding shares of Common Stock and Restricted Common Stock. These persons, if acting in concert, will be able to continue to exercise control over the Company's affairs, to elect the entire Board of Directors and to control the disposition of any matter submitted to a vote of stockholders. See "Principal Stockholders."

POSSIBLE VOLATILITY OF STOCK

  The Common Stock is traded on the NYSE, but no assurance can be given that an active trading market for the Common Stock will continue. The market price of the Common Stock may be subject to significant fluctuations from time to time in response to numerous factors, including variations in the reported financial results of the Company and changing conditions in the economy in general or in the electrical contracting and maintenance service industry in particular. In addition, the stock markets experience significant price and volume volatility from time to time which may affect the market price of the Common Stock for reasons unrelated to the Company's performance.

DEPENDENCE ON KEY PERSONNEL

  The Company's operations are dependent on the continued efforts of its executive officers and senior management of the Companies. Furthermore, the Company will be dependent on the senior management of companies that may be acquired in the future. Although the Company entered into an employment agreement with each of the Company's executive officers, there can be no assurance that any individual will continue in such capacity for any particular period of time. The loss of key personnel, or the inability to hire and retain qualified employees could have an adverse effect on the Company's business, financial condition and results of operations. The Company does not maintain key man life insurance. See "Management."

SHARES ELIGIBLE FOR FUTURE SALE

  As of September 11, 1998, 28,182,698 shares of Common Stock and 2,655,709 shares of Restricted Common Stock were issued and outstanding. Prior to and simultaneously with the closing of the Offering, the Company issued 13,709,627 shares of Common Stock and 2,655,709 shares of Restricted Common Stock. None of these 16,365,336 shares was issued in a transaction registered under the Securities Act, and, accordingly, such shares may not be sold except in transactions registered under the Securities Act or pursuant to an exemption from registration, including the exemptions contained in Rules 144 and 701 under the Securities Act. In addition, the owners of the Companies have agreed with the Company not to sell, contract to sell or otherwise dispose of 21,231,920 shares of Common Stock received as consideration in the acquisitions for a period of two years following receipt thereof without the Company's consent. When these shares become saleable, the market price of the Common Stock could be adversely affected by the sale of substantial amounts of the shares in the public market. Certain stockholders of the Company have certain piggy-back registration rights with respect to 16,365,336 shares of Common Stock, which may be exercised during the two-year period referred to above. The Company has outstanding options to purchase up to a total of approximately 3,110,550 shares of Common Stock issued pursuant to the Company's Option Stock Plans.

  There can be no assurance that the resale or the availability for sale of the shares of Common Stock eligible for future sale will not have an adverse effect on the prevailing market price of the Common Stock.

CERTAIN ANTI-TAKEOVER PROVISIONS

   The Company's Amended and Restated Certificate of Incorporation, Bylaws, employment agreements and employee benefit plans contain provisions which may have the effect of delaying, deferring or preventing a change in control of the Company. For example, the Company's Amended and Restated Certificate of Incorporation and Bylaws provide for, among other things, a classified Board of Directors, the prohibition of stockholder action by written consent and the affirmative vote of at least 66 2/3% of all outstanding shares of Common Stock to approve the removal of directors from office. The Company's Board of Directors has the authority to issue shares of preferred stock in one or more series and to fix the rights and preferences of the shares of any such series without stockholder approval. Any series of preferred stock is likely to be senior to the Common Stock with respect to dividends, liquidation rights and, possibly, voting. In addition, the Board of Directors may issue certain rights pursuant to the rights plan authorized by the Amended and Restated Certificate of Incorporation. The ability to issue preferred stock or rights could have the effect of discouraging unsolicited acquisition proposals. The Company's 1997 Stock Plan contains provisions that allow for, among other things, the acceleration of vesting or payment of awards granted under such plan in the event of a "change of control," as defined in such plan. In addition, the Company has entered into employment agreements with certain executive officers and key employees allowing for cash payments under certain circumstances following a change in control, which is generally defined to occur upon (i) the acquisition by any person of 20% or more of the total voting power of the outstanding securities of the Company, (ii) the first purchase pursuant to a tender or exchange offer for Common Stock, (iii) the approval of certain mergers, sale of substantially all the assets, or dissolution of the Company or
(iv) a change in a majority of the members of the Company's Board of Directors.

                                  THE COMPANY

IES was founded in June 1997 to create a leading national provider and consolidator of electrical contracting and maintenance services, focusing primarily on the commercial, industrial and residential markets. Since the closing of the Offering, IES has acquired 35 companies. The Companies, which have been in business for an average of 21 years, had pro forma combined year ended September 30, 1997, and the nine months ended June 30, 1998, revenues of approximately $705.0 million and $553.0 million, respectively.

  Integrated Electrical Services, Inc. was incorporated in Delaware in June 1997. Its executive offices are located at 515 Post Oak Boulevard, Suite 450, Houston, Texas 77027, and its telephone number is (713) 860-1500.

                                USE OF PROCEEDS

  This Prospectus relates to shares of Common Stock that may be offered and issued by the Company from time to time in connection with the acquisitions of the securities and assets of other businesses. Other than the securities and assets acquired, there will be no proceeds to the Company from these offerings.

                          PRICE RANGE OF COMMON STOCK

  The Company's Common Stock has traded on the NYSE since January 27, 1998, the effective date of the Company's initial public offering. Set forth below are the high and low trading prices for the common stock during the periods presented.

                                                     HIGH           LOW
                                                   --------       ------
FISCAL YEAR ENDED SEPTEMBER 30, 1998:
  2nd Quarter (from January 30, 1998) ........       19 7/8       13
  3rd Quarter ................................       23 3/4       17 1/8
  4th Quarter (through September 11, 1998) ...     22 15/16       13 1/8

  At September 11, 1998, there were approximately 207 stockholders of record of the Company's Common Stock. On September 11, 1998, the last reported sale of the Common Stock on the NYSE was $13 7/8 per share.

                                DIVIDEND POLICY

  The Company intends to retain all of its earnings, if any, to finance the expansion of its business and for general corporate purposes, including future acquisitions, and does not anticipate paying any cash dividends on its Common Stock for the foreseeable future. In addition, the Company's revolving credit facility includes, and any additional lines of credit established in the future may include, restrictions on the ability of the Company to pay dividends without the consent of the lender.

                            SELECTED FINANCIAL DATA
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

  IES acquired the Founding Companies simultaneously with the consummation of the Offering on January 30, 1998. Pursuant to the Securities and Exchange Commission's ("SEC") Staff Accounting Bulletin No. 97 ("SAB97"), Houston-Stafford Electric, Inc. and subsidiaries ("HSE") is considered for accounting purposes the entity which acquired the other Founding Companies and IES (the "Accounting Acquirer"). As such, IES's consolidated historical financial statements represent the financial position and results of operations of (i) HSE as restated to include the financial position and results of operations of the Pooled Company, and (ii) the other Founding Companies and the Post IPO
Purchased Companies beginning on their respective dates of acquisition. The following selected historical financial data for IES as of December 31, 1995 and 1996, and September 30, 1997, and for the years ended December 31, 1994, 1995 and 1996, and the year ended September 30, 1997, have been derived from the consolidated audited financial statements of IES included elsewhere in this Prospectus and reflect all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of such data. The selected historical financial data as of June 30, 1998, and for the nine months ended June 30, 1997 and 1998, nine months ended September 30, 1997 and as of December 31, 1993 and for the year ended December 31, 1993, have been derived from the unaudited consolidated financial statements of IES, which have been prepared on the same basis as the audited financial statements and, in the opinion of Company management, reflect all adjustments consisting of normal recurring adjustments, necessary for a fair presentation of such data. The results of operations for the interim periods presented should not be regarded as indicative of the results that may be expected for a full year.

  The summary unaudited pro forma combined financial data below present certain data including IES as adjusted for (i) the effects of the acquisitions of the Founding Companies and the Post IPO Purchased Companies, (ii) the effects of certain other pro forma adjustments to the historical financial statements and
(iii) the consummation of the Offering and the application of the net proceeds therefrom. Such pro forma data include the results of operations of IES and the other Founding Companies and the Post IPO Purchased Companies as if their acquisitions, the Offering and related transactions were closed on October 1, 1996, and are not necessarily indicative of the results that the Company would have obtained had these events actually occurred at that date or indicative of the Company's future results. During the periods presented below, the Companies were not under common control or management and, therefore, the data presented may not be comparable to or indicative of post-combination results to be achieved by the Company. The unaudited pro forma combined income statement data are based on preliminary estimates, available information and certain assumptions that Company management deems appropriate. The unaudited pro forma combined financial data should be read in conjunction with the other financial information included elsewhere in this Prospectus. See the Unaudited Pro Forma Combined Financial Statements and the notes thereto, included elsewhere in this Prospectus.


                                                                                   NINE MONTHS      YEAR          NINE MONTHS
                                                                                      ENDED         ENDED            ENDED
                                                  YEAR ENDED DECEMBER 31,          SEPTEMBER 30, SEPTEMBER 30,      JUNE 30,
                                      ---------------------------------------------  ----------  ----------   ----------------------
                                         1993      1994         1995         1996        1997       1997        1997        1998
                                      ---------  ---------   ---------   ----------  ----------  ----------  ----------  ----------
                                     (UNAUDITED)                                     (UNAUDITED)                  (UNAUDITED)

HISTORICAL INCOME STATEMENT
DATA (IES AND SUBSIDIARIES):
 Revenues ..........................  $  49,220  $  65,211   $  73,345   $  101,431  $   92,379  $  117,111  $   79,847  $  219,620
 Cost of services ..................     44,169     57,633      63,709       85,081      76,306      95,937      65,189     173,420
                                      ---------  ---------   ---------   ----------  ----------  ----------  ----------  ----------
 Gross profit ......................      5,051      7,578       9,636       16,350      16,073      21,174      14,658      46,200
 Selling, general and
   administrative expenses .........      4,373      6,786       7,905       10,228      10,222      14,261      10,170      29,467
 Non-cash, non-recurring
     Compensation charge ...........         --         --          --           --          --          --          --      17,036

Goodwill amortization ..............         --         --          --           --          --          --          --       1,743
                                      ---------  ---------   ---------   ----------  ----------  ----------  ----------  ----------
Income (loss) from operations ......        678        792       1,731        6,122       5,851       6,913       4,488      (2,046)
                                      ---------  ---------   ---------   ----------  ----------  ----------  ----------  ----------
Interest and other income
  (expense), net ...................         32        (80)       (182)          14         292         385          44         348
                                      ---------  ---------   ---------   ----------  ----------  ----------  ----------  ----------
Income (loss) before
  income taxes .....................        710        712       1,549        6,136       6,143       7,298       4,532      (1,698)

 Provision for income taxes ........        228        287         563        2,471       2,408       2,923       1,847       6,443
                                      ---------  ---------   ---------   ----------  ----------  ----------  ----------  ----------
 Net income (loss) .................  $     482  $     425   $     986   $    3,665  $    3,735  $    4,375  $    2,685  $   (8,141)
                                      =========  =========   =========   ==========  ==========  ==========  ==========  ==========
 Net income (loss) per share (i):
     Basic .........................  $     .11  $     .09   $     .22   $      .82  $      .83  $      .97  $      .60  $     (.49)
                                      =========  =========   =========   ==========  ==========  ==========  ==========  ==========
     Diluted .......................  $     .11  $     .09   $     .22   $      .82  $      .83  $      .97  $      .60  $     (.49)
                                      =========  =========   =========   ==========  ==========  ==========  ==========  ==========

                                                                              NINE MONTHS
                                                          YEAR ENDED             ENDED
                                                        SEPTEMBER 30, 1997   JUNE 30, 1998
                                                        ------------------   ------------
                                                                      (UNAUDITED)
PRO FORMA COMBINED:
  Revenues ...........................................     $    705,034      $    553,355
  Cost of services (including depreciation) ..........          562,171           442,475
                                                           ------------      ------------
  Gross profit .......................................          142,863           110,880
  Selling, general and administrative expenses(a)  ...           72,901            56,856
  Goodwill amortization(b) ...........................            7,154             5,449
                                                           ------------      ------------
  Income from operations .............................           62,808            48,575
  Interest and other income (expense), net(c) ........           (4,902)           (3,695)
                                                           ------------      ------------
  Income before income taxes .........................           57,906            44,880
  Provision for income taxes .........................           24,401            18,874
                                                           ------------      ------------
  Net income(d) ......................................     $     33,505      $     26,006
                                                           ============      ============
  Net income per share:
       Basic .........................................     $       1.09      $        .85
                                                           ============      ============
       Diluted .......................................     $       1.09      $        .84
                                                           ============      ============

Shares used in computing pro forma net income per share(e):
       Basic .........................................       30,756,875        30,756,875
                                                           ============      ============
       Diluted .......................................       30,756,875        31,114,124
                                                           ============      ============


                                                                   HISTORICAL (h)
                                     --------------------------------------------------------------------------

                                                    AS OF DECEMBER 31,                     AS OF        AS OF       PRO FORMA
                                     -----------------------------------------------    SEPTEMBER 30,  JUNE 30,   AS OF JUNE 30,
                                       1993         1994         1995         1996         1997         1998       1998 (f) (g)
                                     --------     --------     --------     --------    -------------  --------   --------------
                                   (UNAUDITED)                                                                      (UNAUDITED)
BALANCE SHEET
  DATA:
  Working capital ..............     $  2,729     $  3,095     $  3,905     $  6,351     $  8,568     $ 57,504     $ 80,908
  Total assets .................       11,337       13,594       14,882       23,712       35,795      363,497      492,544
  Long-term debt, net
    of current maturities ......          852        1,429          812        1,406        1,275       28,628       98,544
                                     --------     --------     --------     --------     --------     --------     --------
  Total stockholders' equity ...     $  4,641     $  4,431     $  5,842     $  8,706     $ 12,635      255,382      295,498
                                     ========     ========     ========     ========     ========     ========     ========


__________

(a) The unaudited pro forma combined income statement data reflect certain reductions in salary, bonus and benefits of the owners of the Companies to which they have agreed prospectively, and the effect of revisions of certain lease agreements between the Companies and certain stockholders of the Companies. Additionally, excludes the $13.6 million non-recurring, non-cash compensation charge recognized by IES related to the issuance of Common Stock to management and the $17.0 million non-recurring, non-cash compensation charge recorded by HSE in connection with a note receivable and rights held by an officer of HSE which was exchanged for cash and shares of IES common stock in connection with the Founding Company Acquisitions. See "Certain Transactions."

(b) Reflects amortization of the goodwill to be recorded as a result of the acquisitions of the Founding Companies and the Post IPO Purchased Companies over a 40-year period and computed on the basis described in the notes to the Unaudited Pro Forma Combined Financial Statements.

(c) Reflects additional interest expense related to the debt discussed in (g) below, net of the reduction of interest expense attributable to $8.1 million of historical debt which was repaid with proceeds from the Offering or distributed prior to the acquisitions of the Founding Companies. Additionally, reflects elimination of interest income, and a $316,000 reduction in minority interest expense.

(d) Assumes all pretax income before non-deductible goodwill and other permanent items is subject to a 38% overall tax rate.

(e) Includes (i) 12,313,025 shares issued to the owners of the Founding Companies, (ii) 1,396,602 shares issued to the management of IES, (iii) 2,655,709 shares of Restricted Common Stock issued to the founder and Chairman of the Board of IES and trusts for the benefit of his children,
    (iv) the 8,050,000 shares sold in the Offering (including the underwriters exercise of the overallotment option for 1,050,000 shares), and (v) 6,341,539 shares issued to the owners of the Post IPO Acquisitions. Also, the nine months ended June 30, 1998, includes 357,249 shares computed under the treasury stock method related to 3,110,550 options outstanding at September 11, 1998. See "Description of Capital Stock."

(f) Reflects the acquisitions of the 8 post IPO Acquisitions which closed subsequent to June 30, 1998, as if they had occurred on June 30, 1998 as described in the notes to the Unaudited Pro Forma Combined Financial Statements. The unaudited pro forma combined balance sheet data are based upon preliminary estimates, available information and certain assumptions that management deems appropriate and should be read in conjunction with the other financial information and historical financial statements, and notes thereto, included elsewhere in this Prospectus.

(g) Reflects $4.2 million of previously undistributed earnings and nonoperating assets, net of liabilities distributed in connection with the acquisitions to the owners of the 8 post IPO Acquisitions which closed subsequent to June 30, 1998. This amount was funded through transfers of cash and nonoperating assets. See "Certain Transactions." Also, includes approximately $63.6 million of debt incurred net of cash acquired to fund the cash portion of the consideration paid for the 8 post IPO Acquisitions which closed subsequent to June 30, 1998,

(h) Historical balance sheet data for IES and Subsidiaries represents the financial position of the accounting acquirer (HSE) as of periods ended prior to January 30, 1998 (as restated for the Pooled Company) and HSE and the Post IPO Purchased Companies beginning on their respective dates of acquisition.

(i) Historical shares used in determining historical earnings per share are based on (a) the shares issued to acquire HSE and the Pooled Company totaling 4,492,039 (basic and diluted) for periods ended prior to January 30, 1998, and (b) the shares in (a) plus the shares issued to acquire the other Founding Companies and the Post IPO Purchased Companies beginning on their respective dates of acquisition, along with the incremental shares for options outstanding determined using the treasury stock method as follows:

                                               BASIC          DILUTED
                                             ----------     ----------
Weighted average shares outstanding ....     16,400,110     16,400,110
Common stock equivalents ...............           --          357,249
                                             ----------     ----------
                                             16,400,110     16,757,359
                                             ==========     ==========

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

INTRODUCTION

  The following discussion should be read in conjunction with the Founding Companies' Financial Statements, and related notes thereto, and "Selected Financial Data" appearing elsewhere in this Prospectus.

  The Company's revenues are derived primarily from electrical construction and maintenance services provided to commercial, industrial and residential customers. Of the Company's pro forma combined year ended September 30, 1997 revenues of $705.0 million, approximately 80% was derived from commercial and industrial contracting, approximately 14% was derived from residential contracting and approximately 6% was derived from electrical maintenance work. Revenues from fixed-price construction and renovation contracts are generally accounted for on a percentage-of-completion basis, using the cost-to-cost method. The cost-to-cost method measures the percentage completion of a contract based on total costs incurred to date compared to total estimated costs at completion. Maintenance and other service revenues are recognized as the services are performed.

  Cost of services consists primarily of salaries and benefits of employees, subcontracted services, materials, parts and supplies, depreciation, fuel and other vehicle expenses and equipment rentals. The Company's gross margin, which is gross profit expressed as a percentage of revenues, depends on the relative proportions of costs related to labor and materials. On jobs in which a higher percentage of the cost of services consists of labor costs, the Company typically achieves higher gross margins than on jobs where materials represent more of the cost of services. Materials costs can be calculated with relatively greater accuracy than labor costs, and the Company seeks to maintain higher margins on its labor-intensive projects to compensate for the potential variability of labor costs for these projects. Selling, general and administrative expenses consist primarily of compensation and related benefits for owners, administrative salaries and benefits, advertising, office rent and utilities, communications and professional fees. Certain owners and certain key employees of the Companies have agreed to reductions in their compensation and related benefits in connection with the Acquisitions. Such reductions in salaries, bonuses and benefits have been reflected as a pro forma adjustment in the Unaudited Pro Forma Combined Statement of Operations and are reflected in the terms of employment agreements with the Company.

  The Company believes that it has realized savings from (i) consolidation of insurance and bonding programs; (ii) reduction in other general and administrative expenses, such as training and advertising; (iii) the Company's ability to borrow at lower interest rates than the Companies; (iv) consolidation of operations in certain locations and (v) greater volume discounts from suppliers of materials, parts and supplies. Offsetting these savings are costs related to the Company's corporate management, costs of being a public company and costs of integrating companies acquired in acquisitions.

  As a result of the acquisitions of the Companies accounted for as purchases, the excess of the consideration paid over the fair value of the net assets acquired was recorded as goodwill on the Company's balance sheet and is being amortized as a non-cash charge to the income statement over a 40-year period.

INTEGRATED ELECTRICAL SERVICES, INC. AND SUBSIDIARIES CONSOLIDATED RESULTS OF OPERATIONS

  The following table presents selected historical results of operations of IES and Subsidiaries. These historical income statements represent the results of operations of (i) the Accounting Acquirer (HSE), (as restated to include the financial position and results of operations of the Pooled Company) for periods ending prior to January 30, 1998 and (ii) HSE (as restated) and the results of operations of the Post IPO Purchased Companies beginning on their respective dates of acquisition.


                                                                                   Nine Months Ended      Year Ended
                                                 Years Ended December 31,             September 30,       September 30,
                                           ------------------------------------    -----------------   -----------------
                                                 1995                1996                1997                1997
                                           ----------------    ----------------    -----------------   -----------------
                                                                                      (UNAUDITED)
Revenues ...............................   $  73,345    100%   $ 101,431    100%   $  92,379     100%   $ 117,111    100%
Cost of Services .......................      63,709     87       85,081     84       76,306      83       95,937     82
                                           ---------   ----    ---------   ----    ---------    ----    ---------   ----
   Gross profit ........................       9,636     13       16,350     16       16,073      17       21,174     18
Selling, general and
   administrative expenses .............       7,905     11       10,228     10       10,222      11       14,261     12
Goodwill amortization ..................          --     --           --     --           --      --           --     --
Non-cash, non-recurring compensation
   charge in connection with the
   founding company acquisitions .......          --     --           --     --           --      --           --     --
                                           ---------   ----    ---------   ----    ---------    ----    ---------   ----
Income/(loss) from operations ..........   $   1,731      2%   $   6,122      6%   $   5,851       6%   $   6,913      6%
                                           =========   ====    =========   ====    =========    ====    =========   ====

                                                    Nine Months Ended
                                                        June 30,
                                           ------------------------------------
                                                 1997               1998
                                           -----------------  -----------------
                                                        (UNAUDITED)

Revenues ...............................   $  79,847    100%   $ 219,620    100%
Cost of Services .......................      65,189     82      173,420     79
                                           ---------   ----    ---------   ----
   Gross profit ........................      14,658     18       46,200     21
Selling, general and
   administrative expenses .............      10,170     13       29,467     13
Goodwill amortization ..................          --     --        1,743      1
Non-cash, non-recurring compensation
   charge in connection with the
   founding company acquisitions .......          --     --       17,036      8
                                           ---------   ----    ---------   ----
Income/(loss) from operations ..........   $   4,488      5%   $  (2,046)    (1)%
                                           =========   ====    =========   ====

  Integrated Electrical Services, Inc. and Subsidiaries Consolidated results for the nine months ended June 30, 1998 compared to the nine months ended June 30, 1997

  Revenues increased $139.8 million, or 175%, from $79.8 million for the nine months ended June 30, 1997, to $219.6 million for the nine months ended June 30, 1998. The increase in revenues is principally due to the acquisition of the Founding Companies (excluding Houston-Stafford) on January 30, 1998, and the acquisition of the Post IPO Acquisitions during the three months ended June 30, 1998.

  Gross profit increased $31.5 million, or 215%, from $14.7 million for the nine months ended June 30, 1997, to $46.2 million for the nine months ended June 30, 1998. The increase in gross profit was principally due to the Acquisitions of the Founding Companies (excluding Houston-Stafford) on January 30, 1998, and the acquisitions of the Post IPO Acquisitions during the three months ended June 30, 1998. As a percentage of revenues, gross profit increased from 18.4% in 1997 to 21.0% in 1998. This increase is attributed to Houston Stafford's lower markup on certain materials acquired under significant customer contracts and additional overtime in the prior year.

  Selling, general and administrative expenses increased $19.3 million, or 189%, from $10.2 million for the nine months ended June 30, 1997, to $29.5 million for the nine months ended June 30, 1998. This increase in selling, general and administrative expenses was primarily attributable to the Acquisitions of the Founding Companies (excluding Houston-Stafford) on January 30, 1998, the acquisitions of the Post IPO Acquisitions during the three months ended June 30, 1998, a $5.6 million bonus paid to the owners of Houston-Stafford during the four months ended in January 1998, compared to a $1.5 million bonus during the four months ended in January 1997, and approximately $1.7 million of additional corporate costs incurred in 1998 associated with being a public company which did not exist in 1997. Excluding such bonuses and higher corporate costs, selling, general and administrative expenses as a percentage of revenues decreased from 10.7% in 1997 to 10.0% in 1998.

  Operating income decreased $6.5 million, or 233%, from $4.5 million for the nine months ended June 30, 1997, to $(2.0) million for the nine months ended June 30, 1998. This decrease in operating income is primarily attributed to the Founding Company Acquisitions (excluding Houston-Stafford) on January 30, 1998, the acquisitions of the Post IPO Acquisitions during the three months ended June 30, 1998, the non-recurring owner bonuses in 1997, which was partially offset by higher corporate costs discussed above. As a percentage of revenues, operating income (excluding the owner bonuses and higher corporate costs noted above) increased from 7.7% in 1997 to 10.3% in 1998.

  Integrated Electrical Services, Inc. and Subsidiaries Consolidated results for the year ended September 30, 1997 compared to the year ended December 31, 1996.

  Revenues increased $15.7 million, or 15%, from $101.4 million for the year ended December 31, 1996 to $117.1 million for the year ended September 30, 1997 primarily as a result of increased demand and the consolidation of an electrical supply company, partially offset by the effects of unusually rainy weather in Texas.

  Gross profit increased $4.8 million, or 30%, during the year ended September 30, 1997 to $21.2 million, and gross margin increased to 18% during the year ended September 30, 1997 from 16% during the year ended December 31, 1996 as a result of favorable pricing related to the increase in demand and higher discounts on certain long-term material purchase commitments.

  Selling, general and administrative expenses increased 40% from $10.2 million to $14.3 million. The increase was primarily attributable to an increase in bonuses for certain key employees and to a lesser degree higher insurance costs.

  Integrated Electrical Services, Inc. and Subsidiaries Consolidated results for the year ended December 31, 1996 compared to the year ended December 31, 1995

  Revenues increased $28.1 million, or 38%, from $73.3 million for the year ended December 31, 1995, to $101.4 million for the year ended December 31, 1996, primarily due to an overall increase in demand and new contracts under which Houston-Stafford is the sole or primary provider of electrical installation services for certain significant residential contractors.

  Gross profit increased $6.8 million, or 71%, from $9.6 million for the year ended December 31, 1995 to $16.4 million for the year ended December 31, 1996. Gross margin increased from 14% to 18% over these periods. The increase in gross profit amounts and percentages is primarily attributable to favorable pricing related to the increase in demand and higher discounts on certain long-term material purchase commitments.

  Selling, general and administrative expenses increased 29% from $7.9 million to $10.2 million. The increase was attributable to the addition of administrative infrastructure necessary to support Houston-Stafford's growth and the establishment of a new merit bonus system. Selling, general and administrative expenses as a percentage of revenues remained constant during 1996 when compared to 1995.

INTEGRATED ELECTRICAL SERVICES, INC. AND SUBSIDIARIES CONSOLIDATED LIQUIDITY AND CAPITAL RESOURCES

As of June 30, 1998, the Company had cash of $13.3 million and, had borrowed $20.0 million under its Credit Facility, had $1.0 million of letters of credit outstanding and had available capacity under its Credit Facility of $49.0 million.

During the nine months ended June 30, 1998, the Company generated $7.9 million of net cash from operating activities. Net cash used in investing activities was $68.2 million, including $66.6 million used for the purchase of businesses. Net cash flows provided by financing activities was $69.5 million resulting primarily from $91.5 million of net proceeds from the IPO, $20.6 million from borrowings under the Company's Credit Facility, reduced by payments of debt assumed in connection with acquisitions and distributions to the Accounting Acquirer totaling $42.7 million.

On August 7, 1998, the Company increased its three-year revolving credit facility to $175.0 million (the "Credit Facility"). The Credit Facility is used for working capital, capital expenditures, other corporate purposes and acquisitions. The amounts borrowed under the Credit Facility bear interest at an annual rate equal to either (a) the London interbank offered rate ("LIBOR") plus 1.0% to 2.0%, as determined by the ratio of the Company's total funded debt to EBITDA (as defined), or (b) the higher of (i) the bank's prime rate and (ii) the Federal Funds rate plus 0.5%, plus up to an additional 0.5% as determined by the ratio of the Company's total funded debt to EBITDA. Commitment fees of 0.25% to 0.375%, as determined by the ratio of the Company's total funded debt to EBITDA, are due on any unused borrowing capacity under the Credit Facility. The Company's subsidiaries have guaranteed the repayment of all amounts due under the facility, and the facility is secured by the capital stock of the guarantors and the accounts receivable of the Company and the guarantors. The Credit Facility requires the consent of the lenders for acquisitions exceeding a certain level of cash consideration, prohibits the payment of cash dividends on the Company's common stock, restricts the ability of the Company to incur other indebtedness and requires the Company to comply with certain financial covenants. Availability of the Credit Facility is subject to customary drawing conditions.

The Company anticipates that its cash flow from operations and proceeds from its Credit Facility will provide sufficient cash to enable the Company to meet its working capital needs, debt service requirements and planned capital expenditures for property and equipment through 1998.

Through September 14, 1998, the Company utilized a combination of existing cash, borrowings under its credit facility, and its common stock to acquire 35 companies with total 1997 revenues of approximately $ 705.0 million. The cash component of the consideration paid for these companies was funded with proceeds from the IPO, existing cash, and borrowings under the Credit Facility. As of September 14, 1998, $91.0 million was borrowed under the Credit Facility.

The Company intends to continue to pursue acquisition opportunities and may be in various stages of negotiation, due diligence and documentation of potential acquisitions at any time. The timing, size or success of any acquisition effort and the associated potential capital commitments cannot be predicted. The Company expects to fund future acquisitions primarily with working capital, cash flow from operations and borrowings, including any unborrowed portion of the Credit Facility, as well as issuances of additional equity. To the extent the Company funds a significant portion of the consideration for future acquisitions with cash, it may have to increase the amount of the Credit Facility or obtain other sources of financing, including the issuance of additional debt or equity. Capital expenditures for equipment and expansion of facilities are expected to be funded from cash flow from operations and supplemented as necessary by borrowings under the Credit Facility.

SEASONALITY AND QUARTERLY FLUCTUATIONS

The Company's results of operations from residential construction are seasonal, depending on weather trends, with typically higher revenues generated during the spring and summer and lower revenues during the fall and winter. The commercial and industrial aspect of the Company's business is less subject to seasonal trends, as this work is performed inside structures protected from the weather. The Company's service business is generally not affected by seasonality. In addition, the construction industry has historically been highly cyclical. The Company's volume of business may be adversely affected by declines in construction projects resulting from adverse regional or national economic conditions. Quarterly results may also be materially affected by the timing of new construction projects and acquisitions and the timing and magnitude of acquisition assimilation costs. Accordingly, operating results for any fiscal period are not necessarily indicative of results that may be achieved for any subsequent fiscal period.

INFLATION

Due to the relatively low levels of inflation experienced in fiscal 1995, 1996, and 1997, inflation did not have a significant effect on the results of the company in those fiscal years, or any of the Acquired Companies during similar periods.

RECENT ACCOUNTING PRONOUNCEMENTS

Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," allows entities to choose between a new fair value based method of accounting for employee stock options or similar equity instruments and the current intrinsic, value-based method of accounting prescribed by Accounting Principles Board Opinion No. 25 ("APB No. 25"). Entities electing to remain with the accounting in APB No. 25 must make pro forma disclosures of net income and earnings per share as if the fair value method of accounting had been applied. The Company will provide pro forma disclosure of net income and earnings per share, as applicable, in the notes to future consolidated annual financial statements.

In June, 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" which establishes standards for the way public enterprises are to report information about operating segments in annual financial statements and requires the reporting of selected information about operating segments in interim financial reports issued to shareholders. SFAS No. 131 also establishes standards for related disclosures about products and services, geographic areas, and major customers. SFAS No. 131 is effective for fiscal years beginning after December 15, 1997, at which time the Company will adopt the provision. This statement is not anticipated to have a material impact on the Company's financial disclosures.

Effective January 1, 1996, the Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." Accordingly, in the event that facts and circumstances indicate that property and equipment or other assets may be impaired, and evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset are compared to the asset's carrying amount to determine if an impairment of such property is necessary. The effect of any impairment would be to expense the difference between the fair value of such property and its carrying value. Adoption of this standard did not have a material effect on the consolidated financial position or results of operations of the Company.

In June 1997, the Financial Accounting Standards Board (FASB) issued SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information," which establishes standards for the way public enterprises are to report information about operating segments in annual financial statements and requires the reporting of selected information about operating systems in interim financial reports issued to shareholders. SFAS No. 131 is effective for the Company for its year ended September 30, 1999, at which time the Company will adopt the provision. The Company is currently evaluating the impact on the Company's financial disclosures.

In February 1998, the FASB issued SFAS No. 132, "Employers Disclosures about Pensions and Other Retirement Benefits," which becomes effective for financial statements for the year ended September 30, 1999. SFAS No. 132 requires revised disclosures about pension and other postretirement benefit plans. The Company is currently assessing the impact of this statement on its annual financial statements.

On June 1, 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which becomes effective for the Company for its year ended September 30, 2000. SFAS No. 133 requires a company to recognize all derivative instruments (including certain derivative instruments embedded in other contracts) as assets or liabilities in its balance sheet and measure them at fair value. The statement requires that changes in t he derivatives fair value be recognized currently in earnings unless specific hedge accounting criteria are met. The Company is evaluating SFAS No. 133 and the impact on existing accounting policies and financial reporting disclosures. However, the Company has not to date engaged in activities or entered into arrangements normally associated with derivative instruments.

YEAR 2000 DATE CONVERSION

The Company is in the process of identifying and evaluating potential issues for its information technology and third party relationships associated with the date change in the year 2000. The Company has not yet fully assessed any Year 2000 remedial costs, but is in the process of identifying and developing solutions to the Year 2000 issues. While the Company is not currently able to quantify the cost of corrective actions, it does not expect that these actions will materially exceed the cost of normal software upgrades and replacements expected to occur through the year 2000. While the Company believes all necessary work will be completed in a timely fashion, it cannot guarantee that the systems of other companies on which the Company relies will be converted within the same timeframe. The Company is attempting to obtain assurances from vendors, business partners, and others with which it conducts business that their systems will be Year 2000 compliant. If as a result of foregoing process the Company determines that a material business interruption may occur due to the Year 2000 issue, it will attempt to implement an appropriate contingency plan.

MILLS RESULTS OF OPERATIONS

  Mills, headquartered in Dallas, Texas was founded in 1972 and operates primarily in the greater Dallas-Fort Worth area. Mills derives a significant portion of its revenues from higher margin design-and-build services and from data cabling and fire alarm systems.

  The following table sets forth selected statement of operations data as a percentage of revenues for the periods indicated:

                                           YEARS ENDED DECEMBER 31,        NINE MONTHS ENDED SEPTEMBER 30,      YEAR ENDED
                                       --------------------------------   --------------------------------     SEPTEMBER 30,
                                            1995              1996             1996              1997               1997
                                       --------------    --------------    -------------    --------------    --------------
                                                         (IN THOUSANDS)             (UNAUDITED)
Revenues ...........................   $35,250    100%   $65,439    100%   $43,684   100%   $52,644    100%   $74,399    100%
Cost of services ...................    27,372     78     50,535     77     33,998    78     44,035     84     60,572     81
                                       -------   ----    -------   ----    -------  ----    -------   ----    -------   ----
  Gross profit .....................     7,878     22     14,904     23      9,686    22      8,609     16     13,827     19
Selling, general and
  administrative expenses ..........     4,741     13      7,643     12      3,837     9      4,972      9      8,778     12
                                       -------   ----    -------   ----    -------  ----    -------   ----    -------   ----
  Income (loss) from operations ....   $ 3,137      9%   $ 7,261     11%   $ 5,849    13%   $ 3,637      7%   $ 5,049      7%
                                       =======   ====    =======   ====    =======  ====    =======   ====    =======   ====

  Mills results for the year ended September 30, 1997 compared to the year ended December 31, 1996

  Revenues increased $9.0 million, or 14%, from $65.4 million for the year ended December 31, 1996, to $74.4 million for the year ended September 30, 1997, primarily due to the acquisition of Regional Electric in June 1996 (which represents approximately $13 million of 1997 and $5.2 million of 1996 revenues).

  Gross profit decreased $1.1 million, or 7%, from $14.9 million for the year ended December 31, 1996 to $13.8 million for the year ended September 30, 1997. Gross margin decreased from 23% to 19% due to a decrease in demand for higher margin, complex industrial work offset by an increase in demand for lower margin commercial work, as well as a planned increase in the operating infrastructure at Regional Electric to support Mill's growth strategy in the Fort Worth market.

  Selling, general and administrative expenses increased 15% from $7.6 million to $8.8 million. The increase was attributable to a full year of general and administrative expenses relating to the June 1996 acquisition of Regional Electric, and a $0.2 million severance payment to the former owner of Regional Electric.

 Mills results for the nine months ended September 30, 1997 compared to nine months ended September 30, 1996

  Revenues increased $8.9 million, or 21%, from $43.7 million for the nine months ended September 30, 1996 to $52.6 million for the nine months ended September 30, 1997, primarily as a result of the acquisition of Regional Electric, which specializes in commercial and industrial electrical contracting and fire alarm, data cabling and control system installation in the greater Fort Worth area.

  Gross profit decreased $1.1 million, or 11%, during the first nine months of 1997 as compared to the nine months ended September 30, 1996. Gross margin decreased from 22% to 16% due to a decrease in demand for higher margin, complex industrial work offset by an increase in demand for lower margin commercial work, as well as a planned increase in the operating infrastructure at Regional Electric to support Mill's growth strategy in the Fort Worth market.

  Selling, general and administrative expenses increased 30% from $3.8 million to $5.0 million. The increase was attributable to a full year of general and administrative expenses relating to the June 1996 acquisition of Regional Electric, and a $0.2 million severance payment to the former owner of Regional Electric.

 Mills results for the year ended December 31, 1996 compared to the year ended December 31, 1995

  Revenues increased $30.1 million, or 86%, from $35.3 million for the year ended December 31, 1995 to $65.4 million for the year ended December 31, 1996, primarily due to the acquisition of Regional Electric in June 1996 (which represents approximately $5.2 million of 1996 revenues), an increase in demand for large and complex industrial construction contracts for manufacturing and distribution facilities in the greater Dallas area for which only a select group of electrical contractors have the resources and expertise to bid and a 30% increase in maintenance and service revenues resulting from Mills' focus on increasing its maintenance and service revenues.

  Gross profit increased $7.0 million, or 89%, from $7.9 million for the year ended December 31, 1995 to $14.9 million for the year ended December 31, 1996. Gross margin increased to 23% from 22% during this period due to an increase in higher margin maintenance and service work.

  Selling, general and administrative expenses increased 61% from $4.7 million to $7.6 million. The increase was attributable to increased business volume, including that related to the acquisition of operations of Regional Electric and increases in discretionary bonus and savings plan distributions.

MILLS LIQUIDITY AND CAPITAL RESOURCES

  Mills used approximately $2.9 million of net cash for operating activities for the nine months ended September 30, 1997, primarily for working capital. Net cash used in investing activities was approximately $1.2 million, primarily for the purchase of tools and equipment. Net cash used in financing activities was $0.3 million, primarily for stockholder distributions and long-term debt. At September 30, 1997, Mills had a $2.0 million revolving line of credit available that expires June 1, 1999. At September 30, 1997, there were outstanding draws against this line of credit in the amount of $400,000, which are due and payable within one year.

  Mills generated $2.7 million of net cash from operating activities for the year ended September 30, 1997. Net cash used in investing activities was approximately $1.5 million, primarily for additions to property and equipment. Net cash used in financing activities of $3.7 million primarily resulted from distributions to stockholders.

  At September 30, 1997, Mills had working capital of $7.8 million and total debt obligations of $0.8 million that relate to the acquisition of Regional Electric and certain capital leases.

  Mills generated $7.9 million in net cash from operating activities for the year ended December 31, 1996, as a result of increased profitability. Net cash used in investing activities was approximately $0.6 million, representing $0.9 million used for the purchase of property and equipment, partly offset by $0.3 million, net, in collection of loans. Net cash used in financing activities was $3.9 million for the year ended December 31, 1996, primarily for distribution of dividends to stockholders. At December 31, 1996, Mills had a $2.0 million revolving line of credit that was originally scheduled to expire June 1, 1997 and was extended to June 1, 1999. At December 31, 1996, there were no outstanding draws against this line of credit.

At December 31, 1996, Mills had working capital of $5.5 million and total debt obligations of $0.6 million.

BEXAR-CALHOUN RESULTS OF OPERATIONS

  Bexar was founded in 1966 and operates primarily in the areas around the cities of San Antonio, New Braunfels and Laredo, Texas. Calhoun was founded in 1958 and operates in the counties around San Antonio.

  The following table sets forth selected statement of operations data as a percentage of revenues for the periods indicated:

                                                                                   NINE MONTHS ENDED                 YEAR ENDED
                                          YEARS ENDED DECEMBER 31,                    SEPTEMBER 30,                 SEPTEMBER 30,
                                   -----------------------------------   ------------------------------------    ----------------
                                          1995             1996                1996                1997                  1997
                                   ---------------    ----------------   ----------------    ----------------    ----------------
                                              (IN THOUSANDS)                         (UNAUDITED)
Revenues .......................   $27,730     100%   $33,023      100%   $24,994     100%   $24,136      100%   $32,165     100%
Cost of services ...............    20,964      76     25,017       76     18,909      76     18,868       78     24,976      78
                                   -------   -----    -------    -----   -------    -----    -------    -----     ------
  Gross profit .................     6,766      24      8,006       24      6,085      24      5,268       22      7,189      22
Selling, general and
  administrative expenses ......     3,637      13      3,686       11      2,713      11      2,793       12     3,766       12
                                   -------    ----    -------    -----    -------   -----    -------    -----    -------    ----
  Income (loss)
    from operations ............   $ 3,129      11%   $ 4,320       13%   $ 3,372      13%   $ 2,475       10%   $ 3,423      10%
                                   =======    ====    =======    =====    =======   =====    =======    =====    =======    ====


  Bexar-Calhoun results of operations for the year ended September 30, 1997 compared to the year ended December 31, 1996

  Revenues decreased $0.8 million, or 3%, from $33.0 million for the year ended December 31, 1996, to $32.2 million for the year ended September 30, 1997, primarily due to the completion in 1996 of an unusually large electrical construction contract for a state university in Laredo, Texas.

  Gross profit decreased $0.8 million, or 10%, from $8.0 million for the year ended December 31, 1996, to $7.2 million for the year ended September 30, 1997. Gross margins decreased to 22% from 24% over these periods. The decrease in gross profit related to completion of the large state university contract in 1996 and gross margin declined due to a change in customer mix associated with a decrease in higher margin retail construction in San Antonio.

  Selling, general and administrative expenses remained relatively constant in 1997 as compared to 1996.

 Bexar-Calhoun results for the nine months ended September 30, 1997 compared to nine months ended September 30, 1996

  Revenues decreased $0.9 million, or 3%, from $25.0 million in 1996 to $24.1 million in 1997, primarily due to an increase in overall growth offset by the completion in 1996 of an unusually large electrical construction contract for a state university in Laredo, Texas.

  Gross profit decreased $0.8 million, or 13%, from $6.1 million in 1996 to $5.3 million in 1997. Gross margin decreased from 24% in 1996 to 22% in 1997. The decrease in gross profit related to completion of the large state university contract in 1996 and gross margin declined due to a change in customer mix associated with a decrease in higher margin retail construction in San Antonio.

  Selling, general and administrative expenses remained relatively constant from 1996 to 1997.

 Bexar-Calhoun results for the year ended December 31, 1996 compared to the year ended December 31, 1995

  Revenues increased $5.3 million, or 19%, from $27.7 million in 1995 to $33.0 million in 1996, primarily due to reassignment of certain personnel to Laredo and New Braunfels, Texas. Bexar-Calhoun realized a $3.6 million increase in revenues in these two markets between 1995 and 1996, in part from an unusually large electrical construction contract for a university in Laredo, Texas.

  Gross profit increased $1.2 million, or 18%, from $6.8 million in 1995 to $8.0 million in 1996. Gross margin remained stable over these periods. The increase in gross profit was attributable to higher revenues.

  Selling, general and administrative expenses did not significantly change from 1995 to 1996. Selling, general and administrative expenses declined as a percentage of revenue from 13% in 1995 to 11% in 1996.

BEXAR-CALHOUN LIQUIDITY AND CAPITAL RESOURCES

  Bexar-Calhoun generated $3.1 million of net cash from operating activities for the nine months ended September 30, 1997. Net cash used in investing activities was approximately $0.9 million, primarily for additions to property and equipment and loans to stockholders. Net cash used in financing activities of $1.5 million resulted from stockholder distributions net of debt repayments.

  Bexar-Calhoun generated $3.3 million of net cash from operating activities for the year ended September 30, 1997. Net cash used in investing activities was approximately $1.1 million, primarily for additions of property and equipment. Net cash used in financing activities of $1.9 million primarily resulted from stockholder distributions and repayments of debt.

  At September 30, 1997, Bexar-Calhoun had working capital of $4.2 million and total debt of $0.9 million.

  Bexar-Calhoun generated $2.7 million in net cash from operating activities for the year ended December 31, 1996, primarily from net income offset by growth in working capital. Net cash used in investing activities was approximately $0.6 million for additions to property and equipment net of stockholder loan repayments. Net cash used by financing activities was $2.8 million for the year ended December 31, 1996 primarily as a result of stockholder distributions net of debt repayments.

  At September 30, 1996, Bexar-Calhoun had working capital of $4.2 million and total debt of $1.9 million.

POLLOCK RESULTS OF OPERATIONS

  Pollock was founded in 1983 and is headquartered in Houston, Texas. Pollock has specialized expertise in design-and-build projects for commercial and industrial customers.

  The following table sets forth selected statement of operations data as a percentage of revenues for the periods indicated:

                                                                                  ELEVEN MONTHS ENDED                YEAR ENDED
                                          YEARS ENDED OCTOBER 31,                    SEPTEMBER 30,                  SEPTEMBER 30,
                                   ----------------------------------     ------------------------------------    ---------------
                                          1995             1996                1996                1997                  1997
                                   ---------------    ---------------     ----------------    ----------------    ---------------
                                              (IN THOUSANDS)                         (UNAUDITED)
Revenues .......................   $ 13,002    100%   $ 15,816    100%    $ 13,305     100%    $ 17,780    100%   $ 20,291    100%
Cost of services ...............     10,602     82      13,534     86       11,646      88       14,782     83      16,670     82
                                   --------   ----    --------   ----     --------    ----     --------   ----    --------   ----
  Gross profit .................      2,400     18       2,282     14        1,659      12        2,998     17       3,621     18

Selling, general and
  administrative expenses ......      2,149     16       2,463     15        2,083      16        2,515     14       2,895     14
                                              ----    --------   ----     --------    ----     --------   ----    --------   ----
  Income (loss)
    from operations ............   $    251      2%   $   (181)    (1)%   $   (424)     (4)%   $    483      3%   $    726      4%
                                   ========   ====    ========   ====     ========    ====     ========   ====    ========   ====

 Pollock results for the year ended September 30, 1997 compared to the year ended October 31, 1996

  Revenues increased $4.5 million, or 28%, from $15.8 million for the year ended October 31, 1996 to $20.3 million for the year ended September 30, 1997, primarily due to an increase in large commercial contracts, increased data cabling work, and higher revenues from service work.

  Gross profit increased $1.4 million, or 59%, from $2.2 million for the year ended October 31, 1996 to $3.6 million for the year ended September 30, 1997. Gross margin increased to 18% from 14% over these periods. The gross profit and gross margin increases in 1997 when compared to 1996 are primarily attributable to specific low margin or loss contracts in 1996 that did not recur in 1997.

  Selling, general and administrative expenses increased 18% from $2.5 million to $2.9 million due to the addition of certain strategic management personnel. As a percent of revenues, selling, general and administrative expenses decreased in 1997 over 1996 by 1%.

 Pollock results for the eleven months ended September 30, 1997 compared to eleven months ended September 30, 1996

  Revenues increased $4.5 million, or 34%, from $13.3 million for the eleven months ended September 30, 1996 to $17.8 million for the eleven months ended September 30, 1997, primarily due to an increase in large commercial contracts, increased data cabling work and higher revenues for service and small project work.

  Gross profit increased $1.3 million, or 81%, from $1.7 million for the eleven months ended September 30, 1996 to $3.0 million for the eleven months ended September 30, 1997. Gross margin increased to 17% from 12% over these periods. The gross profit and gross margin increases in 1997 when compared to 1996 are primarily attributable to specific low margin or loss contracts in 1996 that did not recur in 1997.

  Selling, general and administrative expenses increased 21% from $2.1 million to $2.5 million due to the addition of certain strategic management personnel. As a percentage of revenues, selling, general and administrative expenses actually decreased in 1997 over 1996 by 2%.

 Pollock results for the year ended October 31, 1996 compared to the year ended October 31, 1995

  Revenues increased $2.8 million, or 22%, from $13.0 million for the year ended October 31, 1995, to $15.8 million for the year ended October 31, 1996, primarily due to an increase in commercial construction and the addition of data cabling services.

  Gross profit decreased $0.1 million, or 5%, from $2.4 million for the year ended October 31, 1995 to $2.3 million for the year ended October 31, 1996. Gross margin decreased to 14% from 18% over these periods. These decreases were due to specific low margin or loss contracts in 1996.

  Selling, general and administrative expenses increased 15% from $2.1 million to $2.5 million. The increase was attributable to an increase in management staff necessary to support Pollock's growth strategy, including the addition of data cabling expertise.

POLLOCK LIQUIDITY AND CAPITAL RESOURCES

  Pollock used $0.1 million of net cash for operating activities during the eleven months ended September 30, 1997. Net cash used in investing activities was approximately $0.1 million, primarily for increases in the leasing of capital assets. Net cash provided by financing activities of $0.3 million resulted from additional short-term line of credit borrowings.

  Net cash from operating activities for the year ended September 30, 1997 was not material in amount. Net cash used in investing activities was approximately $0.2 million, primarily for increases in the leasing of capital assets. Net cash provided by financing activities of $0.5 million resulted from additional short-term line of credit borrowings.

  At September 30, 1997, Pollock had working capital of $0.6 million and total debt of $1.8 million.

  Pollock used $0.7 million in net cash from operating activities for the year ended October 31, 1996, primarily to fund working capital requirements. Net cash used in investing activities was approximately $0.2 million for additions to property and equipment. Net cash provided by financing activities was $0.7 million for the year ended October 31, 1996 primarily as a result of short-term line of credit borrowings.

  At October 31, 1996, Pollock had working capital of $0.5 million and total debt of $1.5 million.

MUTH RESULTS OF OPERATIONS

  Muth was founded in 1970 and has seven offices located in South Dakota, including its headquarters in Mitchell. Muth also from time to time operates in Wyoming, Montana, Nebraska and Minnesota.

  The following table sets forth selected statement of operations data as a percentage of revenues for the periods indicated:

                                                                                  NINE MONTHS ENDED                   YEAR ENDED
                                     YEARS ENDED DECEMBER 31,                        SEPTEMBER 30,                   SEPTEMBER 30,
                              --------------------------------------    --------------------------------------    -----------------
                                     1995                 1996                 1996                 1997                  1997
                              -----------------    -----------------    -----------------    -----------------    -----------------
                                          (IN THOUSANDS)                              (UNAUDITED)
Revenues ..................   $16,012       100%   $16,830       100%   $12,517       100%   $14,466       100%   $18,779       100%
Cost of services ..........    12,189        76     12,834        76      9,751        78     11,428        79     14,511        77
                              -------   -------    -------   -------    -------   -------    -------   -------    -------   -------
  Gross profit ............     3,823        24      3,996        24      2,766        22      3,038        21      4,268        23
Selling, general
 and administrative
  expenses ................     2,923        18      2,957        18      2,147        17      2,264        16      3,074        16
                              -------   -------    -------   -------    -------   -------    -------   -------    -------   -------
  Income (loss)
    from operations .......   $   900         6%   $ 1,039         6%   $   619         5%   $   774         5%   $ 1,194         7%
                              =======   =======    =======   =======    =======   =======    =======   =======    =======   =======


 Muth results for the year ended September 30, 1997 compared to the year ended December 31, 1996

  Revenues increased $2.0 million, or 12%, from $16.8 million for the fiscal period ended December 31, 1996 to $18.8 million for the fiscal year ended September 30, 1997, due to a significant increase in market demand that was offset by work delays caused by the harsh winter, which lasted from November 1996 through early April 1997.

  Gross profit increased $0.3 million, or 7%, from $4.0 million for the fiscal period ended December 31, 1996 to $4.3 million for the fiscal year ended September 30, 1997. The increase in gross profit is attributable to increased market demand that was offset by work delays caused by the harsh winter, which lasted from November 1996 through early April 1997. Gross margin decreased to 23% from 24% over these periods.

 Muth results for the nine months ended September 30, 1997 compared to nine months ended September 30, 1996

  Revenues increased $2.0 million, or 16%, from $12.5 million for the nine months ended September 30, 1996 to $14.5 million for the nine months ended September 30, 1997, due to a significant increase in market demand that was offset by work delays caused by the harsh winter, which lasted from November 1996 through early April 1997.

  Gross profit increased $0.2 million, or 10%, from $2.8 million for the nine months ended September 30, 1996 to $3.0 million for the nine months ended September 30, 1997. Gross margin decreased to 21% from 22% over these periods. The decreases in the gross margin are solely attributable to the harsh winter and related work delays in early 1997.

  Selling, general and administrative expenses increased 5% from $2.1 million to $2.3 million. The increase was attributable to the increase in market demand and related infrastructure costs.

 Muth results for the year ended December 31, 1996 compared to the year ended December 31, 1995

  Revenues increased $0.8 million, or 5%, from $16.0 million for the year ended December 31, 1995 to $16.8 million for the year ended December 31, 1996, due to increased market demands for electrical contracting services, slightly offset by delays caused by the harsh winter, which started in November 1996 and continued through early April 1997.

  Gross profit increased $0.2 million, or 5%, from $3.8 million for the year ended December 31, 1995 to $4.0 million for the year ended December 31, 1996. There was no significant change in gross margin. The gross profit and gross margin increases in 1996 when compared to 1995 were attributable to increased margins on service work in 1996 and increased revenues.

  Selling, general and administrative expenses remained constant over these periods.

MUTH LIQUIDITY AND CAPITAL RESOURCES

  Muth generated $0.5 million of net cash from operating activities for the nine months ended September 30, 1997. Net cash used in investing activities was approximately $0.2 million, primarily for additions to property and equipment. Net cash used in financing activities of $0.4 million primarily related to distributions to stockholders.

  Muth generated $0.5 million of net cash from operating activities for the fiscal year ended September 30, 1997. Net cash used in investing activities was approximately $0.2 million, primarily for additions to property and equipment. Net cash used in financing activities of $0.3 million primarily relates to payments of short-term debt.

  At September 30, 1997, Muth had working capital of $2.3 million and total debt of $0.5 million. Muth currently has no long-term debt. Cash requirements increased for the fiscal year ended September 30, 1997 as a result of a higher proportion of government contracts, which typically have payment periods of 45 to 60 days rather than the 20-day period typical for private contracts.

  Muth generated $0.5 million in net cash from operating activities for the year ended December 31, 1996, primarily from earnings net of investments in working capital. Net cash used in investing activities was approximately $0.4 million for additions to property and equipment. Net cash used by financing activities was $0.1 million for the year ended December 31, 1996 primarily as a result of stockholder distributions in excess of borrowings.

  At December 31, 1996, Muth had working capital of $1.9 million and total debt of $0.5 million.

DANIEL RESULTS OF OPERATIONS

  Daniel Electrical Contractors, Inc. was founded in 1986, is headquartered in Miami, Florida, and operates primarily in South Florida. Daniel Electrical of Treasure Coast Inc. was founded in 1995 and is headquartered in Vero Beach, Florida. In addition to commercial and industrial contracting, Daniel services high-end residential construction and repairs on a time-and-material basis, from both its Miami and Vero Beach, Florida locations.

  The following table sets forth selected statement of operations data and such data as a percentage of revenues for the periods indicated:


                                                                                NINE MONTHS ENDED
                                     YEARS ENDED DECEMBER 31,                      SEPTEMBER 30,                    YEAR ENDED
                           -----------------------------------------   ---------------------------------------     SEPTEMBER 30,
                                   1995                 1996                1996                 1997                   1997
                           -------------------    ------------------   ------------------   ------------------   -------------------
                                         (IN THOUSANDS)                             (UNAUDITED)
Revenues ................  $ 12,049        100%   $ 12,585       100%   $ 8,846       100%  $ 14,670       100%  $ 18,409       100%
Cost of services ........    11,725         97       9,713        77      6,675        75     10,480        71     13,518        73
                           --------   --------    --------  --------    -------  --------   --------  --------   --------  --------
  Gross profit ..........       324          3       2,872        23      2,171        25      4,190        29      4,891        27
Selling, general and
  administrative ........     1,502         13       1,884        15      1,360        15      1,792        12      2,316        13
                           --------   --------    --------  --------    -------  --------   --------  --------   --------  --------
  expenses
  Income/(loss) from
   operations ...........  $ (1,178)       (10)%  $    988         8%   $   811        10%  $  2,398        17%  $  2,575        14%
                           ========   ========    ========  ========    =======  ========   ========  ========   ========  ========

 Daniel results for the year ended September 30, 1997 compared to the year ended December 31, 1996

  Revenues increased $5.8 million, or 46%, from $12.6 million for the year ended December 31, 1996 to $18.4 million for the year ended September 30, 1997, primarily due to increased contract revenues on several large high-rise condominium projects in South Florida during the year ended September 30, 1997.

  Gross profit increased $2.0 million, or 70%, from $2.9 million for the year ended December 31, 1996 to $4.9 million for the year ended September 30, 1997. Gross margin increased from 23% to 27%, primarily due to increased labor efficiencies and an increase in higher margin high-rise residential contracts.

  Selling, general and administrative expenses increased $0.4 million, or 23%, from $1.9 million for the year ended December 31, 1996 to $2.3 million for the year ended September 30, 1997, primarily due to increases in office salaries associated with increased revenues. As a percentage of revenues, selling, general and administrative expenses decreased from 15% to 13%.

 Daniel results for the nine months ended September 30, 1997 compared to nine months ended September 30, 1996

  Revenues increased $5.9 million, or 66%, from $8.8 million for the nine months ended September 30, 1996 to $14.7 million for the nine months ended September 30, 1997, primarily due to favorable pricing for negotiated contracts in process during the nine months ended September 30, 1997.

  Gross profit increased $2.0 million, or 93%, from $2.2 million for the nine months ended September 30, 1996 to $4.2 million for the nine months ended September 30, 1997. Gross margin increased from 25% to 29%, primarily due to increased labor efficiencies and an increase in higher margin high-rise residential contracts.

  Selling, general and administrative expenses increased $0.4 million, or 32%, from $1.4 million for the nine months ended September 30, 1996 to $1.8 million for the nine months ended September 30, 1997, primarily due to increases in office salaries associated with increased revenues. As a percentage of revenues, selling, general and administrative expenses decreased from 15% to 12%.

 Daniel results for the year ended December 31, 1996 compared to the year ended December 31, 1995

  Revenues increased $0.6 million, or 4%, from $12.0 million for the year ended December 31, 1995 to $12.6 million for the year ended December 31, 1996, primarily due to increased revenues from negotiated contracts in process during the year ended December 31, 1996.

  Gross profit increased $2.6 million, or 786%, from $0.3 million for the year ended December 31, 1995 to $2.9 million for the year ended December 31, 1996. Gross margin increased from 3% to 23%, as a result of cost overruns incurred in 1995 on certain projects and an increase in labor efficiencies and an increase in higher margin high-rise residential contracts.

  Selling, general and administrative expenses increased $0.4 million, or 25%, from $1.5 million for the year ended December 31, 1995 to $1.9 million for the year ended December 31, 1996, as a result of the increase in revenues.

DANIEL LIQUIDITY AND CAPITAL RESOURCES

  Daniel generated $1.8 million in net cash from operating activities for the nine months ended September 30, 1997, primarily due to an increase in accounts receivable and accounts payable, both of which represented offsets to net income generated during the period. Net cash used in investing activities was approximately $0.9 million, principally for capital expenditures. Net cash used in financing activities was approximately $0.3 million, principally for shareholder distributions net of long-term borrowings.

  Daniel generated $2.0 million in net cash from operating activities for the year ended September 30, 1997, primarily due to an increase in accounts receivable and accounts payable, both of which represented offsets to net income generated during the period. Net cash used in investing activities was approximately $1.3 million, principally for capital expenditures. Net cash used in financing activities was approximately $0.4 million, principally for shareholder distributions net of long-term borrowings.

  Working capital as of September 30, 1997 was $4.5 million, and total debt outstanding was $0.7 million, of which $0.6 million was owed to a shareholder.

  Days sales outstanding in accounts receivable increased from 42 days as of December 31, 1996, to 68 days as of September 30, 1997. Such increase is attributable to an increase in sales during the second and third quarters of 1997.

  Daniel generated $1.2 million in net cash from operating activities for the year ended December 31, 1996, primarily due to an increase in collections of deposits and billings on contracts in progress. Net cash used in investing activities was approximately $0.5 million, principally for capital expenditures and increases in mutual fund investments. Net cash used in financing activities was approximately $0.4 million, principally for debt repayments.

  Working capital as of December 31, 1996 was $2.4 million, and total debt outstanding was $0.6 million, all of which was owed to a shareholder.

AMBER RESULTS OF OPERATIONS

  Amber was founded in 1979 and operates from its base near Orlando, Florida. Amber's revenues in fiscal 1996 were primarily from commercial and industrial contracting.

  The following table sets forth selected statement of operations data as a percentage of revenues for the periods indicated:

                                                                      NINE MONTHS ENDED            YEAR ENDED
                               YEARS ENDED DECEMBER 31,                  SEPTEMBER 30,            SEPTEMBER 30,
                                 1995              1996             1996             1997             1997
                           ----------------   --------------   --------------   --------------   --------------
                                                                         (UNAUDITED)     (IN THOUSANDS)
Revenues ................  $ 9,728      100%  $13,878    100%  $10,572    100%  $13,080    100%  $16,386    100%
Cost of services ........    8,635       89    12,215     88     8,710     82     9,910     76    13,415     82
                           -------  -------   -------  -----   -------  -----   -------  -----   -------  -----
  Gross profit ..........    1,093       11     1,663     12     1,862     18     3,170     24     2,971     18
Selling, general and
  administrative
  expenses ..............      957       10     1,160      8       978      9     1,197      9     1,379      8
                           -------  -------   -------  -----   -------  -----   -------  -----   -------  -----
  Income from
   operations ...........  $   136        1%  $   503      4%  $   884      8%  $ 1,973     15%  $ 1,592     10%
                           =======  =======   =======  =====   =======  =====   =======  =====   =======  =====

 Amber results for the year ended September 30, 1997 compared to the year ended December 31, 1996

  Revenues increased $2.5 million, or 18%, from $13.9 million for the year ended December 31, 1996 to $16.4 million for the year ended September 30, 1997, primarily due to three large retail construction contracts in 1997.

  Gross profit increased $1.3 million, or 79%, from $1.7 million for the year ended December 31, 1996 to $3.0 million for the year ended September 30, 1997. Gross margins increased to 18% from 12% over these periods. The gross profit and gross margin increases in 1997 when compared to 1996 are attributable to an increase in the overall demand, as well as demand for higher margin retail construction contracts.

  Selling, general and administrative expenses increased 19% from $1.2 million to $1.4 million. As a percentage of revenues, selling, general and administrative expenses remained relatively constant in 1997 as compared to 1996.

 Amber results for the nine months ended September 30, 1997 compared to nine months ended September 30, 1996

  Revenues increased $2.5 million, or 24%, from $10.6 million for the nine months ended September 30, 1996 to $13.1 million for the nine months ended September 30, 1997, primarily from three large retail construction contracts in 1997.

  Gross profit increased $1.3 million, or 70%, from $1.9 million in 1996 to $3.2 million in 1997. Gross margin increased from 18% to 24% over these periods. The improvement in gross margin was attributable to an increase in the number of commercial contracts with higher gross margins recognized.

  Selling, general and administrative expenses increased 22% from $1.0 million to $1.2 million for the nine months ended September 30, 1996 compared to the nine months ended September 30, 1997.

 Amber results for the year ended December 31, 1996 compared to the year ended December 31, 1995

  Revenues increased $4.2 million, or 43%, from $9.7 million in 1995 to $13.9 million in 1996, primarily due to increased commercial construction of shopping malls and grocery stores in central Florida.

  Gross profit increased $0.6 million, or 52%, from $1.1 million in 1995 to $1.7 million in 1996. Gross margin remained stable over these periods.

  Selling, general and administrative expenses increased 21% from $1.0 million in 1995 to $1.2 million in 1996. The increase was attributable to increased management salaries associated with increased revenues.

AMBER LIQUIDITY AND CAPITAL RESOURCES

  Amber generated $0.7 million of net cash from operating activities for the nine months ended September 30, 1997. Net cash used in investing activities was approximately $0.3 million, primarily for additions to property and equipment. Net cash used in financing activities was not material in amount for the nine months ended September 30, 1997.

  Amber generated $0.7 million of net cash from operating activities for the year ended September 30, 1997. Net cash used in investing activities was approximately $0.3 million, primarily for additions to property and equipment. Net cash provided by financing activities was not material for the year ended September 30, 1997.

  At September 30, 1997, Amber had working capital of $1.8 million and total debt of $0.7 million.

  Amber generated $0.7 million in net cash from operating activities for the year ended December 31, 1996, primarily for earnings and reductions in working capital. Net cash used in investing activities was approximately $0.2 million for additions of property and equipment. Net cash provided by financing activities was not material for the year ended December 31, 1996.

  At December 31, 1996, Amber had working capital of $0.6 million and total debt of $0.7 million.

HAYMAKER RESULTS OF OPERATIONS

  Haymaker was founded in 1981, is headquartered in Birmingham, Alabama, and operates in Alabama, northwest Florida and North Carolina. Haymaker's revenues in fiscal 1996 were primarily from commercial and industrial contracting services.

  The following table sets forth selected statement of operations data as a percentage of revenues for the periods indicated:

                                                          NINE MONTHS ENDED
                                 YEAR ENDED                  SEPTEMBER 30,                  YEAR ENDED
                                DECEMBER 31,    --------------------------------------     SEPTEMBER 30,
                                    1996               1996                1997                1997
                                ----------------   ----------------   ----------------   ----------------
                                                               (UNAUDITED)                 (IN THOUSANDS)
Revenues .....................  $ 7,634      100%  $ 5,105      100%  $ 9,243      100%  $11,772      100%
Cost of services .............    6,412       84     4,419       87     7,927       86     9,920       84
                                -------  -------   -------  -------   -------  -------   -------  -------
  Gross profit ...............    1,222       16       686       13     1,316       14     1,852       16
Selling, general and
  administrative
  expenses ...................      680        9       364        7       824        9     1,140       10
                                -------  -------   -------  -------   -------  -------   -------  -------
  Income from
    operations ...............  $   542        7%  $   322        6%  $   492        5%  $   712        6%
                                =======  =======   =======  =======   =======  =======   =======  =======

 Haymaker results for the year ended September 30, 1997 compared to the year ended December 31, 1996

  Revenues increased $4.2 million, or 54%, from $7.6 million for the year ended December 31, 1996 to $11.8 million for the year ended September 30, 1997, primarily due to a large hospital contract and an overall increase in construction activity in Birmingham, Alabama.

  Gross profit increased $0.7 million, or 52%, from $1.2 million for the year ended December 31, 1996 to $1.9 million for the year ended September 30, 1997. Gross margins remained constant at 16%. The gross profit increase in 1997 when compared to 1996 was attributable to higher demand.

  Selling, general and administrative expenses increased 68% from $0.7 million to $1.1 million due to higher bonus distributions under Haymaker's incentive compensation plan. As a percentage of revenues, selling, general and administrative expenses increased in 1997 as compared to 1996 by 1%.

 Haymaker results for the nine months ended September 30, 1997 compared to nine months ended September 30, 1996

  Revenues increased $4.1 million, or 81%, from $5.1 million for the nine months ended September 30, 1996, to $9.2 million for the nine months ended September 30, 1997, primarily due to a large hospital contract and an overall increase in construction activity in Birmingham, Alabama.

  Gross profit increased $0.6 million, or 92%, from $0.7 million for the nine months ended September 30, 1996 to $1.3 million for the same period in 1997. Gross margin increased to 14% in 1997 from 13% in 1996 over these periods. The increase in gross profit and gross margin was attributable to higher demand and lower than expected costs and certain fixed price contracts.

  Selling, general and administrative expenses increased 126% from $0.4 million for the nine months ended September 30, 1996, to $0.8 million for the nine months ended September 30, 1997. The increase was attributable to higher bonus distributions under Haymaker's incentive compensation plan.

HAYMAKER LIQUIDITY AND CAPITAL RESOURCES

  Haymaker generated $0.4 million of net cash from operating activities for the nine months ended September 30, 1997. Net cash used in financing activities of $0.1 million resulted from repayments of short-term borrowings.

  Haymaker generated $0.7 million of net cash from operating activities for the year ended September 30, 1997. Net cash used in investing activities was not material in amount. Net cash used by financing activities of $0.5 million resulted from distributions to owners of equity interests in consolidated entities.

  At September 30, 1997, Haymaker had working capital of $1.6 million and no debt.

  Haymaker used $0.1 million in net cash from operating activities for the year ended December 31, 1996. Net cash used by financing activities was $0.4 million for the year ended December 31, 1996 primarily as a result of distributions to owners of equity interests in consolidated entities.

  At December 31, 1996 Haymaker had working capital of $1.3 million and no debt.

SUMMIT RESULTS OF OPERATIONS

  Summit was founded in 1987 and is located in Houston, Texas. Summit's revenues in its fiscal year ended March 31, 1997 were primarily from commercial and industrial contracting. Summit has specialized expertise in data cable design and installation and lighting design.

  The following table sets forth selected statement of operations data as a percentage of revenues for the periods indicated:

                                                                SIX MONTHS ENDED
                                       YEAR ENDED                  SEPTEMBER 30,                YEAR ENDED
                                        MARCH 31,       -----------------------------------     SEPTEMBER 30,
                                          1997               1996                1997               1997
                                     ----------------   ----------------   ----------------   ----------------
                                                                    (UNAUDITED)                 (IN THOUSANDS)
Revenues ..........................  $10,565      100%  $ 5,735      100%  $ 6,165      100%  $10,995      100%
Cost of services ..................    9,157       87     4,946       86     5,243       85     9,454       86
                                     -------  -------   -------  -------   -------  -------   -------  -------
  Gross profit ....................    1,408       13       789       14       922       15     1,541       14
Selling, general and
  administrative expenses .........    1,340       12       699       12       822       13     1,463       13
                                     -------  -------   -------  -------   -------  -------   -------  -------
  Income (loss) from
    operations ....................  $    68        1%  $    90        2%  $   100        2%  $    78        1%
                                     =======  =======   =======  =======   =======  =======   =======  =======

 Summit results for the year ended September 30, 1997 compared to the year ended March 31, 1997

  Revenues increased $0.4 million, or 4%, from $10.6 million for the year ended March 31, 1997, to $11.0 million for the year ended September 30, 1997, primarily due to an increase in larger commercial contracts.

  Gross profit increased $0.1 million, or 9%, from $1.4 million for the year ended March 31, 1997, to $1.5 million for the year ended September 30, 1997. Gross margins increased to 14% from 13% over these periods. The gross profit and gross margin increases in 1997 when compared to 1996 are primarily attributable to the increase in larger commercial contracts.

  Selling, general and administrative expenses increased 9% from $1.3 million to $1.5 million due to increases in management bonuses, higher insurance and business promotional expenses. As a percentage of revenues, selling, general and administrative expenses remained constant.

 Summit results for the six months ended September 30, 1997 compared to six months ended September 30, 1996

  Revenues increased $0.5 million, or 7%, from $5.7 million for the six months ended September 30, 1996 to $6.2 million for the six months ended September 30, 1997, primarily due to the addition of large contracts with short construction periods.

  Gross profit increased $0.1 million, or 17%, from $0.8 million for the six months ended September 30, 1996 to $0.9 million for the six months ended September 30, 1997. Gross margin increased from 14% to 15% from 1996 to 1997. The increase in gross profit was primarily attributable to high profitability on certain jobs with tight deadlines, partially offset by the write-off of a receivable from a contractor which went bankrupt.

  Selling, general and administrative expenses increased 18% from $0.7 million to $0.8 million. The increase was attributable to management bonuses, higher insurance and business promotional expenses.

SUMMIT LIQUIDITY AND CAPITAL RESOURCES

  Summit generated $0.1 million of net cash from operating activities for the six months ended September 30, 1997. Net cash provided by investing activities and net cash provided by financing activities were not material in amount for the six months ended September 30, 1997.

  Summit generated near break-even levels of net cash from operating activities for the year ended September 30, 1997. Summit used $0.2 million of net cash from investing activities for the year ended September 30, 1997 primarily for the purchase of service trucks. Net cash provided by financing activities of $0.2 million resulted from borrowings of long- term debt.

  At September 30, 1997, Summit had working capital of $0.6 million and total debt of $0.9 million.

  Summit generated near break-even levels of net cash from operating activities for the year ended March 31, 1997. Net cash used in investing activities was approximately $0.2 million primarily for the purchase of service trucks. Net cash provided by financing activities was $0.2 million for the year ended March 31, 1997 primarily as a result of long-term borrowings.

  At March 31, 1997 Summit had working capital of $0.6 million and total debt of $0.9 million.

THURMAN & O'CONNELL RESULTS OF OPERATIONS

  Thurman & O'Connell was founded in 1988. It is headquartered in Louisville, Kentucky, and operates primarily in Louisville and the surrounding areas. Thurman & O'Connell's revenues in 1996 and 1997 were primarily from commercial and industrial contracting, with an emphasis on institutional and commercial properties.

  The following table sets forth selected statement of operations data as a percentage of revenues for the periods indicated:


                                                                     NINE MONTHS ENDED
                                  YEARS ENDED DECEMBER 31,              SEPTEMBER 30,                YEAR ENDED
                              -----------------------------------------------------------------  SEPTEMBER 30,
                                   1995              1996             1996           1997            1997
                              --------------   --------------   ------------------------------------------------
                                                                        (UNAUDITED)               (IN THOUSANDS)
Revenues ...................  $4,729     100%  $4,551     100%  $3,741     100%  $3,239     100%  $4,049     100%
Cost of services ...........   3,309      70    3,059      67    2,531      68    1,653      51    2,181      54
                              ------  ------   ------  ------   ------  ------   ------  ------   ------  ------
  Gross profit .............   1,420      30    1,492      33    1,210      32    1,586      49    1,868      46
Selling, general and
  administrative
  expenses .................     512      11      503      11      397      10      397      12      503      12
                              ------  ------   ------  ------   ------  ------   ------  ------   ------  ------
  Income from operations ...  $  908      19%  $  989      22%  $  813      22%  $1,189      37%  $1,365      34%
                              ======  ======   ======  ======   ======  ======   ======  ======   ======  ======

Thurman & O'Connell results for the year ended September 30, 1997 compared to the year ended December 31, 1996

  Revenues decreased $0.6 million, or 11%, from $4.6 million for the year ended December 31, 1996, to $4.0 million for the year ended September 30 1997, primarily due to the completion of a large multi-year hospital project in 1996.

  Gross profit increased $0.4 million, or 25%, from $1.5 million for the year ended December 31, 1996, to $1.9 million for the year ended September 30, 1997. Gross margin increased to 46% from 33% over these periods. The gross profit and gross margin increases in 1997 when compared to 1996 are attributable to favorable pricing on certain overbudget projects for which Thurman & O'Connell shared in the cost savings it provided to its customers.

  Selling, general and administrative expenses did not change significantly between the year ended September 30, 1997 and the year ended December 31, 1996.

Thurman & O'Connell results for the nine months ended September 30, 1997 compared to nine months ended September 30, 1996

  Revenues decreased $0.5 million, or 13%, from $3.7 million in the nine months ended September 30, 1996 to $3.2 million in the nine months ended September 30, 1997, primarily due to the completion of a large multi-year hospital project in 1996.

   Gross profit increased $0.4 million, or 31%, from $1.2 million in the nine months ended September 30, 1996 to $1.6 million in the nine months ended September 30, 1997, primarily due to favorable pricing on certain overbudget projects for which Thurman & O'Connell shares in the cost savings provided to its customers. Gross margin increased from 32% in the nine months ended September 30, 1996 to 49% in the nine months ended September 30, 1997 due to a large multi-year lower profit margin hospital project that was completed in 1996.

  Selling, general and administrative expenses did not change significantly between the nine months ended September 30, 1997 and the nine months ended September 30, 1996.

Thurman & O'Connell results for the year ended December 31, 1996 compared to the year ended December 31, 1995

  Revenues decreased $0.1 million, or 4%, from $4.7 million in 1995 to $4.6 million in 1996, primarily due to the completion of a large multi-year hospital project in 1996.

  Gross profit increased $0.1 million, or 5%, from $1.4 million in 1995 to $1.5 million in 1996. Gross margin increased 3% from 30% in 1995 to 33% in 1996.

  Selling, general and administrative expenses remained relatively constant between 1995 and 1996.

THURMAN & O'CONNELL LIQUIDITY AND CAPITAL RESOURCES

  Thurman & O'Connell generated $0.9 million of net cash for operating activities for the nine months ended September 30, 1997. Net cash used in investing activities was not material in amount. Net cash used by financing activities of $1.2 million primarily resulted from distributions to stockholders.

  Thurman & O'Connell generated $0.9 million of net cash from operating activities for the year ended September 30, 1997. Net cash provided and used in investing activities was not material in amount. Net cash used in financing activities was $1.2 million, primarily for distributions to stockholders.

  At September 30, 1997, Thurman & O'Connell had working capital of $1.5 million and total debt of $0.1 million.

  Thurman & O'Connell generated $1.3 million in net cash from operating activities for the year ended December 31, 1996, primarily from earnings net of investments in working capital. Net cash used by financing activities was $0.6 million for the year ended December 31, 1996 primarily as a result of distributions to stockholders and payments on debt.

  At December 31, 1996 Thurman & O'Connell had working capital of $1.3 million and total debt of $0.1 million.

                                    BUSINESS

  IES was founded in June 1997 to create a leading national provider and consolidator of electrical contracting and maintenance services, focusing primarily on the commercial, industrial and residential markets. On January 30, 1998, concurrent with the closing of the Offering, IES acquired, in separate transactions 16 Founding Companies engaged in all facets of electrical contracting and maintenance services. Subsequent to its IPO, and through September 11, 1998, the Company has acquired 19 additional electrical contracting and maintenance businesses. Of these 19 Post IPO Acquisitions, 18 were accounted for using the purchase method of accounting and one was accounted for using the pooling of interests method of accounting. IES has acquired 35 electrical contracting and maintenance service companies with pro forma combined revenues of $705.0 million and $553.3 million for the year ended September 30, 1997 and the nine months ended June 30, 1998, respectively, making the Company one of the largest providers of electrical contracting and maintenance services in the United States. Of such fiscal 1997 pro forma revenues, approximately 80% was derived from commercial approximately 46% and industrial approximately 34% contracting, approximately 14% was derived from residential contracting and approximately 6% was derived from electrical maintenance work. Combined revenues of the Companies, which have been in business an average of 21 years, increased at an average compound annual growth rate of approximately 17% from fiscal 1995 through 1997.

  The Company offers a broad range of electrical contracting services, including design and installation for both new and renovation projects in the commercial, industrial and residential markets. The Company also offers long-term and per-call maintenance services, which generally provide recurring revenues that are relatively independent of levels of construction activity. Typically, the Companies specialize in either commercial and industrial or residential work, although a few of the Companies have both commercial and industrial and residential operations.

  In certain markets the Company offers design-and-build expertise and specialized services, which typically require specific skills and equipment and provide higher margins than general electrical contracting and maintenance services. In a design-and-build project, the electrical contractor applies in-house electrical engineering expertise to design the most cost-effective electrical system for a given structure and purpose, taking into account local code requirements. Specialized services offered by the Company include installations of wiring or cabling for the following: data cabling for computer networks; fiber optic cable systems; telecommunications systems; energy management systems which control the amount of power used in facilities; fire alarm and security systems; cellular phone transmission sites; "smart houses" that integrate computer, energy management, security, safety, comfort and telecommunication systems; lightning protection systems; clean rooms for fabrication of microprocessors and similar devices; computer rooms; back-up electrical systems and uninterruptible power supplies; high voltage distribution and traffic signal systems.

INDUSTRY OVERVIEW

  General. Virtually all construction and renovation in the United States generates demand for electrical contracting services. Depending upon the exact scope of work, electrical work generally accounts for approximately 8% to 12% of the total construction cost of the Company's commercial and industrial projects and 5% to 10% of the total construction cost of the Company's residential projects. In recent years, the Companies have experienced a growing demand for electrical contracting services per project due to increased electrical code requirements, demand for additional electrical capacity, including increased capacity for computer systems, additional data cabling requirements and the construction of "smart houses" with integrated systems.

  The overall electrical contracting industry, including commercial, industrial and residential markets, was estimated by the U.S. Census to have generated annual revenues in excess of $40 billion in 1992, the most recent available U.S. Census data. These Census data indicate that the electrical contracting industry is highly fragmented with more than 54,000 companies, most of which are small, owner-operated businesses, performing various types of electrical work. The Company believes there are significant opportunities for a well-capitalized national company to provide comprehensive electrical contracting and maintenance services and that the fragmented nature of the electrical contracting industry will provide significant opportunities to consolidate commercial and industrial and residential electrical contracting and maintenance service businesses.

  Commercial and Industrial Market. Commercial and industrial consumers of electrical contracting and maintenance services include general contractors; developers; consulting engineers; architects; owners and managers of large retail establishments, office buildings, apartments and condominiums; theaters and restaurants; hotels and casinos; manufacturing and processing facilities; arenas and convention centers; hospitals; school districts; military and other government agencies; airports; prisons and car lots. High-rise residential projects are viewed as commercial rather than residential projects because the electrical wiring methods and field skills require similar techniques. Commercial and industrial electrical construction is most often performed by a subcontractor for a general contractor, although an electrical contractor may also perform services directly as a prime contractor. Generally, contracts are obtained through a competitive bid process or on negotiated terms through ongoing customer relationships.

  Typically, electrical contracting services for the industrial and commercial market involve wiring a structure to specifications set by the customer, increasingly with design-and-build engineering expertise provided by the electrical contractor. The normal commercial or industrial job is wired through pipe or conduit, which is installed through metal or concrete structures. Some commercial and industrial contractors prefabricate certain components offsite, at the contractor's office or at the facilities of a subcontractor or manufacturer, and these items are transported to the job site ready to be installed.

  From fiscal 1995 through 1997, the Companies revenues from electrical contracting for commercial and industrial customers have grown at an average compound annual rate of approximately 17% per year. The Company believes that growth in the commercial and industrial market reflects a number of factors, including (i) levels of construction and renovation activity; (ii) regulations imposed by electric codes, which establish minimum power and wiring requirements; (iii) safety codes mandating additional installation of smoke detectors and the use of ground fault circuit protection devices in more locations; (iv) revised national energy standards that dictate the use of more energy-efficient lighting fixtures and other equipment; (v) continuing demand to build out lease spaces in office buildings and to reconfigure space for new tenants; (vi) increases in use of electrical power, creating needs for increased capacity and outlets, as well as data cabling and fiber optics and
(vii) requirements of building owners and developers to facilitate marketing their properties to tenants and buyers by installing electrical capacity in excess of minimum code requirements.

   Residential Market. Contracting work for the residential market consists primarily of electrical installations in new single family and low-rise multifamily residence construction for customers such as large homebuilders and apartment developers. The Company also provides maintenance services to these customers as well as to individual property owners in some locations. The typical residential electrical wiring job is done with plastic-jacketed wiring installed through wood studs. As in the commercial and industrial market, the opportunities for design-and-build projects have grown recently for residential contractors. The residential market, with its repetitive floor plans, lends itself to prefabrication techniques. The use of prefabricated components increases productivity by reducing construction time, labor costs and skill requirements. The residential market is primarily dependent on the number of single family and multifamily home starts, which are in turn affected by interest rates, tax considerations and general economic conditions. Competitive factors particularly important in the residential market include a contractor's ability to build relationships with customers such as large homebuilders and apartment developers by providing services in diverse geographic markets as construction activity shifts to new locations. The Companies residential electrical contracting revenues have grown at an average compound annual rate of approximately 19% from fiscal 1995 through 1997.

  Residential electrical contractors with specialized expertise and the necessary licenses are in a position to meet market demand for increasingly complex residential electrical systems. For example, some newly constructed homes have been designed as smart houses with integrated computer-controlled systems wired in during construction. In addition, more stringent building and fire codes have resulted in more complex wiring requirements for smoke detectors and alarms.

STRATEGY

  The Company believes that its size, geographical diversity of operations, industry relationships, expertise in specialized markets, number of licensed electricians and access to design technology give the Company significant competitive advantages in the electrical contracting and maintenance services industry. Through increased size, the Company believes it has greater ability to compete for larger jobs that require greater technical expertise, personnel availability and bonding capacity, to more effectively allocate and share resources in serving customers in each of its markets and to attract, train and retain qualified electricians. The Company also believes that increased size provides increased efficiency in materials purchasing, computer system development, employee benefits, bonding, insurance and financing. The Company believes that the diversity of its operations diminishes the effects of regional and market downturns, offers opportunities to pursue growth in its existing markets and creates a base of expertise to expand into new markets and serve new customers.

  The Company leverages its experienced management and extensive relationships within the electrical contracting industry to increase its revenues and reduce its cost infrastructure through internal growth as well as the acquisition of additional electrical contracting businesses. The Company's management includes a Chief Executive Officer and two Chief Operating Officers, each with 25 years or more of experience in the electrical contracting industry. The Company has extensive business relationships within the industry, in part through Companies that are members of the IEC. The IEC is the second largest electrical trade organization in the U.S. and has nearly 3,000 contracting firms as members. The Company's Chief Executive Officer is a past president of the IEC, and two founders are members of the executive committee of the IEC. The IEC sponsors forum groups, which are discussion groups of members of the IEC that foster the sharing of best business practices. The Companies are members of the IEC and other trade organizations, and the Company has implemented programs to share best practices among the Companies and future acquisitions.

  The Company's goal is to become a leading national provider of electrical services by improving its operations, expanding its business and markets through internal growth and pursuing an aggressive acquisition strategy.

  Operating Strategy. The Company believes there are significant opportunities to increase revenues and profitability of the Acquired Companies and subsequently acquired businesses. The key elements of the Company's operating strategy are:

   Share Information, Technical Capabilities and Best Practices. The Company believes it will be able to expand the services it offers in its local markets by leveraging the specialized technical and marketing strengths of individual Companies. The Company identifies and shares best practices that can be successfully implemented throughout its operations. The Company intends to use the computer-aided- design technology and expertise of certain of the Companies to bid for more design-and-build projects and to assist customers in value engineering and creating project documents. The Company believes that its increased size, capital and workforce will permit it to pursue projects that require greater design and performance capabilities and the ability to meet accelerated timetables.

     Expand Scope of Maintenance and Specialized Services. The Company intends to further develop its long-term and per call maintenance service operations, which generally realize higher gross margins and provide recurring revenues that are relatively independent of levels of construction activity. The Company also believes that certain specialized businesses currently offered by only a few of the Companies can be expanded throughout the Company and in some cases can provide higher margins. Through sharing of expertise and specialized licenses and the ability to demonstrate a safety record in specialized markets served by the Companies, the Company intends to expand its presence and profitability in markets where it previously relied on subcontractors.

     Establish National Market Coverage. The Company believes that the growth of many of the Companies has been restricted due to the geographic limitations of existing operations and that the Company's broad geographic coverage will increase internal growth opportunities. The Company intends to leverage its geographic diversity to bid for additional business from existing customers that operate on a regional and national basis, such as developers, contractors, homebuilders and owners of national chains. The Company believes that significant demand exists from such companies to utilize the services of a single electrical contracting and maintenance service provider and existing local and regional relationships can be expanded as the Company develops a nationwide network.

     Operate on Decentralized Basis. The Company believes that, while maintaining strong operating and financial controls, a decentralized operating structure will retain the entrepreneurial spirit present in each of the Companies. The Company also structured to allow it to capitalize on the considerable local and regional market knowledge and customer relationships possessed by each of the Companies, as well as companies that may be acquired in the future. By maintaining a local and regional focus in each of its markets, the Company believes it will be able to build relationships with general contractors and other customers, address design preferences and code requirements, respond quickly to customer demands for higher-margin renovation and upgrade projects and adjust to local conditions.

     Attract and Retain Quality Employees. The Company believes that the ability to attract and retain qualified electricians is a critical competitive factor and that the acquisitions of the Companies provide competitive advantages in this regard. The Company attracts and develops skilled employees by extending active recruiting and training programs, offering stock-based compensation for key employees, and offering expanded career paths and more stable income through the larger public company. The Company believes that this ability will allow it to increase efficiency and pursue additional customer relationships.

     Achieve Operating Efficiencies. Certain administrative functions have been centralized. In addition, by combining overlapping operations of certain of the Companies, the Company expects to realize savings in overhead and other expenses. The Company uses its increased purchasing power to gain volume discounts in areas such as electrical materials, vehicles, advertising, bonding, employee benefits and insurance. The Company will seek to realize additional cost savings and other benefits by the sharing of purchasing, pricing, bidding and other business practices and the sharing of licenses. The Company intends to further develop and extend the use of computer systems to facilitate communication among the Acquired Companies. At some locations, the larger combined workforce provides additional staffing flexibility.

   Acquisition Strategy. The Company believes that, due to the highly fragmented nature of the electrical contracting and maintenance services industry, it has significant opportunities to pursue its acquisition strategy. The Company focuses on acquiring companies with management philosophies based on an entrepreneurial attitude as well as a willingness to learn and share improved business practices through open communications. The Company believes that many electrical contracting and maintenance service businesses that lack the capital necessary to expand operations will become acquisition candidates. For these acquisition candidates, the Company provides (i) information on best practices, (ii) expertise to expand in specialized markets, (iii) the opportunity to focus on customers rather than administration, (iv) national name recognition, (v) increased liquidity and (vi) the opportunity for a continued role in management. The Companies participate in professional associations such as the IEC and Associated Builders and Contractors, and the Company intends to continue these relationships, in part to assist in identifying attractive acquisition candidates. Other key elements of the Company's acquisition strategy are:

     Enter New Geographic Markets. The Company pursues acquisitions that are located in new geographic markets, are financially stable and have the customer base necessary to integrate with or complement its existing business. The Company also expects that increasing its geographic diversity will allow it to better serve an increasingly nationwide base of customers and further reduce the impact on the Company of local and regional economic cycles, as well as weather- related or seasonal variations in business.

     Expand Within Existing Markets. Once the Company has entered a market, it seeks to acquire other well-established electrical contracting and maintenance businesses operating within that region, including "tuck-in" acquisitions of smaller companies. The Company believes that tuck-in acquisitions afford the opportunity to improve its overall cost structure through the integration of such acquisitions into existing operations as well as to increase revenues through access to additional specialized markets, such as heavy industrial markets. Despite the integration opportunities afforded by such tuck-in acquisitions, the Company maintains existing business names and identities to retain goodwill for marketing purposes.

COMPANY OPERATIONS

   The Company offers a broad range of electrical contracting services, including installation and design, for both new and renovation projects in the commercial, industrial and residential markets. The Company also offers long-term and per call maintenance services, which generally provide recurring revenues that are relatively independent of levels of construction activity.

   In certain markets the Company offers design-and-build expertise and specialized services, which typically require specific skills and equipment and provide higher margins than general electrical contracting and maintenance services. The Company also acts as a subcontractor for a variety of national, regional and local builders in the installation of electrical and other systems.

   Commercial and Industrial. New commercial and industrial work begins with either a design request or engineer's plans from the owner or general contractor. Initial meetings with the parties allow the contractor to prepare preliminary and then more detailed design specifications, engineering drawings and cost estimates. Once a project is awarded, it is conducted in scheduled phases, and progress billings are rendered to the owner for payment, less a retainage of 5% to 10% of the construction cost of the project. Actual field work (ordering of equipment and materials, fabrication or assembly of certain components, delivery of materials and components to the job site, scheduling of work crews and inspection and quality control) is coordinated during these phases. The Company generally provides the materials to be installed as a part of these contracts, which vary significantly in size from a few hundred dollars to several million dollars and vary in duration from less than a day to more than a year.

   Residential. New residential installations begin with a builder providing architectural or mechanical drawings for the residences within the tract being developed. The Company typically submits a bid or contract proposal for the work. Company personnel analyze the plans and drawings and estimate the equipment, materials and parts and the direct and supervisory labor required for the project. The Company delivers a written bid or negotiates an arrangement for the job. The installation work is coordinated by the Company's field supervisors along with the builder's personnel. Payments for the project are generally obtained within 30 days, at which time any mechanics' and materialmen's liens securing such payments are released. Interim payments are often obtained to cover labor and materials costs on larger projects.

  Maintenance Services. The Company's maintenance services are supplied on a long-term and per call basis. The Company's long-term maintenance services are provided through service contracts that require the customer to pay an annual or semiannual fee for periodic diagnostic services at a specific discount from standard prices for repair and replacement services. The Company's per call maintenance services are initiated when a customer requests emergency repair service or the Company calls the client to schedule periodic maintenance work. Service technicians are scheduled for the call or routed to the customer's residence or business by the dispatcher. Service personnel work out of the Company's service vehicles, which carry an inventory of equipment, tools, parts and supplies needed to complete the typical variety of jobs. The technician assigned to a service call travels to the residence or business, interviews the customer, diagnoses the problem, prepares and discusses a price quotation, performs the work and often collects payment from the customer. Most work is warrantied for one year.

  Major Customers. The Company has a diverse customer base, with no single customer accounting for more than 5% of the Company's pro forma combined revenues for the year ended September 30, 1997. As a result of emphasis on quality and worker reliability, management and a dedicated sales and work force at the Companies have been responsible for developing and maintaining successful relationships with key customers. Customers of the Companies generally include general contractors; developers; consulting engineers; architects; owners and managers of large retail establishments, office buildings, apartments and condominiums, theaters and restaurants; hotels and casinos; manufacturing and processing facilities; arenas and convention centers; hospitals; school districts; military and other government agencies; airports; prisons and car lots. The Company intends to continue its emphasis on developing and maintaining relationships with its customers by providing superior, high-quality service.

   Employee Screening, Training and Development. The Company is committed to providing the highest level of customer service through the development of a highly trained workforce. Employees are encouraged to complete a progressive training program to advance their technical competencies and to ensure that they understand and follow the applicable codes, the Company's safety practices and other internal policies. The Company supports and funds continuing education for its employees, as well as apprenticeship training for its technicians under the Bureau of Apprenticeship and Training of the Department of Labor and similar state agencies. Employees who train as apprentices for four years may seek to become journeymen electricians and, after additional years of experience, master electricians. The Company pays progressive increases in compensation to employees who acquire such additional training, and more highly trained employees serve as foremen, estimators and project managers. The Company's master electricians are licensed in one or more cities or other jurisdictions in order to obtain the permits required in the Company's business, and certain master electricians have also obtained specialized licenses in areas such as security systems and fire alarm installation. In some areas, licensing boards have set continuing education requirements for maintenance of licenses. Because of the lengthy and difficult training and licensing process for electricians, the Company believes that the number, skills and licenses of its employees constitute a competitive strength in the industry.

  The Company actively recruits and screens applicants for its technical positions and has established programs in some locations to recruit apprentice technicians directly from high schools and vocational-technical schools. Prior to employment, the Company will make an assessment of the technical competence level of all potential new employees, confirm background references, conduct random drug testing and check criminal and driving records.

  Purchasing. As a result of economies of scale derived through the acquisitions of the Companies and the Company's in- house supply operations, the Company believes it will be able to purchase equipment, parts and supplies at discounts to historical levels. In addition, as a result of the Company's size, it believes it will also lower its costs for (i) the purchase or lease and maintenance of vehicles; (ii) bonding, casualty and liability insurance;
(iii) health insurance and related benefits; (iv) retirement benefits administration; (v) office and computer equipment; (vi) marketing and advertising; (vii) long distance services and (viii) a variety of accounting, financial management and legal services.

  Substantially all the equipment and component parts the Company sells or installs are purchased from manufacturers and other outside suppliers. The Company is not materially dependent on any of these outside sources.

MANAGEMENT INFORMATION AND CONTROLS

  The Company has centralized its consolidated accounting and financial reporting activities at its operational headquarters in Houston, Texas, while basic accounting activities are conducted at the operating level. The Company believes that its current information systems hardware and software are adequate to meet current needs for financial reporting, internal management control and other necessary information and the needs of newly acquired corporations.

PROPERTY AND EQUIPMENT

  The Company operates a fleet of owned and leased service trucks, vans and support vehicles. It believes these vehicles generally are adequate for the Company's current operations.

  At September 14, 1998, the Company maintained warehouses, sales facilities and administrative offices at 76 locations. Substantially of the Company's facilities are leased. The Company leases its corporate headquarters located in Houston, Texas.

  The Company believes that its properties are generally adequate for its present needs. Furthermore, the Company believes that suitable additional or replacement space will be available as required.

COMPETITION

  The electrical contracting industry is highly fragmented and competitive. Most of the Company's competitors are small, owner-operated companies that typically operate in a limited geographic area. There are few public companies focused on providing electrical contracting services. In the future, competition may be encountered from new entrants, such as public utilities and other companies attempting to consolidate electrical contracting service companies. Competitive factors in the electrical contracting industry include (i) the availability of qualified and licensed electricians, (ii) safety record, (iii) cost structure, (iv) relationships with customers, (v) geographic diversity, (vi) ability to reduce project costs, (vii) access to technology, (viii) experience in specialized markets and (ix) ability to obtain bonding. See "Risk Factors -- Competition."

REGULATIONS

  The Company's operations are subject to various federal, state and local laws and regulations, including (i) licensing requirements applicable to electricians; (ii) building and electrical codes; (iii) regulations relating to consumer protection, including those governing residential service agreements and (iv) regulations relating to worker safety and protection of the environment. The Company believes it has all required licenses to conduct its operations and is in substantial compliance with applicable regulatory requirements. Failure of the Company to comply with applicable regulations could result in substantial fines or revocation of the Company's operating licenses.

  Many state and local regulations governing electricians require permits and licenses to be held by individuals. In some cases, a required permit or license held by a single individual may be sufficient to authorize specified activities for all the Company's electricians who work in the state or county that issued the permit or license. The Company intends to implement a policy to ensure that, where possible, any such permits or licenses that may be material to the Company's operations in a particular geographic region are held by at least two Company employees within that region.

LITIGATION

  Each of the Founding Companies has, from time to time, been a party to litigation arising in the normal course of its business, most of which involves claims for personal injury or property damage incurred in connection with its operations. Management believes that none of these actions will have a material adverse effect on the financial condition or results of operations of the Company.

EMPLOYEES

  At September 11, 1998, the Company had approximately 8,141 employees. The Company is not a party to any collective bargaining agreements. The Company believes that its relationship with its employees is satisfactory.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  The following table sets forth information concerning the Company's directors, officers and certain key employees:

                            NAME            AGE                     POSITION
                     --------------------   ---  --------------------------------------------
                     C. Byron Snyder.....   50   Chairman of the Board of Directors
                     Jon Pollock.........   52   President, Chief Executive Officer and Director
                     Jerry Mills.........   57   Senior Vice President and Chief Operating
                                                 Officer -- Commercial and Industrial and Director
                     Ben L. Mueller......   51   Senior Vice President and Chief Operating
                                                 Officer --
                                                 Residential and Director
                     Jim P. Wise ........   54   Senior Vice President and Chief Financial Officer
                     John F. Wombwell....   36   Senior Vice President, General Counsel and Secretary
                     D. Merril Cummings..   37   Vice President -- Mergers and Acquisitions
                     J. Paul Withrow.....   33   Vice President and Chief Accounting Officer
                     Donald Paul Hodel...   62   Director
                     Richard Muth........   50   President of Muth Electric, Inc., and Director
                     Alan R. Sielbeck....   45   Director
                     Robert Stalvey......   48   Vice President of Ace Electric, Inc., and Director
                     Richard L. Tucker...   63   Director
                     Bob Weik............   62   President of BW Consolidated, Inc., and Director

  Directors are elected at each annual meeting of stockholders. All officers serve at the discretion of the Board of Directors, subject to terms of their employment agreement terms. See "-- Employment Agreements."

  C. Byron Snyder has been Chairman of the Board of Directors of the Company since its inception. Mr. Snyder is owner and President of Relco Refrigeration Co., a distributor of refrigerator equipment, which he acquired in 1992. Prior to 1992, Mr. Snyder was the owner and Chief Executive Officer of Southwestern Graphics International, Inc., a diversified holding company which owned Brandt & Lawson Printing Co., a Houston-based general printing business, and Acco Waste Paper Company, an independent recycling business. Brandt & Lawson Printing Co. was sold to Hart Graphics in 1989, and Acco Waste Paper Company was sold to Browning-Ferris Industries in 1991. Mr. Snyder is a director of Carriage Services, Inc., a publicly held death care company.

   Jon Pollock has been President, Chief Executive Officer and a director of the Company since consummation of the Offering. Mr. Pollock has been the president of Pollock Electric Inc., one of the Founding Companies, since he founded that company in 1983. Mr. Pollock is a Registered Professional Engineer in Texas and several other states and holds Master Electrician licenses from 50 different jurisdictions. Mr. Pollock received a bachelor of science in electrical engineering from Washington University. Mr. Pollock is past National President of the Independent Electrical Contractors Association and received the IEC Electrical Man of the Year award in 1996. As National President of the IEC, Mr. Pollock was responsible for overseeing the IEC's activities relating to the development and execution of apprenticeship and safety training programs, industry lobbying activities and the development of national electrical code standards.

  Jerry Mills has been Senior Vice President and Chief Operating Officer -- Commercial and Industrial and a director of the Company since consummation of the Offering. Mr. Mills has been the President of Mills Electrical Contractors, Inc., one of the founding companies, since he began that company in 1972. Mr. Mills is a past board member of the Independent Electrical Contractors, the Associated Builders and Contractors, the Associated General Contractors and the Richardson Electrical Board. Prior to 1972, Mr. Mills was an officer and part owner of Koegel Cash Consulting Engineers.

  Ben L. Mueller has been Senior Vice President, Chief Operating Officer -- Residential and a director of the Company since consummation of the Offering. Mr. Mueller has been the Executive Vice President of Houston-Stafford since 1993 and has served as vice president of Houston-Stafford since 1975. Mr. Mueller is a past member of the board of the IEC, Houston Chapter, and has served on the Electrical Board for the City of Sugar Land, Texas.

  Jim P. Wise joined the Company in September 1997 as Senior Vice President and Chief Financial Officer. From September 1994 to September 1997, he was Vice President -- Finance and Chief Financial Officer at Sterling Chemicals, Inc., a publicly held manufacturer of commodity petrochemicals and pulp chemicals. From July 1994 to September 1994, he was Senior Vice President and Chief Financial Officer of U.S. Delivery Systems, Inc., a delivery service consolidator. From September 1991 to July 1994, he was Chairman and Chief Executive Officer of Neostar Group, Inc., a private investment banking and financial advisory firm. Mr. Wise was employed by Transco Energy Company as Executive Vice President, Chief Financial Officer and was a member of the Board of Directors from November 1982 until September 1991.

  John F. Wombwell has been Senior Vice President, General Counsel and Secretary of the Company since consummation of the Offering. Mr. Wombwell was a partner at Andrews & Kurth L.L.P., where he practiced law in the area of corporate and securities matters for more than five years.

  D. Merril Cummings joined the Company as Vice President -- Mergers and Acquisitions in October 1997. Mr. Cummings has served as a consultant to the Company since its inception in June 1997. From February 1997 through June 1997 he served as a consultant to C. Byron Snyder and his privately owned corporations. From 1992 through 1996, Mr. Cummings served as Vice President and Chief Financial Officer for J A Interests, Inc., a private asset management company, and its commonly owned affiliates, including Southern Jet Management, Inc., a general aviation services and charter company. From 1982 through January 1992, Mr. Cummings held various positions with Arthur Andersen LLP. Mr. Cummings is a Certified Public Accountant.

  J. Paul Withrow has served as Vice President and Chief Accounting Officer of the Company since October 1997. From 1987 to 1997, Mr. Withrow held various positions with Arthur Andersen LLP. Mr. Withrow is a Certified Public Accountant.

  Donald Paul Hodel has been a director of the Company since April 1998. Mr. Hodel has served as President of the Christian Coalition since June 1997. He is Managing Director of Summit Group International, Ltd,. an energy and natural resources consulting firm he founded in 1989. Mr. Hodel served as Secretary of the Interior from 1985 to 1989 and Secretary of Energy from 1982 to 1985. Mr. Hodel has served as director of both publicly traded and privately held companies and is the recipient of the Presidential Citizens Medal and honorary degrees from three universities. Mr. Hodel serves on the board of directors of Columbia Energy Group.

  Richard Muth has been a director of the Company since consummation of the Offering. Mr. Muth founded Muth Electric, Inc. in 1970 and has been the owner and president since that time. Mr. Muth served on the South Dakota State Electrical Commission from 1980 to 1991 and the Associated General Contractors Associate Division Board. Mr. Muth also received the South Dakota Electrical Council "Man of the Year" award in 1993. Mr. Muth holds electrical contractors' licenses in South Dakota, Minnesota, Nebraska, Wyoming and Montana.

  Alan R. Sielbeck has been a director of the Company since consummation of the Offering. Mr. Sielbeck has served as Chairman of the Board and Chief Executive Officer of Service Experts, Inc., a publicly traded heating, ventilation and air conditioning service company, since its inception in March 1996. Mr. Sielbeck has served as Chairman of the Board and President of AC Service and Installation Co. Inc. and Donelson Air Conditioning Company, Inc. since 1990 and 1991, respectively. From 1985 to 1990, Mr. Sielbeck served as President of RC Mathews Contractor, Inc., a commercial building general contractor, and Chief Financial Officer of RCM Interests, Inc., a commercial real estate development company.

  Robert Stalvey has been a director of the Company since consummation of the Offering. Mr. Stalvey has served as Vice President of Ace since 1976. Mr. Stalvey will continue to serve in these positions following the consummation of the Offerings.

  Richard L. Tucker has been a director of the Company since consummation of the Offering. Dr. Tucker holds the Joe C. Walter Jr. Chair in Engineering, is Director of the Construction Industry Institute, and is Director of the Sloan Program for the Construction Industry at the University of Texas at Austin. Dr. Tucker has been on the faculty at the University of Texas since 1976. Dr. Tucker is a registered engineer.

  Bob Weik has been a director of the Company since consummation of the Offering. Mr. Weik has served as President, Treasurer and a director of the Bexar-Calhoun companies since their inception in 1958. Mr. Weik will continue to serve in those positions following the consummation of the Offerings.

  The Board of Directors has established an Audit Committee and a Compensation Committee. The Audit Committee recommends the appointment of auditors and oversees the accounting and audit functions of the Company. The Compensation Committee will determines the salaries and bonuses of executive officers and administers the 1997 Stock Plan. Messrs. Seilbeck, Tucker and Hodel serve as members of the Company's Compensation Committee and Audit Committee. Any future material transactions, including the issuance of securities other than through the 1997 Stock Plan and the 1997 Directors Stock Plan, between the Company and its management and affiliates will be subject to prior review and approval by the members of the Board of Directors without an interest in such transaction.

  The Board of Directors is divided into three classes of directors, with directors serving staggered three-year terms, expiring at the annual meeting of stockholders following the 1998 fiscal year, 1999 fiscal year and 2000 fiscal year, respectively. At each annual meeting of stockholders, one class of directors will be elected for a full term of three years to succeed that class of directors whose terms are expiring.

  C. Byron Snyder and trusts for the benefit of his children, as the holders of all of the outstanding Restricted Common Stock, are be entitled to elect one member of the Company's Board of Directors and to one-half of one vote for each share held on all other matters. Holders of Restricted Common Stock are not entitled to vote on the election of any other directors. Only the holders of the Restricted Common Stock may remove the director such holders are entitled to elect. See "Description of Capital Stock."

DIRECTOR COMPENSATION

  Directors who are employees of the Company or a subsidiary do not receive additional compensation for serving as directors. Each director who is not an employee of the Company or a subsidiary will receive a fee of $2,000 for attendance at each Board of Directors meeting and $1,000 for each committee meeting (unless held on the same day as a Board of Directors meeting). Directors of the Company will be reimbursed for reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors or committees thereof, and for other expenses reasonably incurred in their capacity as directors of the Company. Each non-employee director will receive stock options to purchase 5,000 shares of Common Stock upon initial election to the Board of Directors and thereafter an annual grant of 5,000 options on each September 30 on which the non-employee director continues to serve. See "-- 1997 Directors Stock Plan."

EXECUTIVE COMPENSATION

  The Company was incorporated in June 1997 and, prior to the Offering, had not conducted any operations other than activities related to the acquisitions of the Founding Companies and the Offering. During 1998 the annualized base salaries of its most highly compensated executive officers will be: Mr. Pollock -- $225,000, Mr. Mills -- $200,000, Mr. Mueller -- $200,000, Mr. Wise --
$190,000 and Mr. Wombwell -- $190,000.

EMPLOYMENT AGREEMENTS

   The Company has entered into employment agreements with each executive officer of the Company which prohibits such officer from disclosing the Company's confidential information and trade secrets and generally restricts these individuals from competing with the Company for a period of two years after the date of the termination of employment with the Company. Each of the agreements has an initial term of five years and provides for annual extensions at the end of its initial term, subject to the parties' mutual agreement, and is terminable by the Company for "cause" upon ten days' written notice and without "cause" (i) by the employee upon thirty days' written notice or (ii) by the Company upon approval of 51% of the Board of Directors. The employment agreements provide that the Company shall pay each executive officer the annual salary set forth above under "-- Executive Compensation," which salary may be increased by the Board of Directors. Such agreements also provide that each executive officer will be reimbursed for out-of-pocket business expenses and shall be eligible to participate in all benefit plans and programs as are maintained from time to time by the Company. All employment agreements provide that if the officer's employment is terminated by the Company without "cause" or is terminated by the officer for "good reason," the officer will be entitled to receive a lump sum severance payment at the effective time of termination equal to the base salary (at the rate then in effect) for the greater of (i) the time period remaining under the term of the agreement or (ii) one year. In addition, the time period during which such officer is restricted from competing with the Company will be shortened from two years to one year.

  The employment agreements contain certain provisions concerning a change-in-control of the Company, including the following: (i) in the event the officer's employment is terminated within two years following the change in control by the Company other than for "cause" or by the officer for "good reason," or the officer is terminated by the Company within three months prior to the change in control at the request of the acquirer in anticipation of the change in control, the officer will be entitled to receive a lump sum severance amount equal to the greater of (i) three years' base salary or (ii) the base salary for whatever period is then remaining on the initial term and the provisions which restrict competition with the Company shall not apply; (ii) in any change-of-control situation, the officer may elect to terminate his employment by giving five business days' written notice prior to the closing of the transaction giving rise to the change-in-control, which will be deemed a termination of employment by the Company without "cause," and the provisions of the employment agreement governing the same will apply, except that the severance amount otherwise payable shall be doubled (but not to exceed six times the officer's base pay) (if the successor does not give written notice of its acceptance of the Company's obligations under the employment agreement at least ten business days prior to the anticipated closing date, the severance amount shall be tripled, but not to exceed nine times base salary) and provisions which restrict competition with the Company shall not apply; and
(iii) if any payment to the officer is subject to the 20% excise tax on excess parachute payments, the officer shall be made "whole" on a net aftertax basis. A change in control is generally defined to occur upon (i) the acquisition by any person of 20% or more of the total voting power of the outstanding securities of the Company, (ii) the first purchase pursuant to a tender or exchange offer for Common Stock, (iii) the approval of certain mergers, sale of substantially all the assets, or dissolution of the Company or (iv) a change in a majority of the members of the Company's Board of Directors.

  In general, a "parachute payment" is any "payment" made by the Company in the nature of compensation that is contingent on a change in control of the Company and includes the present value of the accelerations of vesting and the payment of options and other deferred compensation amounts upon a change in control. If the aggregate present value of the parachute payments to certain individuals, including officers, equals or exceeds three times that individual's "base amount" (generally, the individual's average annual compensation from the Company for the five calendar years ending before the date of the change in control), then all parachute amounts in excess of the base amount are "excess" parachute payments. An individual will be subject to a 20% excise tax on excess parachute amounts and the Company will not be entitled to a tax deduction for such payments.

1997 STOCK PLAN

  The Company's 1997 Stock Plan was adopted by the Board of Directors and stockholders in October 1997. The purpose of the 1997 Stock Plan is to provide officers, employees and consultants with additional incentives by increasing their ownership interests in the Company. Individual awards under the 1997 Stock Plan may take the form of one or more of: (i) either incentive stock options ("ISOs") or non-qualified stock options ("NQSOs"); (ii) stock appreciation rights; (iii) restricted or phantom stock; (iv) bonus stock awards; (v) awards not otherwise provided for, the value of which is based in whole or in part upon the value of the Common Stock and (vi) cash awards that may or may not be based on the achievement of performance goals, including goals related to one or more of the following: cash flow, return on equity, sales, profit margin, earnings per share and stock price.

   The Compensation Committee or the Company's President, to the extent such duties are delegated to him by the Compensation Committee, will administer the 1997 Stock Plan and select the individuals who will receive awards and establish the terms and conditions of those awards. The Compensation Committee will not be eligible to receive awards under the plan, and the President will not have the authority to make grants to officers or directors of the Company. See "Management -- Directors and Executive Officers" for the composition of the Compensation Committee following the consummation of the Offerings. The maximum number of shares of Common Stock that may be subject to outstanding awards, determined immediately after the grant of any award, may not exceed the greater of 3,500,000 shares or 15% of the aggregate number of shares of Common Stock outstanding; provided, however, that ISOs may not be granted with respect to more than 1,000,000 shares. Shares of Common Stock which are attributable to awards which have expired, terminated or been canceled or forfeited are available for issuance or use in connection with future awards. The maximum number of shares of Common Stock with respect to which any person may receive options and stock appreciation rights in any year is 250,000 shares and the maximum value of any other amount may not exceed $4 million as of the date of its grant.

  The 1997 Stock Plan will remain in effect for ten years, unless earlier terminated by the Board of Directors. The 1997 Stock Plan may be amended by the Board of Directors or the Compensation Committee without the consent of the stockholders of the Company, except that any amendment will be subject to stockholder approval if required by any federal or state law or regulation or by the rules of any stock exchange or automated quotation system on which the Common Stock may then be listed or quoted.

  NQSOs to purchase 150,000 shares of Common Stock have been granted to each of Mr. Wise and Mr. Wombwell. The options granted to Messrs. Wise and Wombwell have an exercise price equal to 60% of the initial public offering price per share in the offering. Each of these options will vest at the rate of 20% per year, commencing on the first anniversary of grant and will expire at the earliest of (i) ten years from the date of grant, (ii) three months following termination of employment, other than due to death or disability or (iii) one year following a termination of employment due to death or disability.

1997 DIRECTORS STOCK PLAN

  The Company's 1997 Directors Stock Plan was adopted by the Board of Directors and approved by the Company's stockholders in October 1997. The Directors Plan provides for (i) the automatic grant to each non-employee director serving at the consummation of the Offerings of an option to purchase 5,000 shares, (ii) the automatic grant to each non-employee director of an option to purchase 5,000 shares upon such person's initial election as a director and (iii) an automatic annual grant to each non-employee director of an option to purchase 5,000 shares on each September 30th on which such director remains a non-employee director. All options will have an exercise price per share equal to the fair market value of the Common Stock on the date of grant, will vest over five years at the rate of 20% per year and will expire on the earliest of
(i) ten years from the date of grant, (ii) three months after termination of service as a director, other than due to death or disability or (iii) one year following a termination of employment due to death or disability. In addition, options can be granted to a non-employee director upon such terms as the Board determines, whenever it believes such additional grant is appropriate. The maximum number of shares of Common Stock that may be subject to outstanding awards determined immediately after the grant of any award is 250,000.

                              CERTAIN TRANSACTIONS

ORGANIZATION OF THE COMPANY

  The Company was founded in June 1997 by C. Byron Snyder. In connection with the formation of IES, IES issued to Mr. Snyder, the Snyder Children's Trust and D. Merril Cummings a total of 2,329,600 shares of Common Stock for nominal consideration. The shares issued to the Snyder Children's Trust were subsequently transferred to two separate trusts, each for the benefit of one of Mr. Snyder's children. Mr. Snyder is currently a director of the Company. The trustees of the trusts are independent third parties not subject to control by Mr. Snyder. In September 1997, IES issued an additional 442,589 shares to Mr. Snyder and such trusts. The total value of the shares (based upon a value of $9.75 per share) issued to Mr. Snyder and the trusts were recognized as acquisition costs in connection with the Acquisitions. In

October 1997, Mr. Snyder and the trusts exchanged 2,655,709 shares of Common Stock for an equal number of shares of Restricted Common Stock. Mr. Snyder agreed to advance whatever funds were necessary to effect the Acquisitions and the Offerings. As of September 30, 1997, Mr. Snyder had outstanding advances to the Company in the aggregate amount of approximately $1.6 million at September 30, 1997. The initial $1 million of such advances bore interest at 8.5%, and additional advances bore interest at LIBOR plus 1.5%. All of Mr. Snyder's advances were repaid from the net proceeds of the Offering.

  The Company has issued a total of 1,396,602 shares of Common Stock at $.01 per share to various members of management, including: Mr. Pollock -- 465,914 shares, Mr. Mills -- 232,957 shares, Mr. Mueller -- 232,957 shares, Mr. Wise -- 100,000 shares, Mr. Wombwell -- 100,000 shares and other key employees -- 264,774 shares. The Company also granted options to purchase 5,000 shares of Common Stock under the 1997 Directors Stock Plan, effective upon the consummation of the Offerings, to each of the non-employee directors of the Company.

  Simultaneously with the closing of the Offering, the Company acquired by stock purchase all the issued and outstanding capital stock and other equity interests of the Founding Companies, at which time each Founding Company became a wholly owned subsidiary of the Company. The Acquisitions Consideration was negotiated by the parties and was based primarily upon the pro forma adjusted net income of each Founding Company. The Acquisitions Consideration consisted of (i) approximately $53.4 million in cash and (ii) 12,313,025 shares of Common Stock. In addition, the Company repaid historical indebtedness of the Founding Companies. In connection with the Acquisitions, owners of certain of the Founding Companies received distributions, as described below.

  Individuals who are executive officers or directors of the Company received the following portions of the Acquisitions Consideration for their interests in the Founding Companies.


                                                          SHARES OF
                     COMPANY                CASH         COMMON STOCK
               --------------------     ------------     ------------
               Houston-Stafford
                 Ben Mueller.......     $  4,648,161        1,072,652
               Mills
                 Jerry Mills ......        9,306,722        2,147,705
               Bexar-Calhoun
                 Bob Weik(a) ......        6,174,713        1,424,935
               Pollock
                 Jon Pollock ......          985,493          319,729
               Muth
                 Richard Muth(b) ..        1,939,750          447,635
               Ace
                 Robert Stalvey ...          413,956           95,528
                                        ------------     ------------
                      Total .......     $ 23,468,795        5,508,184
                                        ============     ============


(a) Excludes cash of $322,989 and 74,536 shares of Common Stock received by two related trusts in which Mr. Weik may be deemed to have an interest, as to which Mr. Weik disclaims beneficial ownership.

(b) Excludes cash of $111,320 and 25,689 shares of Common Stock received by Mr. Muth's wife, Darlene Muth, as to which he disclaims beneficial ownership.

  The foregoing table does not include distributions to owners (based on September 30, 1997 balances), as follows: $2.4 million received by Mr. Mueller, $9.4 million received by Mr. Mills, $2.0 million received by Mr. Weik, $383,000 received by Mr. Pollock, $1.8 million received by Mr. Muth and $204,000 received by Mr. Stalvey.

TRANSACTIONS INVOLVING CERTAIN OFFICERS, DIRECTORS AND PRINCIPAL STOCKHOLDERS

  During fiscal 1994, 1995 and 1996, Houston-Stafford made payments totaling $174,000, $124,000 and $187,000, respectively, to the Brown-Mueller Joint Venture, a general partnership of which Mr. Mueller is a member, for lease payments on certain real properties used as electrical shops. For the year ended September 30, 1997, such lease payments totaled $109,000. Mr. Mueller is Senior Vice President, Chief Operating Officer -- Residential and a director of the Company.

  At December 31, 1996, Houston-Stafford owed Mr. Mueller $185,985 on a promissory note, payable in monthly installments and maturing April 2001. Such note was prepaid by Houston-Stafford in October 1997.

  At December 31, 1996, Houston-Stafford owed Mr. Mueller $766,400 related to a promissory note maturing August 2003 and secured by Mr. Mueller's stock in Houston-Stafford, and such obligation and any related obligations shall be terminated at the consummation of the Offerings. Mr. Mueller will receive approximately $4.6 million and 1.1 million shares of Common Stock in connection with the Acquisitions in exchange for such promissory note as well as 0.2 million shares for his new role as a member of IES management. Houston-Stafford will recognize a non-cash, non-recurring compensation charge of approximately $17.0 million related to the transfer of such cash and shares of Common Stock to Mr. Mueller at the time of the Acquisitions.

  Pursuant to a 5-year lease agreement effective November 1, 1997, Houston-Stafford agreed to lease certain facilities owned by Mr. Mueller in Spring, Texas. Such lease agreement provides for an annual rent of $20,000, which the Company believes is not in excess of fair rental value for such facilities.

  During fiscal 1994, Mills derived contract revenues of $187,000 from CIMA Services, Inc. ("CIMA"), an electrical services company of which Mr. Mills was a part owner until October 1997. Additionally, during fiscal 1994, Mills paid $2,900,000 to CIMA for material purchases. At December 31, 1994, Mills had outstanding accounts receivable from CIMA of $145,000 and accounts payable to CIMA of $294,000. Mr. Mills is Senior Vice President and Chief Operating Officer -- Commercial and Industrial and a director of the Company.

  During fiscal 1995, Mills derived contract revenues of $1.1 million from CIMA. Additionally, during fiscal 1995, Mills paid $812,000 to CIMA for material purchases. At December 31, 1995, Mills had outstanding accounts receivable from CIMA of $2,000 and accounts payable to CIMA of $23,000.

  During fiscal 1996, Mills derived contract revenues of $1.3 million from CIMA. Additionally, during fiscal 1996, Mills paid $1.1 million to CIMA for material purchases. At December 31, 1996, Mills had outstanding accounts receivable from CIMA of $208,000 and accounts payable to CIMA of $633,000.

  From January 1, 1997 to September 1, 1997, Mills derived contract revenues of $776,000 from CIMA. Additionally, during this period of time, Mills paid $1.1 million to CIMA for material purchases. At August 31, 1997, Mills had outstanding accounts receivable from CIMA of $314,000 and accounts payable to CIMA of $119,000.

  Mills leases certain real property from Mr. Mills. Amounts paid pursuant to this lease were $26,000 for 1995, $156,000 for 1996 and $117,000 for the nine months ended September 30, 1997.

  During 1995, Mr. Weik incurred indebtedness from Bexar-Calhoun of which the largest aggregate amount outstanding at any time was $647,000. All of such indebtedness was repaid as of April 18, 1997. Mr. Weik is a director of the Company.

  During 1997, Mr. Weik incurred indebtedness from Bexar-Calhoun of which the largest aggregate amount outstanding at any time was $533,525. All of such indebtedness was repaid as of August 6, 1997.

  Prior to the closing of the Acquisitions and the consummation of the Offerings, Bexar-Calhoun will distribute all interest it owns, directly or indirectly, in real property to Mr. Weik and his immediate family. It is anticipated that such real estate will be leased to the Company for an annual rent of approximately $150,000. The Company believes that such rent is not in excess of fair rental value for such facilities.

  Pollock leases certain real property from Mr. Pollock. Amounts paid pursuant to this lease were $20,000 for fiscal 1995, $36,000 for fiscal 1996 and $36,000 for fiscal 1997.

  Since January 1, 1996, Mr. Muth has from time to time incurred indebtedness from Muth, of which the largest aggregate amount outstanding at any time was $205,000. All amounts owed by Mr. Muth to Muth will be repaid prior to the closing of the Offerings. Mr. Muth is a director of the Company.

  Prior to the closing of the Acquisitions and the consummation of the Offerings, certain assets of Muth will be purchased by Mr. Muth for $217,140.

  From time to time in the past Muth has completed electrical contracts for Muth Properties, L.L.C., a limited liability company of which Mr. Muth is a member. Total electrical contracts completed by Muth for Muth Properties, L.L.C. were $82,731 for 1995, $82,032 for 1996 and $120,915 for the six months ended June 30, 1997. Prior to the closing of the Acquisitions and the consummation of the Offerings, a final payment of $162,900 will be made by Muth Properties, L.L.C. to Muth.

  Prior to July 1, 1997, Muth leased certain real property from Mr. Muth, d/b/a D & D Properties. Lease payments made by Muth to Mr. Muth totaled $80,725 for 1994, $95,180 for 1995, $118,088 for 1996 and $56,906 for the six months ended
June 30, 1997. Effective July 1, 1997, Muth Properties, L.L.C. became the lessor of these properties. It is anticipated that annual rentals paid to Muth Properties, L.L.C. by Muth will be approximately $120,000.

   Stalvey Rentals, a general partnership of which Mr. Stalvey is a member, is presently constructing a new facility to lease to Ace in Valdosta, Georgia and an inducement letter has been executed regarding Ace's commitment to lease the new facility for a period of 20 years beginning as soon as a certificate of occupancy is obtained. Ace entered into a five year lease, with a five year option period, with Mr. Stalvey and his brother. Initial annual rent on this facility is $103,200, without respect to property taxes and insurance. Mr. Stalvey is a director of the Company.

  In addition to the transactions described above, certain of the Founding Companies have entered into lease agreements with parties related to the Company, for rents that the Company believes are not in excess of fair rental value.

                             PRINCIPAL STOCKHOLDERS

  The following table sets forth information with respect to beneficial ownership of the Company's Common Stock, as of June 30, 1998, by (i) all persons known to the Company to be the beneficial owner of 5% or more thereof,
(ii) each director and nominee for director, (iii) each executive officer and
(iv) all officers and directors as a group. Unless otherwise indicated, the address of each such person is c/o Integrated Electrical Services, Inc., 515 Post Oak Blvd., Suite 450, Houston, Texas 77027. All persons listed have sole voting and investment power with respect to their shares unless otherwise indicated.

                                                               BENEFICIAL OWNERSHIP
                                                                  AFTER OFFERINGS
                                                            --------------------------
                                                             SHARES           PERCENT
                                                            ---------        ---------
        C. Byron Snyder(a) ............................     2,655,709              8.6%
        Jon Pollock(b) ................................       785,743              2.5%
        Jerry Mills ...................................     2,472,662              7.7%
        Ben L. Mueller ................................     1,310,359(c)           4.3%
        Jim P. Wise ...................................       100,000                *
        John F. Wombwell ..............................       100,000                *
        Donald Paul Hodel(e) ..........................            --                *
        Richard Muth(d) ...............................       473,324              1.5%
        Alan R. Sielbeck(e) ...........................            --                *
        Robert Stalvey ................................        95,528                *
        Richard L. Tucker(e) ..........................            --                *
        Bob Weik(f) ...................................     1,499,469              4.9%
        Roy D. Brown(e) ...............................     1,608,979              5.2%
        All executive officers and directors as a
        group (15 persons)(g) .........................     9,660,718             31.3%

__________

 *  Less than one percent.

(a) Includes 1,118,193 shares held by trusts for the benefit of Mr. Snyder's children, as to which Mr. Snyder disclaims beneficial ownership. Consists entirely of Restricted Common Stock, which represents all of the Restricted Common Stock outstanding. The holders of Restricted Common Stock, voting together as a single class, are entitled to elect one member of the Company's Board of Directors and to one-half of one vote for each share held on all other matters on which they are entitled to vote. Holders of Restricted Common Stock are not entitled to vote on the election of any other directors. Such shares may be converted to Common Stock in certain circumstances. See "Description of Capital Stock."

(b) Includes 465,914 shares of Common Stock held by the Pollock Family Partnership, Ltd.

(c) Includes 4,750 shares held by a trust for the benefit of Mr. Mueller's daughter.

(d) Includes 25,689 shares of Common Stock owned by Mr. Muth's wife, as to which Mr. Muth disclaims beneficial ownership.

(e) Mr. Hodel's address is Christian Coalition, 1801-L Sara Drive, Chesapeake, VA 23320-2647. Mr. Sielbeck's address is Service Experts, Inc., 111 Westwood Place, Suite 420, Brentwood, TN 37027. Mr. Tucker's address is The University of Texas at Austin, 3208 Red River Street, Suite 300, Austin, TX 78705-2697. Mr. Brown's address is Houston-Stafford Electric, Inc., 10203 Mula Circle, Stafford, Texas 77477.

(f) Includes 74,536 shares of Common Stock owned by two related trusts, as to which Mr. Weik disclaims beneficial ownership.

(g) Includes 2,655,709 shares of Restricted Common Stock described in Note (a) above.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

  The Company's authorized capital stock consists of 100,000,000 shares of Common Stock, par value $0.01 per share, 2,655,709 shares of Restricted Common Stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share. As of September 11, 1998, 30,756,875 shares of Common Stock and Restricted Common Stock are issued and outstanding. The following summary of the terms and provisions of the Company's capital stock does not purport to be complete and is qualified in its entirety by reference to the Company's Amended and Restated Certificate of Incorporation and Bylaws, which have been filed as exhibits to the Company's registration statement, of which this Prospectus is a part, and applicable law.

COMMON STOCK AND RESTRICTED COMMON STOCK

  The holders of Common Stock are entitled to one vote for each share on all matters voted upon by stockholders, including the election of directors. Such holders are not entitled to vote cumulatively for the election of directors. Holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of directors standing for election.

  The holders of Restricted Common Stock, voting together as a single class, are entitled to elect one member of the Company's Board of Directors and to one-half of one vote for each share held on all other matters on which they are entitled to vote. Holders of Restricted Common Stock are not entitled to vote on the election of any other directors. Only the holder of the Restricted Common Stock may remove the director such holder is entitled to elect.

   Subject to the rights of any then outstanding shares of preferred stock, holders of Common Stock and Restricted Common Stock are together entitled to participate pro rata in such dividends as may be declared in the discretion of the Board of Directors out of funds legally available therefor. Holders of Common Stock and Restricted Common Stock together are entitled to share ratably in the net assets of the Company upon liquidation after payment or provision for all liabilities and any preferential liquidation rights of any preferred stock then outstanding. Holders of Common Stock and holders of Restricted Common Stock have no preemptive rights to purchase shares of stock of the Company. Shares of Common Stock are not subject to any redemption provisions and are not convertible into any other securities of the Company. Shares of Restricted Common Stock are not subject to any redemption provisions and are convertible into Common Stock as described below. All outstanding shares of Common Stock and Restricted Common Stock are, and the shares of Common Stock to be issued pursuant to the Offering and the Acquisitions will be, upon payment therefor, fully paid and non-assessable.

  Each share of Restricted Common Stock will automatically convert to Common Stock on a share-for-share basis in the event of a disposition of such share of Restricted Common Stock by the holder thereof (other than a distribution by a holder to its partners or beneficial owners, or a transfer to a related party of such holders (as defined in Sections 267, 707, 318 and/or 4946 of the Internal Revenue Code of 1986, as amended)).

  The Common Stock is listed on the NYSE under the symbol "IEE." The Restricted Common Stock is not listed on any exchange.

PREFERRED STOCK

  The preferred stock may be issued from time to time by the Board of Directors as shares of one or more classes or series. Subject to the provisions of the Company's Amended and Restated Certificate of Incorporation and limitations prescribed by law, the Board of Directors is expressly authorized to adopt resolutions to issue the shares, to fix the number of shares and to change the number of shares constituting any series, and to provide for or change the voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend rights (including whether dividends are cumulative), dividend rates, terms of redemption (including sinking fund provisions), redemption prices, conversion rights and liquidation preferences of the shares constituting any class or series of the preferred stock, in each case without any further action or vote by the stockholders. The Company has no current plans to issue any shares of preferred stock of any class or series.

  One of the effects of undesignated preferred stock may be to enable the Board of Directors to render more difficult or to discourage an attempt to obtain control of the Company by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of the Company's management. The issuance of shares of preferred stock pursuant to the Board of Directors' authority described above may adversely affect the rights of the holders of Common Stock. For example, preferred stock issued by the Company may rank prior to the Common Stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of Common Stock. Accordingly, the issuance of shares of preferred stock may discourage bids for the Common Stock at a premium or may otherwise adversely affect the market price of the Common Stock.

STATUTORY BUSINESS COMBINATION PROVISION

   The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law ("Section 203"). Section 203 provides, with certain exceptions, that a Delaware corporation may not engage in any of a broad range of business combinations with a person or an affiliate, or associate of such person, who is an "interested stockholder" for a period of three years from the date that such person became an interested stockholder unless: (i) the transaction resulting in a person becoming an interested stockholder, or the business combination, is approved by the Board of Directors of the corporation before the person becomes an interested stockholder, (ii) the interested stockholder acquired 85% or more of the outstanding voting stock of the corporation in the same transaction that makes such person an interested stockholder (excluding shares owned by persons who are both officers and directors of the corporation, and shares held by certain employee stock ownership plans) or (iii) on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by the holders of at least 66% of the corporation's outstanding voting stock at an annual or special meeting, excluding shares owned by the interested stockholder. Under Section 203, an "interested stockholder" is defined as any person who is (i) the owner of 15% or more of the outstanding voting stock of the corporation or (ii) an affiliate or associate of the corporation and who was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.

  A corporation may, at its option, exclude itself from the coverage of Section 203 by including in its certificate of incorporation or bylaws by action of its stockholders to exempt itself from coverage. The Company has not adopted such an amendment to its Amended and Restated Certificate of Incorporation or Bylaws.

LIMITATION ON DIRECTORS' LIABILITIES

  Pursuant to the Company's Amended and Restated Certificate of Incorporation and under Delaware law, directors of the Company are not liable to the Company or its stockholders for monetary damages for breach of fiduciary duty, except for liability in connection with a breach of the duty of loyalty, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for dividend payments or stock repurchases illegal under Delaware law or any transaction in which a director has derived an improper personal benefit. The Company has entered into indemnification agreements with its directors and executive officers which indemnify such person to the fullest extent permitted by its Amended and Restated Certificate of Incorporation, its Bylaws and the Delaware General Corporation Law. The Company also intends to obtain directors' and officers' liability insurance. The foregoing provisions may extend to liabilities arising due to violations of the federal securities laws. It is the position of the Securities and Exchange Commission (the "Commission") that indemnification for liabilities under the Securities Act is against public policy and is, therefore, unenforceable.

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION AND BYLAW PROVISIONS

  The Company's Amended and Restated Certificate of Incorporation and Bylaws include provisions that may have the effect of discouraging, delaying or preventing a change in control of the Company or an unsolicited acquisition proposal that a stockholder might consider favorable, including a proposal that might result in the payment of a premium over the market price for the shares held by stockholders. These provisions are summarized in the following paragraphs.

  Classified Board of Directors. The Amended and Restated Certificate of Incorporation provides for the Board of Directors to be divided into three classes of directors serving staggered three-year terms. The classification of the Board of Directors has the effect of requiring at least two annual stockholder meetings, instead of one, to replace a majority of members of the Board of Directors.

  Supermajority Voting. The Amended and Restated Certificate of Incorporation requires the approval of the holders of at least 75% of the then outstanding shares of the Company's capital stock entitled to vote thereon and the approval of the holders of at least 75% of the then outstanding shares of each class of stock of the Company voting separately as a class on, among other things, certain amendments to the Amended and Restated Certificate of Incorporation. The Board of Directors may amend, alter, change or repeal any bylaws without the assent or vote of the stockholders, but any such bylaws may be altered, amended or repealed upon the affirmative vote of at least 66 2/3% of the stock entitled to vote thereon.

  Authorized but Unissued or Undesignated Capital Stock. The Company's authorized capital stock will consist of 100,000,000 shares of Common Stock, 2,655,709 shares of Restricted Common Stock, and 10,000,000 shares of preferred stock. Any authorized but unissued (and in the case of preferred stock, undesignated) stock may be issued by the Board of Directors in one or more transactions. In this regard, the Company's Amended and Restated Certificate of Incorporation grants the Board of Directors broad power to establish the rights and preferences of authorized and unissued preferred stock. The issuance of shares of preferred stock pursuant to the Board of Directors' authority described above could decrease the amount of earnings and assets available for distribution to holders of Common Stock and adversely affect the rights and powers, including voting rights, of such holders and may also have the effect of delaying, deferring or preventing a change in control of the Company. The Board of Directors does not currently intend to seek stockholder approval prior to any issuance of preferred stock, unless otherwise required by law.

  Special Meeting of Stockholders. The Bylaws provide that special meetings of stockholders of the Company may only be called by the Chairman of the Board of Directors upon the written request of the Board of Directors pursuant to a resolution approved by a majority of the Board of Directors.

  Stockholder Action by Written Consent. The Amended and Restated Certificate of Incorporation and Bylaws generally provide that any action required or permitted by the stockholders of the Company must be effected at a duly called annual or special meeting of the stockholders and may not be effected by any written consent of the stockholders.

  Notice Procedures. The Bylaws establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as director, the removal of directors and amendments to the Amended and Restated Certificate of Incorporation or Bylaws to be brought before annual meetings of stockholders of the Company. These procedures provide that notice of such stockholder proposals must be timely given in writing to the Secretary of the Company prior to the annual meeting. Generally, to be timely, notice must be received at the principal executive offices of the Company not less than 80 days prior to an annual meeting (or if fewer than 90 days' notice or prior public disclosure of the date of the annual meeting is given or made by the Company, not later than the tenth day following the date on which the notice of the date of the annual meeting was mailed or such public disclosure was made). The notice must contain certain information specified in the Bylaws, including a brief description of the business desired to be brought before the annual meeting and certain information concerning the stockholder submitting the proposal.

   Charter Provisions Relating to Rights Plan. The Amended and Restated Certificate of Incorporation authorizes the Board of Directors of the Company to create and issue rights (the "Rights") entitling the holders thereof to purchase from the Company shares of capital stock or other securities. The times at which, and the terms upon which, the Rights are to be issued may be determined by the Board of Directors and set forth in the contracts or instruments that evidence the Rights. The authority of the Board of Directors with respect to the Rights includes, but is not limited to, the determination of (i) the initial purchase price per share of the capital stock or other securities of the Company to be purchased upon exercise of the Rights, (ii) provisions relating to the times at which and the circumstances under which the Rights may be exercised or sold or otherwise transferred, either together with or separately from, any other securities of the Company, (iii) antidilutive provisions which adjust the number or exercise price of the Rights or amount or nature of the securities or other property receivable upon exercise of the Rights, (iv) provisions which deny the holder of a specified percentage of the outstanding securities of the Company the right to exercise the Rights and/or cause the Rights held by such holder to become void, (v) provisions which permit the Company to redeem the Rights and (vi) the appointment of a rights agent with respect to the Rights. If authorized by the Board of Directors, the Rights would be intended to protect the Company's stockholders from certain non-negotiated takeover attempts which present the risk of a change of control on terms which may be less favorable to the Company's stockholder than would be available in a transaction negotiated with and approved by the Board of Directors. The Board of Directors believes that the interests of the stockholders generally are best served if any acquisition of the Company or a substantial percentage of the Company's Common Stock results from arm's-length negotiations and reflects the Board of Directors' careful consideration of the proposed terms of a transaction. In particular, the Rights if issued would be intended to help (i) reduce the risk of coercive two-tiered, front-end loaded or partial offers which may not offer fair value to all stockholders of the Company, (ii) deter market accumulators who through open market or private purchases may achieve a position of substantial influence or control without paying to stockholders a fair control premium and (iii) deter market accumulators who are simply interested in putting the Company "in play."

TRANSFER AGENT AND REGISTRAR

  The Transfer Agent and Registrar for the Common Stock is Harris Trust and Savings Bank.

                        SHARES ELIGIBLE FOR FUTURE SALE

  The market price of the Common Stock could be adversely affected by the sale of substantial amounts of Common Stock in the public market. As of September 11, 1998, 28,101,166 shares of Common Stock and 2,655,709 shares of Restricted Common Stock were issued and outstanding. Of such shares, 13,923,675 shares of Common Stock and all of the shares of Restricted Common Stock were issued in a transaction not registered under the Securities Act, and, accordingly, such shares may not be sold except in transactions registered under the Securities Act or pursuant to an exemption from registration, including the exemptions contained in Rules 144 and 701 under the Securities Act.

  In general, under Rule 144 as currently in effect, a person, or persons whose shares are aggregated, who has beneficially owned his or her shares for at least one year but not more than two years, or a person who may be deemed an "affiliate" of the Company who has beneficially owned shares for at least one year, would be entitled to sell within any three month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of the Common Stock or the average weekly trading volume of the Common Stock during the four calendar weeks preceding the date on which notice of the proposed sale is sent to the Commission. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. A person who is not deemed to have been an affiliate of the Company at any time for 90 days preceding a sale and who has beneficially owned his shares for at least two years would be entitled to sell such shares under Rule 144 without regard to the volume limitations, manner of sale provisions, notice requirements or the availability of current public information about the Company.

  In general, under Rule 701 under the Securities Act, any employee, officer, or director of or consultant to the Company who purchased his or her shares pursuant to a written compensatory plan or contract is entitled to rely on the resale provisions of Rule 701. Such provisions permit nonaffiliates to sell their Rule 701 shares without having to comply with the public information, holding period, volume limitation, or notice provisions of Rule 144 and permit affiliates to sell their Rule 701 shares without having to comply with the Rule 144 holding period restrictions, in each case commencing 90 days after the commencement of the Offerings.

  Prior to the Offering, there was no established trading market for the Common Stock, and no predictions can be made as to the effect that sales of Common Stock under Rule 144, pursuant to a registration statement, or otherwise, or the availability of shares of Common Stock for sale, will have on the market price prevailing from time to time. Sales of substantial amounts of Common Stock in the public market, or the perception that such sales could occur, could depress the prevailing market price. Such sales may also make it more difficult for the Company to issue or sell equity securities or equity-related securities in the future at a time and price that it deems appropriate. See "Risk Factors -- Shares Eligible for Future Sale."

  Former stockholders of the Founding Companies, certain executive officers and directors are entitled to certain rights with respect to the registration of their shares of Common Stock under the Securities Act. In the aggregate, these groups hold 16,365,336 shares of Common Stock and Restricted Common Stock. If the Company proposes to register any of its securities under the Securities Act, such stockholders are entitled to notice of such registration and are entitled to include, at the Company's expense, all or a portion of their shares therein, subject to certain conditions. These registration rights do not apply to the registration statement containing this Prospectus or to any registration statement filed with respect to employee benefit plans.

                              PLAN OF DISTRIBUTION

  This Prospectus may be used by the Company for the offer and sale of up to 21,000,000 shares of Common Stock from time to time in connection with the acquisition of other businesses, assets or securities in business combination transactions. The consideration offered by the Company in such acquisitions, in addition to any shares of Common Stock offered by this Prospectus, may include assets, debt or other securities or assumption by the Company of liabilities of the business being acquired, or a combination thereof. The terms of acquisitions are typically determined by negotiations between the Company and the owners of the businesses, assets or securities to be acquired, with the Company taking into account the quality of management, the past and potential earning power and growth of the businesses, assets or securities to be acquired, and other relevant factors. Shares of Common Stock issued to the owners of the businesses, assets or securities to be acquired are generally valued at a price reasonably related to the market value of the shares of Common Stock either at the time the terms of the acquisition are tentatively agreed upon or at or about the time or times of added delivery of the shares of Common Stock.

                                 LEGAL MATTERS

  Certain legal matters in connection with the Common Stock being offered hereby will be passed upon for the Company by John F. Wombwell, Esq., Senior Vice President, General Counsel and Secretary of the Company. Mr. Wombwell owns 100,000 shares of Common Stock and options to purchase 150,000 shares of Common Stock, subject to vesting.


                             ADDITIONAL INFORMATION

   The Company has filed with the Commission a Registration Statement on Form S-1 (together with all amendments, schedules and exhibits thereto the "Registration Statement") under the Securities Act with respect to the Common Stock offered hereby. This Prospectus, which is included as part of the Registration Statement, does not contain all the information contained in the Registration Statement, certain portions of which have been omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules thereto. Statements made in the Prospectus as to the contents of any contract, agreement or other document are not necessarily complete; with respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. The Registration Statement and the exhibits thereto may be inspected, without charge, at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at Citicorp Center, 500 West Madison Street, Room 1400, Chicago, IL 60661, and 7 World Trade Center, Suite 1300, New York, NY 10048 or on the Internet at http://www.sec.gov. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

  The Company intends to furnish its stockholders with annual reports containing audited financial statements and such other reports as may be required from time to time by law or the New York Stock Exchange.

                          INDEX TO FINANCIAL STATEMENTS

                                                                            PAGE
                                                                            ----
INTEGRATED ELECTRICAL SERVICES, INC.
  UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
     Introduction to Unaudited Pro Forma Combined Financial Statements .... F-4
     Unaudited Pro Forma Combined Balance Sheet ........................... F-5
     Unaudited Pro Forma Combined Statement of Operations ................. F-6
     Notes to Unaudited Pro Forma Combined Financial Statements ........... F-8

INTEGRATED ELECTRICAL SERVICES, INC. AND SUBSIDIARIES
     Report of Independent Public Accountants ............................. F-12
     Consolidated Balance Sheets .......................................... F-13
     Consolidated Statements of Operations ................................ F-14
     Consolidated Statements of Cash Flows ................................ F-15
     Consolidated Statements of Stockholders' Equity ...................... F-16
     Notes to Consolidated Financial Statements ........................... F-17

FOUNDING COMPANIES:


INTEGRATED ELECTRICAL SERVICES, INC.
     Report of Independent Public Accountants ............................. F-30
     Balance Sheet ........................................................ F-31
     Statements of Operations ............................................. F-32
     Statements of Cash Flows ............................................. F-33
     Statements of Stockholders' Equity ................................... F-34
     Notes to Financial Statements ........................................ F-35

MILLS ELECTRICAL CONTRACTORS, INC. AND SUBSIDIARY
     Report of Independent Public Accountants ............................. F-39
     Consolidated Balance Sheets .......................................... F-40
     Consolidated Statements of Operations ................................ F-41
     Consolidated Statements of Cash Flows ................................ F-42
     Consolidated Statements of Stockholders' Equity ...................... F-43
     Notes to Consolidated Financial Statements ........................... F-44

BW CONSOLIDATED, INC. AND SUBSIDIARIES
     Report of Independent Public Accountants ............................. F-51
     Consolidated Balance Sheets .......................................... F-52
     Consolidated Statements of Operations ................................ F-53
     Consolidated Statements of Cash Flows ................................ F-54
     Consolidated Statements of Stockholders' Equity ...................... F-55
     Notes to Consolidated Financial Statements ........................... F-56

MUTH ELECTRIC, INC.
     Report of Independent Public Accountants ............................. F-64
     Balance Sheets ....................................................... F-65
     Statements of Operations ............................................. F-66
     Statements of Cash Flows ............................................. F-67
     Statements of Stockholders' Equity ................................... F-68
     Notes to Financial Statements ........................................ F-69

POLLOCK ELECTRIC, INC.
     Report of Independent Public Accountants ............................. F-73
     Balance Sheets ....................................................... F-74
     Statements of Operations ............................................. F-75
     Statements of Cash Flows ............................................. F-76
     Statements of Stockholder's Equity ................................... F-77
     Notes to Financial Statements ........................................ F-78

CHARLES P. BAGBY, CO., INC.
     Report of Independent Public Accountants ............................. F-85
     Balance Sheets ....................................................... F-86
     Statements of Operations ............................................. F-87
     Statements of Cash Flows ............................................. F-88
     Statements of Stockholder's Equity ................................... F-89
     Notes to Financial Statements ........................................ F-90

AMBER ELECTRIC, INC.
     Report of Independent Public Accountants.............................. F-94
     Balance Sheets........................................................ F-95
     Statements of Operations.............................................. F-96
     Statements of Cash Flows.............................................. F-97
     Statements of Stockholder's Equity.................................... F-98
     Notes to Financial Statements......................................... F-99

DANIEL ELECTRICAL CONTRACTORS, INC. AND DANIEL ELECTRICAL OF TREASURE COAST INC.
     Report of Independent Public Accountants.............................. F-105
     Combined Balance Sheets............................................... F-106
     Combined Statements of Operations..................................... F-107
     Combined Statements of Cash Flows..................................... F-108
     Combined Statements of Stockholder's Equity........................... F-109
     Notes to Combined Financial Statements................................ F-110

SUMMIT ELECTRIC OF TEXAS, INCORPORATED
     Report of Independent Public Accountants.............................. F-116
     Balance Sheets........................................................ F-117
     Statements of Operations.............................................. F-118
     Statements of Cash Flows.............................................. F-119
     Statements of Stockholder's Equity.................................... F-120
     Notes to Financial Statements......................................... F-121

THURMAN & O'CONNELL CORPORATION
     Report of Independent Public Accountants.............................. F-128
     Balance Sheets........................................................ F-129
     Statements of Operations.............................................. F-130
     Statements of Cash Flows.............................................. F-131
     Statements of Stockholders' Equity.................................... F-132
     Notes to Financial Statements......................................... F-133

RODGERS ELECTRIC COMPANY, INC.
     Report of Independent Public Accountants.............................. F-139
     Balance Sheets........................................................ F-140
     Statements of Operations.............................................. F-141
     Statements of Cash Flows.............................................. F-142
     Statements of Stockholders' Equity.................................... F-143
     Notes to Financial Statements......................................... F-144

SUBSEQUENT ACQUISITIONS:

MARK HENDERSON, INC. AND SUBSIDIARIES
     Report of Independent Public Accountants.............................. F-149
     Consolidated Balance Sheets........................................... F-150
     Consolidated Statements of Income..................................... F-151
     Consolidated Statements of Retained Earnings.......................... F-152
     Consolidated Statements of Cash Flows................................. F-153
     Notes to Consolidated Financial Statements............................ F-155

DAVIS ELECTRICAL CONSTRUCTORS, INC.
     Report of Independent Public Accountants.............................. F-162
     Balance Sheets........................................................ F-163
     Statements of Income and Retained Earnings............................ F-164
     Statements of Cash Flows.............................................. F-165
     Notes to Financial Statements......................................... F-166

FLORIDA INDUSTRIAL ELECTRIC, INC.
     Report of Independent Public Accountants.............................. F-171
     Balance Sheet......................................................... F-172
     Statements of Income and Retained Earnings............................ F-174
     Statements of Cash Flows.............................................. F-175
     Notes to Financial Statements......................................... F-176

GALBRAITH ACQUISITION COMPANY, INC. AND SUBSIDIARY
     Report of Independent Public Accountants.............................. F-188
     Consolidated Balance Sheet............................................ F-189
     Consolidated Statements of Income and Retained Earnings............... F-190
     Consolidated Statements of Cash Flows................................. F-191
     Notes to Financial Statements......................................... F-192

ARC ELECTRIC, INCORPORATED
     Report of Independent Public Accountants.............................. F-198
     Balance Sheets........................................................ F-199
     Statements of Income.................................................. F-201
     Statements of Cash Flows.............................................. F-202
     Statements of Stockholders' Equity.................................... F-203
     Notes to Financial Statements......................................... F-204

BRINK ELECTRIC CONSTRUCTION CO.
     Report of Independent Public Accountants.............................. F-212
     Balance Sheets........................................................ F-213
     Statements of Income.................................................. F-215
     Statements of Changes in Stockholders' Equity......................... F-216
     Statements of Cash Flows.............................................. F-217
     Notes to Financial Statements......................................... F-218

GOSS ELECTRIC COMPANY, INC.
     Report of Independent Public Accountants.............................. F-223
     Balance Sheets........................................................ F-224
     Statement of Revenues and Retained Earnings........................... F-226
     Statements of Cash Flows.............................................. F-227
     Notes to Financial Statements......................................... F-229

MID-STATES ELECTRIC COMPANY, INC.
     Report of Independent Public Accountants.............................. F-234
     Balance Sheets........................................................ F-235
     Statements of Operations.............................................. F-237
     Statements of Changes in Stockholders' Equity......................... F-238
     Statements of Cash Flows.............................................. F-239
     Notes to Financial Statements......................................... F-240

T & H ELECTRICAL CORPORATION
     Report of Independent Public Accountants.............................. F-249
     Balance Sheets........................................................ F-250
     Statements of Income and Retained Earnings............................ F-252
     Statements of Cash Flows.............................................. F-253
     Notes to Financial Statements......................................... F-254

                      INTEGRATED ELECTRICAL SERVICES, INC.

                UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
                              BASIS OF PRESENTATION

    The following unaudited pro forma combined financial statements give effect to (i) the acquisitions by Integrated Electrical Services, Inc. (IES), of 16 companies and related entities engaged in all facets of electrical contracting and maintenance services on January 30, 1998 (together, the Founding Companies), and related transactions, (ii) IES's January 30, 1998, initial public offerings in the United States and Canada and outside the United States and Canada (including the underwriters exercise of the overallotment option for 1,050,000 shares) (the "Offering"), and (iii) the acquisitions of 19 additional electrical contracting and maintenance businesses from April 1998 through September 11, 1998 (the "Post IPO Acquisitions"). Of these Post IPO Acquisitions, 18 were accounted for using the purchase method of accounting and one was accounted for using the pooling-of-interests method of accounting. The Founding Company Acquisitions and the Post IPO Acquisitions are collectively referred to as the "Companies". The Founding Company Acquisitions occurred simultaneously with the closing of the Offering and were accounted for using the purchase method of accounting. Pursuant to the Securities and Exchange Commission's ("SEC") Staff Accounting Bulletin No. 97 (SAB97), Houston-Stafford Electric, Inc. ("HSE") is for accounting purposes considered the entity which acquired the other Founding Companies and IES (the "Accounting Acquirer"). As such, IES's consolidated historical financial statements represent the financial position and results of operations of (i) HSE as restated to include the financial position and results of operations of the Pooled Company, and (ii) the other Founding Companies and the Post IPO Acquisitions beginning on their respective dates of acquisition.

    The unaudited pro forma combined balance sheet gives effect to the 8 Post IPO Acquisitions which were acquired subsequent to June 30, 1998, and related transactions as if they had occurred on June 30, 1998. The unaudited pro forma combined statements of operations give effect to these transactions as if they had occurred on October 1, 1996.

    IES has preliminarily analyzed the savings that it expects to be realized from reductions in salaries, bonuses and certain benefits to the owners. To the extent the owners of the Companies have contractually agreed to prospective changes in salary, bonuses, benefits and lease payments, these changes have been reflected in the unaudited pro forma combined statement of operations.

    The pro forma adjustments are based on preliminary estimates, available information and certain assumptions that Company management deems appropriate and may be revised as additional information becomes available. The pro forma financial data do not purport to represent what IES's combined financial position or results of operations would actually have been if such transactions in fact had occurred on those dates and are not necessarily representative of IES's combined financial position or results of operations for any future period. Since the Companies were not under common control or management, historical combined results may not be comparable to, or indicative of, future performance. The unaudited pro forma combined financial statements should be read in conjunction with the historical financial statements and notes thereto included elsewhere in this Prospectus. See also "Risk Factors" included elsewhere herein.

                      INTEGRATED ELECTRICAL SERVICES, INC.

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                                  JUNE 30, 1998
                             (AMOUNTS IN THOUSANDS)

                                                          Davis Electrical      Other
                                            IES and         Constructors,    Insignificant      Pro Forma
                                          Subsidiaries          Inc.         Acquisitions      Adjustments      Pro Forma
                                          ------------    ---------------    -------------     -----------      ---------

              ASSETS

CURRENT ASSETS:
  Cash                                      $  13,337        $   3,652        $   8,744        $  (5,469)       $  20,264
  Receivables                                 110,541           10,240           20,489             (894)         140,376
  Allowance for doubtful accounts              (3,083)              --             (122)            (922)          (4,127)
                                            ---------        ---------        ---------        ---------        ---------
  Receivables, net                            107,458           10,240           20,367           (1,816)         136,249
  Inventories                                   5,917               --              688              (34)           6,571
  Cost and estimated earnings
    in excess of billings on
    uncompleted contracts                       7,671            2,459            2,788               --           12,918
  Prepaid Expenses                              2,168               54              583               --            2,805
                                            ---------        ---------        ---------        ---------        ---------
     Total current assets                     136,551           16,405           33,170           (7,319)         178,807
GOODWILL, NET                                 208,699               --               --           78,158          286,857
PROPERTY AND EQUIPMENT, NET                    16,769            1,171            6,365             (607)          23,698
OTHER NONCURRENT ASSETS                         1,478            3,612            1,091           (2,999)           3,182
                                            ---------        ---------        ---------        ---------        ---------
     Total Assets                           $ 363,497        $  21,188        $  40,626        $  67,233        $ 492,544
                                            ---------        ---------        ---------        ---------        ---------

  LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Current maturities of debt                $     516        $      --        $     643        $      --        $   1,159
  Accounts payable and accrued expense         49,859            4,366            6,478              959           61,662
  Billings in excess of costs and
    estimated earnings on
    uncompleted contracts                      24,207              360            3,402            1,118           29,087
  Income taxes payable                          2,759               --            1,315               --            4,074
  Other current liabilities                     1,706               --              211               --            1,917
                                            ---------        ---------        ---------        ---------        ---------
     Total current liabilities                 79,047            4,726           12,049            2,077           97,899

LONG-TERM BANK DEBT                            20,000               --              710           68,785           89,495
OTHER LONG-TERM DEBT, NET                       8,628               --              421               --            9,049
OTHER NON-CURRENT LIABILITIES                     440            2,907              163           (2,907)             603
                                            ---------        ---------        ---------        ---------        ---------
     Total liabilities                        108,115            7,633           13,343           67,955          197,046

STOCKHOLDERS' EQUITY:
  Common stock                                    253               62              467             (501)             281
  Restricted common stock                          27               --               --               --               27
  Additional paid in capital                  252,445              130            2,743           37,215          292,533
  Treasury stock                                   --               --           (3,249)           3,249               --
  Retained earnings                             2,657           13,363           27,322          (40,685)           2,657
                                            ---------        ---------        ---------        ---------        ---------
     Total stockholders' equity               255,382           13,555           27,283             (722)         295,498
                                            ---------        ---------        ---------        ---------        ---------

     Total liabilities and stockholders'
       equity                               $ 363,497        $  21,188        $  40,626        $  67,233        $ 492,544
                                            =========        =========        =========        =========        =========

                      INTEGRATED ELECTRICAL SERVICES, INC.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                     FOR THE NINE MONTHS ENDED JUNE 30, 1998
                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                              Davis
                                                Other         Mark      Electrical        Other
                                 IES and       Founding    Henderson,   Constructors,  Insignificant   Pro Forma      Pro Forma
                               Subsidiaries    Companies      Inc.          Inc.       Acquisitions   Adjustments       Total
                               ------------    ---------   ----------   -------------  -------------  -----------    ----------
REVENUES                        $ 219,620      $  83,456   $  47,985      $  64,756     $ 137,538      $      --      $ 553,355

COST OF SERVICES                  173,420         64,709      42,669         56,653       105,024             --        442,475
                                ---------      ---------   ---------      ---------     ---------      ---------      ---------

     GROSS PROFIT                  46,200         18,747       5,316          8,103        32,514             --        110,880


SELLING, GENERAL, AND
ADMINISTRATIVE EXPENSES            29,467         11,267       2,216          5,254        23,907        (15,255)        56,856

NON-CASH, NON-RECURRING
  COMPENSATION CHARGE              17,036             --          --             --            --        (17,036)            --

GOODWILL AMORTIZATION               1,743             --          --             --            --          3,706          5,449
                                ---------      ---------   ---------      ---------     ---------      ---------      ---------

OPERATING INCOME (LOSS)            (2,046)         7,480       3,100          2,849         8,607         28,585         48,575

OTHER INCOME (EXPENSE):
     Interest expense                (269)          (408)        (36)            --          (219)        (3,131)        (4,063)
     Interest income                  288            181          35            102           220           (730)            96
     Gain (loss) on sale of
       assets                         195             57          (5)            --             3            (94)           156
     Other                            134            (17)         20             --           213           (234)           116
                                ---------      ---------   ---------      ---------     ---------      ---------      ---------
                                      348           (187)         14            102           217         (4,189)        (3,695)

INCOME BEFORE
  INCOME TAXES                     (1,698)         7,293       3,114          2,951         8,824         24,396         44,880

INCOME TAX PROVISION                6,443          5,409          --             --            --          7,022         18,874
                                ---------      ---------   ---------      ---------     ---------      ---------      ---------
NET INCOME (LOSS)               $  (8,141)     $   1,884   $   3,114      $   2,951     $   8,824      $  17,374      $  26,006
                                =========      =========   =========      =========     =========      =========      =========

EARNINGS PER SHARE:
     Basic                                                                                                            $     .85
     Diluted                                                                                                          $     .84

Shares used in computing pro forma
  earnings per share(1):
     Basic                                                                                                           30,756,875

Diluted                                                                                                              31,114,124

----------

(1) Includes (a) 2,655,709 shares issued to the IES founder and chairman of the board, (b) 1,396,602 shares issued to management of IES, (c) 12,313,025 shares issued to owners of the Founding Companies, (d) the 8,050,000 shares sold in the Offering (including the underwriters exercise of the overallotment option of 1,050,000 shares), and (e) 6,341,539 shares issued to the owners of the Post IPO Acquisitions. Additionally, includes 357,249 shares computed under the treasury stock method related to 3,110,550 options which are currently outstanding.

                      INTEGRATED ELECTRICAL SERVICES, INC.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                     FOR THE YEAR ENDED SEPTEMBER 30, 1997
                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                                 Davis
                                         IES         Other          Mark       Electrical      Other
                                         and        Founding     Henderson,   Constructors,  Insignificant   Pro Forma    Pro Forma
                                    Subsidiaries    Companies       Inc.          Inc.       Acquisitions   Adjustments     Total
                                    ------------    ---------    ----------   -------------  -------------  -----------   ---------
REVENUES                              $ 117,111     $ 233,126     $  55,541     $ 100,020     $ 199,236     $      --     $ 705,034

COST OF REVENUES                         95,937       183,584        46,938        82,101       153,611            --       562,171
                                      ---------     ---------     ---------     ---------     ---------     ---------    ----------

     GROSS PROFIT                        21,174        49,542         8,603        17,919        45,625            --       142,863


SELLING, GENERAL, AND
ADMINISTRATIVE EXPENSES                  14,261        30,766         3,267        14,196        30,296       (19,885)       72,901

GOODWILL AMORTIZATION                        --            --            --            --            --         7,154         7,154
                                      ---------     ---------     ---------     ---------     ---------     ---------    ----------

OPERATING INCOME (LOSS)                   6,913        18,776         5,336         3,723        15,329        12,731        62,808

OTHER INCOME (EXPENSE):
     Interest expense                      (214)         (639)          (52)           (2)         (331)       (4,369)       (5,607)
     Interest income                         89            --           165           290           285          (740)           89
     Gain (loss) on sale of assets           --            --            13            --            48           (61)           --
     Other                                  510           589          (423)           --           374          (434)          616
                                      ---------     ---------     ---------     ---------     ---------     ---------    ----------
                                            385           (50)         (297)          288           376        (5,604)       (4,902)

INCOME BEFORE
     INCOME TAXES                         7,298        18,726         5,039         4,011        15,705         7,127        57,906

INCOME TAX PROVISION                      2,923         1,436           853            --         1,890        17,299        24,401
                                      ---------     ---------     ---------     ---------     ---------     ---------    ----------
NET INCOME (LOSS)                     $   4,375     $  17,290     $   4,186     $   4,011     $  13,815     $ (10,172)   $   33,505
                                      =========     =========     =========     =========     =========     =========    ==========

EARNINGS PER SHARE:
     Basic                                                                                                                $    1.09
     Diluted                                                                                                              $    1.09

Shares used in computing pro forma
  earnings per share (1):
     Basic                                                                                                                30,756,875
     Diluted                                                                                                              30,756,875

----------

(1) Includes (a) 2,655,709 shares issued to the IES founder and chairman of the board, (b) 1,396,602 shares issued to management of IES, (c) 12,313,025 shares issued to owners of the Founding Companies, (d) the 8,050,000 shares sold in the Offering (including the underwriters exercise of the overallotment option of 1,050,000 shares), and (e) 6,341,539 shares issued to the owners of the Post IPO Acquisitions.

                      INTEGRATED ELECTRICAL SERVICES, INC.

           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

1. GENERAL:

    Integrated Electrical Services, Inc. (IES), was founded to create a leading national provider of electrical contracting and maintenance services to the commercial, industrial and residential markets. See BASIS OF PRESENTATION for a description of the Company's offering and acquisitions of the Companies and related accounting treatment.

    The historical financial statements of the other Founding Companies (excluding HSE) included in the accompanying pro forma financial statements reflect the results of operations of the Founding Companies for periods prior to January 30, 1998, and were derived from the respective Founding Companies' financial statements. The periods included in these financial statements for the individual Founding Companies are for the year ended September 30, 1997, and the period from October 1, 1997 to January 30, 1998. The audited historical financial statements for the Founding Companies included elsewhere herein have been included in accordance with Securities and Exchange Commission (SEC) Staff Accounting Bulletin No. 80.

    The historical financial statements of the Post IPO Acquisitions reflect the financial position of the eight Post IPO Acquisitions which were acquired subsequent to June 30, 1998, and the results of operations of the Post IPO acquisitions accounted for using the purchase method of accounting for the year ended September 30, 1997, and the current fiscal year from their respective dates of acquisition.

2. ACQUISITION OF COMPANIES:

On January 30, 1998, the Company completed its initial public offering of its stock, which involved the sale to the public of 7,000,000 shares of the Company's common stock at $13.00 per share. The Company received net proceeds from the Offering of approximately $78.8 million. Concurrent with the completion of the Offering, IES acquired the Founding Companies for consideration consisting of $53.4 million ($38.8 million excluding the cash paid to the Accounting Acquirer) in cash and 12,313,025 shares (8,961,000 shares excluding the shares issued to the owners of the Accounting Acquirer) of common stock. Additionally, on February 5, 1998, the Company sold 1,050,000 shares of its common stock pursuant to the overallotment option granted to the underwriters in connection with the Offering for net proceeds of approximately $12.7 million. The Company used approximately $7.6 million of the net proceeds from the Offering to retire outstanding third party debt and approximately $16.0 million to pay indebtedness incurred by the Founding Companies for distributions to the owners prior to the Acquisitions. The Company used the remaining net proceeds to fund a portion of the cash consideration for the Post IPO Acquisitions.

Subsequent to its IPO, and through June 30, 1998, the Company has acquired 11 additional electrical contracting and maintenance businesses for approximately $30.9 million of cash and 3.5 million shares of common stock. Of these 11 Post IPO Acquisitions, 10 were accounted for using the purchase method of accounting and one was accounted for using the pooling-of-interests method of accounting. Accordingly, the Company's historical financial statements have been restated to include the historical financial statements of the Pooled Company.

Subsequent to June 30, 1998, and through September 11, 1998, the Company has acquired eight additional electrical contracting and maintenance businesses for approximately $63.6 million of cash (funded through borrowings under the Company's $175 million bank credit facility) and 2.8 million shares of common stock. All of those acquisitions were accounted for using the purchase method of accounting.

In connection with the acquisitions of the Founding Companies and the Post IPO Acquisitions, the Company has recorded approximately $288 million of excess total consideration paid over the net tangible assets acquired has been recorded as goodwill in the accompanying consolidated financial statements. The accompanying balance sheets include allocations of the respective purchase prices initially assigned to the assets acquired and liabilities assumed based on preliminary estimates of fair value and may be revised as additional information concerning the valuation of such assets and liabilities becomes available.

                      INTEGRATED ELECTRICAL SERVICES, INC.

3. UNAUDITED PRO FORMA COMBINED BALANCE SHEET ADJUSTMENTS:

    (a) Records the transfer in connection with the Acquisitions of $4.2 million of previously undistributed earnings and nonoperating assets, net of liabilities to the owners of the eight Post IPO Acquisitions which closed subsequent to June 30, 1998.

    (b) Records the purchase of the eight Post IPO Acquisitions closed subsequent to June 30, 1998 by IES consisting of cash of $63.6 million and approximately 2,823,000 shares of Common Stock valued $42.9 for a total purchase price of $106.5 million resulting in excess purchase price of $78.1 million over the net assets acquired of $28.4 million.

    The following tables summarize unaudited pro forma combined balance sheet adjustments (in thousands):

                                                                     ADJUSTMENTS
                                                                ----------------------    PRO FORMA
                                                                      (a)          (b)   ADJUSTMENTS
                                                                ---------    ---------   -----------
                                     ASSETS
Current assets --
  Cash and cash equivalents ................................    $ (5,469)    $     --     $ (5,469)
  Accounts receivable ......................................        (894)        (922)      (1,816)
  Inventories ..............................................          --          (34)         (34)
                                                                --------     --------     --------
        Total current assets ...............................      (6,363)        (956)      (7,319)
Goodwill, net ..............................................          --       78,158       78,158
Property and equipment, net ................................        (607)          --         (607)
Other assets ...............................................      (2,999)          --       (2,999)
                                                                --------     --------     --------
        Total assets .......................................    $ (9,969)    $ 77,202     $ 67,233
                                                                ========     ========     ========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities --
  Accounts payable and accrued expenses ....................    $     --     $    959     $    959
  Billings in excess of estimated earnings on uncompleted
    contracts ..............................................          --        1,118        1,118
                                                                --------     --------     --------
        Total current liabilities ..........................          --        2,077        2,077
                                                                --------     --------     --------
Long-term debt, net of current maturities...................          --       68,785       68,785
Other non-current liabilities ..............................      (5,722)       2,815       (2,907)
                                                                --------     --------     --------
        Total liabilities ..................................      (5,722)      73,677       67,955
                                                                --------     --------     --------
Stockholders' equity --
  Common stock .............................................          --         (501)        (501)
  Additional paid-in capital ...............................      (4,247)      41,462       37,215
  Retained earnings ........................................          --      (40,685)     (40,685)
  Treasury stock ...........................................          --        3,249        3,249
                                                                --------     --------     --------
        Total stockholders' equity .........................      (4,247)       3,525         (722)
                                                                --------     --------     --------
        Total liabilities and stockholders' equity .........    $ (9,969)    $ 77,202     $ 67,233
                                                                ========     ========     ========

4. UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS ADJUSTMENTS FOR THE NINE MONTHS ENDED JUNE 30, 1998:

    (a) Reflects the reduction in salaries, bonuses and benefits and lease payments to the owners of the Companies. These reductions in salaries, bonuses and benefits and lease payments have been agreed prospectively in accordance with the terms of employment agreements executed as part of the acquisitions. Such employment agreements are primarily for five years, contain restrictions related to competition and provide severance for termination of employment in certain circumstances. Also reflects the reversal of the $17.0 million non-recurring, non-cash compensation charge recorded by HSE in connection with a note receivable and rights held by an officer of HSE which was exchanged for cash and shares of IES common stock in connection with the Founding Company acquisitions.

    (b) Reflects the amortization of goodwill recorded as a result of these acquisitions (based on a 40-year estimated life).

    (c) Reflects additional interest expense on borrowings of $63.6 million to fund the cash portion of the consideration paid for the eight acquisitions which closed subsequent to June 30, 1998, net of reduction on interest expense attributable to the $8.1 million of historical debt repaid using proceeds from the Offerings or to be transferred to the owners of the Founding Companies. The additional interest expense was calculated utilizing an assumed annual effective interest rate of approximately 7.5%. Also, reflects elimination of interest income.

    (d) Reflects the incremental provision for federal and state income taxes at a 38% overall tax rate, before non-deductible goodwill and other permanent items, relating to the other statements of operations adjustments and for income taxes on the pretax income of Companies that have historically elected S Corporation tax status.

    The following table summarizes unaudited pro forma combined statement of operations adjustments (in thousands):

                                                                        ADJUSTMENT
                                                      -----------------------------------------------     PRO FORMA
                                                         (a)         (b)          (c)          (d)       ADJUSTMENTS
                                                      --------     --------     --------     --------    -----------
Selling, general and administrative ..............    $(15,255)    $     --           --     $     --     $(15,255)
  expenses
Non-cash, non-recurring compensation charge ......     (17,036)          --           --           --      (17,036)
Goodwill amortization ............................          --        3,706           --           --        3,706
                                                      --------     --------     --------     --------     --------
  Income (loss) from operations ..................      32,291       (3,706)          --           --       28,585
Other income (expense) --
  Interest expense ...............................          --           --       (3,131)          --       (3,131)
  Interest income ................................          --           --         (730)          --         (730)
  Gain (loss) on sale of assets ..................          --           --          (94)          --          (94)
  Other, net .....................................          --           --         (234)          --         (234)
                                                      --------     --------     --------     --------     --------
  Other income (expense), net ....................          --           --       (4,189)          --       (4,189)
                                                      --------     --------     --------     --------     --------
  Income (loss) before income taxes ..............      32,291       (3,706)      (4,189)          --       24,396
Provision for income taxes .......................          --           --           --        7,022        7,022
                                                      --------     --------     --------     --------     --------
Net income (loss) ................................    $ 32,291     $ (3,706)    $ (4,189)    $ (7,022)    $ 17,374
                                                      ========     ========     ========     ========     ========

5. UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS ADJUSTMENTS FOR THE YEAR ENDED SEPTEMBER 30, 1997:

    (a) Reflects the reduction in salaries, bonuses and benefits and lease payments to the owners of the Companies. These reductions in salaries, bonuses and benefits and lease payments have been agreed prospectively in accordance with the terms of employment agreements executed as part of the acquisitions. Such employment agreements are primarily for five years, contain restrictions related to competition and provide severance for termination of employment in certain circumstances.

    (b) Reflects the amortization of goodwill recorded as a result of these acquisitions over a 40-year estimated life, as well as a reduction in historical Founding Companies' minority interest expense attributable to minority interests that were acquired as part of the transaction.

    (c) Reflects additional interest expense on borrowings of $63.6 million to fund the cash portion of the consideration paid for the eight acquisitions which closed subsequent to June 30, 1998, net of reduction on interest expense attributable to the $8.1 million of historical debt repaid using proceeds from the Offerings or to be transferred to the owners of the Founding Companies. The additional interest expense was calculated utilizing an assumed annual effective interest rate of approximately 7.5%. Also, reflects elimination of interest income.

    (d) Reflects the incremental provision for federal and state income taxes at a 38% overall tax rate, before non-deductible goodwill and other permanent items, relating to the other statements of operations adjustments and for income taxes on the pretax income of Companies that have historically elected S Corporation tax status.

    The following table summarizes unaudited pro forma combined statement of operations adjustments (in thousands):

                                                         ADJUSTMENT
                                       -----------------------------------------------    PRO FORMA
                                          (a)         (b)          (c)          (d)      ADJUSTMENTS
                                       --------     --------     --------     --------   -----------
Selling, general and administrative    $(19,885)    $     --     $     --     $     --     $(19,885)
  expenses
Goodwill amortization                        --        7,154           --           --        7,154
                                       --------     --------     --------     --------     --------
  Income (loss) from operations          19,885       (7,154)          --           --       12,731
Other income (expense) --
  Interest expense                           --           --       (4,369)          --       (4,369)
  Interest income                            --           --         (740)          --         (740)
  Gain (loss) on sale of assets              --           --          (61)          --          (61)
  Other, net                                 --          316         (750)          --         (434)
                                       --------     --------     --------     --------     --------
  Other income (expense), net                --          316       (5,920)          --       (5,604)
                                       --------     --------     --------     --------     --------
  Income (loss) before income
     taxes                               19,885       (6,838)      (5,920)          --        7,127
Provision for income taxes                   --           --           --       17,299       17,299
                                       --------     --------     --------     --------     --------
Net income (loss)                      $ 19,885     $ (6,838)    $ (5,920)    $(17,299)    $(10,172)
                                       ========     ========     ========     ========     ========

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To Integrated Electrical Services, Inc.:

         We have audited the accompanying consolidated balance sheets of Integrated Electrical Services, Inc., a Delaware corporation, and subsidiaries (see Note 1) as of December 31, 1996, and September 30, 1997, and the related consolidated statements of operations, cash flows and stockholders' equity for each of the two years in the period ended December 31, 1996, and for the year ended September 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Integrated Electrical Services, Inc., and subsidiaries as of December 31, 1996, and September 30, 1997, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 1996, and for the year ended September 30, 1997, in conformity with generally accepted accounting principles.

         As discussed in Note 1, the accompanying consolidated financial statements reflect the Company on a historical basis including Houston-Stafford Electric, Inc., as the accounting acquirer restated for the effect of a pooling-of-interests transaction.




                                                            ARTHUR ANDERSEN LLP


Houston, Texas
September 11, 1998

             INTEGRATED ELECTRICAL SERVICES, INC., AND SUBSIDIARIES


                           CONSOLIDATED BALANCE SHEETS

                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)

                                    (NOTE 1)

                                                                      DECEMBER 31,     SEPTEMBER 30,      JUNE 30,
                              ASSETS                                      1996             1997             1998
                                                                      ------------     ------------     ------------
                                                                                                         (UNAUDITED)

CURRENT ASSETS:
   Cash and cash equivalents                                          $      4,301     $      4,154     $     13,337
   Accounts receivable-
     Trade, net of allowance of $459, $537 and $3,083,
       respectively                                                          9,638           14,287           86,247
     Retainage                                                               4,143            4,611           21,211
   Inventories, net                                                            346            2,878            5,917
   Costs and estimated earnings in excess of billings on
     uncompleted contracts                                                     828            1,368            7,671
   Prepaid expenses and other current assets                                   674            1,173            2,168
                                                                      ------------     ------------     ------------

           Total current assets                                             19,930           28,471          136,551
                                                                      ------------     ------------     ------------

RECEIVABLES FROM RELATED PARTIES                                               338              309               --

OTHER RECEIVABLES                                                              166               --               --

GOODWILL, net                                                                   13              970          208,699

OTHER NONCURRENT ASSETS                                                        303            1,934            1,478

PROPERTY AND EQUIPMENT, net                                                  2,962            4,110           16,769
                                                                      ------------     ------------     ------------

           Total assets                                               $     23,712     $     35,794     $    363,497
                                                                      ============     ============     ============

               LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
   Current maturities of long-term debt                               $        553     $        894     $        516
   Accounts payable and accrued expenses                                     7,990           14,669           49,859
   Income taxes payable                                                        201            1,540            2,759
   Billings in excess of costs and estimated earnings on
     uncompleted contracts                                                   3,319            3,266           24,207
   Other current liabilities                                                   799              332            1,706
                                                                      ------------     ------------     ------------

           Total current liabilities                                        12,862           20,701           79,047
                                                                      ------------     ------------     ------------

LONG-TERM BANK DEBT                                                             --               --           20,000

OTHER LONG-TERM DEBT, net of current maturities                              1,406            1,275            8,628

OTHER NON-CURRENT LIABILITIES                                                  738            1,182              440

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
   Preferred stock, $.01 par value, 10,000,000 authorized, none
     issued and outstanding                                                     --               --               --
   Common stock, $.01 par value, 100,000 shares authorized,
     4,492,039, 4,492,039 and 25,278,650 shares issued and
     outstanding                                                                45               45              253
   Restricted common stock, $.01 par value, 2,655,709 shares
     authorized, 2,655,709 shares issued and outstanding at June
     30, 1998                                                                   --               --               27
   Additional paid-in capital                                                  887              887          252,445
   Retained earnings                                                         7,774           11,704            2,657
                                                                      ------------     ------------     ------------

           Total stockholders' equity                                        8,706           12,636          255,382
                                                                      ------------     ------------     ------------

           Total liabilities and stockholders' equity                 $     23,712     $     35,794     $    363,497
                                                                      ============     ============     ============

       The accompanying notes are an integral part of these consolidated financial statements.

             INTEGRATED ELECTRICAL SERVICES, INC., AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                    (NOTE 1)



                                                                                                             NINE MONTHS
                                               YEAR ENDED            NINE MONTHS                                 ENDED
                                              DECEMBER 31,              ENDED        YEAR ENDED                JUNE 30,
                                     ----------------------------    SEPTEMBER 30,   SEPTEMBER 30,   ----------------------------
                                         1995            1996            1997            1997            1997           1998
                                     ------------    ------------    ------------    ------------    ------------    ------------
                                                                     (UNAUDITED)                              (UNAUDITED)

REVENUES                             $     73,345    $    101,431    $     92,379    $    117,111    $     79,847    $    219,620

COST OF SERVICES ( including
   depreciation)                           63,709          85,081          76,306          95,937          65,189         173,420
                                     ------------    ------------    ------------    ------------    ------------    ------------

       Gross profit                         9,636          16,350          16,073          21,174          14,658          46,200

SELLING, GENERAL AND
   ADMINISTRATIVE EXPENSES                  7,905          10,228          10,222          14,261          10,170          29,467

NON-CASH NON-RECURRING
   COMPENSATION CHARGE IN
   CONNECTION WITH THE FOUNDING
   COMPANY ACQUISITIONS (Note 1)               --              --              --              --              --          17,036

GOODWILL AMORTIZATION                          --              --              --              --              --           1,743
                                     ------------    ------------    ------------    ------------    ------------    ------------

       Income (loss) from                   1,731           6,122           5,851           6,913           4,488          (2,046)
                                     ------------    ------------    ------------    ------------    ------------    ------------
operations

OTHER INCOME (EXPENSE):
   Interest expense                          (286)           (171)           (164)           (214)           (143)           (269)
   Other                                      104             185             456             599             187             617
                                     ------------    ------------    ------------    ------------    ------------    ------------
       Other income (expense), net           (182)             14             292             385              44             348
                                     ------------    ------------    ------------    ------------    ------------    ------------

INCOME (LOSS) BEFORE PROVISION FOR
   INCOME TAXES                             1,549           6,136           6,143           7,298           4,532          (1,698)

PROVISION FOR INCOME TAXES                    563           2,471           2,408           2,923           1,847           6,443
                                     ------------    ------------    ------------    ------------    ------------    ------------

NET INCOME (LOSS)                    $        986    $      3,665    $      3,735    $      4,375    $      2,685    $     (8,141)
                                     ============    ============    ============    ============    ============    ============

BASIC AND DILUTED EARNINGS (LOSS)
   PER SHARE                         $        .22    $        .82    $        .83    $        .97    $        .60    $       (.49)
                                     ============    ============    ============    ============    ============    ============

SHARES USED IN THE COMPUTATION OF
   BASIC AND DILUTED EARNINGS
   (LOSS) PER SHARE (Note 2)            4,492,039       4,492,039       4,492,039       4,492,039       4,492,039      16,757,359
                                     ============    ============    ============    ============    ============    ============



       The accompanying notes are an integral part of these consolidated financial statements.

             INTEGRATED ELECTRICAL SERVICES, INC., AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                    (NOTE 1)




                                                          YEAR ENDED       NINE MONTHS                    NINE MONTHS ENDED
                                                         DECEMBER 31,         ENDED       YEAR ENDED          JUNE 30,
                                                   ----------------------- SEPTEMBER 30, SEPTEMBER 30, -----------------------
                                                      1995         1996         1997         1997         1997         1998
                                                   ----------   ----------   ----------   ----------   ----------   ----------
                                                                            (UNAUDITED)                       (UNAUDITED)

CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income (loss)                               $      986   $    3,665   $    3,735   $    4,375   $    2,685   $   (8,141)
   Adjustment for change in fiscal year of
     the pooled company                                    --           --          195           --           --           --
   Non-cash non-recurring compensation charge              --           --           --           --           --       17,036
   Adjustments to reconcile net income to net
     cash provided by (used in) operating
     activities-
       Depreciation and amortization                      219          304          319          398          342        2,918
       Loss (gain) on sale of property and                  1            3         (142)        (140)        (140)        (195)
equipment
   Changes in operating assets and liabilities-
     (Increase) decrease in-
       Accounts receivable                             (1,155)      (4,157)      (4,399)      (3,886)      (1,417)      (7,004)
       Inventories                                        315           (9)      (1,400)      (1,409)      (1,062)         548
       Costs and estimated earnings in
         excess of billings on                            791          (95)        (540)        (841)        (461)      (1,234)
         uncompleted contracts
       Prepaid expenses and other current assets          204          (91)        (153)        (286)          50          632
     Increase (decrease) in-
       Accounts payable and accrued expenses              761        1,675        2,613        2,379          542       (2,359)
       Billings in excess of costs and
         estimated earnings on uncompleted                962        1,609          (54)        (747)         (38)       5,882
         contracts
     Other current liabilities                            249          906          688          272         (424)        (216)
     Other, net                                           (11)         (20)         190          210           63            2
                                                   ----------   ----------   ----------   ----------   ----------   ----------

     Net cash provided by operating activities          3,322        3,790        1,052          325          140        7,869
                                                   ----------   ----------   ----------   ----------   ----------   ----------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Proceeds from sale of property and equipment           132           22           70           84           30          686
   Additions of property and equipment                   (409)        (900)      (1,025)        (997)        (771)      (2,731)
   Purchase of businesses, net of cash acquired            --           --         (100)        (100)          --      (66,588)
   Increase in note receivable                             --           --           --           --          (76)          --
   Collections of notes receivable                         --           --           77           77            6          475
   Other, net                                               6           --           --           21           --           --
                                                   ----------   ----------   ----------   ----------   ----------   ----------

     Net cash used in investing activities               (271)        (878)        (978)        (915)        (811)     (68,158)
                                                   ----------   ----------   ----------   ----------   ----------   ----------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Borrowings of long-term debt                           521        2,960       10,373       10,979        4,232       20,626
   Payments of long-term debt                          (2,446)      (3,408)     (10,594)     (11,545)      (4,071)     (24,909)
   Distributions to stockholders                          (15)          --           --           --           --           --
   Distributions to accounting acquirer                    --           --           --           --           --      (17,758)
   Proceeds from initial public offering                   --           --           --           --           --       91,513
                                                   ----------   ----------   ----------   ----------   ----------   ----------

     Net cash provided by (used in) financing          (1,940)        (448)        (221)        (566)         161       69,472
                                                   ----------   ----------   ----------   ----------   ----------   ----------
activities

NET INCREASE (DECREASE) IN CASH AND CASH
   EQUIVALENTS                                          1,111        2,464         (147)      (1,156)        (510)       9,183

CASH AND CASH EQUIVALENTS, beginning of period            726        1,837        4,301        5,310        5,310        4,154
                                                   ----------   ----------   ----------   ----------   ----------   ----------

CASH AND CASH EQUIVALENTS, end of period           $    1,837   $    4,301   $    4,154   $    4,154   $    4,800   $   13,337
                                                   ==========   ==========   ==========   ==========   ==========   ==========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
   Cash paid for-
     Interest                                      $      286   $      171   $      160   $      193   $       63   $      161
     Income taxes                                         266        1,643        1,421        2,571        1,204        3,308
   Non-cash property distribution                          --           --           --           --           --          756



       The accompanying notes are an integral part of these consolidated financial statements.

             INTEGRATED ELECTRICAL SERVICES, INC., AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)

                                    (NOTE 1)



                                                                RESTRICTED
                                      COMMON STOCK             COMMON STOCK         ADDITIONAL                   TOTAL
                                -----------------------   -----------------------     PAID-IN      RETAINED    STOCKHOLDERS'
                                  SHARES       AMOUNT       SHARES       AMOUNT       CAPITAL      EARNINGS      EQUITY
                                ----------   ----------   ----------   ----------   ----------    ----------    ----------

BALANCE, December 31, 1994       4,492,039   $       45           --   $       --   $      887    $    3,123    $    4,055
   Net income                           --           --           --           --           --           986           986
                                ----------   ----------   ----------   ----------   ----------    ----------    ----------

BALANCE, December 31, 1995       4,492,039           45           --           --          887         4,109         5,041
   Net income                           --           --           --           --           --         3,665         3,665
                                ----------   ----------   ----------   ----------   ----------    ----------    ----------

BALANCE, December 31, 1996       4,492,039           45           --           --          887         7,774         8,706
   Net income                           --           --           --           --           --         3,735         3,735
   Adjustment for change in
     fiscal year of
     pooled company                     --           --           --           --           --           195           195
                                ----------   ----------   ----------   ----------   ----------    ----------    ----------


BALANCE, September 30, 1997      4,492,039           45           --           --          887        11,704        12,636
   Non-cash non-recurring
    compensation charge                 --           --           --           --       17,036            --        17,036
    (unaudited)
   Initial public offering of
    stock (unaudited)            8,050,000           80           --           --       91,433            --        91,513
   Issuance of stock for
    acquisitions (unaudited)    12,736,611          128    2,655,709           27      160,715            --       160,870
   Distribution to accounting
    acquirer (unaudited)                --           --           --           --      (17,626)         (888)      (18,514)
   Net loss (unaudited)                 --           --           --           --           --        (8,141)       (8,141)
   Other (unaudited)                    --           --           --           --           --           (18)          (18)
                                ----------   ----------   ----------   ----------   ----------    ----------    ----------

BALANCE, June 30, 1998
    (unaudited)                 25,278,650   $      253    2,655,709   $       27   $  252,445    $    2,657    $  255,382
                                ==========   ==========   ==========   ==========   ==========    ==========    ==========



       The accompanying notes are an integral part of these consolidated financial statements.

             INTEGRATED ELECTRICAL SERVICES, INC., AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.  BUSINESS AND ORGANIZATION AND BASIS OF PRESENTATION:

Integrated Electrical Services, Inc. (the Company or IES), a Delaware corporation, was founded in June 1997 to create a leading national provider and consolidator of electrical contracting and maintenance services, focusing primarily on the commercial, industrial and residential markets. On January 30, 1998, concurrent with the closing of its initial public offering (IPO or Offering) of common stock, IES acquired, in separate transactions, for consideration including $53.4 million of cash and 12,313,025 shares of common stock, 16 companies and related entities engaged in all facets of electrical contracting and maintenance services (collectively, the Founding Companies or the Founding Company Acquisitions).

For financial statement presentation purposes, Houston-Stafford Electric, Inc. (Houston-Stafford), one of the Founding Companies, has been identified as the accounting acquirer. The acquisition of the remaining Founding Companies and IES was accounted for using the purchase method of accounting. The allocation of purchase prices to the assets acquired and liabilities assumed has been initially assigned and recorded based on preliminary estimates of fair value and may be revised as additional information concerning the valuation of such assets and liabilities becomes available.

Subsequent to its IPO, and through June 30, 1998, the Company acquired 11 additional electrical contracting and maintenance businesses for approximately $30.9 million of cash and 3,519,023 shares of common stock (the Post IPO Acquisitions). Of these 11 Post IPO Acquisitions, 10 were accounted for using the purchase method of accounting (the Purchased Companies) and one was accounted for using the pooling-of-interests method of accounting (the Pooled Company) resulting in a restatement of the Company's financial statements for all periods presented (see Note 3).

The accompanying consolidated financial statements through January 30, 1998, reflect the historical accounts of Houston-Stafford as the accounting acquirer. The historical financial statements have been restated for all periods presented for the effect of the acquisition accounted for as a pooling-of-interest. The Founding Companies are included in the Company's results of operations beginning February 1, 1998, and the Purchased Companies beginning on their respective dates of acquisition. Houston-Stafford's results of operations through January 30, 1998, include a non-cash, non-recurring compensation charge of approximately $17.0 million required by the Securities and Exchange Commission (SEC) in connection with a note receivable and rights held by an officer of Houston-Stafford which was exchanged for cash and shares of IES common stock in connection with the Founding Company Acquisitions (see Note 10). The Company has changed from a calendar to a September fiscal year.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Principles of Consolidation

The accompanying consolidated financial statements after January 30, 1998, include the accounts of IES and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

             INTEGRATED ELECTRICAL SERVICES, INC., AND SUBSIDIARIES

Interim Financial Information

The interim financial statements for the nine months ended June 30, 1997 and 1998, and the nine months ended September 30, 1997, are unaudited and have been prepared pursuant to the rules and regulations of the SEC. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of the Company's management, the unaudited interim financial statements contain all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation. The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Inventories

Inventories consist of parts and supplies held for use in the ordinary course of business and are valued by the Company at the lower of cost or market using the first-in, first-out (FIFO) method.

Property and Equipment

Property and equipment are stated at cost, and depreciation is computed using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are capitalized and amortized over the lesser of the life of the lease or the estimated useful life of the asset. Depreciation expense was approximately $219,000 and $304,000 for the years ended December 31, 1995 and 1996, and $391,000 for the year ended September 30, 1997, respectively.

Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments, which extend the useful lives of existing equipment, are capitalized and depreciated. Upon retirement or disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the statements of operations.

Goodwill

Goodwill represents the excess of the aggregate of purchase price paid by the Company in the acquisition of businesses accounted for as purchases over the fair market value of the net assets acquired. Goodwill is amortized on a straight-line basis over 40 years. As of September 30, 1997, accumulated amortization was approximately $33,000.

The Company periodically evaluates the recoverability of intangibles resulting from business acquisitions and measures the amount of impairment, if any, by assessing current and future levels of income and cash flows as well as other factors, such as business trends and prospects and market and economic conditions.

Debt Issue Costs

Debt issue costs related to the Company's credit facility (see Note 6) are included in other noncurrent assets and are amortized to interest expense over the scheduled maturity of the debt.

             INTEGRATED ELECTRICAL SERVICES, INC., AND SUBSIDIARIES

Revenue Recognition

The Company recognizes revenue when services are performed except when work is being performed under a construction contract. Such contracts generally provide that the customers accept completion of progress to date and compensate the Company for services rendered measured in terms of hours expensed or some other measure of progress. Revenues from construction contracts are recognized on the percentage-of-completion method generally measured by the percentage of costs incurred to date to total estimated costs for each contract. Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs and depreciation costs. Provisions for total estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, estimated profitability and final contract settlements may result in revisions to costs and income. The effects of these revisions are recognized in the period in which the revisions are determined. An amount equal to contract costs attributable to claims is included in revenues when realization is probable and the amount can be reliably estimated.

The balances billed but not paid by customers pursuant to retainage provisions in construction contracts will be due upon completion of the contracts and acceptance by the customer. Based on the Company's experience with similar contracts in recent years, the retention balance at each balance sheet date will be collected within the subsequent fiscal year.

The current asset, "Costs and estimated earnings in excess of billings on uncompleted contracts," represents revenues recognized in excess of amounts billed. The current liability, "Billings in excess of costs and estimated earnings on uncompleted contracts," represents billings in excess of revenues recognized.

Warranty Costs

For certain contracts, the Company warrants labor for the first year after installation of new electrical systems. The Company generally warrants labor for 30 days after servicing of existing electrical systems. A reserve for warranty costs is recorded based upon the historical level of warranty claims and management's estimate of future costs.

Accounts Receivable and Provision for Doubtful Accounts

Accounts receivable at December 31, 1996, and September 30, 1997, include approved claims and change orders which were expected to be collected within the fiscal year.

The Company provides an allowance for doubtful accounts based on a specified percentage of outstanding receivables and the specific identification of accounts receivable where collection is no longer probable.

Stock-Based Compensation

Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation," allows entities to choose between a new fair value method of accounting for employee stock options or similar equity instruments and the current method of accounting prescribed by Accounting Principles Board
(APB) Opinion No. 25 under which compensation expense is recorded to the extent that the fair market value of the related stock is in excess of the options exercise price at date of grant. Entities electing to remain with the accounting in APB Opinion No. 25 must make pro forma disclosures of net income and earnings per share as if the fair value method of accounting prescribed in SFAS No. 123 had been applied. The Company will measure compensation expense attributable to stock options based on the method prescribed in APB Opinion No. 25 and will provide the required pro forma disclosure of net income and earnings per share, as applicable, in the notes to future consolidated annual financial statements.

             INTEGRATED ELECTRICAL SERVICES, INC., AND SUBSIDIARIES

Income Taxes

The Company follows the asset and liability method of accounting for income taxes in accordance with SFAS No. 109. Under this method, deferred assets and liabilities are recorded for future tax consequences of temporary differences between the financial reporting and tax bases of assets and liabilities, and are measured using enacted tax rates and laws.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions by management in determining the reported amounts of assets and liabilities, disclosures of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Reference is made to the "Revenue Recognition" section of this footnote and Note 13 for discussion of significant estimates reflect in the Company financial statements.

New Accounting Pronouncements

Effective January 1, 1996, the Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." Accordingly, in the event that facts and circumstances indicate that property and equipment or other assets may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset are compared to the asset's carrying amount to determine if an impairment of such property is necessary. The effect of any impairment would be to expense the difference between the fair value of such property and its carrying value. Adoption of this standard did not have a material effect on the consolidated financial position or results of operations of the Company.

In June 1997, the Financial Accounting Standards Board (FASB) issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which establishes standards for the way public enterprises are to report information about operating segments in annual financial statements and requires the reporting of selected information about operating segments in interim financial reports issued to shareholders. SFAS No. 131 is effective for the Company for its year ended September 30, 1999, at which time the Company will adopt the provision. The Company is currently evaluating the impact on the Company's financial disclosures.

In February 1998, the FASB issued SFAS No. 132, "Employers Disclosures about Pensions and Other Postretirement Benefits," which becomes effective for financial statements for the year ended September 30, 1999. SFAS No. 132 requires revised disclosures about pension and other postretirement benefit plans. The Company is currently assessing the impact of this statement on its annual financial statements.

On June 1, 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which becomes effective for the Company for its year ended September 30, 2000. SFAS No. 133 requires a company to recognize all derivative instruments (including certain derivative instruments embedded in other contracts) as assets or liabilities in its balance sheet and measure them at fair value. The statement requires that changes in the derivatives fair value be recognized currently in earnings unless specific hedge accounting criteria are met. The Company is evaluating SFAS No. 133 and the impact on existing accounting policies and financial reporting disclosures. However, the Company has not to date engaged in activities or entered into arrangements normally associated with derivative instruments.

             INTEGRATED ELECTRICAL SERVICES, INC., AND SUBSIDIARIES

Earnings per Share

The Company has adopted SFAS No. 128, "Earning Per Share," which requires restatement of all comparative per share amounts. Under the provisions of SFAS No. 128, the presentation of primary earnings per share has been replaced with earnings per share for potentially dilutive securities such as outstanding options. All prior period earnings per share data have been restated.

For financial statement purposes as required by the rules and regulations of the Securities Act, Houston-Stafford has been identified as the accounting acquirer in the transaction with IES and its initial public offering. As such the shares of IES beneficially owned by the shareholders of Houston-Stafford and the shares issued in the pooling transaction have been used in the calculation of basic and diluted earnings per share of the Company, for all periods prior to the IPO.

3.  BUSINESS COMBINATIONS:

On January 30, 1998, concurrent with the closing of its IPO, IES acquired, in separate transactions, for consideration including $53.4 million of cash and 12,313,025 shares of common stock, 16 companies and related entities engaged in all facets of electrical contracting and maintenance services. Subsequent to its IPO, and through June 30, 1998, the Company has acquired 11 additional electrical contracting and maintenance businesses for approximately $30.9 million of cash and 3.5 million shares of common stock. Of these 11 Post IPO Acquisitions, 10 were accounted for using the purchase method of accounting and the Pooled Company was accounted for using the pooling-of-interests method of accounting. Accordingly, the Company's historical financial statements have been restated to include the historical financial statements of the Pooled Company.

Pooling

On June 1, 1998, IES completed the acquisition of all the capital stock of H.R. Allen, Inc. (Allen), in a business combination accounted for as a "pooling-of-interests" transaction in accordance with the requirements of APB No. 16. Allen, headquartered in Charleston, South Carolina, provides electrical contracting and maintenance services. IES issued 1,140,000 shares of common stock in exchange for all of the capital stock of Allen. There were no transactions between IES, or Allen during periods prior to the business combination.

The following table summarizes the unaudited restated revenues, net income and per share data of the Company after giving effect to the Pooled Company (in thousands, except per share data).


                                                   YEAR ENDED DECEMBER 31,                              YEAR ENDED
                                 -----------------------------------------------------------            SEPTEMBER 30,
                                             1995                           1996                           1997
                                 ---------------------------    ----------------------------   ---------------------------
                                                     NET                            NET                            NET
                                   REVENUES        INCOME         REVENUES        INCOME         REVENUES        INCOME
                                 ------------   ------------    ------------    ------------   ------------   ------------

Revenues and net income-
   As previously reported        $     54,082   $        731    $     70,493    $      3,047   $     81,575   $      3,316
   Pooled Company                      19,263            255          30,938             618         35,536          1,059
                                 ------------   ------------    ------------    ------------   ------------   ------------

   As restated                   $     73,345   $        986    $    101,431    $      3,665   $    117,111   $      4,375
                                 ============   ============    ============    ============   ============   ============

Earnings per share-
   As previously reported                       $        .22                    $        .91                  $        .99
   Pooled Company                                         --                            (.09)                         (.02)
                                                ------------                    ------------                  ------------

   As restated                                  $        .22                    $        .82                  $        .97
                                                ============                    ============                  ============

             INTEGRATED ELECTRICAL SERVICES, INC., AND SUBSIDIARIES

Purchases

The total consideration paid for the Purchased Companies through June 30, 1998, was approximately $73.0 million (including assumed debt of approximately $5.2 million). The $53.7 million excess of the total consideration paid over the net tangible assets acquired has been recorded as goodwill in the accompanying consolidated financial statements. The accompanying June 30, 1998, consolidated balance sheet includes allocations of the respective purchase prices to the assets acquired and liabilities assumed based on preliminary estimates of fair value and are subject to final adjustment.

The unaudited pro forma data presented below reflect the results of operations for the Company, the Founding Companies and the Purchased Companies through June 30, 1998, assuming the transactions were completed on October 1, 1996:

                                                          NINE MONTHS
                                         YEAR ENDED          ENDED
                                        SEPTEMBER 30,      JUNE 30,
                                             1997            1998
                                        ============     ============

Revenues                                $    502,905     $    303,077
                                        ============     ============

Net income                              $     24,323     $     16,063
                                        ============     ============

Basic earnings per share                $        .95     $        .62
                                        ============     ============

Diluted earnings per share              $        .95     $        .61
                                        ============     ============

The preceding pro forma adjustments include: (a) the reversal of Houston-Stafford's non-cash, non-recurring compensation charge of approximately $17.0 million, (b) certain reductions in salaries, bonuses, benefits and lease payments to the former owners of the acquired companies which took effect as of the effective date of their respective acquisitions, (c) amortization of goodwill resulting from the acquisitions, and (d) elimination of interest income and increased interest expense on borrowings of $6.4 million to fund certain S corporation distributions.

Subsequent to June 30, 1998, the Company acquired eight companies for an aggregate consideration of approximately 2,823,000 shares of common stock and $63.6 million in cash, net of cash acquired. The cash portion of such consideration was provided by borrowings under the Company's credit facility.

4.  PROPERTY AND EQUIPMENT:

Property and equipment consists of the following (in thousands)::

                                                      ESTIMATED
                                                     USEFUL LIVES      DECEMBER 31,       SEPTEMBER 30,
                                                       IN YEARS            1996                1997
                                                     ------------      ------------       ------------

Land                                                            N/A     $      1,465      $      1,773
Buildings                                                      5-32              486               686
Transportation equipment                                        3-5            1,582             2,158
Machinery and equipment                                        3-10              916             1,214
Building and leasehold improvements                            5-32              251               273
Furniture and fixtures                                          5-7              326               563
                                                                        ------------      ------------
                                                                               5,026             6,667
Less- Accumulated depreciation and amortization                               (2,064)           (2,557)
                                                                        ------------      ------------

              Property and equipment, net                               $      2,962      $      4,110
                                                                        ============      ============

             INTEGRATED ELECTRICAL SERVICES, INC., AND SUBSIDIARIES

5.  DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS:

Activity in the Company's allowance for doubtful accounts receivable consists of the following (in thousands):

                                                                                 DECEMBER 31,      SEPTEMBER 30,
                                                                                      1996              1997
                                                                                 ------------      ------------

Balance at beginning of period                                                   $        415      $        459
Additions to costs and expenses                                                            58                85
Deductions for uncollectible receivables written off and
    recoveries                                                                            (14)               (7)
                                                                                 ------------      ------------

Balance at end of period                                                         $        459      $        537
                                                                                 ============      ============

Accounts payable and accrued liabilities consist of the following (in thousands):

                                                                                 DECEMBER 31,     SEPTEMBER 30,
                                                                                     1996             1997
                                                                                 ------------     ------------

Accounts payable, trade                                                          $      5,128     $      9,033
Accrued compensation and other expenses                                                 2,862            5,636
                                                                                 ------------     ------------

                                                                                 $      7,990     $     14,669
                                                                                 ============     ============

Electrical system installation contracts in progress are as follows (in thousands):

                                                                                 DECEMBER 31,      SEPTEMBER 30,
                                                                                     1996              1997
                                                                                 ------------      ------------

Costs incurred on contracts in progress                                          $     35,780      $     43,997
Estimated earnings                                                                      6,480             6,816
                                                                                 ------------      ------------
                                                                                       42,260            50,813

Less- Billings to date                                                           $    (44,751)     $    (52,711)
                                                                                 ------------      ------------

                                                                                 $     (2,491)     $     (1,898)
                                                                                 ============      ============

Costs and estimated earnings in excess of billings on uncompleted
   contracts                                                                     $        828      $      1,368
Less- Billings in excess of costs and estimated earnings on
   uncompleted contracts                                                               (3,319)           (3,266)
                                                                                 ------------      ------------

                                                                                 $     (2,491)     $     (1,898)
                                                                                 ============      ============

             INTEGRATED ELECTRICAL SERVICES, INC., AND SUBSIDIARIES

6. LONG-TERM DEBT:

Long-term debt consists of the following (in thousands):

                                                                                          DECEMBER 31,     SEPTEMBER 30,
                                                                                              1996             1997
                                                                                          ------------     ------------

Note payable to an officer, dated August 1996, payable in monthly payments of $12 including interest at a rate of 8%, maturing
  August 2003 and secured by stock (see Note 10)                                          $        766     $        699
Note payable to a bank, dated October 1994, payable in monthly payments of $21 plus interest at prime plus .75%, maturing
  October 1998 and secured by trade receivables, inventory and
  equipment                                                                                        458               --
Line of credit with a bank with total borrowing capacity of
  $3,100,000, bearing interest at prime plus 1/2 percent, repaid in
  1998 with proceeds from the Company's credit facility                                             --              507
Notes payable to banks earning interest ranging from 8% to 8.25%,
  repaid in 1998 with proceeds from the Company's credit facility                                  176              387
Note payable to an officer, bearing interest at 11%, repaid in 1998
  with proceeds from the Company's credit facility                                                  60               47
Mortgage payables to a bank and an individual bearing interest at 9%
  and 10%, repaid in 1998 with proceeds from the Company's credit
  facility                                                                                         178              145
Capital lease obligations                                                                           --               65
Other                                                                                              321              319
                                                                                          ------------     ------------
                                                                                                 1,959            2,169
Less- Current maturities                                                                           553              894
                                                                                          ------------     ------------

                        Total long-term debt                                              $      1,406     $      1,275
                                                                                          ============     ============

Principal payments due on long-term debt at September 30, 1997, are as follows (in thousands):

               1998                             $   894
               1999                                 305
               2000                                 285
               2001                                 204
               2002                                 182
               Thereafter                           299
                                                -------

                           Total                $ 2,169
                                                =======

Credit Facility

In January 1998, the Company obtained a credit facility from a commercial bank. The credit facility is a three-year revolving credit facility of up to $65 million to be used for working capital, capital expenditures, other corporate purposes and acquisitions. In August, the Company increased the credit facility to $175.0 million. The credit facility matures July 30, 2001. Amounts borrowed under the credit facility bear interest at an annual rate equal to either (a) the London interbank offered rate (LIBOR) plus 1.0 percent to 2.0 percent, as determined by the ratio of the Company's total funded debt to EBITDA (as defined in the credit facility) or (b) the higher of (i) the bank's prime rate and (ii) the Federal funds rate plus 0.5 percent plus up to an additional 5 percent, as determined by the ratio of the Company's total funded debt to EBITDA. Commitment fees of 0.25 percent to 0.375 percent, as determined by the ratio of the Company's total funded debt to EBITDA, will be due on any unused borrowing capacity under the credit facility. The Company's existing and future subsidiaries

             INTEGRATED ELECTRICAL SERVICES, INC., AND SUBSIDIARIES guarantee the repayment of all amounts due under the facility, and the facility is secured by the capital stock of those subsidiaries and the accounts receivable of the Company and those subsidiaries. The credit facility requires the consent of the lenders for acquisitions exceeding a certain level of cash consideration, prohibits the payment of cash dividends on the common stock, restricts the ability of the Company to incur other indebtedness and requires the Company to comply with various affirmative and negative covenants including certain financial ratios. As of September 11, 1998, $42 million was borrowed under the credit facility.

7.  LEASES:

The Company leases various facilities, at which it conducts its operations, under noncancelable operating leases. For a discussion of leases with certain related parties see Note 10.

Future minimum lease payments under these noncancelable operating leases are as follows in thousands):

               YEAR ENDING SEPTEMBER 30-
                  1998                                    $    204
                  1999                                         185
                  2000                                         160
                  2001                                         133
                  2002                                         122
                  Thereafter                                   287
                                                          --------

                                                          $  1,091
                                                          ========

Rental expense for the years ended December 31, 1995 and 1996, and September 30, 1997, was approximately $118,000, $155,000 and $206,000, respectively.

8.  INCOME TAXES:

Federal and state income tax provisions are as follows (in thousands):

                                   YEAR ENDED
                                  DECEMBER 31,              YEAR ENDED
                         -----------------------------     SEPTEMBER 30,
                             1995             1996              1997
                         ------------     ------------     ------------

Federal-
   Current               $        482     $      1,741     $      2,691
   Deferred                        22              434             (149)

State-
   Current                         59              241              400
   Deferred                        --               55              (19)
                         ------------     ------------     ------------

                         $        563     $      2,471     $      2,923
                         ============     ============     ============

             INTEGRATED ELECTRICAL SERVICES, INC., AND SUBSIDIARIES

Actual income tax expense differs from income tax expense computed by applying the U.S. federal statutory corporate rate of 35 percent to income before provision for income taxes as follows (in thousands):

                                                                                 YEAR ENDED
                                                                                DECEMBER 31,              YEAR ENDED
                                                                      ------------------------------     SEPTEMBER 30,
                                                                          1995              1996              1997
                                                                      ------------      ------------     ------------

Provision at the statutory rate                                       $        542      $      2,148     $      2,554
Increase resulting from-
   Non-deductible expenses                                                     (25)              139              150
   State income tax, net of benefit for federal deduction                       46               184              219
                                                                      ------------      ------------     ------------

                                                                      $        563      $      2,471     $      2,923
                                                                      ============      ============     ============

Deferred income tax provisions result from temporary differences in the recognition of income and expenses for financial reporting purposes and for tax purposes. The tax effects of these temporary differences, representing deferred tax assets and liabilities, result principally from the following (in thousands):

                                                                                DECEMBER 31,      SEPTEMBER 30,
                                                                                    1996              1997
                                                                                ------------      ------------

Deferred income tax assets-
   Bad debts                                                                    $        137      $        162
   Reserves and accrued expenses                                                         365               564
                                                                                ------------      ------------

              Total deferred income tax asset                                            502               726
                                                                                ------------      ------------

Deferred income tax liabilities-
   Property and equipment                                                                (40)             (112)
   Deferred contract revenue                                                          (1,051)           (1,012)
Accrued expenses                                                                          --               (47)

              Total deferred income tax liability                                     (1,091)           (1,171)
                                                                                ------------      ------------

              Net deferred income tax liability                                 $       (589)     $       (445)
                                                                                ============      ============

The net deferred tax assets and liabilities are comprised of the following (in thousands):

                                                                                DECEMBER 31,      SEPTEMBER 30,
                                                                                    1996               1997
                                                                                ------------      ------------

Current deferred tax asset                                                      $        502      $        726
                                                                                ============      ============
Deferred tax liabilities-
   Current                                                                      $     (1,051)     $     (1,059)
   Long-term                                                                             (40)             (112)
                                                                                ------------      ------------

                                Total                                           $     (1,091)     $     (1,171)
                                                                                ============      ============

             INTEGRATED ELECTRICAL SERVICES, INC., AND SUBSIDIARIES

9.  STOCKHOLDERS' EQUITY:

Restricted Common Stock

In October 1997, the 2,655,709 shares of common stock held by the founder of IES were converted into 2,655,709 shares of restricted common stock. The shares of restricted common stock have rights similar to shares of common stock except that such shares are entitled to elect one member of the board of directors and are entitled to one-half of one vote for each share held on all other matters. Each share of restricted common stock will convert into common stock upon disposition by the holder of such shares.

Stock Plan

In September 1997, the Company's board of directors and stockholders approved the Company's 1997 Stock Plan (the Plan), which provides for the granting or awarding of incentive or nonqualified stock options, stock appreciation rights, restricted or phantom stock and other incentive awards to directors, officers, key employees and consultants of the Company. The number of shares authorized and reserved for issuance under the Plan is the greater of 3.5 million shares or 15 percent of the aggregate number of shares of common stock outstanding. The terms of the option awards will be established by the compensation committee of the Company's board of directors. The Company has filed a registration statement on Form S-8 under the Securities Act of 1933 registering the issuance of shares upon exercise of options granted under this Plan. Options generally vest at the rate of 20 percent per year, commencing on the first anniversary of the grant date and will expire 10 years from the date of grant, three months following termination of employment due to death or disability, or one year following termination of employment by means other than death or disability.

Director's Stock Plan

In September 1997, the Company's board of directors and stockholders approved the 1997 Directors' Stock Plan (the Directors' Plan), which provides for the granting or awarding of stock options to nonemployee directors. The number of shares authorized and reserved for issuance under the Directors' Plan is 260,000 shares. The directors' Plan provides for the automatic grant of options to purchase 5,000 shares to each nonemployee director serving in such capacity at the commencement of the Offerings.

Each nonemployee director was granted options to purchase an additional 5,000 shares at the time of an initial election of such director. In addition, each director will be automatically granted options to purchase 5,000 shares annually at each September 30, on which such director remains a director. All options have an exercise price based on the fair market value at the date of grant and vesting terms similar to options granted under the Stock Plan discussed above.

The Directors' Plan allows nonemployee directors to receive additional option grants in amounts and at terms as deemed appropriate by the Company's board of directors.

As of September 11, 1998, the Company had total outstanding options under these Plans to purchase up to a total of approximately 3,110,550 shares of common stock.

             INTEGRATED ELECTRICAL SERVICES, INC., AND SUBSIDIARIES

Initial Public Offering

On January 30, 1998, the Company completed its initial public offering, issuance to the public 7,000,000 shares of its common stock at a price of $13.00 per share, resulting in net proceeds to the Company of $78.8 million after deducting underwriting commissions and discounts. On February 5, 1998, the Company sold 1,050,000 shares of common stock pursuant to the overallotment option granted to the underwriters. The Company realized net proceeds from the sale of $12.7 million.

10. RELATED-PARTY TRANSACTIONS:

The Company has transactions in the normal course of business with certain affiliated companies. Amounts due from related parties at December 31, 1996, and September 30, 1997, were $338,000 and $309,000.

The Company leases certain real properties from certain related parties. The annual rentals for 1995, 1996 and for the year ended September 30, 1997, approximated $210,000, $291,000 and $216,000, respectively.

In August 1996, the Company negotiated the purchase of the stock from an officer. The selling price of the shares totaled $800,000. The Company signed an installment promissory note that provided for the payout of $800,000 over seven years at 8 percent interest, secured by the purchased stock. Subsequent to the August 1996 transaction, the executive remained an officer of the Company and was paid cash compensation of approximately $372,000 during the last four months of 1996 and approximately $252,000 during the first nine months of 1997. These amounts have been reflected as compensation expense in the accompanying income statements for the applicable periods. At the closing of the IPO, the officer exchanged the promissory note for cash and shares of IES common stock. In connection therewith, the Company recorded a non-cash, non-recurring compensation charge of approximately $17.0 million.

11.  EMPLOYEE BENEFIT PLANS:

Certain subsidiaries of the Company provide various defined contributions savings plans for their employees (the Plans). The Plans cover substantially all full-time employees of such subsidiaries. Participants vest at varying rates ranging from full vesting upon participation to those that provide for vesting to begin after three years of service and are fully vested after seven years. Certain plans provide for a deferral option that allows employees to elect to contribute a portion of their pay into the plan and provide for a discretionary profit sharing contribution by the individual subsidiary. Generally the subsidiaries match a portion of the amount deferred by participating employees. Contributions for the profit sharing portion of the plan are generally at the discretion of the individual subsidiary board of directors. The aggregate contributions to the Plans were $50,000, $75,000 and $100,000 for the years ended December 31, 1995 and 1996, and September 30, 1997.

12.  FINANCIAL INSTRUMENTS:

The Company's financial instruments consist of cash and cash equivalents, accounts receivable, receivables from related parties, other receivables, accounts payable, a line of credit, notes payable and long-term debt. The Company believes that the carrying value of these instruments on the accompanying balance sheets approximates their fair value.

             INTEGRATED ELECTRICAL SERVICES, INC., AND SUBSIDIARIES

13.  COMMITMENTS AND CONTINGENCIES:

Litigation

Subsidiaries of the Company are involved in various legal proceeds that have arisen in the ordinary course of business. While it is not possible to predict the outcome of such proceedings with certainty, in the opinion of the Company's management, all such proceedings are either adequately covered by insurance or, if not so covered should not ultimately result in any liability which would have a material adverse effect on the financial position, liquidity or results of operations of the Company.

Insurance

The Company carries a broad range of insurance coverage, including business auto liability, general liability, commercial property, workers' compensation and general umbrella policy. The Company has not incurred significant uninsured losses on any of these items.

14.  RISK CONCENTRATION:

Financial instruments, which potentially subject the Company to concentrations of credit risk consist principally of cash deposits and trade accounts receivable. The Company grants credit, generally without collateral, to its customers, which are generally contractors and home builders throughout the United States. Consequently, the Company is subject to potential credit risk related to changes in business and economic factors throughout the United States within the construction and home-building market. However, the Company generally is entitled to payment for work performed and has certain lien rights in that work. Further, management believes that its contract acceptance, billing and collection policies are adequate to minimize any potential credit risk.

The Company routinely maintains cash balances in financial institutions in excess of federally insured limits.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Integrated Electrical Services, Inc.:

    We have audited the accompanying balance sheet of Integrated Electrical Services, Inc., a Delaware corporation, as of September 30, 1997, and the related statements of operations, cash flows and stockholders' equity for the period from inception (June 26, 1997) through September 30, 1997 and for the period from October 1, 1997 through January 30, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Integrated Electrical Services, Inc. as of September 30, 1997, and the results of its operations and its cash flows for the period from inception (June 26, 1997) through September 30, 1997 and for the period from October 1, 1997 through January 30, 1998, in conformity with generally accepted accounting principles.

                                                             ARTHUR ANDERSEN LLP

Houston, Texas
September 11, 1998

                      INTEGRATED ELECTRICAL SERVICES, INC.

                                  BALANCE SHEET
                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)



                                                                     SEPTEMBER 30,
                                                                         1997
                                                                       --------
                                     ASSETS
CASH AND CASH EQUIVALENTS .......................................      $   --
DEFERRED OFFERING COSTS .........................................         1,560
                                                                       --------
          Total current assets ..................................         1,560
PROPERTY AND EQUIPMENT, NET .....................................             6
                                                                       --------
          Total assets ..........................................      $  1,566
                                                                       ========
                       LIABILITIES AND STOCKHOLDERS' EQUITY

ACCOUNTS PAYABLE AND ACCRUED LIABILITIES ........................      $   --
AMOUNTS DUE TO STOCKHOLDER ......................................         1,565
                                                                       --------
          Total current liabilities .............................         1,565
STOCKHOLDERS' EQUITY:
  Preferred stock, $.01 par value, 10,000,000 authorized,
   none issued and outstanding ..................................          --
  Common stock, $.01 par value, 100,000,000 shares
   authorized, 4,052,311 shares issued and outstanding ..........            41
  Receivable from stockholders ..................................           (40)
  Additional paid-in capital ....................................        13,618
  Retained deficit ..............................................       (13,618)
                                                                       --------
          Total stockholders' equity ............................             1
                                                                       --------
          Total liabilities and stockholders' equity ............      $  1,566
                                                                       ========

----------

Reflects a 2,329.6-for-one stock split effected in October 1997.

   The accompanying notes are an integral part of these financial statements.

                      INTEGRATED ELECTRICAL SERVICES, INC.

                            STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                                                PERIOD FROM
                                                                 PERIOD FROM     OCTOBER 1,
                                                                  INCEPTION        1997
                                                                   THROUGH       THROUGH
                                                                 SEPTEMBER 30,  JANUARY 30,
                                                                     1997          1998
                                                                   --------      --------

REVENUES ......................................................    $   --        $   --
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES ..................      13,618           532
                                                                   --------      --------
LOSS BEFORE INCOME TAXES ......................................     (13,618)         (532)
PROVISION FOR INCOME TAXES ....................................        --            --
                                                                   --------      --------
NET LOSS ......................................................    $(13,618)     $   (532)
                                                                   ========      ========

   The accompanying notes are an integral part of these financial statements.

                      INTEGRATED ELECTRICAL SERVICES, INC.

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                      PERIOD FROM
                                                                    PERIOD FROM        OCTOBER 1,
                                                                      INCEPTION           1997
                                                                       THROUGH          THROUGH
                                                                     SEPTEMBER 30,     JANUARY 30,
                                                                         1997             1998
                                                                       --------         --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss ....................................................        $(13,618)        $   (532)
  Non-cash compensation charge ................................          13,618             --
  Adjustments to reconcile net loss to net cash used
     in operating activities--
     Changes in assets and liabilities--
       Increase in deferred offering costs.....................          (1,560)          (2,868)
       Increase in accounts payable and accrued liabilities ...            --              1,793
       Increase in amounts due to stockholder .................           1,565            1,629
                                                                       --------         --------
          Net cash provided by operating activities ...........               5               22
                                                                       --------         --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital Expenditures ........................................              (6)             (22)
                                                                       --------         --------
          Net cash used in investing activities ...............              (6)             (22)
                                                                       --------         --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Initial capitalization ......................................               1             --
                                                                       --------         --------
          Net cash provided by financing activities ...........               1             --
                                                                       --------         --------
NET INCREASE IN CASH AND CASH EQUIVALENTS .....................            --               --
CASH AND CASH EQUIVALENTS, beginning of period ................            --               --
                                                                       --------         --------
CASH AND CASH EQUIVALENTS, end of period ......................        $   --           $   --
                                                                       ========         ========

   The accompanying notes are an integral part of these financial statements.

                      INTEGRATED ELECTRICAL SERVICES, INC.

                        STATEMENT OF STOCKHOLDERS' EQUITY
                          FOR THE PERIOD FROM INCEPTION
                    (JUNE 26, 1997) THROUGH DECEMBER 31, 1997
                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)

                                              COMMON STOCK            RECEIVABLE      ADDITIONAL                       TOTAL
                                         ------------------------        FROM          PAID-IN        RETAINED      STOCKHOLDERS'
                                          SHARES          AMOUNT     STOCKHOLDERS       CAPITAL        DEFICIT         EQUITY
                                         ---------      ---------      ---------       ---------      ---------       ---------
INITIAL CAPITALIZATION, June
  26, 1997 ........................      2,329,600      $      23      $    --         $    --        $    --         $      23
ISSUANCE OF ADDITIONAL SHARES
  TO MANAGEMENT ...................      1,722,711             18           --              --             --                18
NET LOSS ..........................           --             --             --            13,618        (13,618)           --
RECEIVABLE FROM STOCKHOLDERS
  FOR STOCK ISSUED ................           --             --              (40)           --             --               (40)
                                         ---------      ---------      ---------       ---------      ---------       ---------
BALANCE, September 30, 1997 .......      4,052,311             41            (40)         13,618        (13,618)              1
NET LOSS ..........................           --             --             --              --             (532)           (532)
                                         ---------      ---------      ---------       ---------      ---------       ---------
BALANCE, January 30, 1998 .........      4,052,311      $      41      $     (40)      $  13,618      $ (14,150)      $    (531)
                                         =========      =========      =========       =========      =========       =========

----------

Reflects a 2,329.6-for-one stock split effected in October 1997.

   The accompanying notes are an integral part of these financial statements.

                      INTEGRATED ELECTRICAL SERVICES, INC.

                          NOTES TO FINANCIAL STATEMENTS

1. BUSINESS AND ORGANIZATION:

    Integrated Electrical Services, Inc., a Delaware corporation (IES or the Company), was founded in June 1997 to create a leading national provider of electrical contracting and maintenance services, focusing primarily on the residential, commercial and industrial markets. IES intends to acquire certain U.S. businesses (the Acquisitions), complete the consummation of the initial public offerings in the United States and Canada and outside the United States and Canada (the Offerings) of its common stock and, subsequent to the Offerings, continue to acquire through merger or purchase similar companies to expand its national and regional operations. The Company has elected a September fiscal year.

    IES has not conducted any operations, and all activities to date have related to the Offerings and the Acquisitions. All expenditures of the Company to date have been funded by its founder and current primary stockholder, on behalf of the Company. The Company's founder and primary stockholder has also committed to fund future organization expenses and offering costs. As of September 30, 1997 and January 30, 1998, costs of approximately $1,560,000 and $2,868,000, respectively, have been incurred in connection with the Offerings, and such costs will be a reduction of the proceeds from the Offerings. IES has treated these costs as deferred offering costs in the accompanying balance sheet and statements of cash flows. IES utilized proceeds from the Offerings to execute the Acquisitions and to repay its current primary stockholder for funding deferred offering costs. The ability of IES to generate future operating revenues is dependent upon the ability of the Company to manage the effect on the combined companies of changes in demand for commercial and residential construction, the effect of business growth, including the availability of electricians, and the need for other key personnel. These risk factors are discussed in more detail in "Risk Factors".

    The financial statements for the period from October 1, 1997 through January 30, 1998 are presented for purposes of complying with certain reporting requirements of the Securities and Exchange Commission's Staff Accounting Bulletin No. 80 and are not necessarily indicative of the results to be expected for the entire year.

2. STOCKHOLDERS' EQUITY:

Common Stock and Preferred Stock

    In connection with the organization and initial capitalization of IES, the Company issued 2,329,600 shares (as restated for the 2,329.6-for-one stock split discussed below) of common stock at $.01 par value (Common Stock). IES subsequently issued another 1,722,711 shares (as restated for the 2,329.6-for-one stock split discussed below) of Common Stock at $.01 par value to certain management of IES. Consequently, as restated for the 2,329.6-for-one stock split discussed below, the Company had issued a total of 2,655,709 shares to its founder and Chairman of the Board, and certain trusts established for the benefit of his children, and an aggregate of 1,396,602 shares to other executive management of the Company. As a result of the issuance of shares to management for nominal consideration, the Company recorded for financial statement presentation purposes, a nonrecurring, noncash compensation charge of $13.6 million, calculated based on the fair value of such shares which has been determined to be $9.10 and $9.80 per share (a discount of 35% and 30%, respectively, from the estimated initial public offering price) for the shares issued in June 1997 and September 1997, respectively. The fair value of such shares was based on specific factors related to the Company and the transaction including restrictions on transferability and sale, the time value of money during the holding period and the substantive progress of the transaction at each issuance date. The nonrecurring compensation charge discussed above does not include any of the shares issued to the founder and chairman of the board, and certain trusts established for the benefit of his children. The shares issued to the founder and Chairman of the Board, and such trusts, will be reflected as acquisition costs in connection with the Acquisitions.

    IES effected a 2,329.6-for-one stock split in October 1997, for each share of common stock of the Company then outstanding. In addition, the Company increased the number of authorized shares of common stock to 100,000,000 and increased the number of authorized shares of $.01 par value preferred stock to 10,000,000. The effects of the Common Stock split and the increase in the shares of authorized common stock have been retroactively reflected on the balance sheet, statement of stockholders' equity and in the accompanying notes. Additionally, the difference between the initial capitalization and the par value of Common Stock outstanding subsequent to the stock split has been reflected as a receivable from stockholders, which is presented as a reduction in stockholders' equity in the accompanying financial statements.

                      INTEGRATED ELECTRICAL SERVICES, INC.

Restricted Common Stock

    In October 1997, the 2,655,709 shares of Common Stock held by the founder of IES were converted into 2,655,709 shares of restricted common stock. The shares of restricted common stock have rights similar to shares of Common Stock, except that such shares are entitled to elect one member of the board of directors and are entitled to one-half of one vote for each share held on all other matters. Each share of restricted common stock will convert into Common Stock upon disposition by the holder of such shares.

Stock Plan

    In September 1997, the Company's board of directors and stockholders approved the Company's 1997 Stock Plan (the Plan), which provides for the granting or awarding of incentive or nonqualified stock options, stock appreciation rights, restricted or phantom stock, and other incentive awards to directors, officers, key employees and consultants of the Company. The number of shares authorized and reserved for issuance under the Plan is the greater of 3.5 million shares or 15% of the aggregate number of shares of Common Stock outstanding. The terms of the option awards will be established by the Compensation Committee of the Company's board of directors. The Company filed a registration statement on Form S-8 under the Securities Act of 1933 registering the issuance of shares upon exercise of options granted under this Plan. The Company granted nonqualified stock options to purchase a total of approximately
2.3 million shares of Common Stock to key employees of the Company at the initial public offering price upon consummation of the Offerings. These options will vest at the rate of 20 percent per year, commencing on the first anniversary of the grant date and will expire ten years from the date of grant, three months following termination of employment due to death or disability, or one year following termination of employment by means other than death or disability. In September 1997, 300,000 options were granted to certain key employees under the Plan with an exercise price equal to 60% of the initial public offering price. These options vest at a rate of 20 percent per year, commencing on the date of grant. The compensation expense recognized for these options prior to September 30, 1997 was not material as they were not granted until September 1997.

Directors' Stock Plan

    In September 1997, the Company's board of directors and stockholders approved the 1997 Directors' Stock Plan (the Directors' Plan), which provides for the granting or awarding of stock options to nonemployee directors. The number of shares authorized and reserved for issuance under the Directors' Plan is 250,000 shares. The Directors' Plan provides for the automatic grant of options to purchase 5,000 shares to each nonemployee director serving in such capacity at the commencement of the Offerings.

    Each nonemployee director will be granted options to purchase an additional 5,000 shares at the time of an initial election of such director. In addition, each director will be automatically granted options to purchase 5,000 shares annually at each September 30 on which such director remains a director. All options will have an exercise price based on the fair market value at the date of grant and have vesting terms similar to options granted under the Stock Plan discussed above.

    The Directors' Plan allows nonemployee directors to receive additional option grants in amounts and at terms as deemed appropriate by the Company's board of directors.

3. STOCK-BASED COMPENSATION:

    Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation," allows entities to choose between a new fair value method of accounting for employee stock options or similar equity instruments and the current method of accounting prescribed by Accounting Principles Board
(APB) Opinion No. 25 under which compensation expense is recorded to the extent that the fair market value of the related stock is in excess of the options exercise price at date of grant. Entities electing to remain with the accounting in APB Opinion No. 25 must make pro forma disclosures of net income and earnings per share as if the fair value method of accounting prescribed in SFAS No. 123 had been applied. The Company will measure compensation

                      INTEGRATED ELECTRICAL SERVICES, INC.

expense attributable to stock options based on the method prescribed in APB Opinion No. 25 and will provide the required pro forma disclosure of net income and earnings per share, as applicable, in the notes to future consolidated annual financial statements.

4. NEW ACCOUNTING PRONOUNCEMENTS:

    SFAS No. 128 requires the presentation of basic earnings per share and diluted earnings per share in financial statements of public enterprises rather than primary and fully diluted earnings per share as previously required. Under the provisions of this statement, basic earnings per share will be computed based on weighted average shares outstanding and will exclude dilutive securities such as options and warrants. Diluted earnings per share will be computed including the impacts of all potentially dilutive securities. The Company adopted this statement in December 1997, but does not anticipate that the statement will have a material impact on the Company.

    SFAS No. 129 will require additional disclosure of information about an entity's capital structure, including information about dividend and liquidation preferences, voting rights, contracts to issue additional shares, and conversion and exercise prices. The Company adopted this statement in December 1997.

    SFAS No. 130 requires the presentation of comprehensive income in an entity's financial statements. Comprehensive income represents all changes in equity of an entity during the reporting period, including net income and charges directly to equity which are excluded from net income. This statement did not have a material impact on the Company or its financial disclosures, as the Company currently did not enter into any material transactions which result in charges (or credits) directly to equity (such as additional minimum pension liability changes, currency translation adjustments, and unrealized gains and losses on available for sale securities).

5. FOUNDING COMPANY ACQUISITIONS:

    IES acquired the following entities (the Founding Companies) on January 30, 1998 contemporaneously with the initial public offering. The entities acquired are:

    Ace Electric, Inc.
    Amber Electric, Inc.
    BW Consolidated, Inc. and Subsidiaries
    Daniel Electrical Contractors, Inc. and Daniel Electrical of Treasure
     Coast Inc.
    Hatfield Electric, Inc.
    Charles P. Bagby, Co., Inc. and General Partner, Inc.
    Houston-Stafford Electric, Inc. and Stark Investments, Inc.
    Mills Electrical Contractors, Inc.
    Muth Electric, Inc.
    Pollock Electric Inc.
    Reynolds Electric Corp.
    Rodgers Electric Company, Inc.
    Summit Electric of Texas, Incorporated
    Thomas Popp & Company
    Thurman & O'Connell Corporation

    The aggregate consideration that was paid by IES to acquire the Founding Companies was approximately $53.4 million in cash and 12.3 million shares of Common Stock. Additionally, approximately 3.9 million of the 4.1 million shares issued to the IES founder and Chairman of the Board and certain trusts, and certain other management, were reflected as acquisition costs as part of the acquisition transactions.

                      INTEGRATED ELECTRICAL SERVICES, INC.

    In addition, the Company has entered into employment agreements with certain key executives of the Founding Companies and the executive officers of IES. These employment agreements generally prohibit such individuals from disclosing confidential information and trade secrets, and restrict such individuals from competing with the Company for a period of two years following termination of employment. The initial term of these employment agreements is five years with provisions for annual extensions at the end of the initial term.

6. BANK CREDIT FACILITY

    The Company entered into a credit facility with a commercial bank. The credit facility is a three-year revolving credit facility of up to $70 million to be used for working capital, capital expenditures, other corporate purposes and acquisitions.

    On August 7, 1998, the Company increased its three-year revolving credit facility with NationsBank of Texas, N.A. as agent (the "Credit Facility") from $70.0 million to $175.0 million. The Credit Facility matures on July 30, 2001, bears interest at the bank's prime rate or LIBOR, at the Company's option, plus an applicable margin based on the ratio of debt to EBITDA (as defined). An annual commitment fee from 0.25% to 0.375% is payable on any unused portion of the Credit Facility. The Company's subsidiaries have guaranteed the repayment of all amounts due under the facility, and the facility is secured by the capital stock of the guarantors and the accounts receivable of the Company and the guarantors.

    The Credit Facility will be used to fund acquisitions, capital expenditures and working capital requirements. Under the terms of the Credit Facility the Company is required to comply with various affirmative and negative covenants including: (i) the maintenance of certain financial ratios, (ii) restrictions on additional indebtedness, and (iii) restrictions on liens, guarantees and dividends.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Mills Electrical Contractors, Inc.:

    We have audited the accompanying consolidated balance sheets of Mills Electrical Contractors, Inc., a Texas corporation, and Subsidiary as of December 31, 1995 and 1996 and September 30, 1997, and the related consolidated statements of operations, cash flows and stockholders' equity for each of the three years in the period ended December 31, 1996 and for the year ended September 30, 1997 and for the period from October 1, 1997 through January 30, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Mills Electrical Contractors, Inc. and Subsidiary as of December 31, 1995 and 1996 and September 30, 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996 and for the year ended September 30, 1997 and for the period from October 1, 1997 through January 30, 1998, in conformity with generally accepted accounting principles.

                                                             ARTHUR ANDERSEN LLP

Houston, Texas
September 11, 1998

                MILLS ELECTRICAL CONTRACTORS, INC. AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEETS
                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)



                                                                            DECEMBER 31,
                                                                       -----------------------     SEPTEMBER 30,
                                                                         1995           1996           1997
                                                                       --------       --------     -------------
                                                              ASSETS
CURRENT ASSETS:
  Cash and cash equivalents .....................................      $  1,808       $  5,239       $    833
  Accounts receivable--
     Trade, net of allowance of $148, $252
       and $353, respectively ...................................         6,251         10,121         13,137
     Retainage, net of allowance of $20, $74, $42
       and $42, respectively ....................................           796          2,669          1,621
     Related parties ............................................             3            208            632
     Other receivables ..........................................           307          1,055             27
  Inventories, net ..............................................            69             49             93
  Costs and estimated earnings in excess of
     billings on uncompleted contracts ..........................           131            329          1,584
  Prepaid expenses and other current assets .....................            29            118            120
                                                                       --------       --------       --------
          Total current assets ..................................         9,394         19,788         18,047
PROPERTY AND EQUIPMENT, net .....................................           912          1,675          2,397
GOODWILL, net ...................................................          --              180            173
OTHER ASSETS ....................................................           340            394            443
                                                                       --------       --------       --------
          Total assets ..........................................      $ 10,646       $ 22,037       $ 21,060
                                                                       ========       ========       ========

                                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Line-of-Credit and current maturities of
     long-term debt .............................................      $    131       $    294       $    643
  Accounts payable and accrued expenses--
     Trade ......................................................         4,439          8,886          7,672
     Related parties ............................................            23            633           --
  Billings in excess of costs and estimated
     earnings on uncompleted contracts ..........................         1,746          4,523          1,966
  Unearned revenue and other current
     liabilities ................................................            98           --             --
                                                                       --------       --------       --------
          Total current liabilities .............................         6,437         14,336         10,281
                                                                       --------       --------       --------
LONG-TERM DEBT, net of current maturities .......................           260            333            169
MINORITY INTEREST ...............................................          --                3             75
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
  Common stock, $1 par value, 1,000 shares
     authorized, 855 shares issued and 727 shares
     outstanding ................................................             1              1              1
  Additional paid-in capital ....................................           175            175            175
  Retained earnings .............................................         3,824          7,240         10,410
  Treasury stock, 128 shares, at cost ...........................           (51)           (51)           (51)
                                                                       --------       --------       --------
          Total stockholders' equity ............................         3,949          7,365         10,535
                                                                       --------       --------       --------
          Total liabilities and stockholders' equity ............      $ 10,646       $ 22,037       $ 21,060
                                                                       ========       ========       ========


        The accompanying notes are an integral part of these consolidated financial statements.

                MILLS ELECTRICAL CONTRACTORS, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)


                                                                                                                  PERIOD FROM
                                                                                                                   OCTOBER 1,
                                                  YEAR ENDED                    NINE MONTHS ENDED                    1997
                                                  DECEMBER 31,                     SEPTEMBER 30,      YEAR ENDED    THROUGH
                                       ----------------------------------     ---------------------  SEPTEMBER 30, JANUARY 30,
                                         1994         1995         1996         1996         1997         1997         1998
                                       --------     --------     --------     --------     --------     --------     --------
                                                                                    (Unaudited)
REVENUES ..........................    $ 25,544     $ 35,250     $ 65,439     $ 43,684     $ 52,644     $ 74,399     $ 20,882
COST OF SERVICES (including
  depreciation and
  amortization) ...................      20,937       27,372       50,535       33,998       44,035       60,572       16,244
                                       --------     --------     --------     --------     --------     --------     --------
          Gross profit ............       4,607        7,878       14,904        9,686        8,609       13,827        4,638
SELLING, GENERAL AND
  ADMINISTRATIVE EXPENSES .........       3,391        4,741        7,643        3,837        4,972        8,778        5,385
                                       --------     --------     --------     --------     --------     --------     --------
          Income (loss) from
            operations ............       1,216        3,137        7,261        5,849        3,637        5,049         (747)
                                       --------     --------     --------     --------     --------     --------     --------
OTHER INCOME (EXPENSE):
  Interest expense ................         (22)         (56)         (61)         (34)         (19)         (46)         (57)
  Other ...........................          92          195          215          153          215          277           44
                                       --------     --------     --------     --------     --------     --------     --------
          Other income
            (expense), net ........          70          139          154          119          196          231          (13)
                                       --------     --------     --------     --------     --------     --------     --------
INCOME (LOSS) BEFORE MINORITY
  INTEREST AND PROVISION FOR
  STATE INCOME TAXES ..............       1,286        3,276        7,415        5,968        3,833        5,280         (760)
Minority interest in net
  (income) loss of subsidiary .....        --           --             (3)          (5)        --              2         --
                                       --------     --------     --------     --------     --------     --------     --------
INCOME (LOSS) BEFORE PROVISION
  FOR STATE INCOME TAXES ..........       1,286        3,276        7,412        5,963        3,833        5,282         (760)
Provision for state income
  taxes ...........................          52          131          309          182          147          274           84
                                       --------     --------     --------     --------     --------     --------     --------
NET INCOME (LOSS) .................    $  1,234     $  3,145     $  7,103     $  5,781     $  3,686     $  5,008     $   (844)
                                       ========     ========     ========     ========     ========     ========     ========

        The accompanying notes are an integral part of these consolidated financial statements.

                MILLS ELECTRICAL CONTRACTORS, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)



                                                                                                                     PERIOD FROM
                                                                                      NINE MONTHS                     OCTOBER 1,
                                                         YEAR ENDED                       ENDED                          1997
                                                        DECEMBER 31,                  SEPTEMBER 30,      YEAR ENDED    THROUGH
                                               -------------------------------     -------------------  SEPTEMBER 30, JANUARY 30,
                                                1994         1995       1996        1996        1997        1997         1998
                                               -------     -------     -------     -------     -------     -------     -------
                                                                                       (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss) .........................  $ 1,234     $ 3,145     $ 7,103     $ 5,781     $ 3,686     $ 5,008     $  (844)
  Adjustments to reconcile net income
    to net cash provided by (used in)
    operating activities --
    Depreciation and amortization ...........      179         253         385         197         449         637         245
    Loss (gain) on sale of property and
      equipment .............................       (2)       --           (20)        (21)          5           6           3
    Changes in operating assets and
      liabilities --
      (Increase) decrease in --
        Accounts receivable .................   (2,107)     (1,894)     (6,997)     (9,998)     (1,364)      1,637       2,157
        Inventories, net ....................       10           1          20           2         (45)        (27)         47
        Costs and estimated earnings in
          excess of billings on
          uncompleted contracts .............     (402)        386        (198)       (307)     (1,255)     (1,146)       (319)
        Prepaid expenses and other
          current assets ....................      (46)        105         (89)       (149)         (2)         58          35
      Increase (decrease) in --
        Accounts payable and accrued
          expenses ..........................    1,780       1,178       5,057       3,090      (1,846)        121          25
        Billings in excess of costs and
          estimated earnings on
          uncompleted contracts .............     (353)      1,159       2,777       3,926      (2,556)     (3,705)        415
        Unearned revenue and other
          current liabilities ...............     --            98         (98)        (98)       --          --          --
    Other, net ..............................      (64)        (29)        (52)       (130)         22         100           3
                                               -------     -------     -------     -------     -------     -------     -------
    Net cash provided by (used in)
      operating activities ..................      229       4,402       7,888       2,293      (2,906)      2,689       1,767
                                               -------     -------     -------     -------     -------     -------     -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Increase in notes receivable ..............      (12)       (291)        (75)        (75)       --          --          --
  Collection of notes receivable ............      140         141         377         377        --          --          --
  Proceeds from sale of property and
    equipment ...............................        8          15          44          44           8           8           5
  Additions of property and
    equipment ...............................     (279)       (255)       (912)       (538)     (1,177)     (1,551)       (339)
                                               -------     -------     -------     -------     -------     -------     -------
        Net cash used in investing
          activities ........................     (143)       (390)       (566)       (192)     (1,169)     (1,543)       (334)
                                               -------     -------     -------     -------     -------     -------     -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings of long-term debt ..............     --          --          --          --         1,000       1,000       7,569
  Payments of long-term debt ................      (19)       (136)       (204)       (117)       (815)       (902)        (90)
  Distributions to stockholders .............     (147)     (2,216)     (3,687)       (426)       (516)     (3,777)     (8,844)
  Sale of treasury stock ....................      181        --          --          --          --          --          --
                                               -------     -------     -------     -------     -------     -------     -------
        Net cash provided by (used in)
          financing activities ..............       15      (2,352)     (3,891)       (543)       (331)     (3,679)     (1,365)
                                               -------     -------     -------     -------     -------     -------     -------
NET INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS ..........................      101       1,660       3,431       1,558      (4,406)     (2,533)         68
CASH AND CASH EQUIVALENTS, beginning of
  period ....................................       47         148       1,808       1,808       5,239       3,366         833
                                               -------     -------     -------     -------     -------     -------     -------
CASH AND CASH EQUIVALENTS, end of
  period ....................................  $   148     $ 1,808     $ 5,239     $ 3,366     $   833     $   833     $   901
                                               =======     =======     =======     =======     =======     =======     =======
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION:
  Cash paid for --
    Interest ................................  $    22     $    56     $    61     $    34     $    19     $    46     $    48
    Income Taxes ............................  $  --       $    55     $    93     $    93     $   105     $   105     $  --




        The accompanying notes are an integral part of these consolidated financial statements.

                MILLS ELECTRICAL CONTRACTORS, INC. AND SUBSIDIARY
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)


                                                COMMON STOCK       ADDITIONAL                              TOTAL
                                            --------------------    PAID-IN     RETAINED     TREASURY  STOCKHOLDERS'
                                             SHARES      AMOUNT     CAPITAL     EARNINGS      STOCK        EQUITY
                                            --------    --------   ----------   --------     --------  -------------

BALANCE, December 31, 1993 .............         855    $      1    $     11    $  1,808     $    (68)    $  1,752
     Sale of 42 shares of treasury
       stock ...........................        --          --           164        --             17          181
     Distributions to stockholders .....        --          --          --          (147)        --           (147)
     Net income ........................        --          --          --         1,234         --          1,234
                                            --------    --------    --------    --------     --------     --------
BALANCE, December 31, 1994 .............         855           1         175       2,895          (51)       3,020
     Distributions to stockholders .....        --          --          --        (2,216)        --         (2,216)
     Net income ........................        --          --          --         3,145         --          3,145
                                            --------    --------    --------    --------     --------     --------
BALANCE, December 31, 1995 .............         855           1         175       3,824          (51)       3,949
     Distributions to stockholders .....        --          --          --        (3,687)        --         (3,687)
     Net income ........................        --          --          --         7,103         --          7,103
                                            --------    --------    --------    --------     --------     --------
BALANCE, December 31, 1996 .............         855           1         175       7,240          (51)       7,365
     Distributions to stockholders
       (unaudited)......................        --          --          --          (516)        --           (516)
     Net income (unaudited) ............        --          --          --         3,686         --          3,686
                                            --------    --------    --------    --------     --------     --------
BALANCE, September 30, 1997 ............         855           1         175      10,410          (51)      10,535
     Distributions to stockholders .....        --          --          --        (8,844)        --         (8,844)
     Net loss ..........................        --          --          --          (844)        --           (844)
                                            --------    --------    --------    --------     --------     --------
BALANCE, January 30, 1998 ..............         855    $      1    $    175    $    722     $    (51)    $    847
                                            ========    ========    ========    ========     ========     ========



        The accompanying notes are an integral part of these consolidated financial statements.

                MILLS ELECTRICAL CONTRACTORS, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BUSINESS AND ORGANIZATION:

    The accompanying consolidated financial statements include the accounts of Mills Electrical Contractors, Inc. (Mills), a Texas corporation, and its 89% owned subsidiary, Fort Worth Regional Electrical Systems, L.L.C. (RES), a Texas limited liability company (collectively, the Company). The subsidiary was formed during 1996. In September 1997, Mills sold 10% of the capital stock of RES to an officer of RES at net book value per share resulting in proceeds to the Company of $71,000. Financial statements prior to 1996 reflect only the accounts of Mills. All significant intercompany transactions have been eliminated in consolidation.

    The Company focuses on providing electrical system installation and repair services primarily for mid-sized to large commercial facilities as well as residential facilities. The Company performs the majority of its contract work under fixed price contracts, with contract terms generally ranging from 12 to 36 months. The Company performs the majority of its work in the Dallas-Fort Worth, Texas, area.

    On January 30, 1998, concurrent with the closing of the initial public offerings in the United States and Canada and outside the United States and Canada (the Offerings) of additional common stock by Integrated Electrical Services, Inc. (IES), the Company was acquired by IES. All outstanding shares of the Company's common stock were exchanged for cash and shares of IES common stock. In addition, the key executives of the Company entered into employment agreements with the Company and IES which have an initial term of five years, and generally restrict the disclosure of confidential information as well as restrict competition with the Company and IES for a period of two years following termination of employment. The Company has changed from a calendar to a September fiscal year.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Interim Financial Information

    The interim consolidated financial statements for the nine months ended September 30, 1996 and 1997, are unaudited and have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of the Company's management, the unaudited interim consolidated financial statements contain all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation. The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

    The financial statements for the period from October 1, 1997 through January 30, 1998 are presented for purposes of complying with certain reporting requirements of Securities and Exchange Commission's Staff Accounting Bulletin No. 80 and are not necessarily indicative of the results to be expected for the entire year.

Cash and Cash Equivalents

    The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Supplemental Cash Flow Information (in thousands)

    The Company had the following noncash investing and financing activities for the years ended December 31, 1994, 1995, 1996 and September 1997 and the nine months ended September 30, 1996 and 1997 and the period from October 1, 1997 through January 30, 1998:



                                                                                                                   PERIOD FROM
                                                                                                NINE MONTHS         OCTOBER 1,
                                                                                                   ENDED               1997
                                                                                YEAR ENDED      SEPTEMBER 30,        THROUGH
                                                                             SEPTEMBER 30,  --------------------   JANUARY 30,
                                              1994        1995        1996        1997        1996        1997        1998
                                            --------    --------    --------    --------    --------    --------    --------
                                                                                                (UNAUDITED)
Property  acquired in capital
lease transactions .....................    $    290    $    195    $    254    $     17    $    237    $   --      $--
Goodwill recognized in purchase
  transactions .........................    $   --      $   --      $    185    $   --      $    185    $   --      $--

  Inventories

    Inventories consist of parts and supplies held for use in the ordinary course of business and are stated at the lower of cost, net of an allowance for obsolescence, or market using the first-in, first-out (FIFO) method.

Property and Equipment

    Property and equipment are stated at cost, and depreciation is computed using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are capitalized and amortized over the lesser of the life of the lease or the estimated useful life of the asset. Depreciation and amortization expense was $179,000, $253,000, $385,000, $637,000 and $245,000 for
the years ended December 31, 1994, 1995 and 1996 and September 30, 1997 and for the period from October 1, 1997 through January 30, 1998, respectively.

    In June 1996, RES agreed to purchase a business, consisting of equipment in a capital lease transaction and an agreement to lease a building under an operating lease, as well as the purchase of the rights to the name "Regional Electric Systems" from an individual who became an officer of RES. The acquired assets were recorded at their estimated fair market value using the purchase method of accounting. The transaction resulted in the recognition of goodwill of approximately $185,000 which is being amortized over a 20 year period.

    Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments, which extend the useful lives of existing equipment, are capitalized and depreciated. Upon retirement or disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the statements of operations.

Revenue Recognition

    The Company recognizes revenue when services are performed except when work is being performed under a construction contract. Revenues from construction contracts are recognized on the percentage-of-completion method measured by the percentage of costs incurred to date to total estimated costs for each contract. Such contracts generally provide that the customers accept completion of progress to date and compensate the Company for services rendered measured in terms of hours expensed or some other measure of progress. Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools and repairs. Provisions for the total estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, estimated profitability and final contract settlements may result in revisions to costs and income and their effects are recognized in the period in which the revisions are determined. An amount equal to contract costs attributable to claims is included in revenues when realization is probable and the amount can be reliably estimated.

    The balances billed but not paid by customers pursuant to retainage provisions in construction contracts will be due upon completion of the contracts and acceptance by the customer. Based on the Company's experience with similar contracts in recent years, the retention balance at each balance sheet date will be collected within the subsequent fiscal year.

    The current asset, "Costs and estimated earnings in excess of billings on uncompleted contracts," represents revenues recognized in excess of amounts billed. The current liability, "Billings in excess of costs and estimated earnings on uncompleted contracts," represents billings in excess of revenues recognized.

Warranty Costs

    For certain contracts, the Company warrants labor for the first year after installation of new electrical systems. The Company generally warrants labor for 30 days after servicing of existing electrical systems. A reserve for warranty costs is recorded based upon the historical level of warranty claims and management's estimate of future costs.

Accounts Receivable and Provision for Doubtful Accounts

    The Company provides an allowance for doubtful accounts based upon the specific identification of accounts receivable where collection is no longer probable and a general reserve based upon the total trade and retainage accounts receivable balances.

Income Taxes

    The Company has elected S Corporation status as defined by the Internal Revenue Code, whereby the Company itself is not subject to taxation for federal purposes. Under S Corporation status, the stockholders report their share of the Company's taxable earnings or losses in their personal tax returns. Consequently, the accompanying consolidated financial statements of the Company include only a provision for state income taxes and do not include a provision for current or deferred federal income taxes. The Company intends to terminate its S Corporation status concurrently with the effective date of the Offerings.

Use of Estimates

    The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions by management in determining the reported amounts of assets and liabilities, disclosures of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Reference is made to the "Revenue Recognition" section of this footnote and Note 10 for discussion of significant estimates reflected in the Company's consolidated financial statements.

New Accounting Pronouncement

    Effective January 1, 1996, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." Accordingly, in the event that facts and circumstances indicate that property and equipment or other assets may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset are compared to the asset's carrying amount to determine if an impairment of such property is necessary. The effect of any impairment would be to expense the difference between the fair value of such property and its carrying value. Adoption of this standard did not have a material effect on the consolidated financial position or results of operations of the Company.

3. PROPERTY AND EQUIPMENT:

    Property and equipment consists of the following (in thousands):




                                           ESTIMATED          DECEMBER 31,
                                          USEFUL LIVES   ---------------------   SEPTEMBER 30,
                                            IN YEARS       1995         1996         1997
                                          ------------   --------     --------   -------------
Transportation equipment ...............         3-5     $    788     $  1,031     $  1,346
Machinery and equipment ................           5          785        1,071        1,266
Leasehold improvements .................        5-10          170          330          421
Furniture and fixtures .................           5          591          901        1,439
Less --  Accumulated  depreciation
 and amortization ......................                   (1,422)      (1,658)      (2,075)
                                                         --------     --------     --------
     Property and equipment, net .......                 $    912     $  1,675     $  2,397
                                                         ========     ========     ========

4. DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS:

    Activity in the Company's allowance for doubtful accounts receivable consists of the following (in thousands):

                                                                       YEAR ENDED
                                                      --------------------------------------------
                                                                DECEMBER 31,
                                                      --------------------------------  SEPTEMBER 30,
                                                        1994        1995        1996        1997
                                                      --------    --------    --------  -------------
Balance at beginning of period ...................    $     77    $    128    $    168    $    432
Additions to/(reduction  of) costs and
expenses .........................................          51          40         158         (37)
                                                      --------    --------    --------    --------

Balance at end of period .........................    $    128    $    168    $    326    $    395
                                                      ========    ========    ========    ========

    Included as a component of other receivables at December 31, 1995, is a note receivable from a corporation of $291,000 with interest at 10 percent per annum. This note was collected during 1996.

    Accounts payable and accrued expenses, trade consist of the following:



                                                           DECEMBER 31,
                                                     ------------------------      SEPTEMBER 30,
                                                       1995            1996            1997
                                                     --------        --------      -------------
Accounts payable, trade .....................        $  2,236        $  4,922        $  6,275
Accrued compensation and benefits ...........           1,608           3,423           1,017
Other accrued expenses ......................             595             541             380
                                                     --------        --------        --------
                                                     $  4,439        $  8,886        $  7,672
                                                     ========        ========        ========

    Electrical system installation contracts in progress are as follows:


                                                                   DECEMBER 31,
                                                             -------------------------       SEPTEMBER 30,
                                                               1995             1996             1997
                                                             --------         --------       -------------
Costs incurred on contracts in progress .............        $ 33,016         $ 55,954         $ 80,236
Estimated earnings, net of losses ...................           7,090           15,879           16,534
                                                             --------         --------         --------
                                                               40,106           71,833           96,770
Less -- Billings to date .............................        (41,721)         (76,027)         (97,152)
                                                             --------         --------         --------
                                                             $ (1,615)        $ (4,194)        $   (382)
                                                             ========         ========         ========
Costs and estimated earnings in excess of
  billings on uncompleted contracts .................        $    131         $    329         $  1,584
  Less --  Billings in excess of costs and
    estimated earnings on uncompleted contracts .....          (1,746)          (4,523)          (1,966)
                                                             --------         --------         --------
                                                             $ (1,615)        $ (4,194)        $   (382)
                                                             ========         ========         ========

5. LINE-OF-CREDIT DEBT:

    The Company has a $2,000,000 line-of-credit agreement with a bank to be drawn upon as needed, with variable interest at the bank's prime rate, as defined, secured by accounts receivable, furniture, fixtures and equipment, an assignment of a $500,000 life insurance policy on the president and the president's personal guaranty. In June 1997, the line-of-credit agreement was extended to

June of 1999. At September 30, 1997, there was an outstanding draw against this line of credit in the amount of $400,000, which is due and payable within one year.

    The line-of-credit agreement with the bank contains various covenants pertaining to working capital, certain financial ratios and net worth. At September 30, 1997, the Company was in compliance with all such covenants.

LONG-TERM DEBT

    Long-term debt consists primarily of capital leases for the purchase of vehicles and construction equipment as discussed in Note 6.

    The Company has a term note payable with a bank, secured by a Company vehicle. The principal is payable monthly in the amount of $1,000 plus interest at 9.75 percent. At December 31, 1996 and September 30, 1997, a balance of $5,000 and $0 was due and payable within one year, respectively.

    The Company has an obligation to a related party for the purchase of the rights to the name "Regional Electric Systems" requiring monthly payments of principal and interest, at 8.25 percent, of $6,000 through May 1999. At December 31, 1996 and September 30, 1997, a balance of $60,000 and $63,000 was due and payable within one year, respectively.

    The maturities of the line of credit and long-term debt as of September 30, 1997, are as follows (in thousands):

Year ending September 30--
  1998 ..............................   $    643
  1999 ..............................        143
  2000 ..............................         26
                                        --------
                                        $    812
                                        ========

6. LEASES:

Obligations Under Capital Leases

    The Company leases certain vehicles and construction equipment under leases classified as capital leases. The construction equipment lease is with an officer of the Company. The following is a schedule showing the future minimum lease payments under capital leases by years and the present value of the minimum lease payments as of September 30, 1997 (in thousands):

Year ending September 30--
  1998 ................................................        $    212
  1999 ................................................             103
  2000 ................................................               5
                                                               --------
          Total minimum lease payments ................             320
Less -- Amounts representing interest .................              17
                                                               --------
          Present value of minimum lease payments .....        $    303
                                                               ========

Operating Leases

    The Company leases a building which is owned by the principal stockholder of the Company. The lease is classified as an operating lease and expires on October 31, 1997. The rent paid under this related-party lease was approximately $156,000, $156,000, $156,000 and $57,000 for the years ended December 31, 1995,
1996 and September 30, 1997 and for the period from October 1, 1997 through January 30, 1998, respectively. The Company also leases a building which is owned by an officer of the Company. This lease commenced during 1996. The lease is classified as an operating lease and expires on May 31, 1999. The Company has an option to renew the lease for one additional two-year term at a reduced lease rate. The rent paid under this related-party lease was approximately $60,000 for the year ended September 30, 1997. The Company also rents certain office equipment and warehouse space under several operating lease agreements which vary in length and terms. The rent paid under these lease agreements was approximately $8,000, $45,000, $49,000 and $20,000 for the years ended December 31, 1995, 1996 and September 30, 1997 and for the period from October 1, 1997 through January 30, 1998, respectively.

    Future minimum lease payments under these noncancelable operating leases are as follows (in thousands):

Year Ended September 30--
     1998 ..............................        $    138
     1999 ..............................              67
     2000 ..............................              38
     Thereafter ........................              71
                                                --------
                                                $    314
                                                ========

7. RELATED-PARTY TRANSACTIONS:

    The Company has entered into operating and capital lease transactions with related parties as discussed in Note 6.

    CIMA Services, Inc. (CIMA) and RES are related parties due to the ownership by the Company's president of 49% and 1%, respectively, of these companies' capital stock.

    The related-party transactions and balances are as follows (in thousands):


                                                                          DECEMBER 31,
                                                                    ------------------------      SEPTEMBER 30,
                                                                      1995            1996            1997
                                                                    --------        --------      -------------
Accounts receivable from CIMA ..............................        $      2        $    208        $    632
Accounts receivable from sale of subsidiary stock ..........            --              --                71
Interest receivable from CIMA and officer ..................               1            --              --
Accounts payable to CIMA ...................................              23             633            --
Contract revenues from CIMA ................................           1,116           1,257           1,368
Purchases of material from CIMA ............................             812           1,080           2,062
Interest income received from CIMA and officers ............              38              14               1
Minority interest in net income of RES .....................            --                 3              (2)
Liability attributable to minority interest ................            --                 3              75
Capital lease obligation to an officer of RES ..............            --               116              82
Payments  under capital lease  obligation  with
 an officer of RES .........................................            --                31              54
Payments under  operating  leases with officers
 of the Company ............................................              26             232             270


    Contract revenues from CIMA were approximately $250,000 and payments under operating leases with officers of the Company were approximately $78,000 for the period from October 1, 1997 through January 30, 1998. Additionally, the Company has guaranteed an officer note at a bank with an outstanding balance of approximately $125,000 at September 30, 1997. The Company's property and equipment has been cross-pledged as collateral.

8. EMPLOYEE BENEFIT PLAN:

    The Company has a defined contribution profit-sharing plan that covers all employees meeting certain age and service requirements. Company contributions to the plan are at the discretion of the board of directors. Contributions to the plan charged to operations in 1994, 1995, 1996 and the year ended September 30, 1997 and for the period from October 1, 1997 through January 30, 1998 were $186,000, $450,000, $789,000, $789,000 and $275,000, respectively.

9. FINANCIAL INSTRUMENTS:

    The Company's financial instruments consist of cash and cash equivalents, accounts receivable, accounts payable, a line of credit, notes payable and long-term debt. The Company believes that the carrying values of these instruments on the accompanying consolidated balance sheets approximates their fair values.

10. COMMITMENTS AND CONTINGENCIES:

Litigation

    The Company is involved in disputes or legal actions arising in the ordinary course of business. Management does not believe the outcome of such legal actions will have a material adverse effect on the Company's consolidated financial position or results of operations.

Insurance

    The Company carries a broad range of insurance coverage, including workers' compensation, business auto liability, commercial general liability, property and an umbrella policy. The Company has not incurred significant uninsured losses on any of these items.

11. MAJOR CUSTOMERS AND RISK CONCENTRATION:

    The Company had sales greater than 10 percent of total sales to three major customers (comprising approximately 20%, 12% and 11% of total sales), two major customers (comprising approximately 15% and 13% of total sales), two major customers (comprising approximately 20% and 18% of total sales) and one major customer (comprising approximately 32% of total sales) during the years ended December 31, 1994, 1995, 1996 and September 1997, respectively. The Company did not have sales greater than 10 percent of total sales to any one customer during the period from October 1, 1997 through January 30, 1998.

    In addition, the Company grants credit, generally without collateral, to its customers, which are usually general contractors located primarily in the Dallas-Fort Worth, Texas area. Consequently, the Company is subject to potential credit risk related to changes in business and economic factors within the Dallas-Fort Worth, Texas, area. However, management believes that its contract acceptance, billing and collection policies are adequate to minimize the potential credit risk.

Cash and Cash Equivalents

    The Company routinely maintains cash balances in financial institutions in excess of federally insured limits.

12. BACKCHARGE CLAIMS:

    It is the Company's policy to recognize income from backcharge claims only when a definitive agreement has been reached and collection is reasonably assured. In December 1996, the Company reached a settlement on one of its backcharge claims related to prior periods for approximately $856,000 which is reflected in the accompanying consolidated statement of operations for the year ended December 31, 1996, as an increase in revenues and as a component of other receivables in the accompanying consolidated balance sheet at December 31, 1996. This amount was collected in 1997.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To BW Consolidated, Inc. and Subsidiaries:

    We have audited the accompanying consolidated balance sheets of BW Consolidated, Inc., a Texas corporation, and Subsidiaries as of December 31, 1995 and 1996 and September 30, 1997, and the related consolidated statements of operations, cash flows and stockholders' equity for each of the three years in the period ended December 31, 1996 and for the year ended September 30, 1997 and for the period from October 1, 1997 through January 30, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of BW Consolidated, Inc. and Subsidiaries as of December 31, 1995 and 1996 and September 30, 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996 and for the year ended September 30, 1997 and for the period from October 1, 1997 through January 30, 1998, in conformity with generally accepted accounting principles.

                                                             ARTHUR ANDERSEN LLP

Houston, Texas
September 11, 1998

                     BW CONSOLIDATED, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS
                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)


                                     ASSETS
                                                                                     DECEMBER 31,
                                                                              -------------------------      SEPTEMBER 30,
                                                                                1995             1996            1997
                                                                              --------         --------      -------------
CURRENT ASSETS:
  Cash and cash equivalents ..........................................        $  1,180         $    507        $  1,275
  Accounts receivable--
     Trade, net of allowance of $82, $119 and $124, respectively .....           3,178            4,718           4,835
     Retainage .......................................................             471              768             601
     Other receivables ...............................................              62               53              71
  Notes receivable from stockholders .................................              42             --              --
  Inventories, net of allowance of $24, $29,
     $28 and $28, respectively .......................................             461              557             541
  Costs and estimated earnings in excess of billings .................             186              182             224
  Prepaid expenses and other current assets ..........................               5               10              29
                                                                              --------         --------        --------
          Total current assets .......................................           5,585            6,795           7,576
PROPERTY AND EQUIPMENT, net ..........................................           3,925            4,609           5,206
NOTE RECEIVABLE FROM STOCKHOLDERS, net of current portion ............             470             --              --
OTHER ASSETS .........................................................              21               27              49
                                                                              --------         --------        --------
          Total assets ...............................................        $ 10,001         $ 11,431        $ 12,831
                                                                              ========         ========        ========

                        LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Current maturities of long-term debt ...............................        $    214         $     94        $     96
  Accounts payable and accrued expenses ..............................           2,318            2,131           2,400
  Income taxes payable ...............................................             130              166            --
  Billings in excess of costs and estimated
     earnings ........................................................             606              749             840
                                                                              --------         --------        --------
          Total current liabilities ..................................           3,268            3,140           3,336
                                                                              --------         --------        --------
LONG-TERM DEBT, net of current maturities ............................             951              861             842
DEFERRED TAXES .......................................................             180             --              --
COMMITMENTS AND CONTINGENCIES
MINORITY INTEREST IN CONSOLIDATED SUBSIDIARY .........................            --                209           1,302
STOCKHOLDERS' EQUITY:
  Common stock, $1 par value, 2,000,000, 500,000, 500,000 and
     500,000 shares authorized, respectively; 31,598, 20,000,
     20,000 and 20,000 shares issued and outstanding, respectively....              32               20              20
  Additional paid-in capital .........................................             566              205             205
  Retained earnings ..................................................           5,965            6,996           7,126
  Treasury stock, 5,088 shares, at cost ..............................            (961)            --              --
                                                                              --------         --------        --------
          Total stockholders' equity .................................           5,602            7,221           7,351
                                                                              --------         --------        --------
          Total liabilities and stockholders' equity  ................        $ 10,001         $ 11,431        $ 12,831
                                                                              ========         ========        ========


        The accompanying notes are an integral part of these consolidated financial statements.

                     BW CONSOLIDATED, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)





                                                                                                               NINE MONTHS
                                                                                                                  ENDED
                                                              YEAR ENDED DECEMBER 31,                          SEPTEMBER 30,
                                                     ------------------------------------------         -------------------------
                                                       1994             1995             1996             1996             1997
                                                     --------         --------         --------         --------         --------
                                                                                                               (UNAUDITED)
REVENUES ....................................        $ 23,168         $ 27,730         $ 33,023         $ 24,994         $ 24,136
COST OF SERVICES (including
  depreciation) .............................          17,967           20,964           25,017           18,909           18,868
                                                     --------         --------         --------         --------         --------
         Gross profit .......................           5,201            6,766            8,006            6,085            5,268
SELLING, GENERAL AND
  ADMINISTRATIVE EXPENSES ...................           3,091            3,637            3,686            2,713            2,793
                                                     --------         --------         --------         --------         --------
         Income from operations .............           2,110            3,129            4,320            3,372            2,475
                                                     --------         --------         --------         --------         --------
OTHER INCOME (EXPENSE):
  Interest expense ..........................            (135)            (120)             (97)             (73)             (84)
  Other .....................................              97              263              174              137              158
                                                     --------         --------         --------         --------         --------
         Other income (expense), net ........             (38)             143               77               64               74
                                                     --------         --------         --------         --------         --------
NET INCOME BEFORE INCOME TAX
  AND MINORITY INTEREST .....................           2,072            3,272            4,397            3,436            2,549
INCOME TAX EXPENSE (BENEFIT) ................             772            1,238              (28)             (67)              33
                                                     --------         --------         --------         --------         --------
NET INCOME BEFORE MINORITY
  INTEREST ..................................           1,300            2,034            4,425            3,503            2,516
MINORITY INTEREST EXPENSE ...................            --               --                250              203              269
                                                     --------         --------         --------         --------         --------
NET INCOME ..................................        $  1,300         $  2,034         $  4,175         $  3,300         $  2,247
                                                     ========         ========         ========         ========         ========


                                                                    PERIOD FROM
                                                                     OCTOBER 1,
                                                                        1997
                                                   YEAR ENDED         THROUGH
                                                  SEPTEMBER 30,      JANUARY 30,
                                                      1997              1998
                                                  -------------     ------------
REVENUES ....................................        $ 32,165         $ 11,208
COST OF SERVICES (including
  depreciation) .............................          24,976            6,908
                                                     --------         --------
         Gross profit .......................           7,189            4,300
SELLING, GENERAL AND
  ADMINISTRATIVE EXPENSES ...................           3,766            3,277
                                                     --------         --------
         Income from operations .............           3,423            1,023
                                                     --------         --------
OTHER INCOME (EXPENSE):
  Interest expense ..........................            (108)             (18)
  Other .....................................             195               54
                                                     --------         --------
         Other income (expense), net ........              87               36
                                                     --------         --------
NET INCOME BEFORE INCOME TAX
  AND MINORITY INTEREST .....................           3,510            1,059
INCOME TAX EXPENSE (BENEFIT) ................              72             --
                                                     --------         --------
NET INCOME BEFORE MINORITY
  INTEREST ..................................           3,438            1,059
MINORITY INTEREST EXPENSE ...................             316              232
                                                     --------         --------
NET INCOME ..................................        $  3,122         $    827
                                                     ========         ========





        The accompanying notes are an integral part of these consolidated financial statements.

                     BW CONSOLIDATED, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)


                                                                                                                         PERIOD FROM
                                                                                                                          OCTOBER 1,
                                                                                       NINE MONTHS ENDED                     1997
                                                         YEAR ENDED DECEMBER 31,          SEPTEMBER 30,     YEAR ENDED     THROUGH
                                                      -----------------------------    -----------------   SEPTEMBER 30, JANUARY 30,
                                                       1994        1995      1996       1996      1997        1997            1998
                                                      -------    -------    -------    -------   -------   ------------- -----------
                                                                                           (UNAUDITED)
CASH FLOWS FROM OPERATING
  ACTIVITIES:
  Net income .......................................  $ 1,300    $ 2,034    $ 4,175    $ 3,300   $ 2,247    $ 3,122         $   827
  Adjustments to reconcile net income to
    net cash provided by operating
    activities --
    Depreciation and amortization ..................      292        329        426        296       404        534             185
    Loss (gain) on sale of property and
      equipment ....................................        9        (54)       (17)       (19)       (5)        (3)              2
    Deferred tax benefit ...........................     --         --         (180)      (180)     --         --              --
    Minority interest expense ......................     --         --          250        203       269        316             232
    Changes in operating assets and liabilities --
      (Increase) decrease in--
      Accounts receivable...........................     (459)      (244)    (1,828)    (1,115)       50       (663)            432
      Inventories ..................................       (7)       131        (96)      (109)       16         29            (104)
      Costs and estimated earnings in excess
        of billings on uncompleted contracts .......       80        (13)         4       (194)      (42)       156             104
      Prepaid expenses and other current assets ....       (3)         4         (5)        (5)      (19)       (19)             15
    Increase (decrease) in --
      Accounts payable and accrued expenses ........     (153)       141       (187)       222       269       (140)           (189)
      Billings in excess of costs and estimated
        earnings on uncompleted contracts ..........      (51)       282        143        200        91         34             263
      Other current liabilities ....................       34         41         36        (18)     (166)      (112)           --
                                                      -------    -------    -------    -------   -------    -------         -------
        Net cash provided by operating activities ..    1,042      2,651      2,721      2,581     3,114      3,254           1,767
                                                      -------    -------    -------    -------   -------    -------         -------
CASH FLOWS FROM INVESTING
  ACTIVITIES:
  Proceeds from sale of property and
    equipment ......................................        4        141         66         63        20         23              87
  Stockholder receivable ...........................     --         (512)       512        512      --         --              --
  Other assets .....................................        1         (3)        (6)         3       (22)       (31)              7
  Additions of property and equipment ..............     (485)    (1,001)    (1,160)      (984)     (892)    (1,068)           (411)
                                                      -------    -------    -------    -------   -------    -------         -------
        Net cash used in investing activities ......     (480)    (1,375)      (588)      (406)     (894)    (1,076)           (317)
                                                      -------    -------    -------    -------   -------    -------         -------
 CASH FLOWS FROM FINANCING
   ACTIVITIES:
   Borrowings of short-term debt ...................      643        515      1,832        632       800      2,000             932
   Borrowings of long-term debt ....................     --         --           10         24        39         25           1,099
   Repayments of short-term debt ...................     (643)      (515)    (1,832)      (632)     (800)    (2,000)           --
   Repayments of long-term debt ....................     (377)      (310)      (219)      (200)     (198)      (217)           (941)
   Stockholder distributions .......................     --          (32)    (2,556)    (2,222)   (2,117)    (2,451)         (3,645)
   Stockholder contributions .......................     --         --         --         --        --         --                21
   Minority interest contributions .................     --         --           85         85       935        935             316
   Minority interest distributions .................     --         --         (126)       (72)     (111)      (165)           (137)
   Purchase of treasury stock ......................     --         (961)      --         --        --         --              --
                                                      -------    -------    -------    -------   -------    -------         -------
         Net cash used in financing activities .....     (377)    (1,303)    (2,806)    (2,385)   (1,452)    (1,873)         (2,355)
                                                      -------    -------    -------    -------   -------    -------         -------
 NET INCREASE (DECREASE) IN CASH
   AND CASH EQUIVALENTS ............................      185        (27)      (673)      (210)      768        305            (905)
 CASH AND CASH EQUIVALENTS,
   beginning of period .............................    1,022      1,207      1,180      1,180       507        970           1,275
                                                      -------    -------    -------    -------   -------    -------         -------
 CASH AND CASH EQUIVALENTS, end of
   period ..........................................  $ 1,207    $ 1,180    $   507    $   970   $ 1,275    $ 1,275         $   370
                                                      =======    =======    =======    =======   =======    =======         =======
 SUPPLEMENTAL DISCLOSURE OF CASH
    FLOW INFORMATION
   Cash paid for --
     Interest ......................................  $   137    $   119    $    97    $    73   $    84    $   108         $    13
     Income taxes ..................................  $   744    $ 1,197    $   132    $   128   $   198    $   202         $  --




        The accompanying notes are an integral part of these consolidated financial statements.

                     BW CONSOLIDATED, INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)


                                                COMMON STOCK          ADDITIONAL                              TOTAL
                                             --------------------      PAID-IN     RETAINED     TREASURY   STOCKHOLDERS'
                                              SHARES       AMOUNT      CAPITAL     EARNINGS       STOCK       EQUITY
                                             -------      -------      -------     --------     --------   -------------

BALANCE, December 31, 1993 .............      31,151      $    31      $   512      $ 2,663      $  --        $ 3,206
  Sale of common stock .................         261            1           30         --           --             31
  Net income ...........................        --           --           --          1,300         --          1,300
                                             -------      -------      -------      -------      -------      -------
BALANCE, December 31, 1994 .............      31,412           32          542        3,963         --          4,537
  Sale of common stock .................         186         --             24         --           --             24
  Net income ...........................        --           --           --          2,034         --          2,034
  Dividends paid .......................        --           --           --            (32)        --            (32)
  Purchase of treasury stock ...........        --           --           --           --           (961)        (961)
                                             -------      -------      -------      -------      -------      -------
BALANCE, December 31, 1995 .............      31,598           32          566        5,965         (961)       5,602
  Shares retired upon merger ...........     (26,510)         (27)         154         (127)        --           --
  Treasury stock canceled ..............      (5,088)          (5)        (515)        (441)         961         --
  Shares issued ........................       1,000           10         --            (10)        --           --
  Stock split 20 to 1 and
     recapitalization  (Note 1) ........      19,000           10         --            (10)        --           --
  Distributions to stockholders ........        --           --           --         (2,556)        --         (2,556)
  Net income ...........................        --           --           --          4,175         --          4,175
                                             -------      -------      -------      -------      -------      -------
BALANCE, December 31, 1996 .............      20,000           20          205        6,996         --          7,221
  Distributions to stockholders
     (unaudited) .......................        --           --           --         (2,117)        --         (2,117)
  Net income (unaudited) ...............        --           --           --          2,247         --          2,247
                                             -------      -------      -------      -------      -------      -------
BALANCE, September 30, 1997 ............      20,000           20          205        7,126         --          7,351
  Stockholder contributions ............        --           --             21         --           --             21
  Distributions to stockholders ........        --           --           --         (4,884)        --         (4,884)
  Net income ...........................        --           --           --            827         --            827
                                             -------      -------      -------      -------      -------      -------
BALANCE, January 30, 1998 ..............      20,000      $    20      $   226      $ 3,069      $  --        $ 3,315
                                             =======      =======      =======      =======      =======      =======



        The accompanying notes are an integral part of these consolidated financial statements.

                     BW CONSOLIDATED, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BUSINESS, ORGANIZATION AND BASIS OF PRESENTATION:

    BW Consolidated, Inc. (the Company), a Nevada S Corporation, and Subsidiaries, two of which are Texas limited partnerships, focuses on providing electrical system installation and repair services primarily for residential and mid-sized to large commercial facilities. The Company performs the majority of its contract work under fixed-price contracts with contract terms generally ranging from three to 24 months. The Company performs the majority of its work in Texas.

    In January 1996, the original parent company, Bexar Enterprises, Inc., a Nevada C Corporation, was merged with BW Investments, Inc., Bexar Electric Company, Inc., and Calhoun Electric Company, Inc., all wholly owned subsidiaries. The survivor of the merger was Calhoun Electric Company, Inc., a Texas S Corporation, and its 90 percent owned subsidiary, Bexar Electric Company, Ltd. (BEC), a Texas limited partnership. The 10 percent minority interest in the partnership was purchased by employees of Bexar Electric Company, Ltd. An additional 10 percent minority interest in Bexar Electric Company, Ltd. (a Texas limited partnership), was purchased by employees of the Company in January 1997.

    In May 1997, Calhoun Electric Company, Inc., a Texas S Corporation, transferred its assets and liabilities to Calhoun Electric Company, Ltd. (CEC), a Texas limited partnership. Subsequent to this transfer, Calhoun Electric Company, Inc., a Texas S Corporation, reorganized as a Nevada S Corporation and changed its name to BW Consolidated, Inc.

    The accompanying financial statements present BW Consolidated, Inc. (and its predecessors), together with its majority-owned subsidiaries on a consolidated basis. All significant intercompany activity has been eliminated in consolidation. Additionally, minority interests in subsidiaries of BW Consolidated, Inc. have been reflected as "Minority Interest in Consolidated Subsidiary" in the accompanying consolidated financial statements.

    On January 30, 1998, concurrent with the closing of the initial public offerings in the United States and Canada and outside the United States and Canada (the Offerings) of additional common stock by Integrated Electrical Services, Inc. (IES), the Company was acquired by IES. All outstanding shares of the Company's common stock were exchanged for cash and shares of IES common stock. In addition, the key executives of the Company entered into employment agreements with the Company and IES which have an initial term of five years, and generally restrict the disclosure of confidential information as well as restrict competition with the Company and IES for a period of two years following termination of employment. Additionally, in October 1997, the majority shareholder of the Company transferred 15 percent of its interest in CEC to a former shareholder of Calhoun Electric Company, Inc. and current employee of CEC. The Company has changed from a calendar to a September fiscal year.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Interim Financial Information

    The interim financial statements for the nine months ended September 30, 1996 and 1997, are unaudited and have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of the Company's management, the unaudited interim financial statements contain all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation. The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

    The financial statements for the period from October 1, 1997 through January 30, 1998 are presented for purposes of complying with certain reporting requirements of the Securities and Exchange Commission's Staff Accounting Bulletin No. 80 and are not necessarily indicative of the results to be expected for the entire year.

Cash and Cash Equivalents

    The Company considers all highly liquid debt instruments with an original maturity of three months or less when purchased to be cash equivalents.

Supplemental Cash Flow Information (in thousands)

    The Company had the following noncash investing and financing activities for the years ended December 31, 1994, 1995, 1996, and for the year ended September 30, 1997, the nine months ended September 30, 1996 and 1997 and the period from October 1, 1997 through January 30, 1998:


                                                                                                                        PERIOD FROM
                                                                                                      NINE MONTHS        OCTOBER 1,
                                                                                                       SEPTEMBER           1997
                                                                                     YEAR ENDED           30,             THROUGH
                                                                                    SEPTEMBER 30, -------------------   JANUARY 30,
                                                   1994        1995        1996        1997        1996        1997        1998
                                                  -------     -------     -------  -------------  ------     -------     -------
                                                                                                      (UNAUDITED)
Property and equipment purchased with
  direct financing ..........................     $  --       $  25       $  --       $   141     $  --       $  141       $    --
Like-kind exchange of equipment .............        --          15           6             6        --            6            --
Employee Stock Option Plan contribution
  through stock distribution ................        30          25          --            --        --           --            --
Exchange of property and equipment for
  note receivable ...........................        --          --          --            18        --           18            --
Land distribution ...........................        --          --          --            --        --           --         2,205
Debt distribution ...........................        --          --          --            --        --           --          (966)

Inventories

    Inventories consist of parts and supplies held for use in the ordinary course of business and are stated at the lower of cost or market using the average cost method.

Property and Equipment

    Property and equipment are stated at cost, and depreciation is computed using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are capitalized and amortized over the lesser of the life of the lease or the estimated useful life of the asset.

    Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments, which extend the useful lives of existing equipment, are capitalized and depreciated. Upon retirement or disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the consolidated statements of operations.

Revenue Recognition

    The Company recognizes revenue when services are performed except when work is being performed under a construction contract. Revenues from construction contracts are recognized on the percentage-of-completion method measured by the percentage of costs incurred to date to total estimated costs for each contract. Such contracts generally provide that the customers accept completion of progress to date and compensate the Company for services rendered measured in terms of hours expensed or some other measure of progress. Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs and depreciation costs. Provisions for the total estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, estimated profitability and final contract settlements may result in revisions to costs and income and their effects are recognized in the period in which the revisions are determined. An amount equal to contract costs attributable to claims is included in revenues when realization is probable and the amount can be reliably estimated.

    The balances billed but not paid by customers pursuant to retainage provisions in construction contracts will be due upon completion of the contracts and acceptance by the customer. Based on the Company's experience with similar contracts in recent years, the retention balance at each balance sheet date will be collected within the subsequent fiscal year.

    The current asset, "Costs and estimated earnings in excess of billings on uncompleted contracts," represents revenues recognized in excess of amounts billed. The current liability, "Billings in excess of costs and estimated earnings on uncompleted contracts,"' represents billings in excess of revenues recognized.

Warranty Costs

    The Company warrants labor for the first year after installation of new electrical systems and servicing of existing electrical systems. A reserve for warranty costs is recorded based upon the historical level of warranty claims and management's estimate of future costs.

Provision for Doubtful Accounts

    The Company provides an allowance for doubtful accounts based upon the specific identification of accounts receivable where collection is no longer probable.

Income Taxes

    The Company has elected S Corporation status effective January 1, 1996, as defined by the Internal Revenue Code, whereby the Company itself is not subject to taxation for federal purposes. Under S Corporation status, the stockholders report their share of the Company's taxable earnings or losses in their personal tax returns. Consequently, the accompanying financial statements of the Company do not include a provision for current or deferred income taxes (see Note 7). The Company intends to terminate its S Corporation status concurrently with the effective date of the Offerings (see Note 1).

Use of Estimates

    The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions by management in determining the reported amounts of assets and liabilities, disclosures of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Reference is made to the "Revenue Recognition" section of this footnote and Note 10 for discussion of significant estimates reflected in the Company's financial statements.

New Accounting Pronouncements

    Effective January 1, 1996, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." Accordingly, in the event that facts and circumstances indicate that property and equipment or other assets may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset are compared to the asset's carrying amount to determine if an impairment of such property is necessary. The effect of any impairment would be to expense the difference between the fair value of such property and its carrying value. Adoption of this standard did not have a material effect on the consolidated financial position or results of operations of the Company.

3. PROPERTY AND EQUIPMENT:

    Property and equipment consists of the following (in thousands):

                                                ESTIMATED
                                               USEFUL LIVES          DECEMBER 31,     SEPTEMBER 30,
                                                 IN YEARS        1995         1996        1997
                                               ------------    -------      -------   -------------
Transportation equipment ....................          10      $ 2,783      $ 3,446      $ 3,953
Machinery and equipment .....................        5-10          709          673          684
Land and buildings ..........................          40        2,592        2,592        2,941
Furniture, fixtures and office
  equipment .................................        3-15          680          926          965
                                                               -------      -------      -------
                                                                 6,764        7,637        8,543
Less -- Accumulated depreciation and
  amortization ..............................                   (2,839)      (3,028)      (3,337)
                                                               -------      -------      -------
     Property and equipment, net ............                  $ 3,925      $ 4,609      $ 5,206
                                                               =======      =======      =======


4. DETAIL OF CERTAIN CONSOLIDATED BALANCE SHEET ACCOUNTS:

    Activity in the Company's allowance for doubtful accounts receivable consists of the following (in thousands):




                                                                           DECEMBER 31,
                                                                      ----------------------    SEPTEMBER 30,
                                                                        1995          1996          1997
                                                                      --------      --------    -------------
Balance at beginning of period ..................................     $     80      $     82      $    105
Additions to costs and expenses .................................           27           127            49
Deductions for uncollectible receivables written off and
  recoveries ....................................................          (25)          (90)          (30)
                                                                      --------      --------      --------
Balance at end of period ........................................     $     82      $    119      $    124
                                                                      ========      ========      ========

    Accounts payable and accrued expenses consist of the following (in thousands):


                                                                DECEMBER 31,
                                                           ---------------------   SEPTEMBER 30,
                                                             1995         1996         1997
                                                           --------     --------   -------------
Accounts payable, trade ..............................     $  1,134     $  1,191     $  1,441
Wages ................................................          700          407          470
Insurance ............................................          238          146           83
Contract costs .......................................          141          207          208
Warranty reserve .....................................           83           99           97
Other ................................................           22           81          101
                                                           --------     --------     --------
          Total accounts payable and accrued
            expenses .................................     $  2,318     $  2,131     $  2,400
                                                           ========     ========     ========



    Electrical system installation contracts in progress are as follows (in thousands):

                                                                 DECEMBER 31,
                                                            ----------------------   SEPTEMBER 30,
                                                              1995          1996         1997
                                                            --------      --------   -------------
Amended contract amount ...............................     $ 15,945      $ 18,918      $ 16,983
Revenue recognized to date ............................        7,953        11,105         8,663
                                                            --------      --------      --------
Unearned contract amount, backlog .....................     $  7,992      $  7,813         8,320
                                                            ========      ========      ========
Costs incurred on uncompleted contracts ...............     $  5,647      $  8,298         6,433
Estimated earnings ....................................        2,306         2,807         2,230
                                                            --------      --------      --------
          Total contract revenue earned to date .......        7,953        11,105         8,663
Less-- Billings to date ...............................        8,403        11,711         9,278
                                                            --------      --------      --------
Net overbilled open contracts .........................         (450)         (606)         (615)
Unbilled completed contracts ..........................           30            39            (1)
                                                            --------      --------      --------
                                                            $   (420)     $   (567)     $   (616)
                                                            ========      ========      ========
Costs and estimated earnings in excess of
  billings ............................................     $    186      $    182      $    224
Billings in excess of costs and  estimated
  earnings ............................................         (606)         (749)         (840)
                                                            --------      --------      --------
                                                            $   (420)     $   (567)     $   (616)
                                                            ========      ========      ========

5. LONG-TERM DEBT:

    Long-term debt consists of the following (in thousands):


                                                                          DECEMBER 31,
                                                                      -------------------   SEPTEMBER 30,
                                                                       1995        1996         1997
                                                                      -------     -------   -------------
Note payable to a bank, interest at prime plus .75
  percent (prime rate at 8.50 percent at September 30,
  1997, principal and interest due monthly of $10
  maturing in March 2004, secured by certain real
  estate ........................................................     $   678     $   632     $   586
Note payable to a corporation, interest at 7 percent,
  principal and interest due monthly of $2 maturing in
  July 2004, secured by certain real estate .....................         140         128        --
Note payable to a bank, interest at prime, principal
  and interest due monthly of $3, maturing in November
  2003, secured by certain real estate ..........................         205         190         179
Note payable to a bank, interest at prime plus .75
  percent, principal and interest due monthly of $2
  maturing in February 2007, secured by real estate .............        --          --       $   173
Notes payable to manufacturers, interest at 7.9
  percent, principal and interest due monthly of $3,
  maturing in December 1996 and May 1997, secured by
  certain equipment .............................................          43           5        --
Notes payable to a bank, interest at 8.25 percent,
  principal and interest due monthly of $6, maturing
  in July and October 1996, secured by certain
  vehicles and equipment ........................................          50        --          --
Various notes payable to a bank, interest ranging from
  7.9 percent to 8.25 percent, principal and interest
  due monthly of $7, maturing in July through November
  1996, secured by certain vehicles, machinery and
  office equipment ..............................................          49        --          --
                                                                      -------     -------     -------
          Total debt ............................................       1,165         955         938
Less-- current maturities .......................................         214          94          96
                                                                      -------     -------     -------
Long-term debt less current maturities ..........................     $   951     $   861     $   842
                                                                      =======     =======     =======


    The maturities of long-term debt at September 30, 1997, are as follows (in thousands):

1998 ....................     $    96
1999 ....................         112
2000 ....................         116
2001 ....................         126
2002 ....................         138
Thereafter ..............         350
                              -------
                              $   938
                              =======

    The Company had two lines of credit. The first line of credit for $750,000, secured by BEC accounts receivable, inventory and equipment, requires monthly payments of interest at 1 percent over the prime rate. At December 31, 1995 and 1996 and at September 30, 1997, respectively, there were no advances outstanding against the line and the full $750,000 was available. The note maturity date was April 1998. The second line of credit for $500,000, secured by CEC accounts receivable, inventory, equipment and trucks, requires monthly payments of interest at 1/2 percent over the prime rate. During the 1997, this line of credit agreement was renewed and was increased from $300,000 to $500,000. At December 31, 1995 and 1996, respectively, there were no advances outstanding against the line and the full $300,000 was available. At September 30, 1997, there was no advance outstanding against the line and the full $500,000 was available. The note maturity date was May 1998.

    The Company had an irrevocable letter of credit from a bank in the amount of $199,000 in favor of the Company's workers' compensation carrier. The expiration date was July 1, 1997. Security for this letter of credit consisted of the assignment of $125,000 in certificates of deposit and a second lien on real estate of the Company, and the personal guarantee of the major stockholder.

    All of the long-term debt of the Company was paid off with the proceeds from the initial public offering of IES concurrent with the acquisition of the Company by IES. None of the debt instruments have been renewed.

6. LEASES:

    The Company leased undeveloped property from the majority stockholder for storage of equipment and trailers. The lease was entered into on July 1, 1994, and expired on June 30, 1997, and was on a month-to-month basis. The consideration for this lease was $8,000, $17,000, $19,000, $15,000 and $7,000 for the years ended December 31, 1994, 1995, 1996 and September 30, 1997 and the period from October 1, 1997 through January 30, 1998, respectively.

7. INCOME TAXES (IN THOUSANDS):

    Federal and state income taxes are as follows:

                                   YEAR ENDED
                                  DECEMBER 31,
                              -------------------
                                1994        1995
                              -------     -------
Federal --
  Current ...............     $   663     $ 1,118
  Deferred ..............          26         (45)
State --
  Current ...............          83         157
  Deferred ..............        --             8
                              -------     -------
                              $   772     $ 1,238
                              =======     =======

    Actual income tax expense differs from income tax expense computed by applying the U.S. federal statutory corporate rate of 34% to income before provision for income taxes as follows:

                                                                YEAR ENDED
                                                               DECEMBER 31,
                                                            -------------------
                                                              1994        1995
                                                            -------     -------
Provision at the statutory rate ..........................  $   704     $ 1,112
State income tax, net of benefit for federal deduction....       54         107
Other ....................................................       14          19
                                                            -------     -------
                                                            $   772     $ 1,238
                                                            =======     =======

    Deferred income tax provisions result from temporary differences in the recognition of income and expenses for financial reporting purposes and for tax purposes. The tax effects of these temporary differences, representing deferred tax assets and liabilities, result principally from the following:

                                                          DECEMBER 31,
                                                              1995
                                                          ------------
Deferred income tax assets --
  Allowance for bad debt ..............................     $     4
  Accrued liabilities and expenses ....................         122
                                                            -------
          Total deferred income tax asset .............         126
                                                            -------
Deferred income tax liabilities --
  Property and equipment ..............................        (306)
                                                            -------
          Total deferred income tax liability .........        (306)
                                                            -------
          Net deferred income tax liability ...........     $  (180)
                                                            =======

    The net deferred tax assets and liabilities are comprised of the following:

                                            DECEMBER 31,
                                               1995
                                            ------------
Deferred tax assets --
  Current ..............................     $   126
  Long-term ............................        --
                                             -------
          Total ........................     $   126
                                             =======
Deferred tax liabilities --
  Current ..............................     $  --
  Long-term ............................        (306)
                                             -------
          Total ........................     $  (306)
                                             =======

    Effective January 1, 1996, the Company elected S Corporation status for Calhoun Electric and partnership status for Bexar Electric. The Company will no longer be directly responsible for any deferred tax liability which might exist. The removal of the deferred tax liability which existed as of December 31, 1995, is recognized in the 1996 consolidated statement of operations (see Note 2).

8. RELATED-PARTY TRANSACTIONS:

    Notes receivable from a stockholder consists of the following (in thousands):


                                                                                   DECEMBER 31,
                                                                                -------------------  SEPTEMBER 30,
                                                                                 1995        1996        1997
                                                                                -------     -------  -------------
Note  receivable, secured by a second lien on
real estate, interest at 7.5 percent, payable in 60 quarterly
  installments of $3 ......................................................     $   107     $  --       $  --
Note receivable, unsecured, interest at 7.45 percent,
  payments due annually in January of 15 percent of
  principal plus accrued interest, balance due in January
  2000 ....................................................................         405        --          --
                                                                                -------     -------     -------
          Total notes receivable from a stockholder .......................         512        --          --
Current portion ...........................................................          42        --          --
                                                                                -------     -------     -------
Noncurrent portion ........................................................     $   470     $  --       $  --
                                                                                =======     =======     =======


    The Company recognized interest income from a stockholder of $0, $30,000, $13,000, $5,000 and $0, in 1994, 1995, 1996 and for the year ended September 30, 1997 and for the period from October 1, 1997 through January 30, 1998, respectively.


9. EQUITY:

    In 1991, the Company adopted an employee stock ownership plan (ESOP) for the benefit of the Company's employees. The plan covered substantially all employees of the Company. The Company's contributions to the plan are at the discretion of the board of directors, but may not exceed the maximum allowable deduction permitted under the Internal Revenue Code at the time of the contribution. Under this ESOP plan, employees cannot make contributions to the plan. The Company made a contribution of $35,000 and $25,000 in 1994 and 1995, respectively. Effective December 8, 1995, the Company has requested and received approval from the Internal Revenue Service to terminate the ESOP plan. In accordance with the termination of the ESOP, the Company repurchased as treasury stock 5,088 shares for $961,000.

    In 1996, the Company sold a minority interest in the limited partnership of Bexar Electric to certain employees of the Company. The minority interest is considered a limited partner; the minority interest held 10 percent and 20 percent at December 31, 1996 and September 30, 1997, respectively.

10. FINANCIAL INSTRUMENTS:

    The Company's financial instruments consist of cash and cash equivalents, accounts receivable, notes receivable from stockholders, accounts payable, a line of credit, notes payable and long-term debt. The Company believes that the carrying value of these instruments on the accompanying consolidated balance sheets approximates their fair value.

11. COMMITMENTS AND CONTINGENCIES:

Litigation

    The Company is involved in disputes or legal actions arising in the ordinary course of business. Management does not believe the outcome of such legal actions will have a material adverse effect on the Company's consolidated financial position or results of operations.

Insurance

    The Company carries a broad range of insurance coverage, including business auto liability, general liability and an umbrella policy. The Company has not incurred significant uninsured losses on any of these items.

12. MAJOR CUSTOMERS AND RISK CONCENTRATION:

    The Company had sales of approximately 11 percent of total sales to one major customer during the year ended December 31, 1996.

    The Company had accounts receivable balances of approximately 15 percent and 14 percent of total accounts receivable from two major customers as of December 31, 1996, and approximately 10% due from one major customer for the year ended September 30, 1997.

    The Company had cash and cash equivalents in financial institutions which exceeded the federally insured limits by $911,000, $269,000 and $858,000 at December 31, 1995 and 1996, and September 30, 1997, respectively.

    In addition, the Company grants credit, generally without collateral, to its customers, which are primarily general contractors, located in Central and South Texas. Consequently, the Company is subject to potential credit risk related to changes in business and economic factors within the state of Texas. However, management believes that its contract acceptance, billing and collection policies are adequate to minimize the potential credit risk.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Muth Electric, Inc.:

    We have audited the accompanying balance sheets of Muth Electric, Inc., a South Dakota corporation, as of December 31, 1995 and 1996 and September 30, 1997, and the related statements of operations, cash flows and stockholder's equity for each of the three years in the period ended December 31, 1996 and for the year ended September 30, 1997 and for the period from October 1, 1997 through January 30, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Muth Electric, Inc., as of December 31, 1995 and 1996 and September 30, 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996 and for the year ended September 30, 1997 and for the period from October 1, 1997 through January 30, 1998, in conformity with generally accepted accounting principles.

                                                     ARTHUR ANDERSEN LLP

Houston, Texas
September 11, 1998

                               MUTH ELECTRIC, INC.

                                 BALANCE SHEETS
                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)





                                                                                DECEMBER 31,        SEPTEMBER
                                                                           ---------------------        30,
                                                                             1995         1996         1997
                                                                           --------     --------     --------
                                                              ASSETS
CURRENT ASSETS:
  Cash and cash equivalents ..........................................     $     53     $     82     $     81
  Accounts receivable--
     Trade, net of allowance of $55, $63 and $91, respectively .......        1,718        2,556        3,154
     Retainage .......................................................          417          212          383
     Related party ...................................................         --             74          246
  Inventories ........................................................          750          820          898
  Costs and estimated earnings in excess of
     billings on uncompleted contracts ...............................          545          436          675
  Prepaid expenses and other current assets ..........................          150          140          135
                                                                           --------     --------     --------
          Total current assets .......................................        3,633        4,320        5,572
PROPERTY AND EQUIPMENT, net ..........................................          946        1,140        1,133
                                                                           --------     --------     --------
          Total assets ...............................................     $  4,579     $  5,460     $  6,705
                                                                           ========     ========     ========

                                               LIABILITIES AND STOCKHOLDER'S EQUITY
CURRENT LIABILITIES:
  Notes payable ......................................................     $   --       $    530     $    540
  Accounts payable and accrued expenses ..............................        1,621        1,680        2,177
  Billings in excess of costs and estimated
     earnings on uncompleted contracts ...............................          305          180          543
                                                                           --------     --------     --------
          Total current liabilities ..................................        1,926        2,390        3,260
                                                                           --------     --------     --------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDER'S EQUITY:
  Common stock, $100 par value, 3,000 shares
     authorized, 737 shares issued and outstanding ...................           74           74           74
  Retained earnings ..................................................        2,579        2,996        3,371
                                                                           --------     --------     --------
          Total stockholder's equity .................................        2,653        3,070        3,445
                                                                           --------     --------     --------
          Total liabilities and stockholder's equity .................     $  4,579     $  5,460     $  6,705
                                                                           ========     ========     ========

   The accompanying notes are an integral part of these financial statements.

                               MUTH ELECTRIC, INC.

                            STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)



                                                                                                                        PERIOD FROM
                                                                                                                         OCTOBER 1,
                                                                                     NINE MONTHS                           1997
                                                      YEAR ENDED                        ENDED             YEAR ENDED      THROUGH
                                                     DECEMBER 31,                    SEPTEMBER 30,       SEPTEMBER 30,  JANUARY 30,
                                          1994          1995         1996         1996          1997         1997          1998
                                        --------      --------     --------     --------      --------     --------      --------
                                                                                      (UNAUDITED)
REVENUES ..........................     $ 13,466      $ 16,012     $ 16,830     $ 12,517      $ 14,466     $ 18,779      $  8,028
COST OF SERVICES (including
  depreciation) ...................        9,805        12,189       12,834        9,751        11,428       14,511         6,164
                                        --------      --------     --------     --------      --------     --------      --------
        Gross profit ..............        3,661         3,823        3,996        2,766         3,038        4,268         1,864
SELLING, GENERAL AND ADMINISTRATIVE
  EXPENSES ........................        2,678         2,923        2,957        2,147         2,264        3,074         1,179
                                        --------      --------     --------     --------      --------     --------      --------
        Income from operations ....          983           900        1,039          619           774        1,194           685
                                        --------      --------     --------     --------      --------     --------      --------
OTHER INCOME (EXPENSE):
  Interest income (expense) .......            6            11          (24)         (17)          (20)         (27)           (6)
  Other ...........................          (79)          (95)          27           22            (4)           1             3
                                        --------      --------     --------     --------      --------     --------      --------
        Other income (expense),
          net .....................          (73)          (84)           3            5           (24)         (26)           (3)
                                        --------      --------     --------     --------      --------     --------      --------
NET INCOME ........................     $    910      $    816     $  1,042     $    624      $    750     $  1,168      $    682
                                        ========      ========     ========     ========      ========     ========      ========



   The accompanying notes are an integral part of these financial statements.

                               MUTH ELECTRIC, INC.

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)






                                                                                                        NINE MONTHS
                                                                        YEAR ENDED                         ENDED
                                                                       DECEMBER 31,                     SEPTEMBER 30,
                                                            ---------------------------------      --------------------
                                                             1994         1995         1996         1996         1997
                                                            -------      -------      -------      -------      -------
                                                                                                        (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income ..........................................     $   910      $   816      $ 1,042      $   624      $   750
  Adjustments to reconcile net income to net cash
    provided by operating activities--
    Depreciation and amortization .....................         142          185          224          194          182
    Loss (gain) on sale of property and
      equipment .......................................          (6)          16          (28)         (16)         (14)
    Changes in operating assets and
      liabilities --
      (Increase) decrease in --
         Accounts receivable ..........................        (260)          70         (674)        (406)        (941)
         Inventories ..................................          31          (38)         (70)         (66)         (78)
         Costs and estimated earnings in excess of
           billings on uncompleted contracts ..........         579         (291)          70          (44)        (239)
         Prepaid expenses and other current
           assets .....................................         (41)           5           10           96            5
      Increase (decrease) in--
         Accounts payable and accrued expenses ........        (478)         525           59          105          497
         Billings in excess of costs and estimated
           earnings on uncompleted contracts ..........        (252)         (95)        (119)          47          363
                                                            -------      -------      -------      -------      -------
         Net cash provided by operating activities ....         625        1,193          514          534          525
                                                            -------      -------      -------      -------      -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sale of property and equipment ........          11            5           53           34           23
  Additions of property and equipment .................        (201)        (560)        (443)        (401)        (184)
                                                            -------      -------      -------      -------      -------
         Net cash provided by (used in)
           investing activities .......................        (190)        (555)        (390)        (367)        (161)
                                                            -------      -------      -------      -------      -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net borrowings (payments) or notes payable ..........        --           --            530          240           10
  Payments on short-term borrowings ...................        --           --           --           --           --
  Payments of long-term loan receivable ...............         390         --           --           --           --
  Distributions to stockholders .......................        (715)        (722)        (625)        (375)        (375)
                                                            -------      -------      -------      -------      -------
         Net cash used in financing activities ........        (325)        (722)         (95)        (135)        (365)
                                                            -------      -------      -------      -------      -------
NET INCREASE (DECREASE) IN CASH AND
   CASH EQUIVALENTS ...................................         110          (84)          29           32           (1)
CASH AND CASH EQUIVALENTS,
   beginning of period ................................          27          137           53           53           82
                                                            -------      -------      -------      -------      -------
CASH AND CASH EQUIVALENTS, end of period ..............     $   137      $    53      $    82      $    85      $    81
                                                            =======      =======      =======      =======      =======
SUPPLEMENTAL DISCLOSURE OF CASH
  FLOW  INFORMATION:
  Cash paid for --
    Interest ..........................................     $     9      $     4      $    33      $    25      $    28




                                                                                PERIOD FROM
                                                                                 OCTOBER 1,
                                                                  YEAR              1997
                                                                  ENDED           THROUGH
                                                              SEPTEMBER 30,      JANUARY 30,
                                                                -------           -------
                                                                 1997              1998
                                                                -------           -------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income ..........................................         $ 1,168           $   682
  Adjustments to reconcile net income to net cash
    provided by operating activities--
    Depreciation and amortization .....................             212                91
    Loss (gain) on sale of property and
      equipment .......................................             (26)                1
    Changes in operating assets and
      liabilities --
      (Increase) decrease in --
         Accounts receivable ..........................          (1,209)            1,653
         Inventories ..................................             (82)               16
         Costs and estimated earnings in excess of
           billings on uncompleted contracts ..........            (125)             (403)
         Prepaid expenses and other current
           assets .....................................             (81)               (7)
      Increase (decrease) in--
         Accounts payable and accrued expenses ........             451               (72)
         Billings in excess of costs and estimated
           earnings on uncompleted contracts ..........             197                11
                                                                -------           -------
         Net cash provided by operating activities ....             505             1,972
                                                                -------           -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sale of property and equipment ........              42               109
  Additions of property and equipment .................            (226)              (57)
                                                                -------           -------
         Net cash provided by (used in)
           investing activities .......................            (184)               52
                                                                -------           -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net borrowings (payments) or notes payable ..........             300             1,680
  Payments on short-term borrowings ...................            --              (1,070)
  Payments of long-term loan receivable ...............            --                --
  Distributions to stockholders .......................            (625)           (2,495)
                                                                -------           -------
         Net cash used in financing activities ........            (325)           (1,885)
                                                                -------           -------
NET INCREASE (DECREASE) IN CASH AND
   CASH EQUIVALENTS ...................................              (4)              139
CASH AND CASH EQUIVALENTS,
   beginning of period ................................              85                81
                                                                -------           -------
CASH AND CASH EQUIVALENTS, end of period ..............         $    81           $   220
                                                                =======           =======
SUPPLEMENTAL DISCLOSURE OF CASH
  FLOW  INFORMATION:
  Cash paid for --
    Interest ..........................................         $    36           $    32




   The accompanying notes are an integral part of these financial statements.

                               MUTH ELECTRIC, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY
                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)



                                                COMMON STOCK                      TOTAL
                                             -------------------    RETAINED   STOCKHOLDER'S
                                             SHARES      AMOUNT     EARNINGS      EQUITY
                                             -------     -------     -------   -------------
BALANCE, December 31, 1993 .............         737     $    74     $ 2,290      $ 2,364
  Distributions to stockholders ........        --          --          (715)        (715)
  Net income ...........................        --          --           910          910
                                             -------     -------     -------      -------
BALANCE, December 31, 1994 .............         737          74       2,485        2,559
  Distributions to stockholders ........        --          --          (722)        (722)
  Net income ...........................        --          --           816          816
                                             -------     -------     -------      -------
BALANCE, December 31, 1995 .............         737          74       2,579        2,653
  Distributions to stockholders ........        --          --          (625)        (625)
  Net income ...........................        --          --         1,042        1,042
                                             -------     -------     -------      -------
BALANCE, December 31, 1996 .............         737          74       2,996        3,070
  Distributions to stockholders
    (unaudited) ........................        --          --          (375)        (375)
  Net income (unaudited) ...............        --          --           750          750
                                             -------     -------     -------      -------
BALANCE, September 30, 1997 ............         737     $    74     $ 3,371      $ 3,445
  Distributions to stockholders ........        --          --        (2,495)      (2,495)
  Net income ...........................        --          --           682          682
                                             -------     -------     -------      -------
BALANCE, January 30, 1998 ..............         737     $    74     $ 1,558      $ 1,632
                                             =======     =======     =======      =======

   The accompanying notes are an integral part of these financial statements.

                               MUTH ELECTRIC, INC.

                          NOTES TO FINANCIAL STATEMENTS

1. BUSINESS AND ORGANIZATION:

    Muth Electric, Inc. (the Company), a South Dakota corporation, focuses on providing electrical system installation and repair services primarily for residential and commercial facilities. The Company performs the majority of its contract work under fixed-price contracts with contract terms generally ranging from one to 12 months. The Company performs the majority of its work in South Dakota and surrounding states.

    On January 30, 1998, concurrent with the closing of the initial public offerings in the United States and Canada and outside the United States and Canada (the Offerings) of additional common stock by Integrated Electrical Services, Inc. (IES), the Company was acquired by IES. All outstanding shares of the Company's common stock were exchanged for cash and shares of IES common stock. In addition, the key executives of the Company entered into employment agreements with the Company and IES which have an initial term of five years, and generally restrict the disclosure of confidential information as well as restrict competition with the Company and IES for a period of two years following termination of employment. The Company has changed from a calendar to a September fiscal year.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Interim Financial Information

    The interim financial statements for the nine months ended September 30, 1996 and 1997, are unaudited and have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of the Company's management, the unaudited interim financial statements contain all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation. The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

    The financial statements for the period from October 1, 1997 through January 30, 1998 are presented for purposes of complying with certain reporting requirements of the Securities and Exchange Commission's Staff Accounting Bulletin No. 80 and are not necessarily indicative of the results to be expected for the entire year.

Cash and Cash Equivalents

    The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Inventories

    Inventories consist of parts and supplies held for use in the ordinary course of business and are stated at the lower of cost or market using the first-in, first-out (FIFO) method.

Property and Equipment

    Property and equipment are stated at cost, and depreciation is computed using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are capitalized and amortized over the estimated useful life of the asset. Depreciation expense was approximately $142,000, $185,000, $224,000, $212,000 and $91,000 for the years ended December 31, 1994, 1995, 1996 and September 30, 1997 and the period from October 1, 1997 through January 30, 1998, respectively.

    Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments, which extend the useful lives of existing equipment, are capitalized and depreciated. Upon retirement or disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the statements of operations.

Revenue Recognition

    The Company recognizes revenue when services are performed except when work is being performed under a construction contract. Revenues from construction contracts are recognized on the percentage-of-completion method measured by the percentage of costs incurred to date to total estimated costs for each contract. Such contracts generally provide that the customers accept completion of progress to date and compensate the Company for services rendered measured in terms of hours expensed or some other measure of progress. Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor and depreciation costs. Provisions for the total estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, estimated profitability and final contract settlements may result in revisions to costs and income and their effects are recognized in the period in which the revisions are determined. An amount equal to contract costs attributable to claims is included in revenues when realization is probable and the amount can be reliably estimated.

    The balances billed but not paid by customers pursuant to retainage provisions in construction contracts will be due upon completion of the contracts and acceptance by the customer. Based on the Company's experience with similar contracts in recent years, the retention balance at each balance sheet date will be collected within the subsequent fiscal year.

    The current asset, "Costs and estimated earnings in excess of billings on uncompleted contracts," represents revenues recognized in excess of amounts billed. The current liability, "Billings in excess of costs and estimated earnings on uncompleted contracts," represents billings in excess of revenues recognized.

Warranty Costs

    The Company warrants labor and materials for the first year after installation of new electrical systems. A reserve for warranty costs is recorded based upon the historical level of warranty claims and management's estimate of future costs.

Accounts Receivable and Provision for Doubtful Accounts

    The Company provides an allowance for doubtful accounts based upon the specific identification of accounts receivable where collection is no longer probable, as well as provides a general reserve for potential unknown adjustments.

Income Taxes

    The Company has elected S Corporation status as defined by the Internal Revenue Code, whereby the Company itself is not subject to taxation for federal purposes. Under S Corporation status, the stockholders report their share of the Company's taxable earnings or losses in their personal tax returns. Consequently, the accompanying financial statements of the Company do not include a provision for current or deferred income taxes. The Company intends to terminate its S Corporation status concurrently with the effective date of the Offerings.

Use of Estimates

    The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions by management in determining the reported amounts of assets and liabilities, disclosures of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Reference is made to the "Revenue Recognition" section of this footnote and Note 9 for discussion of significant estimates reflected in the Company's financial statements.

New Accounting Pronouncement

    Effective November 1, 1996, the Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." Accordingly, in the event that facts and circumstances indicate that property and equipment or other assets may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset are compared to the asset's carrying amount to determine if an impairment of such property is necessary. The effect of any impairment would be to expense the difference between the fair value of such property and its carrying value. Adoption of this standard did not have a material effect on the financial position or results of operations of the Company.

3. PROPERTY AND EQUIPMENT:

    Property and equipment consists of the following (in thousands):


                                                 ESTIMATED          DECEMBER 31,
                                                USEFUL LIVES   --------------------   SEPTEMBER 30,
                                                  IN YEARS       1995        1996          1997
                                                ------------   -------      -------   -------------
Transportation equipment ....................           5      $   806      $   868      $   890
Machinery and equipment .....................           7          466          635          707
Leasehold improvements ......................          40          409          479          517
Furniture and fixtures ......................           5          403          425          444
                                                               -------      -------      -------
                                                                 2,084        2,407        2,558
Less -- Accumulated depreciation and
  amortization ..............................                   (1,138)      (1,267)      (1,425)
                                                               -------      -------      -------
          Property and equipment, net .......                  $   946      $ 1,140      $ 1,133
                                                               =======      =======      =======

4. DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS:

    Activity in the Company's allowance for doubtful accounts receivable consists of the following (in thousands):


                                                          DECEMBER 31,
                                                       --------------------  SEPTEMBER 30,
                                                        1995         1996        1997
                                                       -------      -------  -------------
Balance at beginning of period ...................     $    60      $    55     $    63
Additions (deductions) to costs and expenses .....          (5)           8          28
                                                       -------      -------     -------
Balance at end of period .........................     $    55      $    63     $    91
                                                       =======      =======     =======

    Accounts payable and accrued expenses consist of the following (in thousands):

                                                 DECEMBER 31,
                                             -------------------   SEPTEMBER 30,
                                              1995        1996        1997
                                             -------     -------   -------------
Accounts payable, trade ................     $   652     $   757     $ 1,258
Accrued compensation and benefits ......         376         520         435
Other accrued expenses .................         593         403         484
                                             -------     -------     -------
                                             $ 1,621     $ 1,680     $ 2,177
                                             =======     =======     =======

    Electrical system installation contracts in progress are as follows (in thousands):

                                                            DECEMBER 31,
                                                       ----------------------   SEPTEMBER 30,
                                                         1995          1996          1997
                                                       --------      --------   -------------
Costs incurred on contracts in progress ..........     $  9,215      $  7,159      $  7,250
Estimated earnings, net of losses ................        1,914         1,277         2,082
                                                       --------      --------      --------
                                                         11,129         8,436         9,332
Less-- Billings to date ..........................      (10,889)       (8,180)       (9,200)
                                                       --------      --------      --------
                                                       $    240      $    256      $    132
                                                       ========      ========      ========
Costs and estimated earnings in excess of
  billings on uncompleted contracts...............     $    545      $    436      $    675
Less: Billings in excess of costs and estimated
  earnings on uncompleted contracts ..............         (305)         (180)         (543)
                                                       --------      --------      --------
                                                       $    240      $    256      $    132
                                                       ========      ========      ========

5. LINE OF CREDIT:

    The Company has three lines of credit with a bank totaling $1,140,000 of available credit. The line of credit expires January 1998 and bears interest at 9 percent. The line of credit is unsecured. At September 30, 1997, borrowings outstanding under the line of credit were $540,000.

6. EMPLOYEE BENEFIT PLAN:

    The Company has a defined 401(k) contribution profit-sharing plan. The Plan provides for the Company to match one-half of the first 5 percent contributed by each employee. Total contributions by the Company under the plan were approximately $83,000, $93,000, $85,000 and $28,000 for the years ending December 31, 1995, 1996 and September 30, 1997 and the period from October 1, 1997 through January 30, 1998, respectively. The Company may also make discretionary contributions. The Company declared discretionary contributions of $70,000 and $65,000 for the years ended December 31, 1995 and 1996, respectively, and had accrued approximately $74,000 at December 31, 1996, relating to all contributions to be funded in the subsequent fiscal year.

7. RELATED-PARTY TRANSACTIONS:

    The Company periodically will obtain loans from the stockholder to meet current cash needs. The Company will also loan out excess funds to the stockholder. Loans neither to nor from the stockholder are charged interest. A total of $172,000 was due from a stockholder at September 30, 1997.

    The Company has an outstanding trade receivable in the amount of $74,000 to a company owned by a member of the stockholder's family.

    The Company also provides real estate management services to a company owned by the stockholder.

    The Company leases facilities from the Company's stockholder. The leases expire annually. The rent paid under these related-party leases was approximately $95,000, $118,000, $115,000 and $41,000 for the years ended December 31, 1995 and 1996 and September 30, 1997 and the period from October 1, 1997 through January 30, 1998, respectively.

8. FINANCIAL INSTRUMENTS:

    The Company's financial instruments consist of cash and cash equivalents, accounts receivable, accounts payable, lines of credit, notes payable and long-term debt. The Company believes that the carrying value of these instruments on the accompanying balance sheets approximates their fair value.

9. COMMITMENTS AND CONTINGENCIES:

Litigation

    The Company is involved in disputes or legal actions arising in the ordinary course of business. Management does not believe the outcome of such legal actions will have a material adverse effect on the Company's financial position or results of operations.

Insurance

    The Company carries a broad range of insurance coverage, including business auto liability, general liability, workers compensation and an umbrella policy. The Company has not incurred significant uninsured losses on any of these items.

    The Company is self-insured for medical claims up to $20,000 per year per covered individual. Claims in excess of these amounts are covered by a stop-loss policy. The Company has recorded reserves for its portion of self-insured claims based on estimated claims incurred through December 31, 1995 and 1996 or 1997.

10. MAJOR CUSTOMERS AND RISK CONCENTRATION:

    The Company did not have sales greater than 10 percent of total sales to any one customer during the years ended December 31, 1994, 1995 and 1996 or September 30, 1997 or the period from October 1, 1997 through January 30, 1998.

    In addition, the Company grants credit, generally without collateral, to its customers located primarily in the Midwest region. Consequently, the Company is subject to potential credit risk related to changes in business and economic factors within the Midwest. However, management believes that its contract acceptance, billing and collection policies are adequate to minimize the potential credit risk.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Pollock Electric Inc.:

    We have audited the accompanying balance sheets of Pollock Electric Inc., a Texas corporation, as of October 31, 1995 and 1996 and September 30, 1997, and the related statements of operations, cash flows and stockholder's equity for the years then ended and for the period from October 1, 1997 through January 30, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Pollock Electric Inc. as of October 31, 1995 and 1996 and September 30, 1997, and the results of its operations and its cash flows for the years then ended and for the period from October 1, 1997 through January 30, 1998, in conformity with generally accepted accounting principles.


                                                             ARTHUR ANDERSEN LLP

Houston, Texas
September 11, 1998

                              POLLOCK ELECTRIC INC.

                                 BALANCE SHEETS
                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)





                                                                           OCTOBER 31,
                                                                      --------------------   SEPTEMBER 30,
                                                                       1995         1996         1997
                                                                      -------      -------      -------
                                  ASSETS
CURRENT ASSETS:
  Cash and cash equivalents ....................................      $   302      $   222      $   347
  Accounts receivable--
     Trade, net of allowance of $96, $178 and $175,
       respectively ............................................        2,204        4,030        4,536
     Retainage .................................................           99          566          765
     Other receivables .........................................           40            4           13
  Inventories, net .............................................         --           --             18
  Costs and estimated earnings in excess of
     billings on uncompleted contracts .........................          399          202          767
  Deferred tax asset ...........................................          161          263          343
  Prepaid expenses and other current assets ....................           49          115          198
                                                                      -------      -------      -------
          Total current assets .................................        3,254        5,402        6,987
PROPERTY AND EQUIPMENT, net ....................................          280          341          379
                                                                      -------      -------      -------
          Total assets .........................................      $ 3,534      $ 5,743      $ 7,366
                                                                      =======      =======      =======

                         LIABILITIES AND STOCKHOLDER'S EQUITY
CURRENT LIABILITIES:
  Notes payable and capital lease obligations ..................      $    28      $    67      $   167
  Advances outstanding under line of credit ....................          625        1,350        1,610
  Accounts payable and accrued expenses ........................        1,378        3,013        3,335
  Income taxes payable .........................................          354          181          231
  Billings in excess of costs and estimated
     earnings on uncompleted contracts .........................          234          317          889
  Unearned revenue and other current liabilities ...............           14           13          146
                                                                      -------      -------      -------
          Total current liabilities ............................        2,633        4,941        6,378
                                                                      -------      -------      -------
CAPITAL LEASE OBLIGATIONS, net of current
  portion ......................................................           75           75           71
DEFERRED TAX LIABILITY .........................................           20           20           21
COMMITMENTS AND CONTINGENCIES
STOCKHOLDER'S EQUITY:
  Common stock, $1 par value, 1,000,000 shares
     authorized, 1,000 shares issued and outstanding ...........            1            1            1
  Additional paid-in capital ...................................            9            9            9
  Retained earnings ............................................          796          697          886
                                                                      -------      -------      -------
          Total stockholder's equity ...........................          806          707          896
                                                                      -------      -------      -------
          Total liabilities and stockholder's
            equity .............................................      $ 3,534      $ 5,743      $ 7,366
                                                                      =======      =======      =======

   The accompanying notes are an integral part of these financial statements.

                              POLLOCK ELECTRIC INC.

                            STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)


                                                                                                                      PERIOD FROM
                                                                                                                      OCTOBER 1,
                                                                                                                         1997
                                                   YEAR ENDED                 ELEVEN MONTHS ENDED      YEAR ENDED      THROUGH
                                                   OCTOBER 31,                   SEPTEMBER 30,        SEPTEMBER 30,   JANUARY 30,
                                               1995           1996           1996           1997           1997           1998
                                             --------       --------       --------       --------       --------       --------
                                                                                  (UNAUDITED)
REVENUES ..............................      $ 13,002       $ 15,816       $ 13,305       $ 17,780       $ 20,291       $  8,984
COST OF SERVICES
  (including depreciation) ............        10,602         13,534         11,646         14,782         16,670          8,345
                                             --------       --------       --------       --------       --------       --------
         Gross profit .................         2,400          2,282          1,659          2,998          3,621            639
SELLING, GENERAL AND
  ADMINISTRATIVE
  EXPENSES ............................         2,149          2,463          2,083          2,515          2,895          1,644
                                             --------       --------       --------       --------       --------       --------
         Income (loss) from
           operations .................           251           (181)          (424)           483            726         (1,005)
                                             --------       --------       --------       --------       --------       --------
OTHER INCOME
  (EXPENSE):
  Interest expense ....................           (77)          (104)           (87)          (155)          (172)           (67)
  Other ...............................          --              156            154              1              3             24
                                             --------       --------       --------       --------       --------       --------
         Other income
           (expense), net .............           (77)            52             67           (154)          (169)           (43)
                                             --------       --------       --------       --------       --------       --------
INCOME (LOSS) BEFORE
  INCOME TAXES ........................           174           (129)          (357)           329            557         (1,048)
PROVISION (BENEFIT)
  FOR INCOME TAXES ....................            82            (30)          (104)           140            214           (393)
                                             --------       --------       --------       --------       --------       --------
NET INCOME (LOSS) .....................      $     92       $    (99)      $   (253)      $    189       $    343       $   (655)
                                             ========       ========       ========       ========       ========       ========



   The accompanying notes are an integral part of these financial statements.

                              POLLOCK ELECTRIC INC.

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)


                                                                                                                       PERIOD FROM
                                                                                         ELEVEN MONTHS                  OCTOBER 1,
                                                                  YEAR ENDED                 ENDED                         1997
                                                                  OCTOBER 31,             SEPTEMBER 30,   YEAR ENDED      THROUGH
                                                             -------------------    --------------------  SEPTEMBER 30,  JANUARY 30,
                                                              1995        1996       1996         1997        1997          1998
                                                             -------     -------    -------      -------     -------      ---------
                                                                                        (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss) ...................................      $    92     $   (99)   $  (253)     $   189     $   343       $  (655)
  Adjustments to reconcile net income (loss) to net
    cash provided by (used in) operating
    activities --
    Depreciation and amortization .....................           64         107         83          107         131           111
    Deferred income taxes .............................         (141)       (103)      (146)         (78)        (35)          (76)
    Changes in operating assets and liabilities --
      (Increase) decrease in --
         Accounts receivable ..........................          577      (2,257)    (1,492)        (714)     (1,479)         (587)
         Inventories ..................................         --          --         --            (18)        (18)         --
         Costs and estimated earnings in excess of
           billings on uncompleted contracts ..........         (164)        197       (134)        (565)       (234)          343
         Prepaid expenses and other current assets ....          (30)        (41)       (71)         (83)        (78)           83
      Increase (decrease) in --
         Accounts payable and accrued expenses ........         (546)      1,635        815          323       1,143          (237)
         Income taxes payable .........................          170        (172)      (243)          49         120          (231)
         Billings in excess of costs and estimated
           earnings on uncompleted contracts ..........            9          83        636          572          19           281
         Unearned revenue and other current
           liabilities ................................          (31)         (1)        29          133         103          (146)
                                                             -------     -------    -------      -------     -------       -------
         Net cash provided by (used in) operating
           activities .................................         --          (651)      (776)         (85)         15        (1,114)
                                                             -------     -------    -------      -------     -------       -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions of property and equipment .................          (77)       (154)      (112)        (133)       (175)          (29)
                                                             -------     -------    -------      -------     -------       -------
         Net cash used in investing activities ........          (77)       (154)      (112)        (133)       (175)          (29)
                                                             -------     -------    -------      -------     -------       -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net borrowings under line of credit .................          241         725        609          343         484           800
                                                             -------     -------    -------      -------     -------       -------
         Net cash provided by financing activities ....          241         725        609          343         484           800
                                                             -------     -------    -------      -------     -------       -------
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS .........................................          164         (80)      (279)         125         324          (343)
CASH AND CASH EQUIVALENTS, beginning of period ........          138         302        302          222          23           347
                                                             -------     -------    -------      -------     -------       -------
CASH AND CASH EQUIVALENTS, end of period ..............      $   302     $   222    $    23      $   347     $   347       $     4
                                                             =======     =======    =======      =======     =======       =======
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid for --
    Interest ..........................................      $    77     $   104    $    88      $   155     $   171       $    37
    Income taxes ......................................      $    21     $   245    $   245      $    38     $    38       $  --


   The accompanying notes are an integral part of these financial statements.

                              POLLOCK ELECTRIC INC.

                       STATEMENTS OF STOCKHOLDER'S EQUITY
                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)


                                              COMMON STOCK           ADDITIONAL                       TOTAL
                                         ----------------------       PAID-IN      RETAINED      STOCKHOLDER'S
                                          SHARES       AMOUNT         CAPITAL      EARNINGS          EQUITY
                                         --------      --------      --------      --------      -------------

BALANCE, October 31, 1994 .........         1,000      $      1      $      9      $    704       $    714
  Net income ......................          --            --            --              92             92
                                         --------      --------      --------      --------       --------
BALANCE, October 31, 1995 .........         1,000             1             9           796            806
  Net loss ........................          --            --            --             (99)           (99)
                                         --------      --------      --------      --------       --------
BALANCE, October 31, 1996 .........         1,000             1             9           697            707
  Net income (unaudited) ..........          --            --            --             189            189
                                         --------      --------      --------      --------       --------
BALANCE, September 30, 1997 .......         1,000      $      1      $      9      $    886       $    896
  Net loss ........................          --            --            --            (655)          (655)
                                         --------      --------      --------      --------       --------
BALANCE, January 30, 1998 .........         1,000      $      1      $      9      $    231       $    241
                                         ========      ========      ========      ========       ========

   The accompanying notes are an integral part of these financial statements.

                              POLLOCK ELECTRIC INC.

                          NOTES TO FINANCIAL STATEMENTS

1. BUSINESS AND ORGANIZATION:

    Pollock Electric Inc., a Texas corporation (the Company), provides electrical system installation, data and fiber optic cabling installation and repair services primarily for mid-sized to large commercial facilities. The Company performs the majority of its contract work under fixed-price contracts, with contract terms generally ranging from one to 12 months. The Company performs the majority of its work in the commercial and industrial markets in Harris County, Texas, and surrounding areas.

    On January 30, 1998, concurrent with the closing of the initial public offerings in the United States and Canada and outside the United States and Canada (the Offerings) of additional common stock by Integrated Electrical Services, Inc. (IES), the Company was acquired by IES. All outstanding shares of the Company's common stock were exchanged for cash and shares of IES common stock. In addition, the key executives of the Company entered into employment agreements with the Company and IES which have an initial term of five years, and generally restrict the disclosure of confidential information as well as restrict competition with the Company and IES for a period of two years following termination of employment. The Company has changed from a calendar to a September fiscal year.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Interim Financial Information

    The interim financial statements for the eleven months ended September 30, 1996 and 1997, are unaudited and have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of the Company's management, the unaudited interim financial statements contain all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation. The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

    The financial statements for the period from October 1, 1997 through January 30, 1998 are presented for purposes of complying with certain reporting requirements of the Securities and Exchange Commission's Staff Accounting Bulletin No. 80 and are not necessarily indicative of the results to be expected for the entire year.

Cash and Cash Equivalents

    The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Property and Equipment

    Property and equipment are stated at cost, and depreciation is computed using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are capitalized and amortized over the lesser of the life of the lease or the estimated useful life of the asset. Depreciation expense was approximately $64,000, $107,000, $131,000 and $111,000 for the years ended
October 31, 1995 and 1996 and September 30, 1997 and for the period from October 1, 1997 through January 30, 1998, respectively.

    Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments, which extend the useful lives of existing equipment, are capitalized and depreciated. Upon retirement or disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the statements of operations.

Revenue Recognition

    The Company recognizes revenue when services are performed except when work is being performed under a construction contract. Revenues from construction contracts are recognized on the percentage-of-completion method measured by the percentage of costs incurred to date to total estimated costs for each contract. Such contracts generally provide that the customers accept completion of progress to date and compensate the Company for services rendered measured in terms of hours expensed or some other measure of progress. Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs and depreciation costs. Provisions for the total estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, estimated profitability and final contract settlements may result in revisions to costs and income and their effects are recognized in the period in which the revisions are determined. An amount equal to contract costs attributable to claims is included in revenues when realization is probable and the amount can be reasonably estimated.

    The balances billed but not paid by customers pursuant to retainage provisions in construction contracts will be due upon completion of the contracts and acceptance by the customer. Based on the Company's experience with similar contracts in recent years, the retention balance at each balance sheet date will be collected within the subsequent fiscal year.

    The current asset, "Costs and estimated earnings in excess of billings on uncompleted contracts," represents revenues recognized in excess of amounts billed. The current liability, "Billings in excess of costs and estimated earnings on uncompleted contracts," represents billings in excess of revenues recognized.

Warranty Costs

    For certain contracts, the Company warrants labor and materials for the first year after installation of new electrical systems. The Company generally warrants labor for one year after servicing existing electrical systems. A reserve for warranty costs is recorded based upon the historical level of warranty claims and management's estimate of future costs.

Accounts Receivable and Provision for Doubtful Accounts

    Accounts receivable at October 31, 1995 and 1996 and September 30, 1997, include immaterial amounts of claims and unapproved change orders, however, the Company generally does not recognize change orders until they are approved.

    The Company provides an allowance for doubtful accounts based upon a percentage of gross sales revenue. In addition, the Company reserves for specific accounts when collection of such accounts is no longer probable.

Income Taxes

    The Company follows the asset and liability method of accounting for income taxes in accordance with Statement of Financial Accounting Standards (SFAS) No.
109. Under this method, deferred tax assets and liabilities are recorded for future tax consequences of temporary differences between the financial reporting and tax bases of assets and liabilities, and are measured using the enacted tax rates and laws.

Use of Estimates

    The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions by management in determining the reported amounts of assets and liabilities, disclosures of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Reference is made to the "Revenue Recognition" section of this footnote and Note 11 for discussion of significant estimates reflected in the Company's financial statements.

New Accounting Pronouncement

    Effective November 1, 1996, the Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." Accordingly, in the event that facts and circumstances indicate that property and equipment or other assets may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset are compared to the asset's carrying amount to determine if an impairment of such property is necessary. The effect of any impairment would be to expense the difference between the fair value of such property and its carrying value. Adoption of this standard did not have a material effect on the financial position or results of operations of the Company.

3. PROPERTY AND EQUIPMENT:

    Property and equipment consists of the following (in thousands):



                                              ESTIMATED             OCTOBER 31,
                                            USEFUL LIVES      -----------------------     SEPTEMBER 30,
                                              IN YEARS          1995           1996           1997
                                              --------        --------       --------     -------------
Transportation equipment ..................      4-5           $     95       $    132       $    143
Machinery and equipment ...................      5-7                221            267            331
Computer and telephone equipment ..........        5                161            201            259
Leasehold improvements ....................     5-39                 71            107            119
Furniture and fixtures ....................      5-7                 15             24             24
                                                               --------       --------       --------
                                                                    563            731            876
Less -- Accumulated depreciation and
  amortization ............................                        (283)          (390)          (497)
                                                               --------       --------       --------
          Property and equipment, net .....                    $    280       $    341       $    379
                                                               ========       ========       ========

4. DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS:

    Activity in the Company's allowance for doubtful accounts receivable consists of the following (in thousands):


                                                         OCTOBER 31,
                                                   -----------------------     SEPTEMBER 30,
                                                     1995           1996           1997
                                                   --------       --------     -------------
Balance at beginning of period ..............      $     68       $     96       $    178
Additions to costs and expenses .............            59            108             26
Deductions for uncollectible receivables
  written off and recoveries ................           (31)           (26)           (29)
                                                   --------       --------       --------
Balance at end of period ....................      $     96       $    178       $    175
                                                   ========       ========       ========

    Accounts payable and accrued expenses consist of the following (in thousands):

                                                    OCTOBER 31,
                                              ----------------------    SEPTEMBER 30,
                                                1995          1996          1997
                                              --------      --------    -------------
Accounts payable, trade ................      $    944      $  2,553      $  2,859
Accrued compensation and benefits ......           301           344           302
Other accrued expenses .................           133           116           174
                                              --------      --------      --------
                                              $  1,378      $  3,013      $  3,335
                                              ========      ========      ========

    Electrical system installation contracts in progress are as follows (in thousands):

                                                                   OCTOBER 31,
                                                             -----------------------     SEPTEMBER 30,
                                                               1995           1996           1997
                                                             --------       --------     -------------
Costs incurred on contracts in progress ...............      $  1,300       $  6,592       $  9,484
Estimated earnings, net of losses .....................           239            742          1,748
                                                             --------       --------       --------
                                                                1,539          7,334         11,232
Less -- Billings to date ..............................        (1,374)        (7,449)       (11,354)
                                                             --------       --------       --------
                                                             $    165       $   (115)      $   (122)
                                                             ========       ========       ========
Costs and estimated earnings in excess of billings
  on uncompleted contracts ............................      $    399       $    202       $    767
Less -- Billings in excess of costs and estimated
   earnings on uncompleted contracts ..................          (234)          (317)          (889)
                                                             --------       --------       --------
                                                             $    165       $   (115)      $   (122)
                                                             ========       ========       ========

5. LINE OF CREDIT:

    The Company has a $2,500,000 line of credit with a bank. At October 31, 1995 and 1996 and September 30, 1997, unpaid borrowings were $625,000, $1,350,000 and $1,610,000, respectively. The line of credit expires February 28, 1998, and bears interest at the bank's prime lending rate plus 1 percent. The line of credit is personally guaranteed by Jon Pollock, sole stockholder and president of the Company, and is secured by all accounts, contract rights, chattel paper, instruments, general intangibles, rights to payments of any kind, all interest of the Company in any goods, and a blanket lien of all property and equipment. The borrowing base is limited to 75 percent of eligible accounts receivable that are outstanding less than 60 days from the invoice date.

    Interest is computed monthly on the unpaid balance and is payable monthly. The Company has restrictive and various financial covenants with which the Company was in compliance at September 30, 1997.

6. LEASES:

    The Company leases its office space from its sole stockholder and president under a lease agreement with a primary lease term of one year beginning November 15, 1991. At the expiration of the primary lease term, the Company exercised its option to extend the lease for an additional five-year period. Effective November 1, 1995, the lease agreement was modified to include additional office space. The basic rent was increased to $3,000 per month, and the expiration date was extended to November 30, 1998.

    In addition to the basic lease cost, the Company must pay insurance, actual taxes, maintenance and other operating costs. The rent paid under this related-party lease was approximately $20,000, $36,000, $36,000 and $12,000 for the years ended October 31, 1995 and 1996 and September 30, 1997 and for the period from October 1, 1997 through January 30, 1998, respectively.

    Future minimum lease payments under this noncancelable operating lease are as follows (in thousands):



                               OCTOBER      SEPTEMBER
                                  31,           30,
                               --------      --------
1997  ...................      $     36      $   --
1998  ...................            36            36
1999  ...................             3             6
                               --------      --------
                               $     75      $     42
                               ========      ========

    Certain vehicles and equipment have been leased under terms that constitute capital leases. Accordingly, the costs of the assets (the lower of the cash purchase price or the present value of the future minimum lease payments) were recorded as an addition to property and the related liabilities were recorded as lease obligations. The assets are amortized using the straight-line method, and interest expense is recorded on the basis of the outstanding lease obligation.

    The net present value of future minimum lease payments under the capital leases as recorded in short-term and long-term debt at October 31, 1996 and September 30, 1997, are as follows (in thousands):

Year ending October 31--
  1997 ...........................................      $     54
  1998 ...........................................            51
  1999 ...........................................            32
                                                        --------
Total lease payments .............................           137
Less -- Amounts representing interest ............           (16)
                                                        --------
Present value of minimum lease payments ..........      $    121
                                                        ========

Year ending September 30--
  1998 ...........................................      $     71
  1999 ...........................................            54
  2000 ...........................................            20
  2001 ...........................................             7
                                                        --------
Total lease payments .............................           152
Less -- Amounts representing interest ............           (19)
                                                        --------
Present value of minimum lease payments ..........      $    133
                                                        ========

7. INCOME TAXES:

    Federal and state income taxes are as follows (in thousands):



                                                                           PERIOD FROM
                                                                             OCTOBER 1,
                                     YEAR ENDED                               1997
                                     OCTOBER 31,            YEAR ENDED       THROUGH
                               -----------------------     SEPTEMBER 30,   JANUARY 30,
                                 1995           1996           1997           1998
                               --------       --------     -------------   -----------
Federal --
  Current ...............      $    259       $     72       $    318       $   (210)
  Deferred ..............          (187)           (99)          (122)          (137)
State --
  Current ...............            35             10             39           --
  Deferred ..............           (25)           (13)           (21)           (46)
                               --------       --------       --------       --------
                               $     82       $    (30)      $    214       $   (393)
                               ========       ========       ========       ========

    Actual income tax expense differs from income tax expense computed by applying the U.S. federal statutory corporate rate of 35 percent to income
(loss) for income taxes as follows (in thousands):

                                                                                                         PERIOD FROM
                                                                                                          OCTOBER 1,
                                                                   YEAR ENDED                               1997
                                                                   OCTOBER 31,            YEAR ENDED       THROUGH
                                                             -----------------------     SEPTEMBER 30,   JANUARY 30,
                                                               1995           1996           1997           1998
                                                             --------       --------     -------------   -----------
Income tax expense (benefit) at the statutory rate ....      $     61       $    (45)      $    194       $   (367)
Increase (decrease) resulting from  --
  State income taxes, net of related tax effect .......             6             (2)            12            (31)
  Nondeductible expenses ..............................            15             17              8              5
                                                             --------       --------       --------       --------
                                                             $     82       $    (30)      $    214       $   (393)
                                                             ========       ========       ========       ========

    Deferred income taxes result from temporary differences in the recognition of income and expenses for financial reporting purposes and for tax purposes. The tax effects of these temporary differences, representing deferred tax assets and liabilities, result principally from the following (in thousands):


                                                              OCTOBER 31,
                                                        -----------------------     SEPTEMBER 30,
                                                          1995           1996           1997
                                                        --------       --------     -------------
Deferred income tax assets --
  Bad debt reserve ...............................      $     42       $     51       $     53
  Warranty reserve ...............................            28             44             49
  Contracts ......................................            51             50             75
  Accrued expenses ...............................            40            118            166
                                                        --------       --------       --------
          Total deferred income tax assets .......           161            263            343
                                                        --------       --------       --------
Deferred income tax liabilities --
  Property and equipment .........................           (17)           (17)           (52)
  State taxes ....................................            (1)            (4)            (4)
  Contracts ......................................          (116)          (103)          (208)
                                                        --------       --------       --------
          Total deferred income tax liabilities ..          (134)          (124)          (264)
                                                        --------       --------       --------
          Net deferred income tax assets .........      $     27       $    139       $     79
                                                        ========       ========       ========

    The net deferred tax assets and liabilities are comprised of the following (in thousands):




                                                         OCTOBER 31,
                                                   -----------------------     SEPTEMBER 30,
                                                     1995           1996           1997
                                                   --------       --------     -------------
Deferred tax assets --
  Current ...................................      $    161       $    263       $    343
  Long-term .................................          --             --             --
                                                   --------       --------       --------
          Total .............................           161            263            343
                                                   --------       --------       --------
Deferred tax liabilities --
  Current ...................................          (114)          (104)          (243)
  Long-term .................................           (20)           (20)           (21)
                                                   --------       --------       --------
          Total .............................          (134)          (124)          (264)
                                                   --------       --------       --------
          Net deferred income tax assets ....      $     27       $    139       $     79
                                                   ========       ========       ========

8. RELATED-PARTY TRANSACTIONS:

    The Company leases its office space from its sole stockholder and president. Total payments made under this lease agreement were approximately $20,000, $36,000, $36,000 and $12,000 for the years ended October 31, 1995 and 1996 and
September 30, 1997 and for the period from October 1, 1997 through January 30, 1998, respectively. (See Note 6).

    In 1995, the Company encouraged its employees to purchase personal computers by making the down payments for the purchases. The employees are repaying the Company through payroll deductions. The outstanding amounts are classified as accounts receivable, other in the accompanying balance sheets.

9. EMPLOYEE BENEFIT PLANS:

Stock Appreciation Plan

    On May 4, 1994, the Company adopted a stock appreciation rights plan titled the Stock Unit Plan (the Plan). Under the Plan, stock rights or units were awarded to employees valued at the book value of the Company's stock at that date. Subsequent increases in the book value of the stock accrue to the benefit of the officer or employee, while decreases in the book value reduce accrued benefits. Payments of amounts accrued under the Plan are payable at retirement or resignation from the Company, except for cases of termination with cause, at which time the units and benefits are forfeited. Deferred compensation liability accrued under the Plan totaled $11,500, $17,435 and $17,435 at October 31, 1995 and 1996 and September 30, 1997, respectively. The change in the value of the stock appreciation rights under the Plan are recorded as compensation expense as the Company's net book value fluctuates.

Stock Purchase Agreement

    The Company has entered into various agreements with certain of its officers to provide for business continuity in the event of the death of the Company's president and sole stockholder. The agreements provide for the purchase of life insurance on the Company's president through split-dollar arrangements and term insurance to provide funds for the officers of the Company to acquire the president's stock in the event of his death. All amounts advanced by the Company to pay premiums that are not subject to reimbursement from the officers shall be collectible by the Company from the net equity of the insurance policy or from the proceeds paid thereon.

Profit-Sharing and 401(k) Plan

    Effective November 1, 1994, the Company established a defined contribution plan for its employees. Employees over the age of 21 are eligible to participate after one year of service with the Company. Under this plan, employees may elect to defer up to 15 percent of their salary, subject to Internal Revenue Code limits. The Company may make a discretionary match as well as a discretionary profit-sharing contribution. The Company's contribution for the years ended October 31, 1995 and 1996, totaled $16,970 and $22,466, respectively, and the Company has accrued approximately $21,500 at September 30, 1997, for contributions to be funded in the subsequent fiscal year.

10. FINANCIAL INSTRUMENTS:

    The Company's financial instruments consist of cash and cash equivalents, accounts receivable, accounts payable, a line of credit and notes payable. The Company believes that the carrying value of these instruments on the accompanying balance sheets approximates their fair value.

11. COMMITMENTS AND CONTINGENCIES:

Litigation

    The Company is involved in disputes or legal actions arising in the ordinary course of business. Management does not believe the outcome of such legal actions will have a material adverse effect on the Company's financial position or results of operations.

Insurance

    The Company carries a broad range of insurance coverage, including business auto liability, workers' compensation, general liability and an umbrella policy. The Company has not incurred significant uninsured losses on any of these items.

12. MAJOR CUSTOMERS AND RISK CONCENTRATION:

    The Company had sales of approximately 16 percent of total sales to one major customer during the years ended October 31, 1995 and 1996. During the year ended September 30, 1997, the Company had sales of approximately 11% and 10% of total sales to two major customers. During the period from October 1, 1997 through January 30, 1998, the Company had sales of approximately 25% and 12% of total sales to two major customers.

    In addition, the Company grants credit, generally without collateral, to its customers, which are general contractors located primarily in Harris County, Texas, and surrounding areas. Consequently, the Company is subject to potential credit risk related to changes in business and economic factors within the commercial and industrial markets in this geographic region. However, management believes that its contract acceptance, billing and collection policies are adequate to minimize the potential credit risk.

    The Company routinely maintains cash balances in financial institutions in excess of federally insured limits.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Charles P. Bagby, Co., Inc.:

    We have audited the accompanying balance sheets of Charles P. Bagby, Co., Inc., an Alabama S-Corporation, as of December 31, 1996 and September 30, 1997, and the related statements of operations, cash flows and stockholder's equity for the years ended December 31, 1996 and September 30, 1997 and for the nine months ended September 30, 1997 and for the period from October 1, 1997 through January 30, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Charles P. Bagby, Co., Inc. as of December 31, 1996 and September 30, 1997, and the results of its operations and its cash flows for the years ended December 31, 1996 and September 30, 1997, and for the nine months ended September 30, 1997 and for the period from October 1, 1997 through January 30, 1998, in conformity with generally accepted accounting principles.

                                            ARTHUR ANDERSEN LLP

Houston, Texas
September 11, 1998

                           CHARLES P. BAGBY, CO., INC.

                                 BALANCE SHEETS
                                 (IN THOUSANDS)


                                     ASSETS
                                                                      DECEMBER 31,  SEPTEMBER 30,
                                                                         1996          1997
                                                                      ------------  -------------
CURRENT ASSETS:
  Cash and cash equivalents .....................................      $    624      $    851
  Accounts receivable  --
     Trade, net of allowance of $42 and $48,
     respectively ...............................................         1,186         1,289
     Retainage ..................................................           444           602
  Notes receivable, related party ...............................             2            15
  Costs and estimated earnings in excess of
     billings on uncompleted contracts ..........................           167           755
  Prepaid expenses and other current assets .....................           359           323
                                                                       --------      --------
          Total current assets ..................................         2,782         3,835
PROPERTY AND EQUIPMENT, net .....................................           221           246
                                                                       --------      --------
          Total assets ..........................................      $  3,003      $  4,081
                                                                       ========      ========

                              LIABILITIES AND STOCKHOLDER'S EQUITY

CURRENT LIABILITIES:
  Accounts payable and accrued expenses .........................      $  1,402      $  1,821
  Billings in excess of costs and estimated
     earnings on uncompleted contracts ..........................            66           366
                                                                       --------      --------
          Total current liabilities .............................         1,468         2,187
                                                                       --------      --------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDER'S EQUITY
  Common stock, $1 par value, 1,000 shares
     authorized and outstanding .................................             1             1
  Retained earnings .............................................         1,534         1,893
                                                                       --------      --------
          Total stockholder's equity ............................         1,535         1,894
                                                                       --------      --------
          Total liabilities and stockholder's equity ............      $  3,003      $  4,081
                                                                       ========      ========

   The accompanying notes are an integral part of these financial statements.

                           CHARLES P. BAGBY, CO., INC.

                            STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)


                                                                                                 PERIOD FROM,
                                                            NINE MONTHS                           OCTOBER 1,
                                                               ENDED                                1997
                                        YEAR ENDED          SEPTEMBER 30,          YEAR ENDED      THROUGH
                                        DECEMBER 31,   ----------------------     SEPTEMBER 30,   JANUARY 30,
                                           1996           1996         1997           1997           1998
                                        ------------   -----------   --------     -------------  ------------
                                                       (UNAUDITED)

REVENUES ..........................      $  7,634      $  5,105      $  9,243       $ 11,772       $  2,623
COST OF SERVICES (including
  depreciation) ...................         6,412         4,419         7,927          9,920          2,417
                                         --------      --------      --------       --------       --------
          Gross profit ............         1,222           686         1,316          1,852            206
SELLING, GENERAL AND
  ADMINISTRATIVE EXPENSES .........           680           364           824          1,140             (6)
                                         --------      --------      --------       --------       --------
          Income from
            operations ............           542           322           492            712            212
                                         --------      --------      --------       --------       --------
OTHER INCOME (EXPENSE):
  Other ...........................            39            37            (4)            (2)             4
                                         --------      --------      --------       --------       --------
          Other income
            (expense), net ........            39            37            (4)            (2)             4
                                         --------      --------      --------       --------       --------
NET INCOME ........................      $    581      $    359      $    488       $    710       $    216
                                         ========      ========      ========       ========       ========

   The accompanying notes are an integral part of these financial statements.

                           CHARLES P. BAGBY, CO., INC.

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)



                                                                                                                       PERIOD FROM
                                                                                                                        OCTOBER 1,
                                                                                 NINE MONTHS                              1997
                                                             YEAR ENDED       ENDED SEPTEMBER 30,        YEAR ENDED      THROUGH
                                                            DECEMBER 31,   ------------------------     SEPTEMBER 30,  JANUARY 30,
                                                               1996           1996           1997           1997           1998
                                                            ------------   -----------     --------     -------------  -------------
                                                                           (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income ..........................................      $    581       $    359       $    488       $    710       $    216
  Adjustments to reconcile net income to net
    cash provided by (used in) operating
    activities --
    Depreciation and amortization .....................            21             15             17             23              6
    Changes in operating assets and
      liabilities -- (Increase) decrease in --
        Accounts receivable ...........................          (764)          (159)          (274)          (879)           484
        Costs and estimated earnings in excess
          of billings on uncompleted
          contracts ...................................           (15)            94           (588)          (697)           579
        Prepaid expenses and other current
          assets ......................................          (136)          (183)            36             83             17
      Increase (decrease) in --
        Accounts payable and accrued expenses .........           130           (582)           419          1,131         (1,097)
        Billings in excess of costs and
          estimated earnings on uncompleted
          contracts ...................................            51             37            301            315           (259)
        Other, net ....................................            30             20              2             12             19
                                                             --------       --------       --------       --------       --------
        Net cash provided by (used in) operating
          activities ..................................          (102)          (399)           401            698            (35)
                                                             --------       --------       --------       --------       --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions of property and equipment .................           (20)           (16)           (54)           (48)            (1)
                                                             --------       --------       --------       --------       --------
        Net cash used in investing activities .........           (20)           (16)           (54)           (48)            (1)
                                                             --------       --------       --------       --------       --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Short-term borrowings ...............................          --             --              230            230            650
  Payments on short-term borrowings ...................          --             --             (230)          (230)          --
  Distributions to shareholders .......................          (360)           (10)          (120)          (480)        (1,408)
                                                             --------       --------       --------       --------       --------
        Net cash used in financing activities .........          (360)           (10)          (120)          (480)          (758)
                                                             --------       --------       --------       --------       --------
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS .........................................          (482)          (425)           227            170           (794)
CASH AND CASH EQUIVALENTS, beginning of
  period ..............................................         1,106          1,106            624            681            851
                                                             --------       --------       --------       --------       --------
CASH AND CASH EQUIVALENTS, end of
  period ..............................................      $    624       $    681       $    851       $    851       $     57
                                                             ========       ========       ========       ========       ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION:
  Cash paid for --
    Interest ..........................................      $      1       $      1       $     10       $     10       $   --


   The accompanying notes are an integral part of these financial statements.

                           CHARLES P. BAGBY, CO., INC.

                       STATEMENTS OF STOCKHOLDER'S EQUITY
                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)


                                                  COMMON STOCK                            TOTAL
                                              ----------------------      RETAINED     STOCKHOLDER'S
                                               SHARES        AMOUNT       EARNINGS        EQUITY
                                              --------      --------      --------     -------------
BALANCE, December 31, 1995 .............         1,000      $      1      $  1,283       $  1,284
  Distributions to shareholder .........          --              --          (360)          (360)
  Net unrealized gains .................          --              --            30             30
  Net income ...........................          --              --           581            581
                                              --------      --------      --------       --------
BALANCE, December 31, 1996 .............         1,000             1         1,534          1,535
  Distributions to shareholder .........          --              --          (120)          (120)
  Net unrealized losses ................          --              --            (9)            (9)
  Net income ...........................          --              --           488            488
                                              --------      --------      --------       --------
BALANCE, September 30, 1997 ............         1,000             1         1,893          1,894
  Distributions to shareholders ........          --              --        (1,886)        (1,886)
  Net Income ...........................          --              --           216            216
                                              --------      --------      --------       --------
BALANCE, January 30, 1998 ..............         1,000      $      1      $    223       $    224
                                              ========      ========      ========       ========

  The accompanying notes are an integral part of these financial statements.

                           CHARLES P. BAGBY, CO., INC.

                          NOTES TO FINANCIAL STATEMENTS

1. BUSINESS AND ORGANIZATION:

    Charles P. Bagby, Co., Inc. (an Alabama S-Corporation), and its majority-owned subsidiary, Haymaker Electric, Ltd. (collectively, the "Company"), focuses on providing electrical system installation and repair services primarily for mid-sized to large commercial facilities. The Company performs the majority of its contract work under cost-plus-fee contracts and fixed price contracts, with contract terms generally ranging from two to 18 months. The Company performs the majority of its work in the state of Alabama. All significant intercompany activity has been eliminated in consolidation.

    On January 30, 1998, concurrent with the closing of the initial public offerings in the United States and Canada and outside the United States and Canada (the Offerings) of additional common stock by Integrated Electrical Services, Inc. (IES), the Company was acquired by IES. All outstanding shares of the Company's common stock were exchanged for cash and shares of IES common stock. In addition, the key executives of the Company entered into employment agreements with the Company and IES which have an initial term of five years, and generally restrict the disclosure of confidential information as well as restrict competition with the Company and IES for a period of two years following termination of employment. The Company has changed from a calendar to a September fiscal year.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Interim Financial Information

    The interim financial statements for the nine months ended September 30, 1996, are unaudited and have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of the Company's management, the unaudited interim financial statements contain all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation. The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

    The financial statements for the period from October 1, 1997 through January 30, 1998 are presented for purposes of complying with certain reporting requirements of the Securities and Exchange Commission's Staff Accounting Bulletin No. 80 and are not necessarily indicative of the results to be expected for the entire year.

Cash and Cash Equivalents

    The Company considers all highly liquid debt instruments with an original maturity of three months or less when purchased to be cash equivalents.

Supplemental Cash Flow Information (in thousands)

    The Company had the following noncash investing and financing activities for the period from October 1, 1997 through January 30, 1998:

                                                                    PERIOD FROM
                                                                    OCTOBER 1,
                                                                       1997
                                                                      THROUGH
                                                                    JANUARY 30,
                                                                       1998
                                                                    -----------
Property distributions............................................. $      176
Marketable securities distribution.................................        265
Life insurance policy cash surrender value distribution............         37

Property and Equipment

    Property and equipment are stated at cost, and depreciation is computed using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are capitalized and amortized over the lesser of the life of the lease or the estimated useful life of the asset. Depreciation expense was approximately $21,000, $23,000 and $6,000 for the years ended December 31, 1996 and September 30, 1997 and the period from October 1, 1997 through January 30, 1998, respectively.

    Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments, which extend the useful lives of existing equipment, are capitalized and depreciated. Upon retirement or disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the statements of operations.

Revenue Recognition

    The Company recognizes revenue when services are performed except when work is being performed under a construction contract. Revenues from construction contracts are recognized on the percentage-of-completion method measured by the percentage of costs incurred to date to total estimated costs for each contract. Such contracts generally provide that the customers accept completion of progress to date and compensate the Company for services rendered measured in terms of hours expensed or some other measure of progress. Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs and depreciation costs. Provisions for the total estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, estimated profitability and final contract settlements may result in revisions to costs and income and their effects are recognized in the period in which the revisions are determined. An amount equal to contract costs attributable to claims is included in revenues when realization is probable and the amount can be reliably estimated.

    The balances billed but not paid by customers pursuant to retainage provisions in construction contracts will be due upon completion of the contracts and acceptance by the customer. Based on the Company's experience with similar contracts in recent years, the retention balance at each balance sheet date will be collected within the subsequent fiscal year.

    The current asset, "Costs and estimated earnings in excess of billings on uncompleted contracts," represents revenues recognized in excess of amounts billed. The current liability, "Billings in excess of costs and estimated earnings on uncompleted contracts," represents billings in excess of revenues recognized.

Warranty Costs

    For certain contracts, the Company warrants labor for the first year after installation of new electrical systems. The Company generally warrants labor for 30 days after servicing of existing electrical systems. A reserve for warranty costs is recorded based upon the historical level of warranty claims and management's estimate of future costs.

Provision for Doubtful Accounts

    The Company provides an allowance for doubtful accounts based upon the specific identification of accounts receivable where collection is no longer probable.

Income Taxes

    The Company is an Alabama sub-chapter S corporation and is not subject to federal income tax. The earnings of the Company are taxable to the individual stockholder.

Use of Estimates

    The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions by management in determining the reported amounts of assets and liabilities, disclosures of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Reference is made to the "Revenue Recognition" section of this footnote and Note 10 for discussion of significant estimates reflected in the Company's financial statements.

New Accounting Pronouncement

    Effective November 1, 1996, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." Accordingly, in the event that facts and circumstances indicate that property and equipment or other assets may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset are compared to the asset's carrying amount to determine if an impairment of such property is necessary. The effect of any impairment would be to expense the difference between the fair value of such property and its carrying value. Adoption of this standard did not have a material effect on the financial position or results of operations of the Company.

3. PROPERTY AND EQUIPMENT:

    Property and equipment consists of the following (in thousands):

                                           ESTIMATED
                                          USEFUL LIVES   DECEMBER 31,  SEPTEMBER 30,
                                            IN YEARS        1996          1997
                                          ------------   ------------  -------------
Transportation equipment ................       5-6         $  52         $  84
Machinery and equipment .................      5-10            33            33
Buildings and leasehold improvements ....        40           208           208
Furniture and fixtures ..................      3-10            83            93
                                                            -----         -----
                                                              376           418
Less -- Accumulated depreciation
  and amortization ......................                    (155)         (172)
                                                            -----         -----
          Property and equipment, net ...                   $ 221         $ 246
                                                            =====         =====

4. DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS:

    Activity in the Company's allowance for doubtful accounts receivable consists of the following (in thousands):

                                        DECEMBER 31,    SEPTEMBER 30,
                                            1996             1997
                                        ------------    -------------
Balance at beginning of period .........     $22             $26
Additions to costs and expenses ........      20              22
                                             ---             ---
Balance at end of period ...............     $42             $48
                                             ===             ===

    Accounts payable and accrued expenses consist of the following (in thousands):

                                        DECEMBER 31,    SEPTEMBER 30,
                                           1996             1997
                                        ------------    -------------
Accounts payable, trade ................   $  685          $1,120
Accrued compensation and benefits ......      175             624
Other accrued expenses .................      542              77
                                           ------          ------
                                           $1,402          $1,821
                                           ======          ======

    Electrical system installation contracts in progress are as follows (in thousands):

                                                            DECEMBER 31,  SEPTEMBER 30,
                                                                1996          1997
                                                            ------------  -------------
Costs incurred on contracts in progress .................     $ 4,304        $ 5,937
Estimated earnings, net of losses .......................         546          1,321
                                                              -------        -------
                                                                4,850          7,258
Less -- Billings to date.................................      (4,749)        (6,869)
                                                              -------        -------
                                                              $   101        $   389
                                                              =======        =======
Costs and estimated earnings in excess of billings on
  uncompleted contracts .................................     $   167        $   755
Less -- Billings in excess of costs and
  estimated earnings on uncompleted contracts ...........         (66)          (366)
                                                              -------        -------
                                                              $   101        $   389
                                                              =======        =======

5. LONG-TERM DEBT:

    The Company had a $650,000 line of credit with a bank. The line of credit expired June 30, 1998, and bore interest at 1 percent over the prime lending rate. The line of credit was secured by a stockholder of a partner corporation. No borrowings were outstanding under this line of credit at December 31, 1996 or September 30, 1997. The line of credit was not renewed.

6. EMPLOYEE BENEFIT PLAN:

    The Company has a defined contribution profit-sharing plan. The plan provides for the Company to match 3 percent of the gross salary of each employee subject to certain limitations. All participants are immediately fully vested. Total contributions by the Company under the plan were approximately $51,000, $106,000 and $23,000 for the years ended December 31, 1996 and September 30, 1997 and the period from October 1, 1997 through January 30, 1998, respectively.

7. FINANCIAL INSTRUMENTS:

    The Company's financial instruments consist of cash and cash equivalents, accounts receivable, notes receivable, accounts payable, a line of credit and short-term borrowings. The Company believes that the carrying value of these instruments on the accompanying balance sheets approximates their fair value.

8. COMMITMENTS AND CONTINGENCIES:

Litigation

    The Company is involved in disputes or legal actions arising in the ordinary course of business. Management does not believe the outcome of such legal actions will have a material adverse effect on the Company's financial position or results of operations.

Insurance

    The Company carries a broad range of insurance coverage, including business auto liability, general liability and an umbrella policy. The Company has not incurred significant uninsured losses on any of these items.

9. MAJOR CUSTOMERS AND RISK CONCENTRATION:

The Company had sales comprising approximately 10%, 11% and 11% of total sales to three major customers during the years ended December 31, 1996 and September 30, 1997, respectively. The Company had sales comprising approximately 18%, 17%, 15% and 10% of total sales to four major customers during the period from October 1, 1997 through January 30, 1998.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Amber Electric, Inc.:

    We have audited the accompanying balance sheets of Amber Electric, Inc., a Florida corporation, as of December 31, 1995 and 1996 and September 30, 1997, and the related statements of operations, cash flows and stockholder's equity for the years then ended and for the period from October 1, 1997 through January 30, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Amber Electric, Inc. as of December 31, 1995 and 1996 and September 30, 1997, and the results of its operations and its cash flows for the years then ended and for the period from October 1, 1997 through January 30, 1998, in conformity with generally accepted accounting principles.

                                             ARTHUR ANDERSEN LLP

Houston, Texas
September 11, 1998

                              AMBER ELECTRIC, INC.

                                 BALANCE SHEETS
                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)



                                                 ASSETS

                                                                           DECEMBER 31,
                                                                      --------------------   SEPTEMBER 30,
                                                                        1995         1996         1997
                                                                      -------      -------   -------------
CURRENT ASSETS:
  Cash and cash equivalents .....................................     $    83      $   565      $   988
  Accounts receivable--
     Trade, net of allowance of $28, $40 and $51,
         respectively ...........................................       1,159        1,382        2,365
     Retainage ..................................................         468          518          470
  Inventories ...................................................          39           28           25
  Costs and estimated earnings in excess of billings
     on uncompleted contracts ...................................          25          151          119
  Employee advances (Note 8) ....................................           2           29            4
  Note receivable, related party (Note 8) .......................          --           --          123
  Deferred tax asset ............................................          36           65           63
  Prepaid expenses and other current assets .....................          22           --           54
                                                                      -------      -------      -------
          Total current assets ..................................       1,834        2,738        4,211
PROPERTY AND EQUIPMENT, net .....................................         284          380          516
NOTE RECEIVABLE, related party (Note 8) .........................          37           58           --
                                                                      -------      -------      -------
          Total assets ..........................................     $ 2,155      $ 3,176      $ 4,727
                                                                      =======      =======      =======

                                   LIABILITIES AND STOCKHOLDER'S EQUITY

CURRENT LIABILITIES:
  Current maturities of long-term debt ..........................     $    96      $   133      $   179
  Line of credit ................................................         101           --           --
  Accounts payable and accrued expenses .........................         696        1,157        1,276
  Income taxes payable ..........................................           3          244          676
  Billings in excess of costs and estimated earnings
     on uncompleted contracts ...................................         355          408          196
  Note payable, related party (Note 8) ..........................          --          100           --
  Other .........................................................         129           97          122
                                                                      -------      -------      -------
          Total current liabilities .............................       1,380        2,139        2,449
                                                                      -------      -------      -------
LONG-TERM DEBT, net of current maturities .......................         573          538          568
DEFERRED TAX LIABILITY ..........................................          38           45           52
COMMITMENTS AND CONTINGENCIES (Note 11)
STOCKHOLDER'S EQUITY:
  Common stock, $1 par value, 7,500 shares
     authorized, 1,100 shares issued and
     outstanding ................................................           1            1            1
  Retained earnings .............................................         597          887        2,091
  Treasury stock, 539 shares, at cost ...........................        (434)        (434)        (434)
                                                                      -------      -------      -------
          Total stockholder's equity ............................         164          454        1,658
                                                                      -------      -------      -------
          Total liabilities and stockholder's
            equity ..............................................     $ 2,155      $ 3,176      $ 4,727
                                                                      =======      =======      =======

   The accompanying notes are an integral part of these financial statements.

                              AMBER ELECTRIC, INC.

                            STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)


                                                                                                          PERIOD FROM
                                                                                                           OCTOBER 1,
                                                  YEAR ENDED           NINE MONTHS ENDED                      1997
                                                 DECEMBER 31,            SEPTEMBER 30,       YEAR ENDED     THROUGH
                                             -------------------     --------------------   SEPTEMBER 30,  JANUARY 30,
                                               1995        1996        1996         1997        1997          1998
                                             -------     -------     -------      -------   ------------- ------------
                                                                          (UNAUDITED)
REVENUES.................................    $ 9,728     $13,878     $10,572      $13,080     $16,386       $ 6,677
COST OF SERVICES (including
  depreciation)..........................      8,635      12,215       8,710        9,910      13,415         5,182
                                             -------     -------     -------      -------     -------       -------
         Gross profit ...................      1,093       1,663       1,862        3,170       2,971         1,495
SELLING, GENERAL AND
  ADMINISTRATIVE EXPENSES................        957       1,160         978        1,197       1,379         2,132
                                             -------     -------     -------      -------     -------       -------
         Income (loss) from Operations...        136         503         884        1,973       1,592          (637)

                                             -------     -------     -------      -------     -------       --------
OTHER INCOME (EXPENSE):
  Interest expense.......................        (65)        (51)        (51)         (45)        (45)          (99)
  Other..................................         24          36          10           43          69            18
                                             -------     -------     -------      -------     -------       -------
         Other income (expense), Net.....        (41)        (15)        (41)          (2)         24           (81)
                                             -------     -------     -------      -------     -------       --------
INCOME (LOSS) BEFORE PROVISION FOR
  INCOME TAXES...........................         95         488         843        1,971       1,616          (718)
PROVISION (BENEFIT) FOR INCOME TAXES.....         36         198         333          767         632          (276)
                                             -------     -------     -------      -------     -------       --------
NET INCOME (LOSS)........................    $    59     $   290     $   510      $ 1,204     $   984       $  (442)
                                             =======     =======     =======      =======     =======       ========

   The accompanying notes are an integral part of these financial statements.

                              AMBER ELECTRIC, INC.

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)


                                                                                                                       PERIOD FROM
                                                                                      NINE MONTHS                       OCTOBER 1,
                                                                 YEAR ENDED              ENDED                            1997
                                                                 DECEMBER 31,         SEPTEMBER 30,     YEAR ENDED       THROUGH
                                                             ------------------    ------------------  SEPTEMBER 30,   JANUARY 30,
                                                               1995       1996       1996       1997       1997           1998
                                                             -------    -------    -------    -------  -------------   -----------
                                                                                      (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss) ......................................   $    59    $   290    $   510    $ 1,204    $   984         $  (442)
  Adjustments to reconcile net income (loss) to
   net cash
   Provided by (used in) operating activities--
    Depreciation and amortization ........................        62         87         61        146        172              46
    Bad debt expense .....................................        17         35          9         11         37               5
    (Gain) Loss on sale of property and equipment ........        --          5          4         (1)        --              --
    Increase in cash surrender value of life insurance
      Policy .............................................       (14)        --         --         --         --              --
    Deferred income taxes ................................       (41)        24        (31)        34         89             (24)
    Changes in operating assets and liabilities --
      (Increase) decrease in --
         Accounts receivable .............................      (299)      (308)      (112)      (946)    (1,142)         (1,633)
         Inventories .....................................        15         11          3          3         11             (25)
         Costs and estimated earnings in excess of
           billings on uncompleted contracts .............        (6)      (126)      (129)        32         35             (12)
         Employee advances ...............................        14        (27)       (15)        25         13               4
         Prepaid expenses and other current assets .......        (7)        22        (19)       (54)       (13)             41
         Note receivable, related party ..................        --        (21)       (21)       (65)       (65)            123
      Increase (decrease) in --
         Accounts payable and accrued expenses ...........        20        461        188        119        392           1,107
         Billings in excess of costs and estimated
           earnings on uncompleted contracts .............       304         53       (171)      (212)        12             448
         Income taxes payable ............................        49        163        377        432        218            (295)
    Other, net ...........................................         4          1         --         (7)        (6)             --
                                                             -------    -------    -------    -------    -------         -------
         Net cash provided by (used in) operating
           activities ....................................       177        670        654        721        737            (657)
                                                             -------    -------    -------    -------    -------         -------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sale of property and equipment ...........         5          2          2          8          8              --
  Additions of property and equipment ....................      (155)      (190)      (157)      (290)      (323)           (142)
                                                             -------    -------    -------    -------    -------         -------
         Net cash used in investing activities ...........      (150)      (188)      (155)      (282)      (315)           (142)
                                                             -------    -------    -------    -------    -------         -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Note payable, related party ............................        --        100         --       (100)        --              --
  Borrowings of line of credit ...........................       101         --         --         --         --              --
  Payments of line of credit .............................      (125)      (101)      (101)        --         --              --
  Borrowings of long-term debt ...........................       104        131         95        200        236             707
  Payments of long-term debt .............................       (74)      (130)       (83)      (116)      (163)            (64)
                                                             -------    -------    -------    -------    -------         -------
         Net cash provided by (used in) financing
           activities ....................................         6         --        (89)       (16)        73             643
                                                             -------    -------    -------    -------    -------         -------

NET INCREASE (DECREASE) IN CASH
  AND CASH EQUIVALENTS ...................................        33        482        410        423        495            (156)
CASH AND CASH EQUIVALENTS, beginning of period ...........        50         83         83        565        493             988
                                                             -------    -------    -------    -------    -------         -------
CASH AND CASH EQUIVALENTS, end of period .................   $    83    $   565    $   493    $   988    $   988         $   832
                                                             =======    =======    =======    =======    =======         =======
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid for --
    Interest .............................................   $    65    $    51    $    51    $    45    $    45         $    99
    Income taxes .........................................   $    27    $    10    $     8    $   301    $   303         $    44

   The accompanying notes are an integral part of these financial statements.

                              AMBER ELECTRIC, INC.

                       STATEMENTS OF STOCKHOLDER'S EQUITY
                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)


                                              COMMON STOCK                                  TOTAL
                                           -----------------      RETAINED   TREASURY   STOCKHOLDER'S
                                           SHARES     AMOUNT      EARNINGS     STOCK       EQUITY
                                           ------    -------      --------   --------   -------------
BALANCE, December 31, 1994.............     1,100    $     1      $   538     $ (434)     $   105
  Net income...........................        --         --           59         --           59
                                            -----    -------      -------     ------      -------
BALANCE, December 31, 1995.............     1,100          1          597       (434)         164
  Net income...........................        --         --          290         --          290
                                            -----    -------      -------     ------      -------
BALANCE, December 31, 1996.............     1,100          1          887       (434)         454
  Net income (unaudited)...............        --         --        1,204         --        1,204
                                            -----    -------      -------     ------      -------
BALANCE, September 30, 1997............     1,100          1        2,091       (434)       1,658
 Net loss..............................        --         --         (442)        --         (442)
                                            -----    -------      --------    ------      -------
BALANCE, January 30, 1998..............     1,100    $     1      $ 1,649     $ (434)     $ 1,216
                                            =====    =======      =======     ======      =======

    The accompanying notes are an integral part of these financial statements

                              AMBER ELECTRIC, INC.

                          NOTES TO FINANCIAL STATEMENTS

1. BUSINESS AND ORGANIZATION:

    Amber Electric, Inc. (the Company), a Florida corporation, focuses on providing electrical system installation and repair services primarily for residential and mid-sized to large commercial facilities. The Company performs the majority of its contract work under fixed price contracts, with contract terms generally ranging from two to 12 months. The Company performs the majority of its work in central Florida.

    On January 30, 1998, concurrent with the closing of the initial public offerings in the United States and Canada and outside the United States and Canada (the Offerings) of additional common stock by Integrated Electrical Services, Inc. (IES), the Company was acquired by IES. All outstanding shares of the Company's common stock were exchanged for cash and shares of IES common stock. In addition, the key executives of the Company entered into employment agreements with the Company and IES which have an initial term of five years, and generally restrict the disclosure of confidential information as well as restrict competition with the Company and IES for a period of two years following termination of employment. The Company has changed from a calendar to a September fiscal year.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Interim Financial Information

    The interim financial statements for the nine months ended September 30, 1996 and 1997, are unaudited and have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of the Company's management, the unaudited interim financial statements contain all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation. The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

    The financial statements for the period from October 1, 1997 through January 30, 1998 are presented for purposes of complying with certain reporting requirements of the Securities and Exchange Commission's Staff Accounting Bulletin No. 80 and are not necessarily indicative of the results to be expected for the entire year.

Cash and Cash Equivalents

    The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Inventories

    Inventories consist of parts and supplies held for use in the ordinary course of business and are stated at the lower of cost or market using the first-in, first-out (FIFO) method.

Property and Equipment

    Property and equipment are stated at cost, and depreciation is computed using the straight-line and declining-balance methods over the estimated useful lives of the related assets. Leasehold improvements are capitalized and amortized over the estimated useful life of the asset. Depreciation and amortization expense was approximately $62,000, $87,000, $172,000 and $46,000 for the years ended December 31, 1995, 1996, and September 30, 1997, and for the period from October 1, 1997 through January 30, 1998, respectively.

    Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments, which extend the useful lives of existing equipment, are capitalized and depreciated. Upon retirement or disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the statements of operations.

Revenue Recognition

    The Company recognizes revenue when services are performed except when work is being performed under a construction contract. Revenues from construction contracts are recognized on the percentage-of-completion method measured by the percentage of costs incurred to date to total estimated costs for each contract. Such contracts generally provide that the customers accept completion of progress to date and compensate the Company for services rendered measured in terms of hours expensed or some other measure of progress. Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs and depreciation costs. Provisions for the total estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, estimated profitability and final contract settlements may result in revisions to costs and income and their effects are recognized in the period in which the revisions are determined. An amount equal to contract costs attributable to claims is included in revenues when realization is probable and the amount can be reliably estimated.

    The balances billed but not paid by customers pursuant to retainage provisions in construction contracts will be due upon completion of the contracts and acceptance by the customer. Based on the Company's experience with similar contracts in recent years, the retention balance at each balance sheet date will be collected within the subsequent fiscal year.

    The current asset, "Costs and estimated earnings in excess of billings on uncompleted contracts," represents revenues recognized in excess of amounts billed. The current liability, "Billings in excess of costs and estimated earnings on uncompleted contracts," represents billings in excess of revenues recognized.

Warranty Costs

    For certain contracts, the Company warrants labor for the first year after installation of new electrical systems. The Company generally warrants labor for one year after servicing of existing electrical systems.

Allowance for Doubtful Accounts

    The Company provides an allowance for doubtful accounts based upon the specific identification of accounts receivable where collection is no longer probable.

Income Taxes

    The Company follows the asset and liability method of accounting for income taxes in accordance with Statement of Financial Accounting Standards (SFAS) No.
109. Under this method, deferred assets and liabilities are recorded for future tax consequences of temporary differences between the financial reporting and tax bases of assets and liabilities, and are measured using enacted tax rates and laws.

Use of Estimates

    The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions by management in determining the reported amounts of assets and liabilities, disclosures of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Reference is made to the "Revenue Recognition" section of this footnote for discussion of significant estimates reflected in the Company's financial statements.

New Accounting Pronouncement

    Effective November 1, 1996, the Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." Accordingly, in the event that facts and circumstances indicate that property and equipment or other assets may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset are compared to the asset's carrying amount to determine if an impairment of such property is necessary. The effect of any impairment would be to expense the difference between the fair value of such property and its carrying value. Adoption of this standard did not have a material effect on the financial position or results of operations of the Company.

3. PROPERTY AND EQUIPMENT:

    Property and equipment consists of the following (in thousands):


                                        ESTIMATED          DECEMBER 31,
                                       USEFUL LIVES  -----------------------  SEPTEMBER 30,
                                         IN YEARS       1995        1996          1997
                                       ------------  ----------- -----------  -------------
Transportation equipment...........          3-7       $  430      $  541       $   631
Machinery and equipment............          3-7          101          78            99
Leasehold improvements.............         5-39           76          74            87
Furniture and fixtures.............          3-7          121          91           191
                                                       ------      ------       -------
                                                          728         784         1,008
Less -- Accumulated depreciation
  and amortization.................                      (444)       (404)         (492)
                                                       ------      ------       -------
       Property and equipment,
         net.......................                    $  284      $  380       $   516
                                                       ======      ======       =======

4. DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS:

    Activity in the Company's allowance for doubtful accounts receivable consists of the following (in thousands):

                                                     DECEMBER 31,
                                                  ------------------     SEPTEMBER 30,
                                                  1995          1996         1997
                                                  ----          ----     -------------
Balance at beginning of period..............      $ 17          $ 28         $ 40
Additions to costs and expenses.............        17            35           11
Deductions for uncollectible receivables
  written off and recoveries................        (6)          (23)          --
                                                  ----          ----         ----
Balance at end of period....................      $ 28          $ 40         $ 51
                                                  ====          ====         ====

    Accounts payable and accrued expenses consist of the following (in thousands):


                                                DECEMBER 31,
                                            -------------------    SEPTEMBER 30,
                                             1995         1996         1997
                                            ------       ------    -------------
Accounts payable, trade .............       $  537       $  882       $1,006
Accrued compensation and benefits ...           84          110          187
Other accrued expenses ..............           75          165           83
                                            ------       ------       ------
                                            $  696       $1,157       $1,276
                                            ======       ======       ======

    Electrical system installation contracts in progress are as follows (in thousands):

                                                                   DECEMBER 31,
                                                             ----------------------     SEPTEMBER 30,
                                                               1995           1996           1997
                                                             -------        -------     -------------
Costs incurred on contracts in progress ..............       $ 1,912        $ 2,100        $ 1,582
Estimated earnings, net of losses ....................           333            258            192
                                                             -------        -------        -------
                                                               2,245          2,358          1,774
Less -- Billings to date .............................        (2,575)        (2,615)        (1,851)
                                                             -------        -------        -------
                                                             $  (330)       $  (257)       $   (77)
                                                             =======        =======        =======
Costs and estimated earnings in excess of billings
  on uncompleted contracts ...........................       $    25        $   151        $   119
     Less -- Billings in excess of costs and
       estimated earnings on uncompleted
       contracts .....................................          (355)          (408)          (196)
                                                             -------        -------        -------
                                                             $  (330)       $  (257)       $   (77)
                                                             =======        =======        =======

5. LONG-TERM DEBT:

    Long-term debt consists of notes payable to various banks. The debt is secured by certain equipment. The notes are payable in monthly installments including interest at rates ranging from 8 percent to 10.9 percent.

    The Company has a note payable to a former stockholder payable in monthly installments of $4,333, including interest at 7.5 percent, due August 2004. The debt is guaranteed by the majority stockholder. The balance of such debt was approximately $330,000, $302,000 and $279,000 at December 31, 1995, 1996 and
September 30, 1997, respectively.

    The Company also has a note payable outstanding to an individual with a 5 percent stated interest rate and an 8.12 percent imputed interest rate. The note is payable in monthly installments of principal and interest of $1,893, collateralized by equipment and inventories, and is due February 2005. The balance of the note was approximately $168,000, $153,000 and $142,000 at December 31, 1995, 1996 and September 30, 1997, respectively.

    The maturities of long-term debt as of September 30, 1997, are as follows (in thousands):

                  Year ending December 31 --
                       1998....................  $ 179
                       1999....................    155
                       2000....................    115
                       2001....................     76
                       2002....................     70
                       Thereafter..............    152
                                                 -----
                                                 $ 747
                                                 =====

    At September 30, 1997 and December 31, 1996, the Company had a $500,000 line of credit with a bank, collateralized by accounts receivable and certain other assets. Interest is payable monthly at the bank's prime rate (8.5 percent at September 30, 1997). The agreement stipulates a minimum interest rate of 8 percent. Any amounts available are limited to 75 percent of eligible accounts receivable, as defined. At September 30, 1997 and December 31, 1996, the entire amount of the line remains available to be borrowed. The line of credit is subject to a continuing guarantee by the Company's majority stockholder. The line of credit is due on demand, but in no event no later than July 5, 1998.

    At December 31, 1995, the maximum amount available under such line of credit was approximately $99,000 as the Company had a $200,000 line of credit with the bank.

6. LEASES:

    The Company leases office space from the majority stockholder under a month-to-month operating lease. Rent expense incurred under this related-party lease was approximately $67,000, $81,000, $83,000 and $29,000 for the years ended December 31, 1995, 1996 and September 30, 1997 and for the period from October 1, 1997 through January 30, 1998, respectively.

    There are no future minimum lease payments under this operating lease.

7. INCOME TAXES (IN THOUSANDS):

    Federal income taxes are as follows:

                                                                    PERIOD FROM
                                                                    OCTOBER 1,
                                   YEAR ENDED                          1997
                                  DECEMBER 31,       YEAR ENDED      THROUGH
                                ----------------    SEPTEMBER 30,   JANUARY 30,
                                1995        1996        1997           1998
                                ----        ----    -------------   -----------
        Federal --
          Current ............  $  1        $ 224       $ 510          $(251)
          Deferred ...........    30          (54)         32              8
        State --
          Current ............    --           27          95              -
          Deferred ...........     5            1          (5)           (33)
                                ----        -----       -----          -----
                                $ 36        $ 198       $ 632          $(276)
                                ====        =====       =====          =====

    Actual income tax expense (benefit) differs from income tax expense (benefit) computed by applying the U.S. federal statutory corporate rate of 35 percent to income before provision for income taxes as follows:

                                                                                           PERIOD FROM
                                                                                            OCTOBER 1,
                                                           YEAR ENDED                         1997
                                                          DECEMBER 31,       YEAR ENDED     THROUGH
                                                       -----------------    SEPTEMBER 30,  JANUARY 30,
                                                        1995        1996        1997          1998
                                                       -----       -----    -------------  -----------
Provision at the statutory rate ................       $  33       $ 171       $ 565         $(251)
Increase resulting from --
  State income taxes, net of related
     federal benefit ...........................           3          19          59           (25)
  Permanent differences, primarily meals and
     entertainment .............................          --           8           8            --
                                                       -----       -----       -----         -----
                                                       $  36       $ 198       $ 632         $(276)
                                                       =====       =====       =====         =====

    Deferred income tax provisions result from temporary differences in the recognition of income and expenses for financial reporting purposes and for tax purposes. The tax effects of these temporary differences, representing deferred tax assets and liabilities, result principally from the following:

                                                                DECEMBER 31,
                                                            ------------------     SEPTEMBER 30,
                                                             1995         1996         1997
                                                            -----        -----     -------------
Deferred tax assets --
  Allowance for doubtful accounts ...................       $  11        $  17        $  20
  Other accrued expenses not deducted for tax
     purposes .......................................          25           48           43
                                                            -----        -----        -----
          Total .....................................          36           65           63
                                                            -----        -----        -----
Deferred tax liabilities --
  Accounting for long-term contracts ................        (129)         (97)        (122)
  Bases differences on property and equipment and
     capital lease accounting .......................         (38)         (45)         (52)
                                                            -----        -----        -----
          Total .....................................        (167)        (142)        (174)
                                                            -----        -----        -----
          Net deferred income tax liabilities .......       $(131)       $ (77)       $(111)
                                                            =====        =====        =====

    The net deferred tax assets and liabilities are comprised of the following:

                                                  DECEMBER 31,
                                               ------------------     SEPTEMBER 30,
                                                1995         1996         1997
                                               -----        -----     -------------
Deferred tax assets --
  Current ..............................       $  36        $  65        $  63
  Long-term ............................          --           --           --
                                               -----        -----        -----
          Total ........................          36           65           63
                                               -----        -----        -----
Deferred tax liabilities --
  Current ..............................        (129)         (97)        (122)
  Long-term ............................         (38)         (45)         (52)
                                               -----        -----        -----
          Total ........................        (167)        (142)        (174)
                                               -----        -----        -----
          Net deferred tax liability ...       $(131)       $ (77)       $(111)
                                               =====        =====        =====

8. RELATED-PARTY TRANSACTIONS:

    During 1995, the Company transferred its interest in the cash surrender value of life insurance policies in exchange for a note receivable bearing annual interest of 4 percent to a partnership controlled by the majority stockholder of the Company. The entire principal and accrued interest is due August 2005. The Company continues to pay premiums for this policy, also increasing the receivable.

    The Company had a note payable to the majority stockholder at December 31, 1996, which represented a bonus to the stockholder and was loaned to the Company without interest attached. The balance was subsequently paid to the stockholder.

    The Company will advance money to employees on occasion. Advanced amounts are based on certain levels of employment and are repaid to the Company based on a variety of repayment plans.

9. EMPLOYEE BENEFIT PLAN:

    The Company has a defined contribution profit-sharing plan. The plan provides for the Company to match, on a discretionary basis, one-half of the first 4 percent contributed by each employee. Total contributions by the Company under the plan were approximately $31,000, $44,000, $56,000 and $0 for the years ending December 31, 1995, 1996 and September 30, 1997 and for the period from October 1, 1997 through January 30, 1998, respectively. The Company had accrued approximately $5,000 at September 30, 1997, for contributions to be funded in the subsequent fiscal year.

10. FINANCIAL INSTRUMENTS:

    The Company's financial instruments consist of cash and cash equivalents, accounts receivable, employee advances, notes receivable, a line of credit, accounts payable, notes payable and long-term debt. The Company believes that the carrying value of these instruments on the accompanying balance sheets approximates their fair value.

11. COMMITMENTS AND CONTINGENCIES:

Litigation

    The Company is involved in disputes or legal actions arising in the ordinary course of business. Management does not believe the outcome of such legal actions will have a material adverse effect on the Company's financial position or results of operations.

Insurance

    The Company carries a broad range of insurance coverage, including business auto liability, general liability and an umbrella policy. The Company has not incurred significant uninsured losses on any of these items.

    The Company provides for workers' compensation insurance through a partially self-insured plan whereby the Company is responsible for certain incurred losses with a maximum of 125 percent of standard state-rated workers' compensation premiums. Estimated claims incurred during the years ended December 31, 1995, 1996 and September 30, 1997 were not material. Accordingly, the Company has not recorded any reserves for its portion of self-insurance claims. During 1997, the Company enrolled in a secured individual preferred dividend safety incentive program for workers' compensation with a maximum premium of 100 percent of the total normal state-rated premium. Employee health insurance is provided for under a fully insured medical plan consisting of HMO and POS programs.

12. MAJOR CUSTOMERS AND RISK CONCENTRATION:

    The Company had sales of approximately 16 percent of total sales to one major customer for the year ended December 31, 1995, sales of approximately 15 and 13 percent of total sales to two major customers for the year ended December 31, 1996, sales of approximately 22 percent of total sales to one major customer during the year ended September 30, 1997, and sales of approximately 51, 23 and 18 percent of total sales to three customers during the period from October 1, 1997 through January 30, 1998.

    In addition, the Company grants credit, generally without collateral, to its customers, which are real estate operations, general contractors, etc., located primarily in central Florida. Consequently, the Company is subject to potential credit risk related to changes in business and economic factors within the central Florida region. However, management believes that its contract acceptance, billing and collection policies are adequate to minimize the potential credit risk.

    The Company routinely maintains cash balances in financial institutions in excess of federally insured limits.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Daniel Electrical Contractors, Inc. and
   Daniel Electrical of Treasure Coast Inc.:

    We have audited the accompanying combined balance sheets of Daniel Electrical Contractors, Inc., a Florida corporation, and Daniel Electrical of Treasure Coast Inc., a Florida corporation, as of December 31, 1995 and 1996 and September 30, 1997, and the related combined statements of operations, cash flows and stockholder's equity for the years then ended and for the nine months ended September 30, 1997, and for the period from October 1, 1997 through January 30, 1998. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Daniel Electrical Contractors, Inc. and Daniel Electrical of Treasure Coast Inc., as of December 31, 1995 and 1996 and September 30, 1997, and the combined results of their operations and their cash flows for the years then ended and for the nine months ended September 30, 1997, and for the period from October 1, 1997 through January 30, 1998, in conformity with generally accepted accounting principles.

                                             ARTHUR ANDERSEN LLP

Houston, Texas
September 11, 1998

                     DANIEL ELECTRICAL CONTRACTORS, INC. AND
                    DANIEL ELECTRICAL OF TREASURE COAST INC.

                             COMBINED BALANCE SHEETS
                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)


                                                 ASSETS
                                                                       DECEMBER 31,
                                                                   -------------------    SEPTEMBER 30,
                                                                    1995         1996         1997
                                                                   ------       ------    -------------


CURRENT ASSETS:
  Cash and cash equivalents ................................       $   62       $  411       $  917
  Investments ..............................................          393          694        1,504
  Accounts receivable --
     Trade, net of allowance of $68, $69 and $115,
       respectively ........................................        1,819        1,444        3,443
     Retainage, net of allowance of $--, $12 and $12,
       respectively ........................................          815        1,353        1,294
     Employee receivables (Note 7) .........................            8           17           30
  Inventories ..............................................          103           84           23
  Costs and estimated earnings in excess of billings on
     uncompleted contracts .................................          119          719          510
  Prepaid expenses and other current assets ................           24           35          166
                                                                   ------       ------       ------
          Total current assets .............................        3,343        4,757        7,887
PROPERTY AND EQUIPMENT, net ................................          322          371          541
                                                                   ------       ------       ------
          Total assets .....................................       $3,665       $5,128       $8,428
                                                                   ======       ======       ======

                                   LIABILITIES AND STOCKHOLDER'S EQUITY

CURRENT LIABILITIES:
  Current maturities of long-term debt .....................       $   46       $   34       $   62
  Accounts payable and accrued expenses ....................        1,325          946        1,840
  Billings in excess of costs and estimated earnings on
     uncompleted contracts .................................          121          752        1,370
  Deposit on contract in progress ..........................           --          500           --
  Other current liabilities (Note 7) .......................          477          114           81
                                                                   ------       ------       ------
          Total current liabilities ........................        1,969        2,346        3,353
                                                                   ------       ------       ------
LONG-TERM DEBT, net of current maturities ..................           42           52          102
OTHER LONG-TERM LIABILITIES (Note 7) .......................          483          483          483
COMMITMENTS AND CONTINGENCIES
STOCKHOLDER'S EQUITY:
  Common stock, $1 and $0.01 par value, 7,500 and 2,000
     shares authorized, 7,500 and 100 shares issued and
     outstanding at December 31, 1995, 1996, and
     September 30, 1997 for Daniel Electrical
     Contractors, Inc. and Daniel Electrical of Treasure
     Coast Inc., respectively ..............................            8            8            8
  Retained earnings ........................................        1,110        2,111        4,131
  Unrealized gain on securities ............................           53          128          351
                                                                   ------       ------       ------
          Total stockholder's equity .......................        1,171        2,247        4,490
                                                                   ------       ------       ------
          Total liabilities and stockholder's equity .......       $3,665       $5,128       $8,428
                                                                   ======       ======       ======


              The accompanying notes are an integral part of these
                         combined financial statements.

                     DANIEL ELECTRICAL CONTRACTORS, INC. AND
                    DANIEL ELECTRICAL OF TREASURE COAST INC.

                        COMBINED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)


                                                                                                 PERIOD FROM
                                                                                                  OCTOBER 1,
                                       YEAR ENDED              NINE MONTHS                           1997
                                      DECEMBER 31,        ENDED SEPTEMBER 30,       YEAR ENDED     THROUGH
                                  --------------------   ---------------------     SEPTEMBER 30,  JANUARY 30,
                                    1995         1996       1996         1997          1997          1998
                                  -------      -------   -----------   -------     ------------- ------------
                                                         (UNAUDITED)
REVENUES.......................   $12,049      $12,585     $ 8,846     $14,670       $ 18,409      $  9,132
COST OF SERVICES (including
  depreciation)................    11,725        9,713       6,675      10,480         13,518         6,789
                                  -------      -------     -------     -------       --------      --------
          Gross profit.........       324        2,872       2,171       4,190          4,891         2,343
SELLING, GENERAL AND
  ADMINISTRATIVE EXPENSES......     1,502        1,884       1,360       1,792          2,316         1,312
                                  -------      -------     -------     -------       --------      --------
          Income (loss) from
            operations.........    (1,178)         988         811       2,398          2,575         1,031
                                  -------      -------     -------     -------       --------      --------
OTHER INCOME (EXPENSE):
  Interest expense.............       (46)         (73)        (58)        (45)           (60)          (20)
  Other........................        71           86          48          62            100            16
                                  -------      -------     -------     -------       --------      --------
          Other income
            (expense), net.....        25           13         (10)         17             40            (4)
                                  -------      -------     -------     -------       --------      ---------
NET INCOME (LOSS)..............   $(1,153)     $ 1,001     $   801     $ 2,415       $  2,615      $  1,027
                                  =======      =======     =======     =======       ========      ========

              The accompanying notes are an integral part of these
                         combined financial statements.

                     DANIEL ELECTRICAL CONTRACTORS, INC. AND
                    DANIEL ELECTRICAL OF TREASURE COAST INC.

                        COMBINED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)


                                                                                                                        PERIOD FROM
                                                                                                                         OCTOBER 1,
                                                           YEAR ENDED                NINE MONTHS                            1997
                                                          DECEMBER 31,          ENDED SEPTEMBER 30,       YEAR ENDED      THROUGH
                                                     ----------------------   ------------------------   SEPTEMBER 30,  JANUARY 30,
                                                       1995           1996       1996           1997         1997           1998
                                                     -------        -------   -----------      -------   -------------  -----------
                                                                              (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss) ............................     $(1,153)       $ 1,001     $   801        $ 2,415      $ 2,615        $ 1,027
  Adjustments to reconcile net income (loss)
    to net cash provided by (used in)
    operating activities --
    Depreciation and amortization ..............         113            125         100            116          141             57
    Provision for bad debts ....................          29            205          23             47          229             34
    Loss on abandonment of leasehold
      improvements .............................          --             --          --             34           34             --
    Changes in operating assets and
      liabilities --
      (Increase) decrease in --
         Accounts receivable ...................         423           (185)       (577)        (1,998)      (1,606)          (971)
         Inventories ...........................          14             19          43             61           37           (190)
         Costs and estimated earnings in
           excess of billings on uncompleted
           contracts ...........................         733           (600)       (436)           209           45            (11)
         Prepaid expenses and other current
           assets ..............................          25            (11)         17           (130)        (158)           150
      Increase (decrease) in --
         Accounts payable and accrued
           expenses ............................        (567)          (379)       (151)           895          667            146
         Deposits on contracts in progress .....          --            500         500           (500)        (500)            --
         Billings in excess of costs and
           estimated earnings on uncompleted
           contracts ...........................         (92)           631         701            618          548            131
         Other current liabilities .............         (42)           (87)         (8)            11          (68)           (81)
                                                     -------        -------     -------        -------      -------        -------
         Net cash provided by (used in)
           operating activities ................        (517)         1,219       1,013          1,778        1,984            292
                                                     -------        -------     -------        -------      -------        -------
CASH FLOWS FROM INVESTING
   ACTIVITIES:
  Purchase of investments ......................         (31)          (306)         (3)          (586)        (889)          (536)
  Additions of property and equipment ..........         (97)          (175)        (84)          (353)        (444)            (5)
                                                     -------        -------     -------        -------      -------        -------
         Net cash used in investing
           activities ..........................        (128)          (481)        (87)          (939)      (1,333)          (541)
                                                     -------        -------     -------        -------      -------        -------
CASH FLOWS FROM FINANCING
    ACTIVITIES:
  Borrowings of long-term debt .................         350             17          --            154          171          4,062
  Payments of long-term debt ...................         (44)          (406)       (323)           (92)        (175)           (15)
  Distributions to stockholders ................          --             --          --           (395)        (395)        (4,005)
                                                     -------        -------     -------        -------      -------        -------
         Net cash provided by (used in)
           financing activities ................         306           (389)       (323)          (333)        (399)            42
                                                     -------        -------     -------        -------      -------        -------
NET INCREASE (DECREASE) IN CASH
   AND CASH EQUIVALENTS ........................        (339)           349         603            506          252           (207)
CASH AND CASH EQUIVALENTS, beginning
   of period ...................................         401             62          62            411          665            917
                                                     -------        -------     -------        -------      -------        -------
CASH AND CASH EQUIVALENTS, end of
    period .....................................     $    62        $   411     $   665        $   917      $   917        $   710
                                                     =======        =======     =======        =======      =======        =======

SUPPLEMENTAL DISCLOSURE OF CASH
   FLOW INFORMATION
  Cash paid for --
  Interest .....................................     $    20        $   113     $    18        $     7      $   102        $    17

              The accompanying notes are an integral part of these
                         combined financial statements.

                     DANIEL ELECTRICAL CONTRACTORS INC. AND
                    DANIEL ELECTRICAL OF TREASURE COAST INC.

                   COMBINED STATEMENTS OF STOCKHOLDER'S EQUITY
                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)


                                                                                                 UNREALIZED
                                                           COMMON STOCK                          GAIN (LOSS)      TOTAL
                                                       ---------------------      RETAINED           ON       STOCKHOLDER'S
                                                       SHARES        AMOUNT       EARNINGS       SECURITIES      EQUITY
                                                       -------       -------      --------       ----------   -------------
BALANCE, December 31, 1994 .....................         7,500       $     8       $ 2,263        $   (13)       $ 2,258
  Issuance of stock in Daniel Electrical of
     Treasure Coast Inc. .......................           100            --            --             --             --
  Change in unrealized gain on securities ......            --            --            --             66             66
  Net loss .....................................            --            --        (1,153)            --         (1,153)
                                                       -------       -------       -------        -------        -------
BALANCE, December 31, 1995 .....................         7,600             8         1,110             53          1,171
  Change in unrealized gain on securities ......            --            --            --             75             75
  Net income ...................................            --            --         1,001             --          1,001
                                                       -------       -------       -------        -------        -------
BALANCE, December 31, 1996 .....................         7,600             8         2,111            128          2,247
  Distributions to stockholders ................            --            --          (395)            --           (395)
  Change in unrealized gain on securities ......            --            --            --            223            223
  Net income ...................................            --            --         2,415             --          2,415
                                                       -------       -------       -------        -------        -------
BALANCE, September 30, 1997 ....................         7,600             8         4,131            351          4,490
  Change in unrealized gains on securities .....            --            --            --             33             33
  Distributions to stockholders ................            --            --        (5,123)          (384)        (5,507)
  Net income ...................................            --            --         1,027             --          1,027
                                                       -------       -------       -------        -------        -------
BALANCE, January 30, 1998 ......................         7,600       $     8       $    35        $    --        $    43
                                                       =======       =======       =======        =======        =======

              The accompanying notes are an integral part of these
                         combined financial statements.

                     DANIEL ELECTRICAL CONTRACTORS, INC. AND
                    DANIEL ELECTRICAL OF TREASURE COAST INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1. BUSINESS AND ORGANIZATION:

    Daniel Electrical Contractors, Inc. and Daniel Electrical of Treasure Coast Inc., (collectively, the Company), both Florida corporations focuses on providing electrical system installation and repair services primarily for residential and mid-sized to large commercial facilities. The Company performs the majority of its contract work under fixed price contracts with contract terms generally ranging from six to 18 months. The Company performs the majority of its work in Dade County, Florida.

    The combined financial statements include the accounts of Daniel Electrical Contractors, Inc. and Daniel Electrical of Treasure Coast Inc. These entities are related by virtue of common ownership. All material intercompany transactions and balances have been eliminated in combination.

    On January 30, 1998, concurrent with the closing of the initial public offerings in the United States and Canada and outside the United States and Canada (the Offerings) of additional common stock by Integrated Electrical Services, Inc. (IES), the Company was acquired by IES. All outstanding shares of the Company's common stock were exchanged for cash and shares of IES common stock. In addition, the key executives of the Company entered into employment agreements with the Company and IES which have an initial term of five years, and generally restrict the disclosure of confidential information as well as restrict competition with the Company and IES for a period of two years following termination of employment. The Company has changed from a calendar to a September fiscal year.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Interim Financial Information

    The interim financial statements for the nine months ended September 30, 1996 are unaudited and have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of the Company's management, the unaudited interim financial statements contain all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation. The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

    The financial statements for the period from October 1, 1997 through January 30, 1998 are presented for purposes of complying with certain reporting requirements of the Securities and Exchange Commission's Staff Accounting Bulletin No. 80 and are not necessarily indicative of the results to be expected for the entire year.

Cash and Cash Equivalents

    The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Supplemental Cash Flow Information

    The Company distributed certain net assets to a stockholder of the Company totaling approximately $1,469,000.

Investments

    Investments in securities are classified as securities available for sale and consist of equity securities. Unrealized holding gains and losses on securities available-for-sale are reported as net amount as a separate component of stockholder's equity.

Inventories

    Inventories consist of parts and supplies held for use in the ordinary course of business and are stated at the lower of cost or market using the first-in, first-out (FIFO) method.

Property and Equipment

    Property and equipment are stated at cost, and depreciation is computed using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are capitalized and amortized over the lesser of the life of the lease or the estimated useful life of the asset. Depreciation and amortization expense was $113,000, $125,000, $141,000 and $57,000 for the years ended December 31, 1995, 1996 and September 30, 1997 and for the period from October 1, 1997 through January 30, 1998, respectively.

    Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments, which extend the useful lives of existing equipment, are capitalized and depreciated. Upon retirement or disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the statements of operations.

Revenue Recognition

    The Company recognizes revenue when services are performed, except when work is being performed under a construction contract. Revenues from construction contracts are recognized on the percentage-of-completion method measured by the percentage of costs incurred to date to total estimated costs for each contract. Such contracts generally provide that the customers accept completion of progress to date and compensate the Company for services rendered measured in terms of hours expensed or some other measure of progress. Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs and depreciation costs. Provisions for the total estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, estimated profitability and final contract settlements may result in revisions to costs and income and their effects are recognized in the period in which the revisions are determined. An amount equal to contract costs attributable to claims is included in revenues when realization is probable and the amount can be reliably estimated.

    The balances billed but not paid by customers pursuant to retainage provisions in construction contracts will be due upon completion of the contracts and acceptance by the customer. Based on the Company's experience with similar contracts in recent years, the retention balance at each balance sheet date will be collected within the subsequent fiscal year.

    The current asset, "Costs and estimated earnings in excess of billings on uncompleted contracts," represents revenues recognized in excess of amounts billed. The current liability, "Billings in excess of costs and estimated earnings on uncompleted contracts," represents billings in excess of revenues recognized.

Warranty Costs

    For certain contracts, the Company warrants labor for the first year after installation of new electrical systems. The Company generally warrants labor for 30 days after servicing existing electrical systems. A reserve for warranty costs is recorded based upon the historical level of warranty claims and management's estimate of future costs.

Accounts Receivable and Allowance for Doubtful Accounts

    The Company provides an allowance for doubtful accounts based upon the specific identification of accounts receivable where collection is no longer probable.

Income Taxes

    The Company has elected S Corporation status as defined by the Internal Revenue Code, whereby the Company itself is not subject to taxation for federal purposes. Under S Corporation status, the stockholders report their share of the Company's taxable earnings or losses in their personal tax returns. Consequently, the accompanying financial statements of the Company do not include a provision for current or deferred income taxes. The Company intends to terminate its S Corporation status concurrently with the effective date of the Offerings.

Use of Estimates

    The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions by management in determining the reported amounts of assets and liabilities, disclosures of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Reference is made to the "Revenue Recognition" section of this footnote and Note 10 for discussion of significant estimates reflected in the Company's combined financial statements.

New Accounting Pronouncement

    Effective November 1, 1996, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." Accordingly, in the event that facts and circumstances indicate that property and equipment or other assets may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset are compared to the asset's carrying amount to determine if an impairment of such property is necessary. The effect of any impairments would be to expense the difference between the fair value of such property and its carrying value. Adoption of this standard did not have a material effect on the combined financial position or results of operations of the Company.

3. PROPERTY AND EQUIPMENT:

    Property and equipment consists of the following (in thousands):


                                                   ESTIMATED         DECEMBER 31,
                                                  USEFUL LIVES  ----------------------     SEPTEMBER 30,
                                                    IN YEARS      1995           1996           1997
                                                  ------------  -------        -------     -------------
Transportation equipment .................             5        $   446        $   517        $   597
Machinery and equipment ..................             5            120            134            151
Computer and telephone equipment .........             5             92            114            141
Leasehold improvements ...................             5            116            144            209
Furniture and fixtures ...................             5             26             29             29
                                                                -------        -------        -------
                                                                    800            938          1,127
Less -- Accumulated depreciation
  and amortization .......................                         (478)          (567)          (586)
                                                                -------        -------        -------
          Property and  equipment, net ...                      $   322        $   371        $   541
                                                                =======        =======        =======

4. DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS:

    Activity in the Company's allowance for doubtful accounts receivable consists of the following (in thousands):


                                                      DECEMBER 31,
                                                   ------------------    SEPTEMBER 30,
                                                    1995         1996         1997
                                                   -----        -----    -------------
Balance at beginning of period .............       $  47        $  68        $  87
Additions to costs and expenses ............          29          205          229
Deductions for uncollectible receivables
  written off and recoveries ...............          (8)        (192)        (189)
                                                   -----        -----        -----
          Balance at end of period .........       $  68        $  81        $ 127
                                                   =====        =====        =====

    Accounts payable and accrued expenses consist of the following (in thousands):

                                                  DECEMBER 31,
                                               -------------------    SEPTEMBER 30,
                                                1995         1996         1997
                                               ------       ------    -------------
Accounts payable, trade ................       $1,009       $  686       $1,296
Accrued compensation and benefits ......           76           28          180
Other accrued expenses .................          240          232          364
                                               ------       ------       ------
                                               $1,325       $  946       $1,840
                                               ======       ======       ======

    Electrical system installation contracts in progress are as follows (in thousands):

                                                                  DECEMBER 31,
                                                            ------------------------      SEPTEMBER 30,
                                                              1995            1996            1997
                                                            --------        --------      -------------
Costs incurred on contracts in progress .............       $  6,197        $  8,381        $ 11,760
Estimated earnings, net of losses ...................          1,238           2,993           4,120
                                                            --------        --------        --------
                                                               7,435          11,374          15,880
Less -- Billings to date ............................         (7,437)        (11,407)        (16,740)
                                                            --------        --------        --------
                                                            $     (2)       $    (33)       $   (860)
                                                            ========        ========        ========
Costs and  estimated  earnings in excess of
  billings on uncompleted contracts .................       $    119        $    719        $    510
Less -- Billings in excess of costs and estimated
  earnings on uncompleted contracts .................           (121)           (752)         (1,370)
                                                            --------        --------        --------
                                                            $     (2)       $    (33)       $   (860)
                                                            ========        ========        ========

5. LONG-TERM DEBT:

    Long-term debt consists of installment obligations collateralized by certain transportation and computer equipment, and due in various monthly installments, including interest ranging from 6 percent to 11 percent.

    The maturities of long-term debt at September 30, 1997, are as follows (in thousands):

                      1998           $   62
                      1999               44
                      2000               36
                      2001               15
                      2002                7
                                     ------
                                     $  164

    The Company has a $400,000 open line of credit with a bank. The line of credit bears interest based upon the prime lending rate, which was 8.25% at September 30, 1997. The line of credit is secured by the Company's investment in securities and borrowings under such line of credit are due on demand. No borrowings were outstanding under this line of credit at September 30, 1997.

6. LEASES:

    In February of 1997, the Company leased its Miami facility from a Limited Partnership which is controlled by the Company's stockholder. Prior to February 1997, the Company leased office space from a third party, and such lease expired January 1997. The rent paid under this lease was approximately $71,000 for December 31, 1996. The Company leases its Vero Beach facility from a company which is owned by the Company's stockholder and is leased on a month-to-month basis.

7. RELATED-PARTY TRANSACTIONS:

Related-Party Notes Payable

    The Company has a $483,000 subordinated long-term note payable to the president of the Company at December 31, 1995, 1996 and at September 30, 1997. The Company also has a $175,000, $115,000 and $81,000 note payable due on demand to the president of the Company at the respective periods.

Related-Party Accounts Receivable

    The Company has an $8,000, $8,000 and $18,000 account receivable due from the president of the Company at December 31, 1995, 1996 and at September 30, 1997, respectively. The Company also has a $9,000 and $12,000 employee receivable at December 31, 1996 and at September 30, 1997, respectively.

Related-Party Entertainment Expense

    Costs related to related-party entertainment expense amounted to $15,000, $8,000, $4,000 and $0 for the years ended December 31, 1995, 1996 and September 30, 1997 and for the period from October 1, 1997 through January 30, 1998, respectively.

Related-Party Compensation

    The Company paid $58,000, $72,000, $72,000 and $0 for the years ended December 31, 1995, 1996 and September 30, 1997 and for the period from October 1, 1997 through January 30, 1998, respectively to a related-party company for compensation.

8. EMPLOYEE BENEFIT PLAN:

    The Company has a nonqualifying discriminatory pension plan for certain key executives. Contributions are subject to management's discretion. Total contributions by the Company under the plan were approximately $9,000, $14,000, $14,000 and $0 for the years ended December 31, 1995, 1996 and September 30, 1997 and for the period from October 1, 1997 through January 30, 1998, respectively.

9. FINANCIAL INSTRUMENTS:

    The Company's financial instruments consist of cash and cash equivalents, investments, accounts receivable, accounts payable, a line of credit, notes payable and long-term debt. The Company believes that the carrying value of these instruments on the accompanying balance sheets approximates their fair value.

10. COMMITMENTS AND CONTINGENCIES:

Litigation

    The Company is involved in disputes or legal actions arising in the ordinary course of business. Management does not believe the outcome of such legal actions will have a material adverse effect on the Company's financial position or results of operations.

Insurance

    The Company carries a broad range of insurance coverage, including business auto liability, general liability and an umbrella policy. The Company has not incurred significant uninsured losses on any of these items.

    The Company is self-insured for medical claims up to $14,000 per year in total for all covered individuals. Additionally, the Company is part of the state's workers' compensation plan and is responsible for claims up to $100,000 per accident with a maximum aggregate exposure for 24 months of $500,000. Claims in excess of these amounts are covered by a stop-loss policy. Under the state's policy, the Company has a $305,000 letter of credit which expires April 1, 1998. The Company has recorded reserves for its portion of self-insured claims based on estimated claims incurred through March 31, 1995 and 1996, December 31, 1996, and September 30, 1997.

11. INVESTMENTS AVAILABLE-FOR-SALE:

    Investments in securities consist of equity securities and mutual funds with an aggregate market value of $393,000, $694,000 and $1,504,000 at December 31, 1995, 1996 and September 30, 1997, respectively, and unrealized holding gains of $66,000, $75,000 and $237,000 for the respective periods.

12. MAJOR CUSTOMERS AND RISK CONCENTRATION:

    The Company had sales of approximately 32 percent and 21 percent of total sales to two major customers during the year ended December 31, 1995, sales of approximately 29 percent and 25 percent of total sales to two major customers during the year ended December 31, 1996, sales of approximately 30 percent and 38 percent of total sales to two major customers during the year ended September 30, 1997, and sales of approximately 35 percent, 21 percent and 21 percent of total sales to three major customers for the period from October 1, 1997 through January 30, 1998.


    In addition, the Company grants credit, generally without collateral, to its customers, which are general contractors located primarily in southern Florida. Consequently, the Company is subject to potential credit risk related to changes in business and economic factors within the southern Florida region. However, management believes that its contract acceptance, billing and collection policies are adequate to minimize the potential credit risk.

    The Company routinely maintains cash balances in financial institutions in excess of federally insured limits.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Summit Electric of Texas, Incorporated:

    We have audited the accompanying balance sheets of Summit Electric of Texas, Incorporated, a Texas corporation, as of March 31, 1997 and September 30, 1997, and the related statements of operations, cash flows and stockholder's equity for the years then ended and for the period from October 1, 1997 through January 30, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Summit Electric of Texas, Incorporated as of March 31, 1997 and September 30, 1997, and the results of its operations and its cash flows for the years then ended and for the period from October 1, 1997 through January 30, 1998, in conformity with generally accepted accounting principles.

                                             ARTHUR ANDERSEN LLP

Houston, Texas
September 11, 1998

                     SUMMIT ELECTRIC OF TEXAS, INCORPORATED

                                 BALANCE SHEETS
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)


                                            ASSETS

                                                                      MARCH 31,  SEPTEMBER 30,
                                                                        1997         1997
                                                                      ---------  -------------
CURRENT ASSETS:
  Cash and cash equivalents ....................................       $   57       $  157
  Accounts receivable--
     Trade, net of allowance of $112 and $122, respectively ....        2,270        2,543
     Retainage .................................................          128           91
     Receivable from stockholder ...............................           --           66
     Other receivables .........................................            6            8
  Deferred tax asset ...........................................           69           69
  Costs and estimated earnings in excess of billings
     on uncompleted contracts ..................................          239          178
  Prepaid expenses and other current assets ....................           25           27
                                                                       ------       ------
          Total current assets .................................        2,794        3,139
NOTES RECEIVABLE FROM RELATED PARTIES ..........................          270          268
PROPERTY AND EQUIPMENT, net ....................................          223          180
OTHER ASSETS ...................................................           49           50
                                                                       ------       ------
          Total assets .........................................       $3,336       $3,637
                                                                       ======       ======

                             LIABILITIES AND STOCKHOLDER'S EQUITY

CURRENT LIABILITIES:
  Short-term debt, including current maturities of
     long-term debt ............................................       $  819       $  808
  Accounts payable and accrued expenses ........................          974        1,494
  Billings in excess of costs and estimated earnings
     on uncompleted contracts ..................................          436          182
  Other current liabilities ....................................            3           19
                                                                       ------       ------
          Total current liabilities ............................        2,232        2,503
                                                                       ------       ------
LONG-TERM DEBT, net of current maturities ......................          101           88
DEFERRED TAX LIABILITY .........................................           11           11
COMMITMENTS AND CONTINGENCIES
STOCKHOLDER'S EQUITY:
  Common stock, $1 par value, 10,000 shares
     authorized, 1,000 shares issued and
     outstanding ...............................................            1            1
  Retained earnings ............................................          991        1,034
                                                                       ------       ------
          Total stockholder's equity ...........................          992        1,035
                                                                       ------       ------
          Total liabilities and stockholder's
            equity .............................................       $3,336       $3,637
                                                                       ======       ======

   The accompanying notes are an integral part of these financial statements.

                     SUMMIT ELECTRIC OF TEXAS, INCORPORATED

                            STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)


                                                                                        PERIOD FROM
                                                                                         OCTOBER 1,
                                                       SIX MONTHS                           1997
                                    YEAR ENDED     ENDED SEPTEMBER 30,    YEAR ENDED       THROUGH
                                     MARCH 31,    --------------------   SEPTEMBER 30,   JANUARY 30,
                                       1997         1996         1997        1997           1998
                                    ----------    -------      -------   -------------  ------------
                                                      (UNAUDITED)
REVENUES..........................   $ 10,565     $ 5,735      $ 6,165     $ 10,995       $  3,735
COST OF SERVICES (including
  depreciation)...................      9,157       4,946        5,243        9,454          3,123
                                     --------     -------      -------     --------       --------
          Gross profit............      1,408         789          922        1,541            612
SELLING, GENERAL AND
  ADMINISTRATIVE EXPENSES.........      1,340         699          822        1,463            878
                                     --------     -------      -------     --------       --------
          Income (loss) from
            operations............         68          90          100           78           (266)
                                     --------     -------      -------     --------       ---------
OTHER INCOME (EXPENSE):
  Interest expense................        (56)        (19)         (42)         (79)           (34)
  Other...........................         25          13           11           23              8
                                     --------     -------      -------     --------       --------
          Other expense, net......        (31)         (6)         (31)         (56)           (26)
                                     --------     -------      -------     --------       --------
INCOME (LOSS) BEFORE PROVISION
(BENEFIT) FOR INCOME TAXES........         37          84           69           22           (292)
PROVISION (BENEFIT) FOR INCOME
TAXES.............................         23          28           26           21           (107)
                                     --------     -------      -------     --------       ---------
NET INCOME (LOSS).................   $     14     $    56      $    43     $      1       $   (185)
                                     ========     =======      =======     ========       =========

   The accompanying notes are an integral part of these financial statements.

                     SUMMIT ELECTRIC OF TEXAS, INCORPORATED

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)


                                                                                                                        PERIOD FROM
                                                                                   SIX MONTHS                            OCTOBER 1,
                                                                                      ENDED                                 1997
                                                             YEAR ENDED           SEPTEMBER 30,           YEAR ENDED      THROUGH
                                                              MARCH 31,       ----------------------     SEPTEMBER 30,   JANUARY 30,
                                                                1997           1996           1997           1997           1998
                                                               -------        -------        -------     -------------  ------------
                                                                                   (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss) ....................................       $    14        $    56        $    43        $     1        $  (185)
  Adjustments  to reconcile net income (loss) to net
    cash provided by (used in) operating
    activities --
    Depreciation and amortization.......................            72             38             41             75             34
    Provision for doubtful accounts ....................            --             --             10             10             --
    Changes in operating assets and
       liabilities --
       (Increase) decrease in --
         Accounts receivable ...........................           316            452           (284)          (420)           (90)
         Receivable from stockholder ...................            56             48            (66)           (58)          (203)
         Income tax receivable .........................            --             --             --             --            (95)
         Other receivables .............................            32             25             35             42              5
         Costs and estimated earnings in
           excess of billings on uncompleted
           contracts ...................................          (105)             1             61            (45)           (38)
         Prepaid expenses and other current
           assets ......................................           (23)           (16)            (1)            (8)            23
       Increase (decrease) in --
         Accounts payable and accrued
           expenses ....................................          (498)          (519)           520            541           (215)
         Billings in excess of costs and
           estimated earnings on uncompleted
           contracts ...................................            48            (52)          (253)          (153)           (75)
    Other, net .........................................             3              2             14             15             28
                                                               -------        -------        -------        -------        -------
         Net cash provided by (used in)
           operating activities ........................           (85)            35            120             --           (811)
                                                               -------        -------        -------        -------        -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Payments on notes receivable from related
    parties ............................................             3              1              2              4            268
  Additions to property and equipment ..................          (191)           (35)            --           (156)            (9)
                                                               -------        -------        -------        -------        -------
         Net cash provided by (used in)
           investing activities ........................          (188)           (34)             2           (152)           259
                                                               -------        -------        -------        -------        -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings of long-term debt and notes
    payable ............................................           238              3             (9)           226          1,654
  Payments of long-term debt ...........................           (19)            (8)           (13)           (24)        (1,212)
                                                               -------        -------        -------        -------        -------
         Net cash provided by (used in)
           financing activities ........................           219             (5)           (22)           202            442
                                                               -------        -------        -------        -------        -------
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS ..........................................           (54)            (4)           100             50           (110)
CASH AND CASH EQUIVALENTS, beginning of
  period ...............................................           111            111             57            107            157
                                                               -------        -------        -------        -------        -------
CASH AND CASH EQUIVALENTS, end of period ...............       $    57        $   107        $   157        $   157        $    47
                                                               =======        =======        =======        =======        =======
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION:
  Cash paid for --
    Interest ...........................................       $    56        $    19        $    42        $    79        $     2
    Income taxes .......................................       $    35        $    19        $     3        $    19        $    34


   The accompanying notes are an integral part of these financial statements.

                     SUMMIT ELECTRIC OF TEXAS, INCORPORATED

                       STATEMENTS OF STOCKHOLDER'S EQUITY
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)


                                      COMMON STOCK                           TOTAL
                                  ---------------------      RETAINED     STOCKHOLDER'S
                                  SHARES        AMOUNT       EARNINGS        EQUITY
                                  -------       -------      --------     -------------
BALANCE, March 31, 1996 .......     1,000       $     1       $   977        $   978
  Net income ..................        --            --            14             14
                                  -------       -------       -------        -------
BALANCE, March 31, 1997 .......     1,000             1           991            992
  Net income (unaudited) ......        --            --            43             43
                                  -------       -------       -------        -------
BALANCE, September 30, 1997....     1,000             1         1,034          1,035
  Net loss ....................        --            --          (185)          (185)
                                  -------       -------       -------        -------
BALANCE, January 30, 1998 .....     1,000       $     1       $   849        $   850
                                  =======       =======       =======        =======


   The accompanying notes are an integral part of these financial statements.

                     SUMMIT ELECTRIC OF TEXAS, INCORPORATED

                          NOTES TO FINANCIAL STATEMENTS

1. BUSINESS AND ORGANIZATION:

    Summit Electric of Texas, Incorporated (the Company), a Texas corporation, focuses on providing electrical system installation and repair services primarily for mid-sized to large commercial facilities. The Company performs the majority of its contract work under fixed price contracts, with contract duration generally ranging from two to eight months. The Company performs the majority of its work primarily in Houston, Texas.

    On a limited basis, the Company provides auto repair and restoration services to its sole stockholder (the Stockholder) and third parties. The revenues and cost of services related to such activities have not been removed from the Company's results of operations for the year ended March 31, 1997 and September 30, 1997, as such amounts are not material.

    On January 30, 1998, concurrent with the closing of the initial public offerings in the United States and Canada and outside the United States and Canada (the Offerings) of additional common stock by Integrated Electrical Services, Inc. (IES), the Company was acquired by IES. All outstanding shares of the Company's common stock were exchanged for cash and shares of IES common stock. In addition, the key executives of the Company entered into employment agreements with the Company and IES which have an initial term of five years, and generally restrict the disclosure of confidential information as well as restrict competition with the Company and IES for a period of two years following termination of employment. The Company has changed from a March to a September fiscal year.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Interim Financial Information

    The interim financial statements for the six months ended September 30, 1996 and 1997, are unaudited and have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of the Company's management, the unaudited interim financial statements contain all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation. The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

    The financial statements for the period from October 1, 1997 through January 30, 1998 are presented for purposes of complying with certain reporting requirements of the Securities and Exchange Commission's Staff Accounting bulletin No. 80 and are not necessarily indicative of the results to be expected for the entire year.

Cash and Cash Equivalents

    The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Supplemental Cash Flow Information

     During the period from October 1, 1997 through January 30, 1998, the Company's stockholder contributed approximately $268,000 in property and equipment in exchange for payment of the stockholder's receivable to the Company.

Property and Equipment

    Property and equipment are stated at cost, and depreciation is computed using an accelerated method over the estimated useful lives of the assets. Leasehold improvements are capitalized and amortized over the lesser of the life of the lease or the estimated useful life of the asset. Depreciation expense was $72,101, $75,358 and $34,000 for the years ended March 31, 1997 and September 30, 1997 and for the period from October 1, 1997 through January 30, 1998, respectively.

    Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments, which extend the useful lives of existing equipment, are capitalized and depreciated. Upon retirement or disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the statements of operations.

Revenue Recognition

    The Company recognizes revenue when services are performed except when work is being performed under a construction contract. Revenues from construction contracts are recognized on the percentage-of-completion method measured by the percentage of costs incurred to date to total estimated costs for each contract. Such contracts generally provide that the customers accept completion of progress to date and compensate the Company for services rendered measured in terms of hours expensed or some other measure of progress. Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs and depreciation costs. Provisions for the total estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, estimated profitability and final contract settlements may result in revisions to costs and income, and their effects are recognized in the period in which the revisions are determined. An amount equal to contract costs attributable to claims is included in revenues when realization is probable and the amount can be reliably estimated.

    The balances billed but not paid by customers pursuant to retainage provisions in construction contracts will be due upon completion of the contracts and acceptance by the customer. Based on the Company's experience with similar contracts in recent years, the retention balance at each balance sheet date will be collected within the subsequent fiscal year.

    The current asset, "Costs and estimated earnings in excess of billings on uncompleted contracts," represents revenues recognized in excess of amounts billed. The current liability, "Billings in excess of costs and estimated earnings on uncompleted contracts," represents billings in excess of revenues recognized.

Warranty Costs

    For certain contracts, the Company warrants labor for the first year after installation of new electrical systems. The Company generally warrants labor for 30 days after servicing of existing electrical systems. A reserve for warranty costs is recorded based upon the historical level of warranty claims and management's estimate of future costs.

Accounts Receivable and Provision for Doubtful Accounts

    The Company provides an allowance for doubtful accounts based upon the specific identification of accounts receivable where collection is no longer probable.

Income Taxes

    The Company follows the asset and liability method of accounting for income taxes in accordance with Statement of Financial Accounting Standards (SFAS) No.
109. Under this method, deferred assets and liabilities are recorded for future tax consequences of temporary differences between the financial reporting and tax bases of assets and liabilities and are measured using enacted tax rates and laws.

Use of Estimates

    The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions by management in determining the reported amounts of assets and liabilities and disclosures of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Reference is made to the "Revenue Recognition" section of this footnote and Note 11 for discussion of significant estimates reflected in the Company's financial statements.

New Accounting Pronouncement

    Effective April 1, 1996, the Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." Accordingly, in the event that facts and circumstances indicate that property and equipment or other assets may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset are compared to the asset's carrying amount to determine if an impairment of such property is necessary. The effect of any impairment would be to expense the difference between the fair value of such property and its carrying value. Adoption of this standard did not have a material effect on the financial position or results of operations of the Company.

3. PROPERTY AND EQUIPMENT:

    Property and equipment consists of the following (in thousands):

                                                    ESTIMATED
                                                  USEFUL LIVES   MARCH 31,  SEPTEMBER 30,
                                                    IN YEARS       1997          1997
                                                  ------------  ----------  -------------
Transportation equipment ....................           5         $ 450        $ 447
Machinery and equipment .....................           7            11           11
Computer and telephone equipment ............           5            84           84
Leasehold improvements ......................        31.5            52           52
Furniture and fixtures ......................           7            43           43
                                                                  -----        -----
                                                                    640          637
Less -- Accumulated depreciation
 and amortization ...........................                      (417)        (457)
                                                                  -----        -----
          Property and equipment, net .......                     $ 223        $ 180
                                                                  =====        =====

4. DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS:

    Activity in the Company's allowance for doubtful accounts receivable consists of the following (in thousands):

                                                            MARCH 31,  SEPTEMBER 30,
                                                              1997         1997
                                                            ---------  -------------
Balance at beginning of period ...........................    $112         $112
Additions to costs and expenses ..........................      --           10
Deductions for uncollectible receivables
  written off and recoveries .............................      --           --
                                                              ----         ----
Balance at end of period .................................    $112         $122
                                                              ====         ====

    Accounts payable and accrued expenses consist of the following (in thousands):

                                                      MARCH 31,        SEPTEMBER 30,
                                                        1997               1997
                                                      ---------        -------------
Accounts payable, trade ..................             $  696             $1,175
Other accrued expenses ...................                278                319
                                                       ------             ------
                                                       $  974             $1,494
                                                       ======             ======

    Electrical system installation contracts in progress are as follows (in thousands):

                                                                 MARCH 31,    SEPTEMBER 30,
                                                                   1997           1997
                                                                 ---------    -------------
Costs incurred on contracts in progress ...................       $ 6,482        $ 6,373
Estimated earnings, net of losses .........................         2,122          1,818
                                                                  -------        -------
                                                                    8,604          8,191
Less -- Billings to date ..................................        (8,801)        (8,195)
                                                                  -------        -------
                                                                  $  (197)       $    (4)
                                                                  =======        =======
Costs and estimated earnings in excess of billings on
  uncompleted contracts ...................................       $   239        $   178
  Less-- Billings in excess of costs and estimated
     earnings on uncompleted contracts ....................          (436)          (182)
                                                                  -------        -------
          Net liability ...................................       $  (197)       $    (4)
                                                                  =======        =======

5. LONG-TERM DEBT:

    Long-term debt consists of the following (in thousands):

                                                                           MARCH 31,  SEPTEMBER 30,
                                                                             1997         1997
                                                                           ---------  -------------
Note payable to bank bearing interest at 9.15%,
  payable in monthly installments of principal and interest of
  $2,612 through October 2001, secured by transportation
  equipment ..........................................................       $ 117        $ 106
Note payable to a financing company bearing interest
  at 7.9%, payable in monthly installments of principal and
  interest of $557 through January 1999, secured by transportation
  equipment ..........................................................          11            9
                                                                             -----        -----
                                                                               128          115
Less -- Current portion ..............................................         (27)         (27)
                                                                             -----        -----
  Long-term debt .....................................................       $ 101        $  88
                                                                             =====        =====

    The maturities of long-term debt are as follows (in thousands):

                 YEAR ENDED        MARCH 31,  SEPTEMBER 30,
                 ----------        ---------  -------------
                 1998...........     $  27       $  27
                 1999...........        29          28
                 2000...........        26          27
                 2001...........        28          28
                 2002...........        18           5
                                     -----       -----
                                     $ 128       $ 115
                                     =====       =====

    The Company has a $1,000,000 line of credit with a bank. The line of credit expired September 30, 1997, and bears interest at 1 percent above the prime lending rate. The weighted average interest rate under this line of credit was
9.25 percent for fiscal 1997. The line of credit is secured by contracts receivable, equipment, furniture and fixtures, and the personal guarantee of the Stockholder. Outstanding borrowings under this line of credit at March 31, 1997, total $788,142.

    On September 30, 1997, the Company negotiated an amendment to its existing bank line of credit (the Amended Line of Credit). The Amended Line of Credit has a $1,500,000 borrowing base and is due October 3, 1998. The Amended Line of Credit bears interest at 1 percent above the prime lending rate. Outstanding borrowings under this line of credit at September 30, 1997, total $779,458.

    The bank line of credit requires the Company to maintain certain net worth and profitability covenants. At March 31, 1997 and September 30, 1997, the Company was in compliance with its line-of-credit covenants, as amended.

6. LEASES:

    The Company leases a facility from a company which is owned by the Company's stockholder. The lease expires on November 30, 1998. The rent paid under this related-party lease was approximately $96,000 for each of the years ended March 31, 1997 and September 30, 1997 and $32,000 for the period from October 1, 1997 through January 30, 1998. The Company also leases two facilities from third parties. The rent paid under these leases were approximately $7,144, $15,051 and $13,308 for the years ended March 31, 1997 and September 30, 1997 and for the period from October 1, 1997 through January 30, 1998, respectively.

    Future minimum lease payments under these noncancelable operating leases are as follows (in thousands):

                                                     YEAR ENDED
                                              -------------------------
                                              MARCH 31,   SEPTEMBER 30,
                                                1997          1997
                                              ---------   -------------
1998........................................    $  99        $  99
1999........................................       66           26
2000........................................        1           --
                                                   --           --
Thereafter..................................    -----        -----
                                                $ 166        $ 125
                                                =====        =====

7. INCOME TAXES:

    Federal income taxes are as follows (in thousands):

                                                                      PERIOD FROM
                                                                       OCTOBER 1,
                                            YEAR ENDED                    1997
                                     ---------------------------         THROUGH
                                     MARCH 31,     SEPTEMBER 30,       JANUARY 30,
                                       1997            1997               1998
                                     ---------     -------------      ------------
Current--
  Federal ..........................   $  17            $  19             $ (95)
  State ............................       6                2               (12)
                                       -----            -----             -----
                                       $  23            $  21             $(107)
                                       =====            =====             =====

    Actual income tax expense (benefit) differs from income tax expense (benefit) computed by applying the blended U.S. federal and state statutory corporate rate of 28 percent to income before provision for income taxes as follows (in thousands):

                                                                                             PERIOD FROM
                                                                                              OCTOBER 1,
                                                                         YEAR ENDED              1997
                                                                   ------------------------     THROUGH
                                                                   MARCH 31,  SEPTEMBER 30,   JANUARY 30,
                                                                     1997         1997           1998
                                                                   ---------  -------------  ------------
Provision at the statutory rate ..............................       $  10        $   6          $(103)
Increase resulting from--
  Permanent differences, primarily meals and entertainment ...           9           14              5
  State income tax, net of benefit for federal deduction .....           4            1             (9)
                                                                     -----        -----          -----
                                                                     $  23        $  21          $(107)
                                                                     =====        =====          =====

    Deferred income tax provisions result from temporary differences in the recognition of income and expenses for financial reporting purposes and for tax purposes. The tax effects of these temporary differences, representing deferred tax assets and liabilities result principally from the following (in thousands):

                                                           MARCH 31,   SEPTEMBER 30,
                                                             1997          1997
                                                           ---------   -------------
Allowance for doubtful accounts ....................         $ 40          $ 40
Warranty and contract allowances ...................           29            29
Bases difference on property and equipment .........          (15)          (29)
                                                             ----          ----

          Deferred tax assets ......................         $ 54          $ 40
                                                             ====          ====

    The net deferred tax assets and liabilities are comprised of the following (in thousands):

                                                       MARCH 31,      SEPTEMBER 30,
                                                         1997             1997
                                                       ---------      -------------
Deferred tax assets --
  Current ....................................            $ 69             $ 69
  Long-term ..................................              --               --
                                                          ----             ----
          Deferred tax assets ................              69               69
                                                          ----             ----

Deferred tax liabilities--
  Current ....................................              (4)             (18)
  Long-term ..................................             (11)             (11)
                                                          ----             ----
          Deferred tax liability .............             (15)             (29)
                                                          ----             ----

Net deferred tax assets ......................            $ 54             $ 40
                                                          ====             ====

8. RELATED-PARTY TRANSACTIONS:

    Notes receivable from related parties consist of the following (in thousands):

                                                                  MARCH 31,   SEPTEMBER 30,
                                                                    1997          1997
                                                                  ---------   -------------
Note  receivable  from  the  Stockholder,  bearing  an
  interest rate of 7.07%, requiring monthly payments of
  interest, maturing November 1998 ...........................       $250          $250
Note  receivable  from the spouse of the  Stockholder,
  bearing an interest rate of 8%, requiring monthly
  installments of principal and interest of $480,
  maturing April 2001 ........................................         20            18
                                                                     ----          ----
                                                                     $270          $268
                                                                     ====          ====

     The receivable of $268,000 was subsequently repaid through a donation of property and equipment from the Stockholder.

     The Company provides auto repair and restoration services to the Stockholder. The Stockholder reimbursed the Company $81,161, $122,979 and $27,958 for such services for the years ended March 31, 1997 and September 30, 1997 and for the period from October 1, 1997 through January 30, 1998, respectively.

9. EMPLOYEE BENEFIT PLAN:

    The Company adopted a 401(k) savings and investment plan approved by the Internal Revenue Service effective January 1, 1996, covering all eligible Company employees. Contributions may be made to the plan by an employee at a percentage of salary but cannot exceed the maximum allowed by the Internal Revenue Code and may be matched by a discretionary Company contribution.

    The Company's contributions to the plan for the years ended March 31, 1997 and September 30, 1997 and for the period from October 1, 1997 through January 30, 1998, totaled $24,747, $24,660 and $8,751, respectively.

10.  FINANCIAL INSTRUMENTS:

    The Company's financial instruments consist of cash and cash equivalents, accounts receivable, notes receivable, accounts payable, and short and long-term debt. The Company believes that the carrying values of these instruments on the accompanying balance sheets approximate their fair values.

11. COMMITMENTS AND CONTINGENCIES:

Litigation

    The Company is involved in disputes or legal actions arising in the ordinary course of business. Management does not believe the outcome of such legal actions will have a material adverse effect on the Company's financial position or results of operations.

Insurance

    The Company carries a broad range of insurance coverage, including business auto liability, general liability, workers' compensation and an umbrella policy. The Company has not incurred significant uninsured losses on any of these items.

12. MAJOR CUSTOMERS AND RISK CONCENTRATION:

    For the years ended March 31, 1997 and September 30, 1997, revenues from no one individual customer exceeded 10 percent of total revenues.

    In addition, the Company grants credit, generally without collateral, to its customers, which are primarily general contractors located in Houston, Texas. Consequently, the Company is subject to potential credit risk related to changes in business and economic factors within Houston, Texas. However, management believes that its contract acceptance, billing and collection policies are adequate to minimize the potential credit risk.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Thurman & O'Connell Corporation:

    We have audited the accompanying balance sheets of Thurman & O'Connell Corporation, a Kentucky corporation, as of December 31, 1995 and 1996 and September 30, 1997, and the related statements of operations, cash flows and stockholders' equity for the years then ended and for the period from October 1, 1997 through January 30, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Thurman & O'Connell Corporation as of December 31, 1995 and 1996 and September 30, 1997, and the results of its operations and its cash flows for the years then ended and for the period from October 1, 1997 through January 30, 1998, in conformity with generally accepted accounting principles.

                                                       ARTHUR ANDERSEN LLP

Houston, Texas
September 11, 1998

                         THURMAN & O'CONNELL CORPORATION

                                 BALANCE SHEETS
                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)



                                                 ASSETS

                                                                          DECEMBER 31,
                                                                       -----------------  SEPTEMBER 30,
                                                                        1995       1996       1997
                                                                       ------     ------  -------------
CURRENT ASSETS:
  Cash and cash equivalents ......................................     $  860     $1,488     $1,160
  Accounts receivable --
     Trade, net of allowance of $37, $10 and $17, respectively ...      1,078        315        538
     Retainage ...................................................        348         78        124
     Other receivables ...........................................         12         17          9
  Inventories ....................................................      1,072        273        213
  Costs and estimated earnings in excess of
     billings on uncompleted contracts ...........................         --         22         52
  Prepaid expenses and other current assets ......................          4         13         15
                                                                       ------     ------     ------
          Total current assets ...................................      3,374      2,206      2,111
PROPERTY AND EQUIPMENT, net ......................................        342        306        301
                                                                       ------     ------     ------
          Total assets ...........................................     $3,716     $2,512     $2,412
                                                                       ======     ======     ======

                                  LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Current maturities of long-term debt ...........................     $   13     $    6     $    7
  Accounts payable and accrued expenses ..........................        663        242        262
  Dividends payable to stockholders ..............................        160        200         --
  Billings in excess of costs and estimated
     earnings on uncompleted contracts ...........................      1,652        479        361
                                                                       ------     ------     ------
          Total current liabilities ..............................      2,488        927        630
                                                                       ------     ------     ------
LONG-TERM DEBT, net of current maturities ........................         96         93         88
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
  Common stock, no par value, 2,000 shares
     authorized, 200 shares issued and
     outstanding .................................................        300        300        300
  Retained earnings ..............................................        832      1,192      1,394
                                                                       ------     ------     ------
          Total stockholders' equity .............................      1,132      1,492      1,694
                                                                       ------     ------     ------
          Total liabilities and stockholders'
            equity ...............................................     $3,716     $2,512     $2,412
                                                                       ======     ======     ======

   The accompanying notes are an integral part of these financial statements.

                         THURMAN & O'CONNELL CORPORATION

                            STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                                                                                 PERIOD FROM
                                                                                NINE MONTHS                       OCTOBER 1,
                                                      YEAR ENDED                  ENDED                             1997
                                                     DECEMBER 31,              SEPTEMBER 30,       YEAR ENDED     THROUGH
                                                 --------------------      --------------------   SEPTEMBER 30,  JANUARY 30,
                                                  1995         1996         1996         1997         1997          1998
                                                 -------      -------      -------      -------   -------------  -----------
                                                                               (UNAUDITED)
REVENUES ......................................  $ 4,729      $ 4,551      $ 3,741      $ 3,239      $ 4,049       $ 1,342
COST OF SERVICES ..............................    3,309        3,059        2,531        1,653        2,181           721
                                                 -------      -------      -------      -------      -------       -------
         Gross profit .........................    1,420        1,492        1,210        1,586        1,868           621
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES...      512          503          397          397          503           182
                                                 -------      -------      -------      -------      -------       -------
         Income from operations ...............      908          989          813        1,189        1,365           439
                                                 -------      -------      -------      -------      -------       -------
OTHER INCOME (EXPENSE):
  Interest expense ............................      (13)          (8)          (6)          (4)          (6)           (3)
  Other .......................................       36           65           46           51           70           111
                                                 -------      -------      -------      -------      -------       -------
         Other income, net ....................       23           57           40           47           64           108
                                                 -------      -------      -------      -------      -------       -------
INCOME BEFORE INCOME TAX EXPENSE ..............      931        1,046          853        1,236        1,429           547
INCOME TAX EXPENSE ............................       19           36           24           34           46            11
                                                 -------      -------      -------      -------      -------       -------
NET INCOME ....................................  $   912      $ 1,010      $   829      $ 1,202      $ 1,383       $   536
                                                 =======      =======      =======      =======      =======       =======

   The accompanying notes are an integral part of these financial statements.

                         THURMAN & O'CONNELL CORPORATION

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                                                        PERIOD FROM
                                                                                                                         OCTOBER 1,
                                                                                                                            1997
                                                               YEAR ENDED              NINE MONTHS                        THROUGH
                                                               DECEMBER 31,        ENDED SEPTEMBER 30,    YEAR ENDED     JANUARY 30,
                                                           -------------------     --------------------  SEPTEMBER 30,   -----------
                                                             1995        1996        1996        1997        1997           1998
                                                           -------     -------     -------     -------   ------------    -----------
                                                                                       (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income ...........................................   $   912     $ 1,010     $   829     $ 1,202     $ 1,383        $   536
  Adjustments to reconcile net income to
    net cash provided by operating activities --
    Depreciation and amortization ......................        53          49          37          39          51             26
    Provision to (reduction in) allowance
      for doubtful accounts ............................        13          10         (19)          7          36              3
    Loss (gain) on sale of property and equipment ......        (1)         --          --          (1)         (1)           (96)
    Changes in operating assets and liabilities --
      (Increase) decrease in --
      Receivables ......................................      (506)      1,018         756        (268)         (6)          (140)
      Inventories ......................................      (405)        799         678          60         181            (37)
      Costs and estimated earnings in
         excess of billings on uncompleted contracts ...        68         (22)        (24)        (30)        (28)            12
      Prepaid expenses and other current contracts .....        25          (9)         (2)         (2)         (9)            (3)
    Increase (decrease) in --
      Accounts payable and accrued expenses ............        (1)       (421)       (236)         20        (165)            18
      Billings in excess of costs and
         estimated earnings on uncompleted contracts ...       916      (1,173)       (785)       (118)       (506)           (71)
                                                           -------     -------     -------     -------     -------        -------
         Net cash provided by operating activities .....     1,074       1,261       1,234         909         936            248
                                                           -------     -------     -------     -------     -------        -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sale of property and
    equipment ..........................................         1          --          --          23          23            290
  Additions of property and equipment ..................       (42)        (13)         (7)        (56)        (62)            (6)
                                                           -------     -------     -------     -------     -------        -------
         Net cash provided by (used in) investing
           activities ..................................       (41)        (13)         (7)        (33)        (39)           284
                                                           -------     -------     -------     -------     -------        -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings of long-term debt .........................        --         103          --          --         103            604
  Payments of long-term debt ...........................       (63)       (113)         (7)         (4)       (110)            (2)
  Distributions to stockholders ........................      (620)       (610)       (610)     (1,200)     (1,200)        (1,894)
                                                           -------     -------     -------     -------     -------        -------
         Net cash used in financing
           activities ..................................      (683)       (620)       (617)     (1,204)     (1,207)        (1,292)
                                                           -------     -------     -------     -------     -------        -------
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS ..........................................       350         628         610        (328)       (310)          (760)
CASH AND CASH EQUIVALENTS, beginning of
  period ...............................................       510         860         860       1,488       1,470          1,160
                                                           -------     -------     -------     -------     -------        -------
CASH AND CASH EQUIVALENTS, end of
  period ...............................................   $   860     $ 1,488     $ 1,470     $ 1,160     $ 1,160        $   400
                                                           =======     =======     =======     =======     =======        =======
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION:
    Cash paid for --
      Interest .........................................   $    10     $     8     $     5     $     4     $     7        $     2
      Taxes ............................................   $     6     $    26     $    23     $    47     $    50        $    18

   The accompanying notes are an integral part of these financial statements.

                         THURMAN & O'CONNELL CORPORATION

                       STATEMENTS OF STOCKHOLDERS' EQUITY
                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)

                                                 COMMON STOCK                     TOTAL
                                               ------------------    RETAINED  STOCKHOLDERS'
                                               SHARES     AMOUNT     EARNINGS    EQUITY
                                               -------    -------    --------  -------------
BALANCE, December 31, 1994 .............           200    $   300    $   580     $   880
  Distributions to stockholders ........            --         --       (660)       (660)
  Net income ...........................            --         --        912         912
                                               -------    -------    -------     -------
BALANCE, December 31, 1995 .............           200        300        832       1,132
  Distributions to stockholders ........            --         --       (650)       (650)
  Net income ...........................            --         --      1,010       1,010
                                               -------    -------    -------     -------
BALANCE, December 31, 1996 .............           200        300      1,192       1,492
  Distributions to stockholders
    (unaudited).........................            --         --     (1,000)     (1,000)
  Net income (unaudited)................            --         --      1,202       1,202
                                               -------    -------    -------     -------
BALANCE, September 30, 1997 ............           200        300      1,394       1,694
  Distribution to stockholders .........            --         --     (1,894)     (1,894)
  Net Income ...........................            --         --        536         536
                                               -------    -------    -------     -------
BALANCE, January 30, 1998 ..............           200    $   300    $    36     $   336
                                               =======    =======    =======     =======

   The accompanying notes are an integral part of these financial statements.

                         THURMAN & O'CONNELL CORPORATION

                          NOTES TO FINANCIAL STATEMENTS

1. BUSINESS AND ORGANIZATION:

    Thurman & O'Connell Corporation (the Company), a Kentucky corporation, focuses on providing electrical system installation and repair services primarily to large commercial facilities. The Company performs the majority of its contract work under fixed price contracts, with contract terms generally ranging from 12 to 24 months. The Company performs the majority of its work in Kentucky.

    On January 30, 1998, concurrent with the closing of the initial public offerings in the United States and Canada and outside the United States and Canada (the Offerings) of additional common stock by Integrated Electrical Services, Inc. (IES), the Company was acquired by IES. All outstanding shares of the Company's common stock were exchanged for cash and shares of IES common stock. In addition, the key executives of the Company entered into employment agreements with the Company and IES which have an initial term of five years, and generally restrict the disclosure of confidential information as well as restrict competition with the Company and IES for a period of two years following termination of employment. The Company has changed from a calendar to a September fiscal year.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Interim Financial Information

    The interim financial statements for the nine months ended September 30, 1997 and 1996, are unaudited and have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of the Company's management, the unaudited interim financial statements contain all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation. The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

    The financial statements for the period from October 1, 1997 through January 30, 1998 are presented for purposes of complying with certain reporting requirements of the Securities and Exchange Commission's Staff Accounting Bulletin No. 80 and are not necessarily indicative of the results to be expected for the entire year.

Cash and Cash Equivalents

    The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. The Company maintains its principal cash balances in one financial institution. The balances are insured by the Federal Deposit Insurance Corporation up to $100,000.

Inventories

    Inventories consist of parts and supplies held for use in the ordinary course of business and are stated at the lower of cost or market using the first-in, first-out (FIFO) method.


Property and Equipment

    Property and equipment are stated at cost, and depreciation is computed using the straight-line method over the estimated useful lives of the assets. Depreciation expense was approximately $53,000, $49,000 and $51,000 and $26,000 for the years ended December 31, 1995 and 1996 and September 30, 1997 and for the period from October 1, 1997 through January 30, 1998, respectively.

    Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments, which extend the useful lives of existing equipment, are capitalized and depreciated. Upon retirement or disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the statements of operations.

Revenue Recognition

    The Company recognizes revenue when services are performed except when work is being performed under a construction contract. Revenues from construction contracts are recognized on the percentage-of-completion method measured by the percentage of costs incurred to date to total estimated costs for each contract. Such contracts generally provide that the customers accept completion of progress to date and compensate the Company for services rendered measured in terms of hours expensed or some other measure of progress. Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs and depreciation costs. Provisions for the total estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, estimated profitability and final contract settlements may result in revisions to costs and income and their effects are recognized in the period in which the revisions are determined.

    The balances billed but not paid by customers pursuant to retainage provisions in construction contracts will be due upon completion of the contracts and acceptance by the customer. Based on the Company's experience with similar contracts in recent years, the retention balance at each balance sheet date will be collected within the subsequent fiscal year.

    The current asset, "Costs and estimated earnings in excess of billings on uncompleted contracts," represents revenues recognized in excess of amounts billed. The current liability, "Billings in excess of costs and estimated earnings on uncompleted contracts," represents billings in excess of revenues recognized.

Warranty Costs

    For certain contracts, the Company warrants labor for the first year after installation of new electrical systems. The Company generally warrants labor for 30 days after servicing of existing electrical systems.

Income Taxes

    The stockholders of the Company have elected S Corporation status as defined by the Internal Revenue Code, whereby the Company itself is not subject to taxation for federal purposes. Under S Corporation status, the stockholders report their share of the Company's taxable earnings or losses in their personal tax returns. The provision for income taxes in the accompanying financial statements relates to income and other taxes incurred by the Company in those localities that do not permit the Company to report its net income with that of its stockholders (S Corporation treatment). The Company intends to terminate its S Corporation status concurrently with the effective date of the Offerings (as defined in Note 1).

Use of Estimates

    The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions by management in determining the reported amounts of assets and liabilities, disclosures of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Reference is made to the "Revenue Recognition" section of this footnote for discussion of significant estimates reflected in the Company's financial statements.


New Accounting Pronouncement

    Effective January 1, 1996, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." Accordingly, in the event that facts and circumstances indicate that property and equipment or other assets may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset are compared to the asset's carrying amount to determine if an impairment of such property is necessary. The effect of any impairment would be to expense the difference between the fair value of such property and its carrying value. Adoption of this standard did not have a material effect on the financial position or results of operations of the Company.

3. PROPERTY AND EQUIPMENT:

    Property and equipment, at cost, consists of the following (in thousands):

                                             ESTIMATED             DECEMBER 31,
                                            USEFUL LIVES    -------------------------   SEPTEMBER 30,
                                              IN YEARS         1995           1996           1997
                                            ------------    ----------     ----------   -------------
Land ....................................            --     $       25     $       25     $       25
Building ................................            30            206            206            206
Machinery and equipment .................             7             39             39             42
Transportation equipment ................             5            239            241            257
Computer and telephone equipment ........             7             19             24             26
Furniture and fixtures ..................             7             20             23             21
                                                            ----------     ----------     ----------
                                                                   548            558            577
Less -- Accumulated depreciation and
  amortization ..........................                         (206)          (252)          (276)
                                                            ----------     ----------     ----------
                                                            $      342     $      306     $      301
                                                            ==========     ==========     ==========


4. DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS:

    Activity in the Company's allowance for doubtful accounts receivable consists of the following (in thousands):

                                                    DECEMBER 31,
                                               -------------------       SEPTEMBER 30,
                                                1995         1996            1997
                                               ------       ------       -------------
Balance at beginning of period ...........     $   24       $   37        $       18
Additions to costs and expenses ..........         13           10                36
Deductions for uncollectible receivables
  written off and recoveries .............         --          (37)              (37)
                                               ------       ------        ----------
Balance at end of period .................     $   37       $   10        $       17
                                               ======       ======        ==========

    Accounts payable and accrued expenses consist of the following (in thousands):

                                            DECEMBER 31,
                                        -------------------      SEPTEMBER 30,
                                         1995         1996           1997
                                        ------       ------      -------------
Accounts payable, trade ...........     $  516       $  130       $      150
Accrued compensation and benefits..         50           60               64
Accrued cost overruns .............         78           21               20
Accrued warranty costs ............         10           10               10
Other accrued expenses ............          9           21               18
                                        ------       ------       ----------
                                        $  663       $  242       $      262
                                        ======       ======       ==========

    Electrical system installation contracts in progress are as follows (in thousands):

                                                                   DECEMBER 31,
                                                             -----------------------     SEPTEMBER 30,
                                                               1995           1996           1997
                                                              -------        -------     -------------
Costs incurred on contracts in progress ...............       $ 2,159        $   623        $ 1,844
Estimated earnings, net of losses .....................           721            229          1,466
                                                              -------        -------        -------
                                                                2,880            852          3,310
Less -- Billings to date ...............................       (4,532)        (1,309)        (3,619)
                                                              -------        -------        -------
                                                              $(1,652)       $  (457)       $  (309)
                                                              =======        =======        =======
Costs and estimated earnings in excess of billings
  on uncompleted contracts ............................       $    --        $    22        $    52
  Less -- Billings in excess of costs and
     estimated earnings on uncompleted contracts ......        (1,652)          (479)          (361)
                                                              -------        -------        -------
                                                              $(1,652)       $  (457)       $  (309)
                                                              =======        =======        =======

5. LONG-TERM DEBT:

    During 1996, the Company refinanced the note payable to a bank which was in place at December 31, 1995, with a variable rate note payable. The note is payable in monthly principal and interest payments of $1,051 through October 2004, at which time any unpaid principal and interest is due. The note is collateralized by a cash account at the bank, and the Company has agreed not to pay dividends in excess of the Company's net income for any fiscal year. Interest is based upon a variable rate of 1% above the rate being offered on the sweep account (6% as of December 31, 1996 and September 30, 1997).

    At December 31, 1995, the Company had a note payable to a bank which required monthly principal payments of $1,051 plus interest at the prime rate (8.25% at December 31, 1995) through July 2008. Under the agreement, the Company agreed not to pay dividends in excess of the Company's net income for the year. The note was collateralized by the Company's land and building.



    The approximate aggregate maturities of long-term debt as of September 30, 1997, are as follows (in thousands):

                YEAR ENDING DECEMBER 31 --
               ---------------------------
               1997 ...................................       $ 2
               1998 ...................................         7
               1999 ...................................         8
               2000 ...................................         8
               2001 ...................................         9
               Thereafter .............................        61
                                                              ---
                                                              $95
                                                              ===

    The Company has a $1,000,000 line of credit with a bank. The line of credit expires in April 1998 and bears interest at the prime lending rate. All receivables are pledged as collateral under the agreement, and the Company has agreed not to pay dividends in excess of net income for the year and to maintain its deposit accounts with the bank. There were no borrowings under this agreement at December 31, 1996 or September 30, 1997. In 1995, the Company had a $500,000 unsecured line of credit at prime with a bank, which expired in April 1996. There were no borrowings under this agreement during 1995 or 1996.

6. RELATED-PARTY TRANSACTIONS:

    The Company earned revenue for electrical contracting services from companies owned by a stockholder of approximately $47,000, $40,000, $25,000 and $82,000 for the years ended December 31, 1995 and 1996, and September 30, 1997, respectively and the period from October 1, 1997 through January 30, 1998, with approximately $1,000, $2,000, $4,000 and $41,000 of the revenue being recorded as receivables at the respective balance sheet dates. In addition, the Company had a receivable from another stockholder in the amount of approximately $1,000, $2,000 and $5,000 as of December 31, 1995 and 1996 and September 30, 1997,
respectively, related to travel expense advances.

7. EMPLOYEE BENEFIT PLAN:

    During 1995, the Company adopted a defined contribution 401(k) savings plan covering employees meeting certain minimum service and age requirements, as defined. The plan provides for discretionary contributions on the part of the Company. For the years ended December 31, 1995 and 1996 and September 30, 1997, the Company elected to match 100% of the first 2 percent contributed by each employee. The contributions paid by the Company totaled approximately $9,000, $12,000, $8,000 and $2,000 for the years ended December 31, 1995 and 1996 and September 30, 1997 and for the period from October 1, 1997 through January 30, 1998, respectively.

8. FINANCIAL INSTRUMENTS:

    The Company's financial instruments consist of cash and cash equivalents, accounts receivable, accounts payable, a line of credit, and long-term debt. The Company believes that the carrying value of these instruments on the accompanying balance sheets approximates their fair value.

9. STOCKHOLDERS' AGREEMENT:

    The Company has a right of first refusal on any stock voluntarily offered for sale by a stockholder subject to certain terms and conditions. The redemption price shall be as determined by the stockholders on an annual basis or by formula which is contained in the agreement if a value has not been established by the stockholders. Such redemption price is payable in not more than 10 equal quarterly installments with interest at the prime rate. As of September 30, 1997 and December 31, 1996, the redemption price was determined to be $5.141 per share.

    Upon the death of any stockholder, the Company shall redeem the stock held by such stockholder provided that the redemption is requested in writing by the personal representative of the deceased stockholder within two months of the appointment of such representative or the Company elects to redeem such stock within the same two-month period. The redemption price pursuant to this paragraph is the same as described above. Such redemption price may be paid in full at the closing or in installments, the down payment being the greater of one-fifth of redemption price or any life insurance proceeds received by the Company resulting from the death of the stockholder with the balance payable in quarterly installments over not more than five years with interest at the prime rate. Coverage under the key-man term life insurance purchased by the Company totaled $1,000,000 as of December 31, 1995 and 1996 and September 30, 1997.

10. DIVIDENDS:

    As long as the election made by the stockholders to report the operations of the Company on their individual federal and state income tax returns remains in effect, the board of directors of the Company is required to declare a dividend, subsequent to the close of the Company's tax year and prior to the date when payment of individual income taxes is required, to provide the stockholders sufficient cash to pay any applicable individual income taxes resulting from the inclusion of the Company's taxable income on their individual income tax returns. In addition, at the discretion of the Company's board of directors, an additional minimum dividend shall be authorized which, when combined with the dividend required to meet the tax obligations of the shareholders, shall equal not less than 50 percent of the net pretax income of the Company.

11. COMMITMENTS AND CONTINGENCIES:

Litigation

    The Company is not currently involved in any significant disputes or legal actions, however, such actions could arise in the ordinary course of business.

Insurance

    The Company carries a broad range of insurance coverage, including business auto liability, general liability and an umbrella policy. The Company has not incurred significant uninsured losses on any of these items.

12. MAJOR CUSTOMERS AND RISK CONCENTRATION:

    The Company had sales of approximately 25, 18, 12, 12 and 11 percent of total sales to five major customers during 1995, sales of approximately 48, 11 and 10 percent of total sales to three major customers during 1996, sales of approximately 26, 12 and 12 percent of total sales to three major customers during the year ended September 30, 1997 and sales of approximately 47 and 14 percent of total sales to two major customers during the period from October 1, 1997 through January 30, 1998.

    In addition, the Company grants credit, generally without collateral, to its customers, which are general contractors in the commercial and industrial construction markets in Kentucky. Consequently, the Company is subject to potential credit risk related to changes in business and economic factors within the commercial and industrial construction markets in this state. However, management believes that its contract acceptance, billing and collection policies are adequate to minimize the potential credit risk.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Rodgers Electric Company, Inc.:

    We have audited the accompanying balance sheet of Rodgers Electric Company, Inc., a Washington corporation, as of September 30, 1997, and the related statement of operations, cash flows and stockholders' equity for the year then ended and for the period from October 1, 1997 through January 30, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Rodgers Electric Company, Inc. as of September 30, 1997, and the results of its operations and its cash flows for the year then ended and for the period from October 1, 1997 through January 30, 1998, in conformity with generally accepted accounting principles.

                                                       ARTHUR ANDERSEN LLP

Houston, Texas
September 11, 1998

                         RODGERS ELECTRIC COMPANY, INC.

                                 BALANCE SHEETS
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                     ASSETS

                                                                          SEPTEMBER 30,
                                                                              1997
                                                                          -------------
CURRENT ASSETS:
  Cash and cash equivalents ..........................................       $  818
  Accounts receivable --
     Trade, net of allowance of $15 ..................................          571
     Retainage .......................................................           37
     Other receivables ...............................................            5
     Costs and estimated earnings in excess of billings on
      uncompleted contracts ..........................................           20
  Deferred tax asset .................................................           39
  Prepaid expenses and other current assets ..........................           29
                                                                             ------
          Total current assets .......................................        1,519
PROPERTY AND EQUIPMENT, net ..........................................          393
OTHER ASSETS .........................................................          175
                                                                             ------
          Total assets ...............................................       $2,087
                                                                             ======
                       LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Short-term debt, including current maturities of long-term
     debt ............................................................       $   36
  Accounts payable and accrued expenses ..............................          488
  Billings in excess of costs and estimated earnings on uncompleted
     contracts .......................................................          109
  Other liabilities ..................................................          213
                                                                             ------
          Total current liabilities ..................................          846
                                                                             ------
LONG-TERM DEBT, net of current maturities ............................           58
DEFERRED TAX LIABILITY ...............................................           75
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
  Common stock, $100 par value, 500 shares authorized, 150 shares
     issued and outstanding ..........................................           15
  Retained earnings ..................................................        1,093
                                                                             ------
          Total stockholders' equity .................................        1,108
                                                                             ------
          Total liabilities and stockholders' equity .................       $2,087
                                                                             ======

   The accompanying notes are an integral part of these financial statements.

                         RODGERS ELECTRIC COMPANY, INC.

                            STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                                            PERIOD FROM
                                                                             OCTOBER 1,
                                                                               1997
                                                             YEAR ENDED       THROUGH
                                                            SEPTEMBER 30,   JANUARY 30,
                                                                1997           1998
                                                            -------------   -----------
REVENUES ..............................................       $ 3,325        $ 1,600
COST OF SERVICES (including depreciation) .............         1,621            967
                                                              -------        -------
          Gross profit ................................         1,704            633
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES ..........         1,238            431
                                                              -------        -------
          Income from operations ......................           466            202
                                                              -------        -------
OTHER INCOME (EXPENSE):
  Interest expense ....................................            (7)            (1)
  Other ...............................................            36              7
                                                              -------        -------
          Other income, net ...........................            29              6
                                                              -------        -------
INCOME BEFORE PROVISION FOR INCOME TAXES ..............           495            208
PROVISION FOR INCOME TAXES ............................           178             73
                                                              -------        -------
NET INCOME ............................................       $   317        $   135
                                                              =======        =======

   The accompanying notes are an integral part of these financial statements.

                         RODGERS ELECTRIC COMPANY, INC.

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                          PERIOD FROM
                                                                                           OCTOBER 1,
                                                                                              1997
                                                                      YEAR ENDED            THROUGH
                                                                     SEPTEMBER 30,        JANUARY 30,
                                                                         1997                 1998
                                                                     ------------         -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income ...............................................          $      317           $      135
  Adjustments to reconcile net income to net cash provided
     by operating activities --
     Depreciation and amortization .........................                  47                   18
     Distribution of property and equipment ................                  --                   94
     Provision for doubtful accounts .......................                  11                   10
     Changes in operating assets and liabilities --
       (Increase) decrease in --
          Accounts receivable ..............................                (275)                (429)
          Costs and estimated earnings in excess of billings
            on uncompleted contracts .......................                 (20)                  16
          Deferred taxes, net ..............................                 (34)                   8
          Other ............................................                  14                    4
       Increase (decrease) in --
          Accounts payable and accrued expenses ............                 355                 (262)
          Income taxes payable .............................                  --                 (113)
          Other liabilities ................................                 211                   --
          Billings in excess of costs and estimated earnings
            on uncompleted contracts .......................                 109                  (74)
                                                                      ----------           ----------
          Net cash provided by (used in) operating
            activities .....................................                 735                 (593)
                                                                      ----------           ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Payments on notes receivable from related parties ........                   2                   --
  Additions to property and equipment ......................                (170)                  (7)
  Proceeds from disposal of property and equipment .........                  --                   54
                                                                      ----------           ----------
          Net cash provided by (used in) investing
            activities .....................................                (168)                  47
                                                                      ----------           ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings of long-term debt and notes payable ...........                  70                   10
  Payments of long-term debt ...............................                 (23)                 (30)
                                                                      ----------           ----------
          Net cash provided by (used in) financing
            activities .....................................                  47                  (20)
                                                                      ----------           ----------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS .......                 614                 (566)
CASH AND CASH EQUIVALENTS, beginning of period .............                 204                  818
                                                                      ----------           ----------
CASH AND CASH EQUIVALENTS, end of period ...................          $      818           $      252
                                                                      ==========           ==========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid for --
     Interest ..............................................          $        7           $        2
     Income taxes ..........................................          $      180           $      176
                                                                      ==========           ==========

   The accompanying notes are an integral part of these financial statements.

                         RODGERS ELECTRIC COMPANY, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                       COMMON STOCK                            TOTAL
                                -------------------------      RETAINED     STOCKHOLDERS'
                                  SHARES         AMOUNT        EARNINGS        EQUITY
                                ----------     ----------     ----------    -------------
BALANCE, September 30, 1996 ..        150     $       15     $      776     $      791
  Net income .................         --             --            317            317
                                ----------     ----------     ----------     ----------
BALANCE, September 30, 1997 ..         150             15          1,093          1,108
  Net income .................          --             --            135            135
                                ----------     ----------     ----------     ----------
BALANCE, JANUARY 30, 1998 ....         150     $       15     $    1,228     $    1,243
                                ==========     ==========     ==========     ==========

   The accompanying notes are an integral part of these financial statements.

                         RODGERS ELECTRIC COMPANY, INC.

                          NOTES TO FINANCIAL STATEMENTS

1. BUSINESS AND ORGANIZATION:

Principles of Presentation

    Rodgers Electric Company, Inc. is a Washington corporation. The Company provides electrical contracting services to commercial and industrial customers in Western Washington. Most of the Company's revenue is from partnering with customers and providing engineering services for design-build projects on a time and material basis with a guaranteed not-to-exceed price.

    On January 30, 1998, concurrent with the closing of the initial public offerings in the United States and Canada and outside the United States and Canada (the Offerings) of additional common stock by Integrated Electrical Services, Inc. (IES), the Company was acquired by IES. All outstanding shares of the Company's common stock were exchanged for cash and shares of IES common stock. In addition, the key executives of the Company entered into employment agreements with the Company and IES which have an initial term of five years, and generally restrict the disclosure of confidential information as well as restrict competition with the Company and IES for a period of two years following termination of employment. The Company has changed from a calendar to a September fiscal year.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Interim Financial Information

    The financial statements for the period from October 1, 1997 through January 30, 1998 are presented for purposes of complying with certain reporting requirements of the Securities and Exchange Commission's Staff Accounting Bulletin No. 80 and are not necessarily indicative of the results to be expected for the entire year.

Cash and Cash Equivalents

    The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Property and Equipment

    Property and equipment are stated at cost, and depreciation is computed using a straight-line method over the estimated useful lives of the assets. Leasehold improvements are capitalized and amortized over the lesser of the life of the lease or the estimated useful life of the asset. Depreciation expense was approximately $47,000 and $18,000 for the year ended September 30, 1997 and for the period from October 1, 1997 through January 30, 1998, respectively.

    Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments, which extend the useful lives of existing equipment, are capitalized and depreciated. Upon retirement or disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the statements of operations.

Revenue Recognition

    The Company recognizes revenue when services are performed except when work is being performed under a construction contract. Revenues from construction contracts are recognized on the percentage-of-completion method measured by the percentage of costs incurred to date to total estimated costs for each contract. Such contracts generally provide that the customers accept completion of progress to date and compensate the Company for services rendered measured in terms of hours expensed or some other measure of progress. Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs and depreciation costs. Provisions for the total estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, estimated profitability and final contract settlements may result in revisions to costs and income, and their effects are recognized in the period in which the revisions are determined. An amount equal to contract costs attributable to claims is included in revenues when realization is probable and the amount can be reliably estimated.

    The balances billed but not paid by customers pursuant to retainage provisions in construction contracts will be due upon completion of the contracts and acceptance by the customer. Based on the Company's experience with similar contracts in recent years, the retention balance at each balance sheet date will be collected within the subsequent fiscal year.

    The current asset, "Costs and estimated earnings in excess of billings on uncompleted contracts," represents revenues recognized in excess of amounts billed. The current liability, "Billings in excess of costs and estimated earnings on uncompleted contracts," represents billings in excess of revenues recognized.

Warranty Costs

    For certain contracts, the Company warrants labor for the first year after installation of new electrical systems. The Company generally warrants labor for 30 days after servicing of existing electrical systems. A reserve for warranty costs is recorded based upon the historical level of warranty claims and management's estimate of future costs.

Accounts Receivable and Provision for Doubtful Accounts

    The Company provides an allowance for doubtful accounts based upon the specific identification of accounts receivable where collection is no longer probable.

Income Taxes

    The Company follows the asset and liability method of accounting for income taxes in accordance with Statement of Financial Accounting Standards (SFAS) No.
109. Under this method, deferred assets and liabilities are recorded for future tax consequences of temporary differences between the financial reporting and tax bases of assets and liabilities and are measured using enacted tax rates and laws.

Use of Estimates

    The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions by management in determining the reported amounts of assets and liabilities and disclosures of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Reference is made to the "Revenue Recognition" section of this footnote and Note 11 for discussion of significant estimates reflected in the Company's financial statements.

New Accounting Pronouncement

    Effective April 1, 1996, the Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." Accordingly, in the event that facts and circumstances indicate that property and equipment or other assets may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset are compared to the asset's carrying amount to determine if an impairment of such property is necessary. The effect of any impairment would be to expense the difference between the fair value of such property and its carrying value. Adoption of this standard did not have a material effect on the financial position or results of operations of the Company.

3. PROPERTY AND EQUIPMENT:

    Property and equipment consists of the following (in thousands):

                                                                 ESTIMATED
                                                                USEFUL LIVES      SEPTEMBER 30,
                                                                 IN YEARS             1997
                                                                ------------      -------------
Transportation equipment ...................................        10               $ 434
Machinery and equipment ....................................        10                  53
Leasehold improvements .....................................     10-25                  33
Furniture and fixtures .....................................        10                  96
                                                                                     -----
                                                                                       616
Less -- Accumulated depreciation and amortization ..........                          (223)
                                                                                     -----
          Property and equipment, net ......................                         $ 393
                                                                                     =====

4. DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS:

    Accounts payable and accrued expenses consist of the following (in thousands):

                                                           SEPTEMBER 30,
                                                               1997
                                                           -------------
             Accounts payable, trade .....................     $106
             Payroll, profit sharing and related items ...      363
             Other accrued expenses ......................       19
                                                               ----
                                                               $488
                                                               ====


    Contracts in progress (in thousands):

                                                                                         SEPTEMBER 30,
                                                                                             1997
                                                                                         -------------
Costs incurred on contracts in progress ..............................................    $      321
Estimated earnings, net of losses ....................................................           472
                                                                                          ----------
                                                                                                 793
Less-Billings to date ................................................................          (882)
                                                                                          ----------
                                                                                          $      (89)
                                                                                          ==========
Costs and estimated earnings in excess of billings on
  uncompleted contracts ..............................................................    $       20
  Less-Billings in excess of costs and estimated earnings on uncompleted contracts ...          (109)
                                                                                          ----------
          Net liability ..............................................................    $      (89)
                                                                                          ==========

5. LONG-TERM DEBT:

    Long-term debt consists of the following (in thousands):

                                                                           SEPTEMBER 30,
                                                                               1997
                                                                           -------------
Notes payable to financing companies with interest rates ranging from
  3.9% to 9.75%, payable in monthly installments of principal and
  interest through March 2002, secured by transportation equipment ....             94
Less -- Current portion ...............................................            (36)
                                                                            ----------
  Long-term debt ......................................................     $       58
                                                                            ==========

    The maturities of long-term debt are as follows (in thousands):

                                                    YEAR ENDED
                                                   SEPTEMBER 30,
                                                       1997
                                                   -------------
                 1998 .........................     $       36
                 1999 .........................             27
                 2000 .........................             18
                 2001 .........................             10
                 2002 .........................              3
                                                    ----------
                                                    $       94
                                                    ==========

6. RELATED PARTY TRANSACTIONS:

    The Company is located in a building owned by the sole stockholder which is leased to the Company with monthly lease payments of $2,200 per month.

7. INCOME TAXES:

    Federal income taxes are $178,000 and $73,000 for the fiscal year ended September 30, 1997 and for the period from October 1, 1997 through January 30, 1998, respectively.

    Actual income tax expense differs from income tax expense computed by applying the U.S. federal statutory corporate rate of 35 percent to income before provision for income taxes as follows (in thousands):

                                                                                PERIOD FROM
                                                                                 OCTOBER 1,
                                                                                   1997
                                                                 YEAR ENDED       THROUGH
                                                                SEPTEMBER 30,   JANUARY 30,
                                                                    1997           1998
                                                                 ----------     -----------
Provision at the statutory rate ............................     $      173     $       72
Increase resulting from--
  Permanent differences, mainly meals and entertainment ....              5              1
                                                                 ----------     ----------
                                                                 $      178     $       73
                                                                 ==========     ==========

    Deferred income tax provisions result from temporary differences in the recognition of income and expenses for financial reporting purposes and for tax purposes. The tax effects of these temporary differences, representing deferred tax assets result principally from the following (in thousands):

                                                      SEPTEMBER 30,
                                                          1997
                                                      -------------
Allowance for doubtful accounts and other ........     $       39
Bases difference on property and equipment .......            (75)
                                                       ----------
          Net deferred tax liabilities ...........     $      (36)
                                                       ==========

9. EMPLOYEE BENEFIT PLAN:

    The Company has a profit sharing plan which covers substantially all qualified employees. The profit sharing contribution is made at the discretion of the Directors. Benefits payable under the profit sharing plan are limited to contributions made and earnings therein. Company contributions for the year ended September 30, 1997 and for the period from October 1, 1997 through January 30, 1998 were $192,000 and $105,000, respectively.

10.  FINANCIAL INSTRUMENTS:

    The Company's financial instruments consist of cash and cash equivalents, accounts receivable, accounts payable, and short and long-term debt. The Company believes that the carrying values of these instruments on the accompanying balance sheets approximate their fair values.

11. COMMITMENTS AND CONTINGENCIES:

Litigation

    The Company is periodically involved in disputes or legal actions arising in the ordinary course of business. Management does not believe the outcome of such legal actions will have a material adverse effect on the Company's financial position or results of operations.

Insurance

    The Company carries a broad range of insurance coverage, including business auto liability, general liability and an umbrella policy.

12. MAJOR CUSTOMERS AND RISK CONCENTRATION:

    The Company had sales greater than 10% of total sales to three major customers comprising approximately 25%, 22% and 13% of sales during the year ended September 30, 1997 and total sales to four major customers comprising approximately 34%, 15%, 15% and 10% of sales during the period from October 1, 1997 through January 30, 1998.

    In addition, the Company grants credit, generally without collateral, to its customers, which are primarily commercial and industrial companies located in the North Puget Sound area of Western Washington. Consequently, the Company is subject to potential credit risk related to changes in business and economic factors in that area, including cyclical changes in the aerospace industry. However, management believes that its contract acceptance, billing and collection policies are adequate to minimize the potential credit risk.

                          INDEPENDENT AUDITORS' REPORT



Mr. Mark Henderson, President
Mark Henderson, Inc.
Decatur, Georgia

We have audited the consolidated balance sheets of Mark Henderson, Inc., a Georgia corporation, and Subsidiaries as of September 30, 1997 and February 28, 1997 and the related consolidated statements of income, retained earnings, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Mark Henderson, Inc. and Subsidiaries as of September 30, 1997 and February 28, 1997, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

As discussed in Note 13 to the financial statements, the Company has made a change in reporting entity. The financial statements include the accounts of Holland Electrical Systems, Inc. a 45%-owned subsidiary.



                                  Bradshaw, Pope & Franklin, LLP


Norcross, Georgia
December 19, 1997

                      MARK HENDERSON, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                                 (In Thousands)


                                                              ASSETS

                                                                          February 28, 1997   September 30, 1997   June 30, 1998
                                                                          -----------------   ------------------   --------------
                                                                                                                    (Unaudited)
CURRENT ASSETS
    Cash and cash equivalents                                              $        4,081       $          215     $           --
    Accounts receivable                                                             8,587               10,068             11,438
    Retainage receivable                                                            2,022                3,069              3,545
    Costs and estimated earnings in excess of billings                              1,157                2,596                136
    Prepaid expenses                                                                   53                    7                543
    Other receivables                                                                  17                   21                 11
                                                                           --------------       --------------     --------------
TOTAL CURRENT ASSETS                                                               15,917               15,976             15,673

PROPERTY AND EQUIPMENT
    Office equipment and furniture                                                    156                  185                 80
    Automobiles and trucks                                                            655                  601                876
    Equipment                                                                         114                  175                235
    Leasehold improvements                                                             77                  155                177
                                                                           --------------       --------------     --------------
                                                                                    1,002                1,116              1,368
    Less accumulated depreciation                                                     545                  573                665
                                                                           --------------       --------------     --------------
NET PROPERTY AND EQUIPMENT                                                            457                  543                703
                                                                           --------------       --------------     --------------

TOTAL ASSETS                                                               $       16,374       $       16,519     $       16,376
                                                                           ==============       ==============     ==============

                                               LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
    Notes Payable and Current Maturities of LT Debt                        $          340       $          236     $          946
    Accounts payable                                                                3,791                4,531              3,615
    Accrued expenses                                                                1,170                  638              1,027
    Billings in excess of costs and estimated earnings                              3,350                2,102              2,709
    Income taxes payable                                                            1,810                   73                139
    Deferred income taxes                                                              46                   58                  6
                                                                           --------------       --------------     --------------

TOTAL CURRENT LIABILITIES                                                          10,507                7,638              8,442
                                                                           --------------       --------------     --------------

LONG-TERM DEBT                                                                        144                  117              1,320
                                                                           --------------       --------------     --------------

MINORITY INTEREST                                                                     196                  258                258

STOCKHOLDERS' EQUITY
    Common stock                                                                        1                    1                  1
    Additional paid in capital                                                         58                   58                 58
    Retained earnings                                                               5,468                8,447              6,297
                                                                           --------------       --------------     --------------
TOTAL STOCKHOLDERS' EQUITY                                                          5,527                8,506              6,356
                                                                           --------------       --------------     --------------

TOTAL LIABILITIES
STOCKHOLDERS' EQUITY                                                       $       16,374       $       16,519     $       16,376
                                                                           ==============       ==============     ==============

        The accompanying notes are an integral part of these statements.

                              MARK HENDERSON, INC.
                                AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
                                 (In Thousands)

                                           Year ended        Year ended    Seven months ended      Nine months        Nine months
                                          February 28,     September 30,     September 30,           ended              ended
                                              1997              1997             1997            June 30, 1997      June 30, 1998
                                        ---------------    -------------   ------------------    -------------      -------------
                                                            (Unaudited)                           (Unaudited)        (Unaudited)
CONTRACT REVENUES EARNED                 $       44,369    $      55,541    $       36,502      $       37,984      $       47,985

COST OF REVENUES EARNED                          37,903           46,938            31,677              32,939              42,669
                                         --------------    -------------    --------------      --------------      --------------

GROSS PROFIT                                      6,466            8,603             4,825               5,045               5,316

GENERAL AND ADMINISTRATIVE EXPENSE                2,230            3,267             1,272               2,485               2,216
                                         --------------    -------------    --------------      --------------      --------------

INCOME FROM OPERATIONS                            4,236            5,336             3,553               2,560               3,100
                                         --------------    -------------    --------------      --------------      --------------

OTHER INCOME (EXPENSES)
    Interest income                                 129              165                89                 151                  35
    Gain (loss) on sale of property
    and equipment                                     5               13                 9                   6                  (5)
    Interest expense                                (41)             (52)              (34)                (30)                (36)
    Contributions                                   (32)              --                (8)                 --                  20
    Other                                          (437)            (423)             (230)               (441)                 --
                                         --------------    -------------    --------------      --------------      --------------

TOTAL OTHER INCOME (EXPENSES)                      (376)            (297)             (174)               (314)                 14
                                         --------------    -------------    --------------      --------------      --------------

NET INCOME BEFORE INCOME TAXES                    3,860            5,039             3,379               2,246               3,114

PROVISION FOR INCOME TAXES                        1,484              853                51                 777                 546
                                         --------------    -------------    --------------      --------------      --------------

INCOME BEFORE MINORITY INTEREST                   2,376            4,186             3,328               1,469               2,568

MINORITY INTEREST                                    73              (62)              (62)                  0                   0
                                         --------------    -------------    --------------      --------------      --------------

NET INCOME                               $        2,449    $       4,124    $        3,266      $        1,469      $        2,568
                                         ==============    =============    ==============      ==============      ==============



The accompanying notes are an integral part of these statements.

                              MARK HENDERSON, INC.
                                AND SUBSIDIARIES
                  CONSOLIDATED STATEMENTS OF RETAINED EARNINGS
                                 (In Thousands)


                                 Twelve months    Seven months      Nine months
                                     ended            ended            ended
                               February 28, 1997 September 30, 1997 June 30, 1998
                               ----------------- ------------------ -------------
                                                                     (Unaudited)
RETAINED EARNINGS -
    Beginning of the year         $      3,019     $      5,468     $      8,447

ADD:
    Net income                           2,449            3,266            2,568

LESS:
    Shareholder distributions              -0-              287           (4,718)
                                  ------------     ------------     ------------

RETAINED EARNINGS -
    End of the year               $      5,468     $      8,447     $      6,297
                                  ============     ============     ============



        The accompanying notes are an integral part of these statements.

                              MARK HENDERSON, INC.
                                AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In Thousands)


                                               Year ended      Year ended        Seven months        Nine months      Nine months
                                              February 28,    September 30,          ended              ended            ended
                                                  1997            1997        September 30, 1997    June 30, 1997    June 30, 1998
                                              ------------    ------------    ------------------    --------------   --------------
                                                               (Unaudited)                            (Unaudited)      (Unaudited)
CASH FLOWS FROM OPERATING
    ACTIVITIES:
Net income                                    $    2,449      $    4,124          $    3,266          $    1,469        $    2,568
Adjustments to reconcile net income to
    net cash provided by operating
activities:
Depreciation                                         190             168                  89                  84               134
(Gain) loss on sale of property and
equipment                                             (5)            (13)                 (9)                 (6)                5
Minority interest                                    (73)             62                  61                  --                --
(Increase) decrease in:
Accounts receivable                               (1,624)         (3,683)             (1,513)               (266)           (1,370)
Retainage receivable                                (210)         (1,543)             (1,011)             (1,149)             (476)
Earnings in excess of billings                      (177)         (1,608)             (1,439)                708             2,460
Prepaid expenses                                      (6)              3                  46                 (95)             (536)
Other receivables                                     51             449                  (8)                (38)               10
Increase (decrease) in:
Accounts payable                                    (225)          2,652                 778               1,394              (916)
Accrued expenses                                     403             177                (539)                361               389
Billings in excess of earnings                     1,576          (2,293)             (1,247)             (2,994)              607
Income taxes payable                               1,521            (686)             (1,729)               (610)               66
Deferred income taxes                               (696)           (681)                 12                (661)              (52)
                                              ----------      ----------          ----------          ----------        ----------
NET CASH PROVIDED (USED) BY OPERATING
ACTIVITIES                                         3,174          (2,872)             (3,243)             (1,802)            2,889
                                              ----------      ----------          ----------          ----------        ----------


CASH FLOWS FROM INVESTING ACTIVITIES:
Cash inflows:
Sales of property and equipment                       29              20                  42                  10                --
Cash outflows:
Investment in Spectrol, Inc.                         (85)             --                  --                  --                --
Purchases of property and equipment                 (150)           (254)               (135)                (52)             (299)
                                              ----------      ----------          ----------          ----------        ----------
NET CASH (USED) BY INVESTING
    ACTIVITIES                                      (206)           (234)                (93)                (42)             (299)
                                              ----------      ----------          ----------          ----------        ----------



        The accompanying notes are an integral part of these statements.

                              MARK HENDERSON, INC.
                                AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                    CONTINUED
                                 (In Thousands)


                                                                          Seven months        Nine months    Nine months
                                         Year ended       Year ended         ended               ended          ended
                                         February 28,    September 30,    September 30,         June 30,       June 30,
                                            1997             1997             1997               1997           1998
                                        -------------    ------------     -------------      ------------   ------------
                                                         (Unaudited)                         (Unaudited)    (Unaudited)

CASH FLOWS FROM FINANCING ACTIVITIES:
    Cash inflows:
        Proceeds from loans                     244             --                --               --          1,913
    Cash outflows:
        Loans to related company                 --             --               (38)              --             --
        Payments on shareholder loans           (90)            --                --               --             --
        Principle payments on debt             (288)          (157)             (204)            (288)            --
        Shareholder distributions                --           (287)             (288)             (88)        (4,718)
                                          ---------      ---------         ---------        ---------      ---------
NET CASH PROVIDED (USED) BY
    FINANCING ACTIVITIES                       (134)          (444)             (530)            (376)        (2,805)
                                          ---------      ---------         ---------        ---------      ---------

NET INCREASE (DECREASE) IN CASH
    AND CASH EQUIVALENTS                      2,834         (3,550)           (3,866)          (2,220)          (215)

CASH AND CASH EQUIVALENTS AT
    BEGINNING OF YEAR                         1,247          3,765             4,081            3,765            215
                                          ---------      ---------         ---------        ---------      ---------

CASH AND CASH EQUIVALENTS AT END OF
YEAR                                      $   4,081      $     215         $     215        $   1,545      $       0
                                          =========      =========         =========        =========      =========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW
INFORMATION
    Cash paid during the year for:
        Interest                          $      41      $      52         $      18        $      30      $      36
        Income taxes                      $     700      $   1,764         $   1,764        $   1,438      $     184

        Additional property and
        equipment acquired through        $      28      $      73         $      73        $      --      $      --
        financing
        Purchase of subsidiary net of
        cash received (Note 4)            $      85      $      --         $      --        $      --      $      --



        The accompanying notes are an integral part of these statements.

                              MARK HENDERSON, INC.
                                AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                    SEPTEMBER 30, 1997 AND FEBRUARY 28, 1997


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of business

Mark Henderson, Inc. and Subsidiaries are electrical contractors, performing contracts for commercial construction projects in the Southeast.

Principles of consolidation

The consolidated financial statements include the accounts of Mark Henderson, Inc. for the short year beginning March 1, 1997 and ending September 30, 1997 and year ended February 28, 1997; its 75%-owned subsidiary, Spectrol, Inc. for the short year beginning May 1, 1997 and ending September 30, 1997 and six months ended April 30, 1997; and its 45%-owned subsidiary, Holland Electrical Systems, Inc for the seven months beginning March 1, 1997 and ending September 30, 1997 and year ending February 28, 1997. All material intercompany transactions have been eliminated.

Effective March 1, 1997, Mark Henderson, Inc. and its 75%-owned subsidiary Spectrol, Inc. have changed their fiscal year to end September 30 for both financial and tax reporting purposes. Holland Electrical Systems, Inc. retained its February 28 year end.

In June, 1998, the Company and its stockholders entered into a definitive agreement with Integrate Electrical Services, Inc. (IES), pursuant to which all outstanding shares of the Company's common stock was exchanged for cash and shares of IES common stock. In addition, the key executives of the Company entered into employment agreements with the Company and IES which have initial term of two-five years, and generally restrict the disclosure of confidential information as well as restrict competition with the Company and IES for a period of two years following termination of employment.

The interim financial statements for the nine months ended June 30, 1998 and 1997, and the year ended September 30, 1997, are unaudited and have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of the Company's management, the unaudited interim financial statements contain all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation. The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

Revenue recognition

Mark Henderson, Inc. and Subsidiaries record revenue from contracts on the percentage of completion method which recognizes revenue as work on a contract progresses. The revenue recognized is that percentage of the estimated total revenue that incurred costs to date bear to total estimated costs, after giving effect to Company estimates of costs to complete based upon the most recent information. Because of the inherent uncertainties in estimating costs, it is at least reasonably possible that the estimates used will change within the near future.

The application of this method results in "costs and estimated earnings in excess of billings" (current asset) with respect to certain contracts and "billings in excess of costs and estimated earnings" (current liability) with respect to other contracts.

Cost of revenues earned includes all direct material, labor, and subcontract costs and those indirect costs related to contract performance, such as indirect labor, insurance, and depreciation.

The Company considers accounts receivable to be fully collectible; accordingly, no allowance for doubtful amounts is required. If amounts become uncollectible, they will be charged to operations when that determination is made.

Property and equipment

Property and equipment are stated at cost. Depreciation is computed using accelerated and straight-line depreciation methods over estimated service lives for financial reporting purposes. Principal service lives are:

         Office equipment and furniture          3 - 7 years
         Automobiles and trucks                  5 - 7 years
         Equipment                                   5 years
         Leasehold improvements                   31.5 years

                              MARK HENDERSON, INC.
                                AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                    CONTINUED
                    SEPTEMBER 30, 1997 AND FEBRUARY 28, 1997


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Property and equipment (continued)

Expenditures for major renewals and betterments which extend the useful lives of property and equipment are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred.

Cash and cash equivalents

For purposes of the statements of cash flows, the Company considers all investments purchased with a maturity of three months or less to be cash equivalents.

Use of estimates

Generally accepted accounting principles require management to estimate some amounts reported in the financial statements; actual amounts could differ.

Compensated absences

Employees are entitled to paid vacations depending on job classification, length of service, and other factors. The amount of compensation for future absences cannot be reasonably estimated, and, accordingly, no liability has been recorded in the accompanying financial statements.

Income taxes

Mark Henderson, Inc., with the consent of its shareholders, has elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code effective March 1, 1997. Under those provisions, the Company does not pay income taxes on their proportionate share of the Company's taxable income.

Spectrol, Inc. and Holland Electrical Systems, Inc. are taxable corporations, and the financial statements include a provision for taxes on their earnings and losses.

Holland Electrical Systems, Inc. reports income on long-term contracts on the basis of the "completed contract" method of accounting for income tax purposes while the aforementioned "percentage of completion" method of accounting is used for financial reporting. Under the "completed contract" method, billings and costs are accumulated during the period of construction, but no profits are recognized until completion and acceptance of the work. The current liability of deferred income taxes results from the deferral of gross profit on uncompleted contracts. Deferred income taxes are reduced by the alternative minimum tax that will be allowed as a credit in future years.

Spectrol, Inc. and Holland Electrical Systems, Inc. also incur deferred income taxes as a result of timing differences between the recognition of depreciation for income tax reporting and financial reporting. Accelerated depreciation is used for tax reporting, and straight-line depreciation is primarily used for financial statement reporting.

                              MARK HENDERSON, INC.
                                AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                    CONTINUED
                    SEPTEMBER 30, 1997 AND FEBRUARY 28, 1997


NOTE 2 - COSTS AND ESTIMATED EARNINGS ON UNCOMPLETED CONTRACTS (in thousands):

                                                     February 28, 1997   September 30,1997
                                                     -----------------   -----------------
Total contracts                                        $       68,792     $       91,911
                                                       --------------     --------------

Estimated costs -
    Costs to date                                              24,027             43,806
    Costs to complete                                          35,455             35,685
                                                       --------------     --------------
Total estimated costs                                          59,482             79,491
                                                       --------------     --------------

Estimated gross profit                                 $        9,310     $       12,420
                                                       ==============     ==============

Amount billed to date                                  $       30,335     $       50,117

Costs and estimated earnings in excess of billings              1,157              2,596

Billings in excess of costs and estimated earnings              3,350              2,102
                                                       --------------     --------------
Contract revenues earned                                       28,142             50,611

Costs to date                                                  24,027             43,806
                                                       --------------     --------------

Gross profit earned                                    $        4,115     $        6,805
                                                       --------------     --------------


NOTE 3 - LONG-TERM DEBT

Long-term debt is summarized below: (in thousands)

                                                                                February 28, 1997   September 30,1997
                                                                                -----------------   -----------------
    Line of credit with Wachovia Bank of Georgia, interest
    at prime plus 0.25%, payable on demand, $2,000 unused at
    September 30, 1997 and February 28, 1997                                    $            -0-     $            -0-

    Line of credit with Wachovia Bank, interest at prime plus
    1.0% adjusted daily. Secured by all assets of the Company,
    $146 unused at September 30, 1997                                                        200                  104

    Various notes payable to bank and finance companies,
    interest ranging from 2.9% to 11.9%, principle and
    interest due monthly of $17, maturing through
    February 2001, secured by vehicles and equipment                                         283                  249
                                                                                ----------------     ----------------
                                                                                             483                  353
Less current portion                                                                         340                  236
                                                                                ----------------     ----------------
Long term debt                                                                  $            143     $            117
                                                                                ================     ================

                              MARK HENDERSON, INC.
                                AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                    CONTINUED
                    SEPTEMBER 30, 1997 AND FEBRUARY 28, 1997


NOTE 3 - LONG-TERM DEBT (continued)

Scheduled minimum maturities of the current and long-term debt at September 30, 1997, are as follows (in thousands):

                    1998        $  236
                    1999            74
                    2000            33
                    2001             8
                    2002             2
                                ------
                                $  353
                                ======

NOTE 4 - INVESTMENT IN SUBSIDIARIES

On October 21, 1996 Mark Henderson, Inc. purchased 300 shares of the outstanding common stock of Spectrol, Inc. for $100,000. The purchase method was used to account for the acquisition. The purchase price was allocated as follows (in thousands):

    Cash                                                             $  15
    Accounts receivable                                                659
    Earnings in excess of billings                                      30
    Employee receivables                                                 3
    Property and equipment                                              --
    Deferred credit                                                     (3)
    Accounts payable                                                  (302)
    Accrued liabilities                                                (25)
    Billings in excess of earnings                                      (4)
    Deferred taxes                                                      (2)
    Notes payable                                                     (222)
    Minority interest                                                  (49)
                                                                     -----

                                                                     $ 100
                                                                     =====

The accompanying financial statements for February 28, 1997 include operations for Spectrol, Inc. for the six months ended April 30, 1997. Because the two companies have different fiscal years, some intercompany transactions were not eliminated in the consolidation. In the intervening period, Spectrol, Inc. had $376,367 in billings to Mark Henderson, Inc. of which $247,538 is included in accounts receivable at their fiscal year end.

Mark Henderson, Inc. acquired 45% of Holland Electrical Systems, Inc. in August, 1994. Holland Electrical Systems, Inc. is engaged in substantially the same business as Mark Henderson, Inc.

NOTE 5 - RELATED PARTY TRANSACTIONS

Mark Henderson, Inc. leases its business premises at 5322 Snapfinger Park Drive from stockholders on a month-to-month basis for $3,273 per month. Rent expense under the lease for the short year ended September 30, 1997 was $22,911 and for the year ended February 28, 1997 was $39,276. Mark Henderson, Inc. is a guarantor on the mortgage for this property. The rent increased to $6,475 per month starting October 1, 1997.

                              MARK HENDERSON, INC.
                                AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                    CONTINUED
                    SEPTEMBER 30, 1997 AND FEBRUARY 28, 1997


NOTE 5 - RELATED PARTY TRANSACTIONS (continued)

Holland Electrical Systems, Inc. leases its office facilities from Mike Holland, who owns 21% of its common stock. Total lease expense for the period ended September 30, 1997 was $10,850 and for the year ended February 28, 1997 was $18,550.
The lease is currently on a month to month basis.

NOTE 6 - RETIREMENT PLAN

Mark Henderson, Inc. and Holland Electric Systems, Inc. sponsor 401(K) profit sharing plans for all eligible employees who have completed one year of service and attained the age of 21. Under the plan, employees may elect to defer a percentage of their compensation each year subject to Internal Revenue Service limits. The Company may make discretionary matching contributions equal to a percentage of the amount of salary reductions elected. The Company may also make a discretionary contribution equal to a percentage of eligible employees' compensation.

The Company contribution to the plans for the period ended September 30, 1997 was $230,397, and for the year ended February 28, 1997 was $449,502.

NOTE 7 - INCOME TAXES

Mark Henderson, Inc. with the consent of its shareholder, has elected under the Internal Revenue Code to be an S-corporation effective beginning March 1, 1997. In lieu of corporation income taxes, the shareholders of an S corporation are taxed on their proportionate share of the Company's taxable income. Spectrol, Inc. and Holland Electrical Systems, Inc. will continue to be taxed as C-corporations.

The components of the provision for income taxes are as follows (in thousands):

                                           February 28, 1997  September 30, 1997
                                           -----------------  ------------------
Current income tax                            $      2,180      $         39
Deferred income tax                                   (696)               12
                                              ------------      ------------
    Total                                     $      1,484      $         51
                                              ============      ============

The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards No. 109. (SFAS 109) is based on the assumption that tax laws and financial accounting standards differ in their recognition and measurement of assets, liabilities, equity, revenues, expenses, gains, and losses. Therefore, differences arise between the amount of taxable income and pretax financial income for a year, and the tax bases of assets or liabilities differ from the amounts reported in financial statements. Since Holland Electrical Systems, Inc. uses the completed contract method of accounting for income tax purposes, the primary temporary differences between tax and financial statements is the unrecognized profit on jobs in progress.

NOTE 8 - DEPRECIATION

The Company recognized $89,417 in depreciation of its property and equipment during the period ended September 30, 1997 and $190,265 during the year ended February 28, 1997.

                              MARK HENDERSON, INC.
                                AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                    CONTINUED
                    SEPTEMBER 30, 1997 AND FEBRUARY 28, 1997


NOTE 9 - LEASE COMMITMENTS

Mark Henderson, Inc. leases facilities at 2406 - 2408 Park Central Boulevard under operating leases. The lease expires on September 30, 1999. The monthly rent is $3,016 for the first two years and $3,267 for the third year. Rental expense for the year ended September 30, 1997 was $15,080.

Mark Henderson, Inc. also leases facilities in Raleigh, North Carolina under an operating lease that expires July, 2000. The lease commenced March 15, 1997 with a monthly rental of $2,010. Rental expense for the short year ended September 30, 1997 was $13,756.

The Company leases several vehicles and a copier under noncancelable operating leases.

Future minimum lease payments under the above leases are as follows (in thousands):

                             1998       $  156
                             1999          151
                             2000          115
                             2001           48
                             2002            -
                                        ------
                                        $  470
                                        ======

Spectrol, Inc. leases its office and some of its equipment on a month to month basis.

NOTE 10 - STOCK BONUS PLAN

Under certain circumstances, an officer of Holland Electrical Systems, Inc. has the option to purchase shares of common stock of Holland Electrical Systems, Inc. for amounts based upon the book value of the shares at the time of exercise.

NOTE 11 - OFF-BALANCE-SHEET RISK AND CONCENTRATION OF CREDIT RISK

In March 1990, the Financial Accounting Standards issued Statement of Financial Accounting Standards No. 105, Disclosure of Information about Financial Instruments with Off-Balance-Sheet Risk and Financial Instruments with Concentrations of Credit Risk. The pronouncement requires disclosure of information about financial instruments for which risk could exceed amounts reflected in the financial statements and information about significant geographic, industry, or other concentrations of credit risk for all financial instruments.

The Company has a potential concentration of credit risk in that it maintains deposits with financial institutions in excess of amounts insured by FDIC.

Financial instruments which potentially expose the Company to concentrations of credit risk consist primarily of trade accounts receivable. The Company has not experienced significant losses related to receivables from individual customers or groups of customers in a particular industry or geographic area. Due to these factors, management believes no additional credit risk beyond amounts provided for collection losses is inherent in the Company's accounts receivable.

                              MARK HENDERSON, INC.
                                AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                    CONTINUED
                    SEPTEMBER 30, 1997 AND FEBRUARY 28, 1997


NOTE 12 - COMPONENTS OF COMMON STOCK

Mark Henderson, Inc. $1 par value; 100,000 shares authorized; 1,000 shares issued and outstanding.

Spectrol, Inc. $100 par value; 5,000 shares authorized; 400 shares issued and outstanding.

Holland Electrical Systems, Inc. $1 par value; 100,000 shares authorized; 1,000 shares issued and outstanding.

NOTE 13 - CHANGE IN REPORTING ENTITY

The consolidated financial statements for September 30, 1997 and February 28, 1997 include the accounts of Holland Electrical Systems, Inc., a 45%-owned subsidiary. Holland Electrical Systems, Inc. had previously been accounted for under the equity method.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS




Board of Directors
DAVIS ELECTRICAL CONSTRUCTORS, INC.
Greenville, South Carolina

         We have audited the accompanying balance sheet of DAVIS ELECTRICAL CONSTRUCTORS, INC. as of September 30, 1997, and the related statements of income and retained earnings and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of DAVIS ELECTRICAL CONSTRUCTORS, INC. as of September 30, 1997 and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.


                                       Elliott, Davis & Company, L.L.P.

Greenville, South Carolina
December 2, 1997

                       DAVIS ELECTRICAL CONSTRUCTORS, INC.
                                  BALANCE SHEETS
                        (IN THOUSANDS EXCEPT SHARE DATA)




                                                                   September 30,    June 30,
                                                                       1997          1998
                                                                     -------        -------
                                                                                  (unaudited)
ASSETS

CURRENT ASSETS
Cash and cash equivalents                                            $ 6,203        $ 3,652
Accounts receivable                                                   11,079         10,240
Costs and estimated earnings in excess of billings
on uncompleted contracts                                                 769          2,459
Other assets                                                              86             54
                                                                     -------        -------
Total current assets                                                  18,137         16,405
PROPERTY AND EQUIPMENT                                                 1,320          1,171
OTHER ASSETS
Cash value of life insurance                                           2,373          2,529
Deposit                                                                  771            771
Other assets                                                             312            312
                                                                     -------        -------
                                                                       3,456          3,612
                                                                     -------        -------

                                                                     $22,913        $21,188
                                                                     =======        =======

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable                                                     $   872        $ 1,434
Dividends payable                                                      3,572             --
Accrued salaries and wages                                             2,142          1,089
Billings in excess of costs and estimated earnings
on uncompleted contracts                                               1,130            360
Accrued expenses and other liabilities                                 1,851          1,843
                                                                     -------        -------
Total current liabilities                                              9,567          4,726

DEFERRED COMPENSATION                                                  2,742          2,907
STOCKHOLDERS' EQUITY
Common stock, par value $1 per share; authorized
500,000 shares; issued and outstanding 62,500 shares                      62             62
Additional paid-in capital                                               130            130
Retained earnings                                                     10,412         13,363
                                                                     -------        -------
                                                                      10,604         13,555
                                                                     -------        -------

                                                                     $22,913        $21,188
                                                                     =======        =======


   The accompanying notes are an integral part of these financial statements.

                       DAVIS ELECTRICAL CONSTRUCTORS, INC.
                   STATEMENTS OF INCOME AND RETAINED EARNINGS
                                 (IN THOUSANDS)


                                                                         Nine months
                                                                           Ended
                                                  Year Ended              June 30,
                                                 September 30,     ----------------------
                                                    1997             1997          1998
                                                 -----------       --------       -------
                                                                        (Unaudited)
CONTRACT REVENUE EARNED                            $ 100,020       $ 78,808       $64,756

 COSTS OF EARNED REVENUE                              82,101         64,982        56,653
                                                   ---------       --------       -------

   Gross profit                                       17,919         13,826         8,103

 GENERAL AND ADMINISTRATIVE EXPENSES                  14,196          5,962         5,254
                                                   ---------       --------       -------

   Income from operation                               3,723          7,864         2,849

 OTHER INCOME:
   Interest Income                                       290            179           102
   Interest Expense                                       (2)            (1)           --
                                                   ---------       --------       -------
   Net income                                          4,011          8,042         2,951

 RETAINED EARNINGS, BEGINNING OF YEAR                 10,798         10,798        10,412

 DIVIDENDS                                            (4,397)          (600)           --
                                                   ---------       --------       -------

 RETAINED EARNINGS, END OF YEAR                    $  10,412       $ 18,240       $13,363
                                                   =========       ========       =======


   The accompanying notes are an integral part of these financial statements.

                       DAVIS ELECTRICAL CONSTRUCTORS, INC.
                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)


                                                                                 Nine months ended
                                                               Year ended            June 30,
                                                              September 30,    ---------------------
                                                                  1997          1997          1998
                                                                --------       -------       -------
                                                                                           (Unaudited)
OPERATING ACTIVITIES
Net income                                                       $ 4,011       $ 8,042       $ 2,951
Adjustments to reconcile net income to net cash provided by
operating activities
(Gain) loss on sale of equipment                                      29            --            --
Depreciation                                                         532           266           267
Changes in deferred and accrued amounts
Accounts receivable                                                3,061         3,033           839
Costs and estimated earnings in excess of billings on
uncompleted contracts                                               (188)         (834)       (1,690)
Deposits                                                            (378)           20            32
Other assets                                                          --          (378)           --
Accounts payable                                                    (578)         (937)          562
Dividends payable                                                 (2,598)       (2,598)       (3,572)
Accrued salaries and wages                                           818          (183)       (1,053)
Billings in excess of costs and estimated earnings on
uncompleted contracts                                             (2,581)       (2,469)         (770)
Accrued expenses and other liabilities                                (2)          221            (8)
Deferred compensation                                                203           152           165
                                                                 -------       -------       -------
Net cash provided by operating activities                          2,329         4,335        (2,277)
                                                                 -------       -------       -------
INVESTING ACTIVITIES
Proceeds from sale of equipment                                       18            --            --
Purchase of equipment                                               (403)         (269)         (118)
Increase in cash value of life insurance                            (254)         (166)         (156)
                                                                 -------       -------       -------
Net cash used for investing activities                              (639)         (435)         (274)
                                                                 -------       -------       -------
FINANCING ACTIVITIES
Dividends                                                           (825)         (600)           --
                                                                 -------       -------       -------
Net cash used for financing activities                              (825)         (600)           --
                                                                 -------       -------       -------
Net increase in cash and cash equivalents                            865         3,300        (2,551)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                       5,338         5,338         6,203
                                                                 -------       -------       -------
CASH AND CASH EQUIVALENTS, END OF YEAR                             6,203         8,638         3,652
                                                                 =======       =======       =======
CASH PAID FOR
Interest                                                         $     2       $     1       $    --
                                                                 =======       =======       =======
Income taxes                                                     $    --       $    --       $    --
                                                                 =======       =======       =======


NONCASH INVESTING AND FINANCING ACTIVITIES

     The Company accrued $3,571,483 in 1997, for dividends on common stock.

         The accompanying notes are an integral part of these financial statements.

                       DAVIS ELECTRICAL CONSTRUCTORS, INC.
                          NOTES TO FINANCIAL STATEMENTS
                          YEAR ENDED SEPTEMBER 31, 1997

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ACTIVITIES

         The Company is a national industrial electrical contractor. The Company extends credit to its customers who are concentrated primarily in the Southeastern region of the United States. The home office is located in Greenville, South Carolina with branch offices in Midland, Michigan operating as Davis Constructors Division and in Baton Rouge, Louisiana operating as Davis International Division.

    In September, 1998, the Company and its stockholders entered into a definitive agreement with Integrated Electrical Services, Inc. (IES), pursuant to which all outstanding shares of Company's common stock was exchanged for cash and shares of IES common stock. In addition, the key executives of the Company entered into employment agreements with the Company and IES which have an initial term of three to five years, and generally restrict the disclosure of confidential information as well as restrict competition with the Company and IES for a period of two years following termination of employment.

     INTERIM FINANCIAL INFORMATION
      The interim financial statements for the nine months ended June 30, 1998 and 1997, are unaudited and have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of the Company's management, the unaudited interim financial statements contain all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation. The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

     REVENUE AND COST RECOGNITION
      The Company reports contract revenues from firm-price and guaranteed maximum contracts on the percentage-of-completion method, measured by the percentage of costs incurred to date, to the total estimated costs for each contract. Revisions in contract revenues and cost estimates are reflected in the period in which the facts that require the revisions become known. Revenues from cost-plus-percentage and cost-plus-fixed fee contracts are reported as the costs are incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses become known.

      Contract costs include all direct material, labor and sub-contract costs and those indirect costs related to contract performance, such as indirect labor, equipment repairs, equipment rent, tools and supplies. General and administrative costs are charged to expense as incurred.

     PROPERTY AND EQUIPMENT
      Property and equipment, including permanent improvements to existing facilities, are carried at cost. Maintenance, repairs and other expenses not resulting in improvements are charged to expense as incurred. Depreciation is calculated using accelerated methods over the estimated useful lives of the respective assets.

     INCOME TAXES
      The Company, with the consent of its stockholders, has elected to be taxed as an S corporation effective October 1, 1995. Earnings and losses after that date are included in the personal income tax returns of the stockholders. Accordingly, the Company will not incur income tax obligations, and the financial statements will not include a provision for income taxes, except for provision of taxes in those states that do not recognize the S corporation election.

     CASH AND CASH EQUIVALENTS
      For purposes of reporting cash flows, the Company considers all liquid, nonequity investments with an original maturity of three months or less to be cash equivalents. The Company places its temporary cash investments with high credit quality financial institutions. At times such investments may be in excess of the FDIC insurance limits.

     ESTIMATES
      The financial statements include estimates and assumptions that affect the Company's financial position and results of operations and disclosure of contingent assets and liabilities. Actual results could differ from these estimates.

NOTE 2 - ACCOUNTS RECEIVABLE

                                                            September 30, 1997
                                                            ------------------
          The following summarizes accounts receivable:
          Contract receivables                                    9,517
          Contract retainages                                     1,432
          Officers and employees                                    130
                                                                 ------
                                                                 11,079
                                                                 ======

NOTE 3 - CONTRACTS IN PROGRESS

                                                            September 30, 1997
                                                            ------------------
          The following summarizes uncompleted contracts:

          Firm price contracts
          Costs                                                $ 23,159
          Estimated earnings                                      6,322
                                                               --------
                                                                 29,481
          Less billings                                          30,213
                                                               --------
                                                                   (732)
          Unbilled costs on cost-plus contracts                     371
                                                               --------
                                                               $   (361)
                                                               ========
          Included in current assets as:
          Costs and estimated earnings in excess of
           billings on uncompleted contracts                   $    769

          Included in current liabilities as:
          Billings in excess of costs and estimated
           earnings on uncompleted contracts                      1,130
                                                               --------
                                                               $   (361)
                                                               ========

NOTE 4 - PROPERTY AND EQUIPMENT

     Property and equipment at September 30, 1997 consists of the following:

                                                                         Accumulated
                                                           Cost          Depreciation             Net
                                                           ----          ------------             ---
Automobiles and trucks                                    1,359                 739               620
Construction and related equipment                        2,357               1,828               529
Office furniture and equipment                              818                 689               129
Leasehold improvements                                      273                 231                42
                                                          -----               -----             -----
                                                          4,807               3,487             1,320
                                                          =====               =====             =====

NOTE 5 - NOTE PAYABLE

         The Company has an unsecured $4,000,000 line of credit with a bank which is partially guaranteed by the majority stockholder of the Company with his guaranty limited to $2,000,000. The line bears interest at Libor plus 185 basis points and expires January 28, 1998. At September 30, 1997, $1,300,000 of the line has been used under letters of credit which expire March 1, 1998 and April 1, 1998, leaving $2,700,000 available for additional draws. At September 30, 1996, $1,250,000 of the line has been used under letters of credit which expire March 1, 1997 and April 1, 1997, leaving $2,750,000 available for additional draws. Letters of credit issued in connection with the lines of credit are secured by the cash surrender value of life insurance on the life of the majority stockholder of the Company. The provisions of the lines of credit contain various covenants requiring the Company to maintain certain ratios and to perform or not perform other actions. At September 30, 1997 and 1996, the Company was in compliance with these provisions.

NOTE 6 - ACCRUED EXPENSES AND OTHER LIABILITIES

                                                                                       September 30, 1997
                                                                                       ------------------
Accrued expenses and other liabilities are summarized as follows:

Payroll taxes withheld and accrued                                                    $             655
Workers' compensation and general liability insurance                                               829
State sales and use tax                                                                              27
Other liabilities                                                                                   340
                                                                                      -----------------

                                                                                      $           1,851
                                                                                      =================

NOTE 7 - EMPLOYEE BENEFITS

         The Company provides deferred compensation to key employees under the Davis Electrical Constructors, Inc. Incentive Plan. The plan provides for the award of units to participants that are equivalent in value to one share of the Company's stock at book value. Effective October 1, 1996, the Company elected to suspend the Davis Electrical Constructors, Inc. Incentive Plan. The effect of this election was to cease the appreciation in the book value of the unit as compared to the initial value per unit defined by the plan on the date of award. All other terms of the plan are still in effect. The present value of deferred compensation under the plan since inception is computed as follows:

                                                                      September 30, 1997
                                                                      ------------------
Deferred compensation from appreciation of
units awarded to participants                                            $        5,277
Discounted at 8 percent for the time value of money
until the dates of estimated future payouts                              $        2,535
                                                                         --------------
Present value of deferred compensation                                   $        2,742
                                                                         ==============

         For the years ended September 30, 1997 and 1996, $203,550 and $188,047 was charged to operations under the Plan, respectively. The compensation deferred under the plan is currently 60 percent vested to the participants. Vesting under the plan begins after the fifth year of participation and increases twenty percent per year until fully vested. Provisions for full vesting of benefits under the plan are also provided upon the death or disability of the participant, termination of the plan and certain other events related to the majority stockholder.

         The participants shall receive payment of plan benefits upon termination of employment or upon specific actions by the board of directors. Upon termination of a participant's employment, the participant shall receive payment of the value of his share units over such period of time (not to exceed ten years) as the board shall determine in its absolute discretion.

         The Company also provides an executive bonus plan whereby the Company shall pay bonuses for each fiscal year to each identified executive in an amount equal to a specified percentage of Company's net profits for such fiscal year.

NOTE 8 - LEASE COMMITMENTS

         At September 30, 1997 and 1996, the Company was obligated under several noncancellable operating leases on certain property and equipment that had an initial or remaining term of more than one year. Lease payments charged to operations under such leases were approximately $551,745 for the year ended September 30, 1997 and $558,000 for the year ended September 30, 1996, respectively. Future minimum lease payments under such operating leases that have initial or non-cancelable terms in excess of one year are as follows:


                                              September 30, 1997
                                              ------------------
                1997
                1998                                       371
                1999                                       167
                2000                                       138
                2001                                        90
                2002 and thereafter                        315
                                                  ------------
                                                         1,081
                                                  ============

NOTE 9 - INCOME TAXES

         The provision for income taxes for the year ended September 30, 1996 consists of the following components:


State income taxes currently payable                      $       132
Reversal of prior years' deferred tax asset                       878
                                                          -----------
Total                                                     $     1,010
                                                          ===========

NOTE 9 - INCOME TAXES, CONTINUED

         As discussed in Note 1, the Company has elected S corporation status effective as of October 1, 1995. Accordingly, the deferred tax asset of $878,593 as of the date the election for the change was filed has been eliminated through the deferred tax provision.

NOTE 10 - COMMITMENTS AND CONTINGENCIES

         The Company is self insured on major medical coverage which it provides to its employees. Specific and aggregate excess reinsurance is carried by the Company to limit potential costs under the self insured plan. Amounts due for claims submitted by covered employees and the related charges to operations are accounted for in the period the underlying occurrence or incident for the claim occurs. Claims payable are processed by an administrator designated by the Company.

         The Company is insured for workers compensation claims in certain states under policies with high deductible provisions generally totaling $250,000 per incident. Specific and aggregate excess reinsurance is carried by the Company to limit potential costs.

NOTE 11 - RELATED PARTY TRANSACTIONS

         The Company leases offices, warehouses and certain equipment from stockholders and partnerships in which the stockholders are partners. For the years ended September 30, 1997 and 1996, approximately $630,556 and $422,000 was charged to operations under such operating leases, respectively.

NOTE 12 - MAJOR CUSTOMERS AND RISK CONCENTRATION

         The Company had sales of approximately 27.9 percent of total sales to two major customers during 1997. In addition, the Company grants credit, generally without collateral, to its customers, which are general contractors in the industrial construction markets. Consequently, the Company is subject to potential credit risk related to changes in business and economic factors within the industrial construction markets. However, management believes that its contract acceptance, billing and collection policies are adequate to minimize the potential credit risk.

                          INDEPENDENT AUDITOR'S REPORT



To the Board of Directors and Stockholders of Florida Industrial Electric, Inc.

We have audited the accompanying balance sheet of Florida Industrial Electric, Inc. as of December 31, 1997, and the related statements of income and retained earnings and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Florida Industrial Electric, Inc. as of December 31, 1997, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.



                                              SAPP & SAPP, P.A.



Winter Park, Florida
February 11, 1998

                       FLORIDA INDUSTRIAL ELECTRICAL, INC.

                                  BALANCE SHEET
                                 (in thousands)




                                     ASSETS
                                                    December 31, 1997  March 31, 1998
                                                    -----------------  --------------
                                                                         (unaudited)
CURRENT ASSETS:
         Cash and cash equivalents                     $      1,311     $        641
         Contract receivables                                 4,268            5,450
         Costs and estimated earnings in
         excess of billings on uncompleted
         contracts                                              663              650
         Deposits                                                 5                7
         Prepaid expenses and other current
         assets                                                   7               43
                                                       ------------     ------------

                  Total current assets                        6,254            6,791
                                                       ------------     ------------

PROPERTY AND EQUIPMENT, NET:                                    487              554
                                                       ------------     ------------


OTHER ASSETS:
         Cash surrender value of life
         insurance policies                                      71               71
         Deposits                                                 2
                                                       ------------     ------------

                  Total other assets                             73               71
                                                       ------------     ------------

                  Total Assets                         $      6,814     $      7,416
                                                       ============     ============

                                  BALANCE SHEET
                                 (in thousands)




                      LIABILITIES AND STOCKHOLDERS' EQUITY
                                                               December 31, 1997     March 31, 1998
                                                               -----------------     --------------
                                                                                       (unaudited)
CURRENT LIABILITIES:

         Current maturities of long-term debt                    $           81      $           79
         Accounts payable                                                 1,441               2,191
         Payables to related parties                                         15                  --
         Billings in excess of costs and estimated
         earnings on uncompleted contracts                                  718                 789
         Income tax currently payable                                       236                 255
         Deferred income tax                                                730                 530
         Other accrued expenses                                             242                 122
                                                                 --------------      --------------

                  Total current liabilities                               3,463               3,966
                                                                 --------------      --------------

LONG-TERM LIABILITIES:
         Long-term debt less current maturities                             565                 550
                                                                 --------------      --------------

STOCKHOLDERS' EQUITY:
         Common stock, $5 par value. Authorized
         100 shares; issued 100 shares                                        1                   1
         Additional paid-in capital                                          20                  20
         Retained earnings                                                3,030               3,144
                                                                 --------------      --------------
                                                                          3,051               3,165
         Treasury stock, at cost: 43 shares                                (265)               (265)
                                                                 --------------      --------------

                  Total stockholders' equity                              2,786               2,900
                                                                 --------------      --------------

                  Total Liabilities and
                  Stockholders' Equity                           $        6,814      $        7,416
                                                                 ==============      ==============



   The accompanying notes are an integral part of these financial statements.

                       FLORIDA INDUSTRIAL ELECTRICAL, INC.

                    STATEMENT OF INCOME AND RETAINED EARNINGS
                                 (in thousands)



                                                                    Three Months Ended March 31,
                                                 Year Ended        ------------------------------
                                              December 31, 1997        1997              1998
                                              -----------------    ------------      ------------
                                                                            (unaudited)
CONTRACT REVENUES EARNED                          $     22,679     $      4,124      $      5,341

COST OF REVENUES EARNED                                 18,194            3,254             4,736
                                                  ------------     ------------      ------------

GROSS PROFIT                                             4,485              850               605

GENERAL AND ADMINISTRATIVE EXPENSES                      2,492              511               466

OTHER INCOME (EXPENSE):
            Interest Expense                                --              (22)               --
Interest and dividend income                                45                3                21
Net gain (loss) on sale of property
and equipment                                               45               --                 9
Recovery of bad debts                                       25               --                --
                                                  ------------     ------------      ------------
Other                                                        9                5                --
                                                  ------------     ------------      ------------

INCOME BEFORE INCOME TAXES                               2,117              325               169

PROVISION FOR INCOME TAXES                                 810              124                55
                                                  ------------     ------------      ------------

NET INCOME                                               1,306              201               114

RETAINED EARNINGS, BEGINNING BALANCE                     1,724            1,724             3,030
                                                  ------------     ------------      ------------

RETAINED EARNINGS, ENDING BALANCE                 $      3,030     $        925      $      3,144
                                                  ============     ============      ============

   The accompanying notes are an integral part of these financial statements.

                       FLORIDA INDUSTRIAL ELECTRICAL, INC.
                             STATEMENT OF CASH FLOWS
                                 (in thousands)


                                                                                                      Three Months Ended
                                                                                Year Ended                  March 31,
                                                                                December 31,      ------------------------------
                                                                                    1997              1998              1998
                                                                                ------------      ------------      ------------
                                                                                                           (unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                                                             1,306               201               114
Depreciation and amortization                                                            126                29                34
Net gain on sale of property and equipment                                               (45)               --                (9)
Deferred income tax expense                                                              323                --              (200)
Other non-cash items                                                                     (15)
Changes in assets and liabilities:
(Increase) decrease in contract receivables                                             (930)             (667)           (1,182)
(Increase) decrease in receivables
from related parties                                                                       1                 4                --
(Increase) decrease in other receivables                                                   3                --                --
Costs and estimated earnings in excess of billings on uncompleted                        153               816                13
contracts

(Increase) decrease in other current assets                                               (3)               (3)              (38)
(Increase) decrease in other assets                                                       --                 3                 2
Increase (decrease) in accounts payable and accrued expenses                             316              (215)              630
Increase (decrease) in payables to related parties                                       (21)              (36)              (15)
Billings in excess of costs and estimated earnings on uncompleted                        250              (469)               71
contracts
Increase (decrease) in income taxes
currently payable                                                                        165                52                19
                                                                                ------------      ------------      ------------
Total adjustments                                                                        323              (486)             (675)
                                                                                ------------      ------------      ------------
Net cash provided (used) by operating activities                                       1,629              (285)             (561)
                                                                                ------------      ------------      ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of property and equipment                                              49                --                --
Capital expenditures for property and equipment                                         (100)              (19)              (92)
                                                                                ------------      ------------      ------------
Net cash provided (used) by investing activities                                          51               (19)              (92)
                                                                                ------------      ------------      ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from short-term notes                                                           200               269                --
Principal payments on short-term notes                                                  (450)               --               (17)
Principal payments on long-term debt                                                     164                --                --
                                                                                ------------      ------------      ------------
Net cash provided (used) by financing activities                                        (414)              269               (17)
                                                                                ------------      ------------      ------------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                   1,164               (35)             (670)

CASH AND CASH EQUIVALENTS, BEGINNING BALANCE                                             147               148             1,311
                                                                                ------------      ------------      ------------

CASH AND CASH EQUIVALENTS, ENDING BALANCE                                       $      1,311      $        113      $        641
                                                                                ============      ============      ============
SUPPLEMENTAL CASH FLOW INFORMATION:
Interest paid                                                                   $         88      $         --      $         --
Income taxes paid                                                                        323                72                36
Noncash investing and financing activities:
Long-term debt incurred related to acquisition of property and equipment        $        138      $         --      $         --

   The accompanying notes are an integral part of these financial statements.

                       FLORIDA INDUSTRIAL ELECTRICAL, INC.

                          NOTES TO FINANCIAL STATEMENTS

                          YEAR ENDED DECEMBER 31, 1997

                                 (IN THOUSANDS)


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Business Activity

         The Company is a special trade contractor primarily engaged in nonresidential electrical work.

         Work is performed primarily under fixed-price contracts and unit-price contracts. Occasionally, cost-plus contracts are entered into.

         In May 1998, the Company and its stockholders entered into a definitive agreement with Integrate Electrical Services, Inc. (IES), pursuant to which all outstanding shares of the Company's common stock was exchanged for cash and shares of IES common stock. In addition, the key executives of the Company entered into employment agreements with the Company and IES which have initial term of five years, and generally restrict the disclosure of confidential information as well as restrict competition with the Company and IES for a period of two years following termination of employment.

         The interim financial statements for the three months ended March 31, 1998 and 1997, are unaudited and have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of the Company's management, the unaudited interim financial statements contain all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation. The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

         Use of Estimates

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and revenue and expenses during the period reported. Actual results could differ from those estimates.

         Revenue and Cost Recognition

         Contract revenues and costs on all significant long-term contracts are recognized using the percentage of completion method of accounting for each contract. The percentage of completion method recognizes

                       FLORIDA INDUSTRIAL ELECTRICAL, INC.

                          NOTES TO FINANCIAL STATEMENTS

                          YEAR ENDED DECEMBER 31, 1997

                                 (IN THOUSANDS)



         revenue and cost as the work progresses. It takes into account the estimate of total contract revenue and cost expected to be realized at completion.

         Under the percentage of completion method, revenue is recognized based on the percentage that cost to date bears to total estimated cost, based on current estimates of cost to complete. No percentage of completion is recognized in the early stages of a contract (usually less than 5% complete) and any cost to date is not recognized.

         As contracts can extend over one or more years, revisions in estimates of cost and earnings during the course of the work are reflected in the accounting period in which the facts which require the revision become known. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined.

         Revenues from cost-plus contracts are recognized on the basis of costs incurred plus profit earned during the period.

         Contract revenue includes approved change orders, unpriced change orders initiated by the customer to the extent of cost incurred and known unit-price variances. Claims are recognized only when realization is probable and the amount can be reliably estimated.

         Contract cost includes all direct materials, labor, subcontract and other costs, and indirect costs identifiable with or allocable to the contract. Beginning August 1, 1996, the Company began allocating the cost of all owned equipment used for contracts directly to contract cost. Unallocated indirect and warranty costs are charged to expense as incurred and are included in cost of revenues earned. Unallocated material discounts earned are treated as a reduction of cost of revenues earned. General and administrative costs are charged to expense as incurred.

         The current assets, "Costs and estimated earnings in excess of billings on uncompleted contracts," represents revenues recognized in excess of amounts billed and costs incurred on contracts with no percentage of completion recognized. The current liability, "Billings in excess of costs and estimated earnings on uncompleted contracts," represents billings in excess of revenues recognized.

         Cash and Cash Equivalents

         The Company considers the following to be cash or cash equivalents: all cash on hand; demand

                       FLORIDA INDUSTRIAL ELECTRICAL, INC.

                          NOTES TO FINANCIAL STATEMENTS

                          YEAR ENDED DECEMBER 31, 1997

                                 (IN THOUSANDS)



         deposits, savings accounts, money market accounts and certificates of deposit with financial institutions; brokerage houses' cash funds; mutual funds' cash funds; and other highly liquid debt instruments purchased with a maturity of three months or less.


Receivables

         Receivables are stated at net realizable value.

Property and Equipment

         Property and equipment are carried at cost less accumulated depreciation. Depreciation is computed by both the straight-line and accelerated methods over the estimated useful lives of the assets.

         Expenditures for maintenance and repairs are expense as incurred. Replacements and betterments which increase the value or materially extend the life of the related asset are capitalized. When assets are sold or retired, the cost and accumulated depreciation is removed from the accounts and any gain or loss is included in income.

Intangibles

         Intangibles are amortized on a straight-line basis over five years.

         Income Taxes

         The Company accounts for certain income and expense items differently for financial reporting and income tax purposes. Deferred income taxes reflect the estimated impact of these temporary timing differences by applying currently enacted tax laws. The nature of significant timing differences is described in the note entitled, "Income Taxes."

         Financial Instruments and Risk Concentration

         The Company is a minority business enterprise and operates throughout the southeastern United States, primarily in Florida.

                       FLORIDA INDUSTRIAL ELECTRICAL, INC.

                          NOTES TO FINANCIAL STATEMENTS

                          YEAR ENDED DECEMBER 31, 1997

                                 (IN THOUSANDS)


         Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents and contract receivables.

         The Company places cash and temporary cash investments with high quality financial institutions. At times, such investments may be in excess of the FDIC insurance limit.

         The Company provides credit, in the normal course of business, for construction contracts with both governmental and private entities. Significant contracts normally require payment and performance bonds. To reduce credit risk, the Company performs a credit evaluation before entering into a contract for which no bond is required.

         Historically, the Company has not incurred any significant credit related losses. In management's opinion, the Company's exposure to concentrations of credit risk is limited.

NOTE B - CONTRACT RECEIVABLES

                                                       1997
                                                  ------------
Completed contracts, including
 retainage                                        $      1,034

Contracts in progress:
 Progress billings                                       2,335
 Retainage                                                 899
                                                  ------------

                                                  $      4,268
                                                  ============

                       FLORIDA INDUSTRIAL ELECTRICAL, INC.

                          NOTES TO FINANCIAL STATEMENTS

                          YEAR ENDED DECEMBER 31, 1997

                                 (IN THOUSANDS)




NOTE C - COSTS AND ESTIMATED EARNINGS ON UNCOMPLETED CONTRACTS

                                                          1997
                                                       ----------
Costs incurred on uncompleted
contracts                                              $   20,012
Estimated gross profit earned                               4,264
                                                       ----------
                                                           24,276
Less: Billings to date                                     24,331
                                                       ----------

                                                       $      (55)
                                                       ==========

Included in accompanying balance
sheet under the following
captions:

Costs and estimated earnings in
excess of billings on uncompleted contracts            $      663
Billings in excess of costs and
estimated earnings on uncompleted contracts                  (718)
                                                       ----------

                                                       $      (55)
                                                       ==========

                       FLORIDA INDUSTRIAL ELECTRICAL, INC.

                          NOTES TO FINANCIAL STATEMENTS

                          YEAR ENDED DECEMBER 31, 1997

                                 (IN THOUSANDS)





NOTE D - PROPERTY AND EQUIPMENT

                                                               1997
                                                            ----------
Automotive equipment                                               797
Communication equipment                                              8
Construction equipment                                             101
Leasehold improvements                                              44
Office furniture and equipment                                     114
                                                            ----------
                                                                 1,064
Less: Accumulated depreciation                                     577

Property and equipment, net                                 $      487
                                                            ==========


The principal lives (in years) used in determining depreciation are as follows:

Automotive equipment                                                 5
Communication equipment                                             10
Construction equipment                                          3 - 10
Leasehold improvements                                          3 - 40
Office furniture and equipment                                  3 - 10

                       FLORIDA INDUSTRIAL ELECTRICAL, INC.

                          NOTES TO FINANCIAL STATEMENTS

                          YEAR ENDED DECEMBER 31, 1997

                                 (IN THOUSANDS)




NOTE E - LONG-TERM DEBT

                                                                                          1997
                                                                                          ----
         Secured:

                  Installment notes, payable in monthly installments of $5,958, secured by automotive equipment, including interest
                  at 8.54% to 9.54%                                                       $148

                  Installment note, payable in monthly installments of $267, secured by office equipment, including interest
                  at 21%                                                                     4

         Unsecured:

                  Note payable - stockholder,
                  due 12-31-00, interest 8%                                                 20

                  Note payable - stockholder,
                  due 12-17-01, interest 8%                                                 12

                  Note payable - stockholder,
                  due 03-29-00, interest 8%                                                 75

                  Note payable - stockholder,
                  due 07-19-00, interest 8%                                                 50

                       FLORIDA INDUSTRIAL ELECTRICAL, INC.

                          NOTES TO FINANCIAL STATEMENTS

                          YEAR ENDED DECEMBER 31, 1997

                                 (IN THOUSANDS)





NOTE E - LONG-TERM DEBT - CONTINUED

                                                                  1997
                                                                 ------
Note payable - former
stockholder, due 12-17-01,
interest 8%                                                         57

Note payable - former
stockholder, due 03-29-00,
interest 8%                                                         75

Note payable - former
stockholder, due 07-19-00,
interest 8%                                                         50

Installment note, payable to
former stockholder for treasury
stock in annual installments on
December 31 of $19,409, plus
interest at prime                                                  155
                                                                 -----

Total long-term debt                                               646

Less: current maturities                                            81
                                                                 -----

Total long-term portion                                          $ 565
                                                                 -----

                       FLORIDA INDUSTRIAL ELECTRICAL, INC.

                          NOTES TO FINANCIAL STATEMENTS

                          YEAR ENDED DECEMBER 31, 1997

                                 (IN THOUSANDS)



Future maturities are as follows:

The amount of long-term debt
maturing in each of the next
five years and thereafter:

Current maturities                                $       82
Second year                                               61
Third year                                               329
Fourth year                                               96
Fifth year                                                21
Thereafter                                                58
                                                  ----------
Total long-term debt                              $      647
                                                  ==========

                       FLORIDA INDUSTRIAL ELECTRICAL, INC.

                          NOTES TO FINANCIAL STATEMENTS

                          YEAR ENDED DECEMBER 31, 1997

                                 (IN THOUSANDS)




NOTE F - OPERATING LEASES

         Future minimum rental payments required under non-cancelable operating leases with initial or remaining terms of one year or more consisted of the following at December 31, 1997:


         Year ending December 31:
         1998                                      $    146
         1999                                           115
         2000                                            30
                                                   --------

Total future minimum rental payments               $    291
                                                   ========

         The operating lease agreements are for automotive equipment and office and warehouse space and require additional payment for taxes, insurance and maintenance (see Note I).

         Rental expense, including short-term rentals, was as follows:

                                                     1997
                                                   --------
Minimum rentals under noncancelable
operating leases                                   $    133
Contingent rentals                                       --
Short-term rental agreements                            737
                                                   --------

Total rental expense                               $    870
                                                   ========

NOTE G - EMPLOYEE BENEFIT PLAN

         The Company has a contributory profit sharing plan for the employees. Annual discretionary contributions have been made to the profit sharing trust to provide funds with which to pay benefits at retirement. Employees may also make voluntary contributions. The Company employee benefit plan contribution was $106,417 for 1997.

                       FLORIDA INDUSTRIAL ELECTRICAL, INC.

                          NOTES TO FINANCIAL STATEMENTS

                          YEAR ENDED DECEMBER 31, 1997

                                 (IN THOUSANDS)



NOTE H - INCOME TAXES

         Provision for income taxes is comprised of the following components:

                                                     1997
                                                   --------
Current:
Federal                                            $    417
State                                                    70
                                                   --------
                                                        487
                                                   --------

Deferred:
Federal                                                 276
State                                                    47
                                                   --------
                                                        323
                                                   --------

Total provision                                    $    810
                                                   ========

         Significant temporary differences and carryforwards that give rise to deferred income taxes relate to the use of the completed contract method of accounting for long-term contracts for regular tax purposes. The tax effects of these differences and carryforwards are as follows:

                                                     1997
                                                   --------
Deferred tax liabilities                           $  1,444

Deferred tax assets                                     714
                                                   --------

Net deferred tax                                   $    730
                                                   ========

         The net current and noncurrent components of deferred income taxes included in the balance sheet are as follows:

                                                     1997
                                                   --------
Net current liabilities                            $    730
                                                   ========

                       FLORIDA INDUSTRIAL ELECTRICAL, INC.

                          NOTES TO FINANCIAL STATEMENTS

                          YEAR ENDED DECEMBER 31, 1997

                                 (IN THOUSANDS)



NOTE H - INCOME TAXES - CONTINUED

         The Company had available, at December 31, 1997, Federal alternative minimum tax credit carryforwards of approximately $644,000 which are available to reduce future Federal regular income tax over an indefinite period.

         In addition, the Company had state alternative minimum tax credit carryforwards of approximately $69,000 which are available to reduce future state income tax over an indefinite period.

         The tax benefits of these credit carryforwards are reflected in the deferred tax assets.


NOTE I - RELATED PARTY TRANSACTIONS

                  Assets and liabilities with officers and stockholders consist of the following:

                                                                 1997
                                                                 ----
Payables to related parties                                        15
Long-term debt (Note F)                                           157

         Interest expense on long-term debt was $ 16,986 for 1997

         The Company leases office and warehouse space from a stockholder and former stockholder for $4,815 per month including sales tax (see Note
         F). Rent expense was $57,780 for 1997.

                          INDEPENDENT AUDITORS' REPORT



Board of Directors
Galbraith Acquisition Company, Inc.
Abilene, Texas

We have audited the accompanying consolidated balance sheets of Galbraith Acquisition Company, Inc. and its subsidiary, as of December 31, 1997, and the related consolidated statements of income and retained earnings and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Galbraith Acquisition Company, Inc. and its subsidiary, as of December 31, 1997, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.




                                                         Wolfe and Company, P.C.



Abilene, Texas
February 27, 1998

                       GALBRAITH ACQUISITION COMPANY, INC.
                           CONSOLIDATED BALANCE SHEETS
                        (In Thousands, except share data)


                                     ASSETS

                                                                    December 31, 1997  March 31, 1998
                                                                    -----------------  --------------
                                                                                         (Unaudited)

CURRENT ASSETS:
     Cash                                                                  $  362        $   52
     Contracts receivable, net of allowance of $4,157
        in 1997                                                             1,248         1,396
     Accounts receivable - other                                               32             1
     Costs and estimated earnings in excess of billings
        on uncompleted contracts                                               80           100
     Inventory                                                                  2          --
     Prepaid expenses                                                          22            56
                                                                           ------        ------
        Total current assets                                                1,746         1,605
                                                                           ------        ------

PROPERTY AND EQUIPMENT, net                                                   331           267
                                                                           ------        ------
TOTAL ASSETS                                                               $2,077        $1,872
                                                                           ======        ======


                                     LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
     Current maturities of long-term debt                                  $  213        $   35
     Accounts payable                                                         419           443
     Accrued liabilities                                                      149           137
     Billings in excess of costs and estimated
       earnings on uncompleted contracts                                      390           509
     Federal income taxes payable                                             172          --
                                                                           ------        ------
        Total current liabilities                                           1,343         1,124
                                                                           ------        ------

NONCURRENT LIABILITIES:
     Long-term debt, net of current maturities                                142           133
     Deferred Federal income taxes                                             22            22
                                                                           ------        ------
        Total noncurrent liabilities                                          164           155
                                                                           ------        ------

STOCKHOLDERS' EQUITY:
     Common stock, no par value; 1,000,000 shares authorized;
        1,000 shares issued and outstanding                                     1             1
     Retained earnings                                                        569           592
                                                                           ------        ------
        Total stockholders' equity                                            570           593
                                                                           ------        ------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                 $2,077        $1,872
                                                                           ======        ======



               The accompanying notes are an integral part of the
                       consolidated financial statements.

                       GALBRAITH ACQUISITION COMPANY, INC.
             CONSOLIDATED STATEMENTS OF INCOME AND RETAINED EARNINGS
                                 (In Thousands)

                                                           Three Months Ended
                                                   -----------------------------------
                                                    December 31   March 31   March 31
                                                       1997         1997       1998
                                                    -----------   --------   --------
                                                                      (unaudited)
REVENUES EARNED                                       $ 6,061     $   956     $ 1,567

COST OF REVENUES EARNED                                 4,848         782       1,341
                                                      -------     -------     -------

GROSS PROFIT FROM CONSTRUCTION                          1,213         174         226
                                                      -------     -------     -------

GENERAL AND ADMINISTRATIVE EXPENSES                       619         128         109
                                                      -------     -------     -------

OTHER INCOME (EXPENSE):
     Interest income                                        1        --             1
     Interest expense                                     (59)         (9)         (5)
     Recovery of bad debt and miscellaneous income          2           3           6
     Gain (loss) on sale of assets                         (1)          1        --
                                                      -------     -------     -------

        Net other income (expense)                        (57)         (5)          2
                                                      -------     -------     -------

INCOME BEFORE FEDERAL INCOME TAXES                        537          41         119
                                                      -------     -------     -------

PROVISION FOR FEDERAL INCOME TAXES:
     Current                                              186           9          35
     Deferred (benefit) expense                             1        --          --
                                                      -------     -------     -------

        Total provision for Federal income taxes          187           9          35
                                                      -------     -------     -------

NET INCOME                                            $   350     $    32     $    84
                                                      =======     =======     =======

RETAINED EARNINGS, Beginning of year                  $   219                 $   569

DIVIDENDS                                                --                       (61)
                                                      -------                 -------

RETAINED EARNINGS, End of year                        $   569                 $   592
                                                      =======                 =======



               The accompanying notes are an integral part of the
                       consolidated financial statements.

                       GALBRAITH ACQUISITION COMPANY, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In Thousands)

                                                                             Three Months Ended
                                                                             --------------------
                                                                 December 31  March 31   March 31
                                                                    1997        1997       1998
                                                                 -----------  --------   --------
                                                                            (unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net income                                                     $ 350     $  32     $  84
     Adjustments to reconcile net income to net cash provided by
          (used in) operating activities:
            Depreciation                                               59        12        12
            (Gain) loss on sales of assets                              1        (1)     --
            Deferred Federal income taxes                               1      --        --
            Changes in assets and liabilities:
               (Increase) decrease in:
                 Contracts receivable                                 164       606      (148)
                 Accounts receivable - other                          (17)       13        31
                 Costs and estimated earnings in excess of
                    Billings on uncompleted contracts                 (18)       31       (20)
                 Inventory                                             12        (3)        2
                 Prepaid expenses                                      (1)      (49)      (34)

              Increase (decrease) in:
                 Accounts payable                                     (57)     (266)       24
                 Accrued liabilities                                  109        49       (12)
                 Billings in excess of costs and estimated
                    Earnings on uncompleted contracts                  82       (55)      119
                 Federal income taxes payable                         169      --        (172)
                                                                    -----     -----     -----
                           Total adjustments                          504       337      (198)
                                                                    -----     -----     -----
            Net cash provided by operating activities                 854       369      (114)
                                                                    -----     -----     -----

CASH FLOWS FROM INVESTING ACTIVITIES:
     Purchases of property and equipment                              (36)     --        --
     Proceeds from sales of property and equipment                     12        66        52
                                                                    -----     -----     -----
            Net cash provided by (used in) investing activities       (24)       66        52
                                                                    -----     -----     -----

CASH FLOWS FROM FINANCING ACTIVITIES:
     Capital Contribution                                            --         199      --
     Dividends                                                       --        --         (61)
     Line of credit, net                                             (395)     (292)     (187)
     Proceeds from borrowings on notes payable                       --          15      --
     Payment of debt on stockholder loan                              (30)     --        --
     Payment of debt on notes payable                                (108)     (395)     --
                                                                    -----     -----     -----
            Net cash (used in) financing activities                  (533)     (473)     (248)
                                                                    -----     -----     -----

NET INCREASE (DECREASE) IN CASH                                       297       (38)     (310)
CASH, Beginning of period                                              65        65       362
                                                                    -----     -----     -----
CASH, End of period                                                 $ 362     $  27     $  52
                                                                    =====     =====     =====

Supplementary disclosures:
     Cash paid during the year for interest                         $  64     $   9     $   5
     Cash paid during the year for income taxes                     $  17     $   8     $ 207

               The accompanying notes are an integral part of the
                       consolidated financial statements.

                       GALBRAITH ACQUISITION COMPANY, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      FOR THE YEAR ENDED DECEMBER 31, 1997


NOTE 1:  ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

GENERAL

Galbraith Acquisition Company, Inc. (the Corporation) was incorporated under the laws of the state of Texas on September 17, 1994. The Corporation was formed as a holding company for the purpose of acquiring its wholly owned subsidiary, Galbraith Electric Company. Galbraith Electric Company, Inc. was founded in 1941 and is an electrical contractor whose principal activity is electrical installation on new and existing commercial buildings. The work is performed under fixed-price and modified fixed-price contracts. Most projects are located in the central Texas area. The length of the contracts vary but are typically less than one year.

In May, 1998, the Company and its stockholders entered into a definitive agreement with Integrate Electrical Services, Inc. (IES), pursuant to which all outstanding shares of the Company's common stock was exchanged for cash. In addition, the key executives of the Company entered into employment agreements with the Company and IES which generally restrict the disclosure of confidential information as well as restrict competition with the Company and IES for a period of two years following termination of employment.

The interim financial statements for the three months ended March 31, 1998 and 1997, are unaudited and have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of the Company's management, the unaudited interim financial statements contain all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation. The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

Management uses estimates and assumptions in preparing these financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could vary from the estimates that were used.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of Galbraith Acquisition Company, Inc. (a holding company) and its wholly owned subsidiary. Galbraith Electric Company, Inc. is the acquisition company's only subsidiary. All significant intercompany transactions are eliminated in the consolidation.

REVENUE AND COST RECOGNITION

Revenues from construction contracts are recognized on the "percentage-of-completion" method, measured by the percentage of costs incurred to date to the total estimated costs for each contract. That method is used because management considers total cost to be the best available measure of progress on the contracts. Because of inherent uncertainties in estimating costs, it is at least reasonably possible that the estimates used will change within the near term.

                       GALBRAITH ACQUISITION COMPANY, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      FOR THE YEAR ENDED DECEMBER 31, 1997

Contract costs include all direct material, labor costs, and those other costs related to contract performance such as indirect labor and insurance costs. Selling, general, and administrative costs are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, and estimated profitability may result in revisions to costs and income, which are recognized in the period in which the revisions are determined. Changes in estimated job profitability resulting from job performance, job conditions, contract penalty provisions, claims, change orders, and settlements, are accounted for as changes in estimates in the current period.

The asset, costs and estimated earnings in excess of billings on uncompleted contracts, represents revenues recognized in excess of amounts billed. The liability, billings in excess of costs and estimated earnings on uncompleted contracts, represents billings in excess of revenues recognized.

INVENTORY

Inventory consists principally of materials and are valued at the lower of cost, first-in, first-out method, or market.

PROPERTY AND EQUIPMENT

Property and equipment are stated at historical cost, net of accumulated depreciation. Depreciation is computed using the straight-line method and amounted to $59,178 and $60,408, including the depreciation for the excess cost over net assets attributable to equipment, for the years ended December 31, 1997 and 1996, respectively. The excess of cost over net assets attributable to equipment is being depreciated using the straight-line method over the estimated remaining useful lives of the assets and amounted to $8,663 for each of the years ended December 31, 1997 and 1996. Estimated lives used in calculating depreciation are summarized by major asset category as follows:

--------------------------------------------      ----------------------------
            Category                                       Useful Life

Building and improvements                                    31 to 40 years
Construction equipment                                        7 to 10 years
Vehicles                                                            5 years
Furniture and office equipment                                5 to 10 years


Maintenance, repairs, and minor replacements are charged to expense as incurred; major replacements and betterments are capitalized. The cost of assets, which are sold or retired, and the related accumulated depreciation are removed from the accounts at the time of disposition, and any resulting gain or loss is reflected in income for the period.

FEDERAL INCOME TAXES

Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due, plus deferred taxes resulting from timing differences in the recognition of expense items for financial accounting and tax purposes. The principal timing differences relate to depreciation and bad debt

                       GALBRAITH ACQUISITION COMPANY, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      FOR THE YEAR ENDED DECEMBER 31, 1997

expense. The deferred taxes represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.

CASH EQUIVALENTS

For the purpose of the statements of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amount of the Company's long-term debt approximates fair value based on management's best estimate of interest rates that would be available to the Company for similar debt obligations at December 31, 1997.

NOTE 2: CONTRACTS RECEIVABLE

Contracts receivable consisted of the following at December 31, 1997:

                                                                 1997

Billed on completed contracts                                   $  114
Billed on uncompleted contracts                                    864
Retainages on uncompleted contracts                                274
                                                                ------

    Total                                                        1,252

Less allowance for doubtful amounts                                  4
                                                                ------

    Net contracts receivable                                    $1,248
                                                                ======

Receivables from Faulkner Construction Co. on the Grand Courts job ($268,730), Vratsinas Construction Co. on the Winn Dixie job ($157,000), Templeton Construction Co. on the ADAL Dorms job ($126,570), and Archer-Western Contractors, Ltd on the Wichita Falls Claims Processing Center job ($89,656) represent over 51% of total contracts receivable at December 31, 1997.


NOTE 3:  COSTS AND ESTIMATED EARNINGS ON UNCOMPLETED CONTRACTS

                                                       December 31, 1997
                                                       -----------------

Costs incurred on uncompleted contracts                      $2,652
Estimated earnings                                              531
                                                             ------

    Total                                                     3,183

Less applicable progress billings                             3,493
                                                             ------

    Net                                                      $ (310)
                                                             ======

                       GALBRAITH ACQUISITION COMPANY, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      FOR THE YEAR ENDED DECEMBER 31, 1997


The aforementioned amounts are included in the accompanying balance sheet under the following captions:

                                                         December 31, 1997
                                                         -----------------

Costs and estimated earnings in excess of
    billings on uncompleted contracts                            $  80
Billings in excess of costs and estimated
    earnings on uncompleted contracts                             (390)
                                                                 -----

    Net                                                          $(310)
                                                                 =====

NOTE 4:  PROPERTY AND EQUIPMENT

The following is a summary of property and equipment (at cost), less accumulated depreciation at December 31, 1997:

Buildings and improvements                                       $139
Construction equipment                                            283
Vehicles                                                           90
Furniture and office equipment                                     69
                                                                 ----

    Total property and equipment                                  581
Less accumulated depreciation                                     250
                                                                 ----
    Net property and equipment                                   $331
                                                                 ====

NOTE 5:  NOTE PAYABLE

The subsidiary company's bank provides $750,000 on a revolving line of credit, of which $-0- had been drawn at December 31, 1997 and $395,000 had been drawn at December 31, 1996. The current line of credit was renewed on April 30, 1997 and matures on April 30, 1998, with interest tied to the bank's base rate. The line of credit is secured by the Company's accounts receivable, contract rights, and personal guaranties by certain directors of the Company. There are no compensating balance requirements or commitment fees.

NOTE 6:  LONG-TERM DEBT

Long-term debt consisted of the following, at December 31, 1997:

                       GALBRAITH ACQUISITION COMPANY, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                                                                          1997
   Note payable to bank, payable in monthly installments of $618 including interest at 2.75% above Wall Street Journal prime rate, matures March 19, 2012, secured by all assets of the Company and a
   personal guaranty by an officer of the Company.                        $  52

   Note payable to bank, payable in monthly installments of $2,424, including interest at 2.75% above Wall Street Journal prime rate, matures March 19, 1999, secured by all assets of the Company and a
   personal guaranty by an officer of the Company.                           33

   Note payable to bank, payable in monthly installments of $864, including interest at 2.75% above Wall Street Journal prime rate, matures January 12, 2014, secured by deed of trust on real estate and
   personal guaranty by an officer of the Company.                           77

    Vehicle notes payable to a bank and vehicle financing company, payable in monthly installments ranging from $264 to $461, including interest at rates from 7.9% to 9.5%, maturity dates
    from January 10, 1997 to March 26, 2001, secured by vehicles.            13

    Note payable to bank, payable in monthly installments of $7,800 including interest at the bank's base rate plus 1%, matures
    September 13, 1998, secured by commercial pledge of subsidiary stock, inventory, equipment, receivables, and commercial
    guaranties of stockholders.                                             150

    Note payable to stockholder, interest is payable in semi-annual installments at NationsBank in Temple, Texas prime plus 1%,
    matures September 9, 1998, unsecured.                                    30
                                                                          ------
         Total                                                              355
    Less current maturities                                                 213

         Net long-term debt                                               $ 142
                                                                          =====

                       GALBRAITH ACQUISITION COMPANY, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      FOR THE YEAR ENDED DECEMBER 31, 1997

Principal payments on long-term debt are due as follows:

----------------------------                              ------
               Year Ending
               -----------
           December 31, 1998                               $ 213
           December 31, 1999                                  14
           December 31, 2000                                   8
           December 31, 2001                                   6
           December 31, 2002                                   5
           Thereafter                                        108
                                                           -----

                Total                                      $ 354
                                                           =====

NOTE 7: RETIREMENT PLAN

The Company has a 401(k) retirement plan that covers substantially all employees. Under the plan, employees may contribute up to 15% of their compensation. The Company matches 50% of the employee contributions with a maximum contribution up to 2.5% of the employees compensation. The total Company contributions including administrative costs for the years ended December 31, 1997 and 1996 were $14,343 and $8,495, respectively.

                          Independent Auditor's Report




To the Board of Directors and Stockholders
Arc Electric, Incorporated
Chesapeake, Virginia

         We have audited the accompanying balance sheet of Arc Electric, Incorporated as of December 31, 1997 and the related statements of income, cash flows, and stockholders' equity for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

         We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Arc Electric, Incorporated at December 31, 1997, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.



                                          Edmondson, LedBetter & Ballard, L.L.P.

Norfolk, Virginia
August 27, 1998

                           ARC ELECTRIC, INCORPORATED

                                 BALANCE SHEETS
                      (In Thousands, Except Share Amounts)



                                     ASSETS


                                                                December 31,     June 30,
                                                                   1997           1998
                                                                ------------   -----------
                                                                               (Unaudited)
    CURRENT ASSETS
        Cash and cash equivalents                                  $1,612         $2,081
     Accounts receivable
         Trade, net of allowance of $104 in 1997                    2,127          3,977
         Retainage                                                    346
         Stockholder                                                   35
         Affiliate                                                      5
         Other receivables                                              6
     Inventory                                                         49             76
     Costs and estimated earnings in excess of billings on
         uncompleted contracts                                        659             68
     Prepaid expense                                                   21             41
                                                                   ------         ------

              TOTAL CURRENT ASSETS                                  4,860          6,243
                                                                   ------         ------

PROPERTY AND EQUIPMENT, net                                           480            443

OTHER ASSETS
     Cash value of life insurance, net of $34 loan in 1997             31             65
     Deposits                                                           4              4
                                                                   ------         ------

              TOTAL OTHER ASSETS                                       35             69
                                                                   ------         ------

              TOTAL ASSETS                                         $5,375         $6,755
                                                                   ======         ======


                 See Accompanying Notes to Financial Statements

                      LIABILITIES AND STOCKHOLDERS' EQUITY
                                                                 December 31,    June 30,
                                                                    1997           1998
                                                                 ------------   ----------
                                                                                (Unaudited)
CURRENT LIABILITIES
     Current maturities of long-term debt                          $  115         $  121
     Accounts payable and accrued expenses                          1,407          1,657
     Billings in excess of costs and estimated earnings on
         uncompleted contracts                                        171            517
     Deferred income taxes                                            389            389
     Income taxes payable                                              50            296
     Other current liabilities                                         89             --
                                                                   ------         ------

              TOTAL CURRENT LIABILITIES                             2,221          2,980

LONG-TERM DEBT, net of current maturities                              93            107

DEFERRED INCOME TAXES                                                  33             32
                                                                   ------         ------

              TOTAL LIABILITIES                                     2,347          3,119
                                                                   ------         ------

STOCKHOLDERS' EQUITY
     Common stock, par value $1 per share, authorized
         50,000 shares, 111 shares issued and outstanding              --             --
     Additional paid-in capital                                       152            143
     Retained earnings                                              2,876          3,493
                                                                   ------         ------

              TOTAL STOCKHOLDERS' EQUITY                            3,028          3,636
                                                                   ------         ------

              TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY           $5,375         $6,755
                                                                   ======         ======


                 See Accompanying Notes to Financial Statements

                           ARC ELECTRIC, INCORPORATED

                              STATEMENTS OF INCOME
                                 (In Thousands)

                                                                Six Months Ended June 30,
                                          For The Year Ended   ---------------------------
                                          December 31, 1997      1997              1998
                                          ------------------   --------         ----------
                                                                      (Unaudited)
Contracting Revenues Earned                  $ 19,004          $  9,032          $  7,196

Cost of Revenues Earned                        13,497             6,694             5,496
                                             --------          --------          --------

         GROSS PROFIT                           5,507             2,338             1,700

General and Administrative Expense              2,763             1,274               814
                                             --------          --------          --------

         Income from Operations                 2,744             1,064               886
                                             --------          --------          --------

Other Income (Expense)
     Interest expense                             (24)              (10)              (15)
     Other                                        103                37                15
                                             --------          --------          --------

         OTHER INCOME, NET                         79                27                --
                                             --------          --------          --------

         INCOME BEFORE PROVISION FOR            2,823             1,091               886
            INCOME TAXES

Provision For Income Taxes                      1,095               423               269
                                             --------          --------          --------

         NET INCOME                          $  1,728          $    668          $    617
                                             ========          ========          ========

                 See Accompanying Notes to Financial Statements

                           ARC ELECTRIC, INCORPORATED

                            STATEMENTS OF CASH FLOWS
                                 (In Thousands)

                                                                  For the Year            Six Months Ended June 30,
                                                                      Ended               -------------------------
                                                                 December 31, 1997         1997              1998
                                                                 -----------------        -------          --------
                                                                                                (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income ...................................................         $ 1,728          $   668          $   617
  Adjustments to reconcile net income to net cash provided
     by operating activities-- .................................                                                47
     Depreciation and amortization .............................             118               28
     (Gain) loss on disposal of assets .........................              (3)              --               --
     Provision for uncollectable accounts ......................              43               --               --
     Increase in cash value of life insurance ..................             (10)              --              (34)
     Deferred income taxes .....................................             530               --               (1)
     Increase (decrease) in operating assets
          Accounts receivable ..................................          (1,031)          (2,658)          (1,458)
          Inventory ............................................               2                9              (27)
          Costs and estimated earnings in excess of billings
            on uncompleted contracts ...........................            (544)              11              591
          Prepaid expense ......................................              (9)             (31)             (20)
          Deposits and Other ...................................              (2)             (36)              --
      Increase (decrease) in operating liabilities
          Accounts payable and accrued expenses ................             663            1,643              250
          Billings in excess of costs and estimated earnings
            on uncompleted contracts ...........................            (123)             374              346
          Income taxes payable .................................             (69)             234              246
          Other current liabilities ............................              86              (19)             (89)
                                                                         -------          -------          -------
          NET CASH PROVIDED BY OPERATING ACTIVITIES ............           1,379              223              468

CASH FLOWS FROM INVESTING ACTIVITIES
  Acquisitions of property and equipment .......................            (312)            (130)             (10)
  Proceeds from sale of equipment ..............................               6               --               --
                                                                         -------          -------          -------
          NET CASH USED BY INVESTING ACTIVITIES ................            (306)            (130)             (10)

CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from long-term debt .................................             152               93               20
  Principal payments on long-term debt .........................             (76)              --               --

  Redemption of common stock ...................................            (109)              --               (9)
                                                                         -------          -------          -------


          NET CASH PROVIDED (USED) BY FINANCING ACTIVITIES .....             (33)              93               11

NET INCREASE IN CASH AND CASH EQUIVALENTS ......................           1,040              186              469
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR ...................             572              572            1,612
                                                                         -------          -------          -------
CASH AND CASH EQUIVALENTS, END OF YEAR .........................         $ 1,612          $   758          $ 2,081
                                                                         =======          =======          =======

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

  Cash paid during the year for --
     Interest ..................................................         $    16          $     0          $     0
                                                                         =======          =======          =======
     Income taxes ..............................................         $    63          $   189          $    50
                                                                         =======          =======          =======


                 See Accompanying Notes to Financial Statements

                           ARC ELECTRIC, INCORPORATED

                       STATEMENTS OF STOCKHOLDERS' EQUITY
                      (In Thousands, Except Share Amounts)

                                                                                                        Total
                                                                                                        Stock-
                                                                          Paid-in        Retained       holders'
                                        Shares            Amount          Capital        Earnings       Equity
                                        -------        ------------       -------        --------       --------
BALANCE, January 1, 1997                    126        $         --       $   170        $ 1,239        $ 1,409
     Reacquired shares                      (15)                 --           (18)           (91)          (109)
     Net income                              --                  --            --          1,728          1,728
                                        -------        ------------       -------        -------        -------

BALANCE, December 31, 1997                  111                  --           152          2,876          3,028
                                        -------        ------------       -------        -------        -------

     Other (unaudited)                       --                                (9)            --             (9)
     Net Income (unaudited)                  --                  --            --            617            617
                                        -------        ------------       -------        -------        -------

BALANCE, June 30, 1998 (unaudited)          111        $         --       $   143        $ 3,493        $ 3,636
                                        =======        ============       =======        =======        =======


                 See Accompanying Notes to Financial Statements

                           ARC ELECTRIC, INCORPORATED

                          NOTES TO FINANCIAL STATEMENTS



NATURE OF BUSINESS

    Arc Electric, Incorporated, a Virginia Corporation, is an electrical contractor headquartered in Chesapeake, Virginia. The Company specializes in hospital, industrial and office structures. The Company also installs industrial controls consisting of pneumatic, electrical and computer-based systems. The Company performs the majority of its contract work under fixed price contracts, with contract duration generally ranging from five to nine months. Arc Electric is a regional subcontractor operating from Richmond and southwestern Virginia through South Carolina.

    In September 1998, the Company and its stockholders entered into a definitive agreement with Integrated Electrical Services, Inc. (IES), pursuant to which all outstanding shares of the Company's common stock were exchanged for cash and shares of IES common stock. In addition, the key executives of the Company have entered into employment agreements with the Company and IES which have an initial term of five years, and generally restrict the disclosure of confidential information as well as restrict competition with the Company and IES for a period of two years following termination of employment.

     The interim financial statements for the six months ended June 30, 1998 and 1997, are unaudited and have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of the Company's management, the unaudited interim financial statements contain all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation. The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    ESTIMATES    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the reported amounts of revenues and expenses during the reporting period. Actual results could vary from the estimates that were used. Reference is made to the "Revenue Recognition" section below for discussion of significant estimates reflected in the Company's financial statements.

    REVENUE RECOGNITION     The Company recognizes revenue from long-term
    contracts on the percentage-of-completion method, measured by the percentage of costs incurred to date compared to estimated total costs for each contract. Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs, and depreciation. Provisions for the total estimated losses, if any, on uncompleted contracts are made in the year in which such losses are determined. Changes in job performance, job conditions, estimated profitability and final contract settlements may result in revisions to costs and income, and their effects are recognized in the year in which the revisions are determined. An amount equal to contract costs attributable to claims is included in revenues when realization is probable and the amount can be reliably estimated.

    The balances billed but not paid by customers pursuant to retainage provisions in construction contracts will be due upon the completion of the contracts and acceptance by the customer. Based on the Company's experience with similar contracts in recent years, the retention balance at the balance sheet date will be collected within the subsequent fiscal year.

    The current asset "Costs and estimated earnings in excess of billings on uncompleted contracts" represents revenues recognized in excess of amounts billed. The current liability "Billings in excess of costs and estimated earnings on uncompleted contracts" represents billings in excess of revenues recognized.

                            (Continued on Next Page)

                           ARC ELECTRIC, INCORPORATED

                          NOTES TO FINANCIAL STATEMENTS

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued from preceding page)

    WARRANTY COSTS       For certain contracts, the Company warrants labor and
    materials for the first year after installation of new electrical systems. The Company charges warranty costs to operations in the year costs are incurred.

    CASH EQUIVALENTS     The Company considers all highly liquid debt
    instruments purchased with an original maturity of three months or less to be cash equivalents.

    ACCOUNTS RECEIVABLE     The Company provides an allowance for doubtful
    accounts receivable, based upon an analysis and aging of the accounts. The provision for uncollectible accounts charged to operations was $43,349 in 1997.

    INVENTORY    Inventory is valued at the lower of cost or market, using the first-in, first-out method.

    PROPERTY AND EQUIPMENT      Depreciable assets are recorded at cost and
    depreciation and amortization are calculated using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are capitalized and amortized over the estimated useful life of the asset. Depreciation and amortization expense charged to operations was $118,100 in 1997.

    Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments, which extend the useful lives of existing equipment, are capitalized and depreciated. Upon the retirement or disposal of the property and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the statement of income.

    INCOME TAXES     The Company follows the asset and liability method of
    accounting for income taxes in accordance with Statement of Financial Accounting Standards (SFAS) No. 109. Under this method, deferred assets and liabilities are recorded for future tax consequences of temporary differences between the financial and tax bases of assets and liabilities and are measured using enacted tax rates and laws.

PROPERTY AND EQUIPMENT

    Property and equipment, at cost, consists of the following (in thousands) as of December 31, 1997:

                                                        Estimated
                                                       Useful Lives       Cost
                                                       ------------     -------
Automobiles and trucks                                   5 years        $   509
Construction equipment                                  5-12 years          288
Furniture and office equipment                          5-7 years           181
Leasehold improvements                                  5-39 years           67
                                                                        -------
                                                                          1,045
   Less accumulated depreciation and amortization                          (565)
                                                                        -------
         Net property and equipment                                     $   480
                                                                        =======


                            (Continued on Next Page)

                           ARC ELECTRIC, INCORPORATED

                          NOTES TO FINANCIAL STATEMENTS


DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS

Activity in the Company's allowance for doubtful accounts receivable consists of the following (in thousands) during the year ended December 31, 1997:

                     Balance at beginning of year                                   $    66
                     Additions to costs and expenses                                     43
                     Deductions for uncollectible accounts written off                   (5)
                                                                                    -------
                         Balance at end of year                                     $   104
                                                                                    =======

Accounts payable and accrued expenses consist of the following (in thousands) as of December 31, 1997:

                     Accounts payable, trade                                        $   560
                     Accrued compensation                                               744
                     Other accrued expenses                                             103
                                                                                    -------
                         Total                                                      $ 1,407
                                                                                    =======

Contracts in progress are as follows (in thousands) as of December 31, 1997:

                 Costs incurred on contracts in progress                            $ 5,974
                 Estimated earnings, net of losses                                    3,433
                                                                                    -------
                                                                                      9,407
                 Less - Billings to date                                             (8,919)
                                                                                    -------
                     Net asset                                                      $   488
                                                                                    =======

                 Costs and estimated earnings in excess of billings on
                     uncompleted contracts                                          $   659
                 Less - Billings in excess of costs and estimated earnings on
                     uncompleted contracts                                             (171)
                                                                                    -------
                         Net asset                                                  $   488
                                                                                    =======

LINE OF CREDIT

    The Company had an unused $250,000 line of credit available at December 31, 1997 with a bank. Bank advances on the credit line are payable on demand, with interest at prime plus one-half percent. The credit line is secured by a blanket security agreement on inventory, furniture, fixtures, and equipment. The net book value of pledged assets is approximately $480,000. The line of credit expired on June 30, 1998.

                            (Continued on Next Page)

                           ARC ELECTRIC, INCORPORATED

                          NOTES TO FINANCIAL STATEMENTS

LONG-TERM LIABILITIES

    Long-term notes and capital leases payable at December 31, 1997 are summarized as follows (in thousands except description amounts):


                                                                                                            Net Book
                                                                                                            Value of
                                                                         Principal        Current           Pledged
                          Description                                    Balance          Portion           Assets
     --------------------------------------------------------           ---------         --------          --------
    Notes Payable
       Term notes to a bank, payable $7,188 monthly
       including interest from 8% to 8.3%, expiring in
       various amounts through October 2000, secured
       by fifteen vehicles                                              $    157          $     76          $    223

       Term notes to a bank, payable $896 monthly
       including interest at 7.49%, through April 1999,
       secured by two vehicles                                                14                10                24

     Capital Leases
       Payable  $325  monthly  including  interest  at  6.75%
       through March 1999, secured by equipment                                7                 4                 4

       Payable $1,151 monthly including interest at
       approximately 13.88% through April 1998, with a
       balloon payment of $11,648 due April 1998, then
       $383 monthly including interest at 13.43%
       through February 1999, with a balloon payment of
       $5,902 due March 1999, secured by three vehicles                       24                19                24

       Payable $814 quarterly without interest through
       September 1998, secured by equipment                                    2                 2                 4

       Payable $329 monthly including interest at 10%
       through December 1998, secured by equipment                             4                 4                 7
                                                                           -------        --------
                                                                             208          $    115
                                                                                          ========
       Less current portion                                                 (115)
                                                                         -------
              Total long-term liabilities                                $    93
                                                                         =======


Maturities of long-term notes and capital leases payable in each of the next five years are (in thousands):


    1998            1999             2000             2001             2002
-------------   --------------   -------------    -------------    -------------
    $115             $72             $21            $     --         $     --


                            (Continued on Next Page)

                           ARC ELECTRIC, INCORPORATED

                          NOTES TO FINANCIAL STATEMENTS

LONG-TERM LIABILITIES  (Continued from preceding page)

    A portion of the notes payable totaling $157,489 at December 31, 1997 are under the Company's equipment guidance facility. This guidance facility had a $200,000 limit less amounts outstanding covered by individual notes secured by equipment. The unused portion of the guidance facility both expired and was renewed on June 30, 1998. The new note has a $400,000 limit with the same terms and expires June 30, 1999.

    The Company is contingently liable for a note in the name of Equipment Leasing Company, a related party. At December 31, 1997, the note had a balance of $602,090. This note is secured by real estate owned by Equipment Leasing Company with a net book value of $440,000 and guaranteed by Arc Electric, Incorporated.

    In 1997, interest charged to operations was $23,949.

    In 1998, additional long-term debt in the amount of $58,672 has been obtained for the purchase of vehicles. This debt will be payable $1,679 monthly including interest at 1.9% through July 2001. This commitment is not included in the five-year maturities presented on the preceding page.

OPERATING LEASES

    Facilities are leased from Equipment Leasing Company, an affiliated partnership partially owned by the Company's president, on a five-year lease expiring December 2000. Rent expense paid or accrued to the affiliate was $56,195 in 1997. In addition, a van is leased from Equipment Leasing Company on a month-to-month basis. Rent expense for this vehicle was $8,245 for 1997.

    The Company leases its Richmond facilities on a three-year lease expiring January 31, 2001. Two vehicles are leased under two-year operating leases expiring January 1998 and November 1999. The Company also leases equipment as needed on a temporary basis for specific jobs, for which no long-term commitments exist.

    Total rent expense for office and warehouse space was $58,556 for 1997. Total rent expense for vehicles and equipment was $356,376 for 1997.

    Minimum future annual rent commitments under these agreements for the next five years are (in thousands):

   1998          1999          2000           2001          2002        Total
----------    ----------    -----------    ----------    ----------  ----------
   $91           $93           $88            $69          $    --      $341

    In 1998, the Company leased two additional vehicles under operating leases expiring April and December 2000. These leases are not included in the minimum future rent commitments disclosed above.

EMPLOYEE BENEFIT PLANS

    The Company has a profit-sharing plan with a 401(k) elective deferral feature which covers substantially all of its employees. Contributions to the profit-sharing plan and contributions to match employee deferrals are made at the discretion of the Board of Directors. Contributions to the profit-sharing plan for the year ended December 31, 1997 were $50,000 and employer matching contributions were $27,911 for the year then ended.

                            (Continued on Next Page)

                           ARC ELECTRIC, INCORPORATED

                          NOTES TO FINANCIAL STATEMENTS

INCOME TAXES (in thousands)

    The provision for income taxes is accounted for the year ended December 31, 1997, as follows:

                     Taxes currently paid or payable                                    $          565
                     Deferred income taxes                                                         530
                                                                                        --------------
                                Total                                                   $        1,095
                                                                                        ==============

    Actual income tax expense differs from income tax expense computed by applying the U.S. federal statutory corporate rate of 34 percent to income before provision for income taxes as follows:

                     Provision at the statutory rate                                    $          960
                     Increase resulting from -
                         State income taxes, net of related federal benefits                       112
                         Permanent differences, primarily officer life
                             insurance and meals and entertainment                                  23
                                                                                        --------------
                                Total                                                   $        1,095
                                                                                        ==============

    Deferred income taxes result from temporary differences in the recognition of income and expense for financial reporting purposes and for tax purposes. The tax effects of these temporary differences, representing deferred tax assets and liabilities, result principally from the following:

                                                                                            As of
                                                                                     December 31, 1997
                                                                                     -----------------
                     Deferred tax assets -
                         Allowance for doubtful accounts                                $           40
                         Other accrued expenses not deducted for tax purposes                      286
                                                                                        --------------
                                Total asset                                                        326
                                                                                        --------------

                     Deferred tax liabilities -
                         Accounting for joint venture contract                                     715
                         Bases differences on property and equipment                                33
                                                                                        --------------
                                Total liabilities                                                  748
                                                                                        --------------
                                Net deferred income tax liabilities                     $          422
                                                                                        ==============

    The net deferred tax liabilities are comprised of the following:

                         Deferred tax liabilities -
                             Current                                                    $          389
                             Long-term                                                              33
                                                                                        --------------
                                Net deferred tax liabilities                            $          422
                                                                                        ==============


                            (Continued on Next Page)

                           ARC ELECTRIC, INCORPORATED

                          NOTES TO FINANCIAL STATEMENTS

JOINT VENTURE

    The Company formed a joint venture partnership with another electrical contractor to perform a large industrial contract. The partners are each responsible for performance of a specific phase of the contract. Each partner advanced $5,000 to fund the partnership, is responsible for funding its direct and indirect contract costs, and is responsible for maintaining job cost records for its portion of the job. The profit on the joint venture will be allocated based on job cost records. The Company's investment in the construction joint venture is accounted for by the pro rata combination method. At December 31, 1997, the financial statements include the following amounts related to Arc Electric, Incorporated's portion of the joint venture (in thousands):

               Construction billings receivable                 $          780
               Retainage receivable                                        141
               Advances to the joint venture                                 5
               Costs and estimated earnings in excess of
                   billings on uncompleted contracts                       605
                                                                --------------
                      Total                                     $        1,531
                                                                ==============

               Contracting revenues earned                      $        3,428
               Cost of revenues earned                                   1,545
                                                                --------------

                      Gross profit                              $        1,883
                                                                ==============

FINANCIAL INSTRUMENTS

    The Company's financial instruments consist of cash and cash equivalents, accounts receivable, accounts payable, and short- and long-term debt. The Company believes that the carrying value of these instruments on the accompanying balance sheet approximates their fair value.

CONTINGENCIES

    Litigation

    The Company is involved in disputes and legal actions arising in the ordinary course of business. Management does not believe the outcome of such legal actions will have a material adverse effect on the Company's financial position or results of operations.

    In 1998, the Company is resolving disputed contract billings of $241,845 through arbitration. At December 31, 1997, no revenue had been recognized for costs and estimated earnings on this disputed change order work.

    Insurance

    The Company carries a broad range of insurance coverage, including business auto liability, general liability, workers' compensation and an umbrella policy. The Company has not incurred significant uninsured losses on any of these items.


                            (Continued on Next Page)

                           ARC ELECTRIC, INCORPORATED

                          NOTES TO FINANCIAL STATEMENTS

MAJOR CUSTOMERS AND RISK CONCENTRATION

    The Company had sales of approximately 25 percent of total sales to two major customers during the year ended December 31, 1997.

    The Company routinely maintains cash balances in financial institutions in excess of federally insured limits.

    In addition, the Company grants credit, generally without collateral, to its customers, which are primarily general contractors located from Richmond and southwestern Virginia through South Carolina. Consequentially, the Company is subject to potential credit risk related to changes in business and economic factors within those areas. However, management believes that its contract acceptance, billing and collection policies are adequate to minimize the potential credit risk.

                          INDEPENDENT AUDITORS' REPORT


To the Board of Directors
Brink Electric Construction Co.
Rapid City, South Dakota

We have audited the accompanying balance sheet of BRINK ELECTRIC CONSTRUCTION CO. (the Company) as of March 31, 1998, and the related statements of income, changes in stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of BRINK ELECTRIC CONSTRUCTION CO. as of March 31, 1998, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.




                                                  KETEL THORSTENSON, LLP


Rapid City, South Dakota
May 28, 1998

                         BRINK ELECTRIC CONSTRUCTION CO.

                                 BALANCE SHEETS
                                 (In Thousands)

                                                                                  MARCH 31,         JUNE 30,
ASSETS                                                                              1998              1998
                                                                                ------------      ------------
                                                                                                   (unaudited)
CURRENT ASSETS
Cash                                                                            $      2,931      $      2,205
Receivables:
  Contracts (Notes 2 and 5)                                                            4,134             5,119
  Other                                                                                   34                 -
  Notes                                                                                   45                 -
Costs and Estimated Earnings in Excess of Billings on
  Uncompleted Contracts (Note 3)                                                         830               507
Prepaid Expenses and Other                                                               134                82
Investment in Joint Venture (Note 11)                                                    226                 -
Deferred Income Taxes (Note 8)                                                           120                 -
                                                                                ------------      ------------
TOTAL CURRENT ASSETS                                                                   8,454             7,913


PROPERTY AND EQUIPMENT (Note 5)                                                        3,193             3,154
                                                                                ------------      ------------


OTHER                                                                                      -                35
                                                                                ------------      ------------

TOTAL ASSETS                                                                    $     11,647      $     11,102
                                                                                ============      ============



The accompanying notes are an integral part of these statements.

                         BRINK ELECTRIC CONSTRUCTION CO.

                                 BALANCE SHEETS
                                 (In Thousands)

                                                                                  March 31           June 30
                                                                                    1998              1998
                                                                                 -----------      ------------
                                                                                                   (unaudited)
LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts Payable and Accrued Expenses                                            $     2,864      $      1,620
Current Portion Note Payable (Note 6)                                                    126               126
State and Federal Income Taxes Payable                                                    30               161
Billings in Excess of Costs and Estimated
  Earnings on Uncompleted Contracts (Note 3)                                               2               319
Other                                                                                     66                52
                                                                                 -----------      ------------
TOTAL CURRENT LIABILITIES                                                              3,088             2,278
                                                                                 -----------      ------------

NOTE PAYABLE, Net of Current Portion (Note 6)                                            377               377
                                                                                 -----------      ------------

DEFERRED INCOME TAXES (Note 8)                                                           199                79
                                                                                 -----------      ------------

COMMITMENTS (Notes 5, 6, 7, 9, 10 and 11)

STOCKHOLDERS' EQUITY
Capital Stock:
Common Stock; $1 Par Value; Authorized 1,000,000 Shares; 446,248
  issued at March 31, 1998                                                               446               446
Additional Paid-In Capital                                                             2,448             2,448
Retained Earnings                                                                      6,149             6,520
                                                                                 -----------      ------------
                                                                                       9,043             9,414
Less Stockholders' Notes Receivable (Note 4)                                              32                18
Less Treasury Stock at Cost, 63,712 Shares at
  March 31, 1998 (Note 6)                                                              1,028             1,028
                                                                                 -----------      ------------
                                                                                       7,983             8,368
                                                                                 -----------      ------------

Total Liabilities and Stockholders' Equity                                       $    11,647      $     11,102
                                                                                 ===========      ============

                         BRINK ELECTRIC CONSTRUCTION CO.

                              STATEMENTS OF INCOME
                                 (IN THOUSANDS)



                                                                               Three Months           Three Months
                                                          Year Ended              Ended                  Ended
                                                           March 31,             June 30,              June 30,
                                                             1998                  1997                  1998
                                                        -------------        ---------------       ---------------
                                                                                (unaudited)            (unaudited)
Construction Contract Revenue Earned                    $      21,464        $         5,725       $         6,404

Cost of Revenue Earned                                         16,119                  4,569                 4,985
                                                        -------------        ---------------       ---------------

Gross Profit                                                    5,345                  1,156                 1,419

General and Administrative Expenses                             3,661                    889                   956
                                                        -------------        ---------------       ---------------

Operating Income                                                1,684                    267                   463
                                                        -------------        ---------------       ---------------

Nonoperating Income (Expense)

Interest Income                                                   121                     12                    28
Other, Net                                                        (72)                     -                     -
Interest Expense                                                  (67)                   (10)                  (18)
Gain on Sale of Property and Equipment                             62                      -                     -
                                                        -------------        ---------------       ---------------
                                                                   44                      2                    10
                                                        -------------        ---------------       ---------------

Income Before Income Taxes                                      1,728                    269                   473

Income Tax Expense (Note 8)                                       654                     60                   102
                                                        -------------        ---------------       ---------------

Net Income                                              $       1,074        $           209       $           371
                                                        =============        ===============       ===============


The accompanying notes are an integral part of these statements.

                         BRINK ELECTRIC CONSTRUCTION CO.

                  STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)


                               Common                                   Stockholder
                                Stock       Additional                     Notes         Treasury
                               Issued        Paid-In        Retained     Receivable       Stock
                               $1 Par        Capital        Earnings      (Note 4)        $1 Par           Total
                              ---------     ----------      ---------    ----------      ---------      -----------
BALANCE -- March 31, 1997     $     442     $    2,378      $   5,075    $      (51)     $  (1,028)     $     6,816

Common Stock Issued                   5             82              -             -              -               87

Payments Received on
  Stockholder Notes                   -              -              -             6              -                6
Repurchase of Stock                  (1)           (12)             -            13              -                -


Net Income                            -              -          1,074             -              -            1,074
                              ---------     ----------      ---------    ----------      ---------      -----------

Balance -- March 31, 1998     $     446     $    2,448      $   6,149    $      (32)     $  (1,028)     $     7,983

Payments Received on
Stockholders notes (unaudited)        -              -              -            14              -               14

Net Income (unaudited)                -              -            371             -              -              371
                              ---------     ----------      ---------    ----------      ---------      -----------

Balance - June 30, 1998
(unaudited)                   $     446     $    2,448      $   6,520    $      (18)     $   (1,028)    $     8,368
                              =========     ==========      =========    ==========      ==========     ===========



The accompanying notes are an integral part of these statements.

                         BRINK ELECTRIC CONSTRUCTION CO.

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)



                                                                                       Three Months Ended
                                                                                      --------------------
                                                                                      June 30,    June 30,
                                                                            1998        1997        1998
                                                                          -------     -------     --------
                                                                                          (unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income                                                                $ 1,074     $   209     $   371
Adjustments to Reconcile Net Income to Net Cash Provided
 by Operating Activities:
   Depreciation                                                               915         227         215
   Gain on Sale of Property and Equipment                                     (62)         --          --
   Deferred Income Tax Expense (Benefit)                                      126          --          --
   Working Capital Changes Increasing (Decreasing) Cash:
       Receivables                                                           (750)       (394)       (906)
       Costs and Estimated Earnings in Excess
         of Billings on Uncompleted Contracts                                  92      (1,007)        323
       Prepaid Expenses and Other                                             (33)        (19)          3
       Investment in Joint Venture                                            585          --         226
       Accounts Payable and Accrued Expenses                                1,079        (312)     (1,244)
       State and Federal Income Taxes Payable                                (121)        (60)        131
       Billings in Excess of Costs and Estimated
       Earnings on Uncompleted Contracts                                     (304)        (92)        317
                                                                          -------     -------     -------
Net Cash Flows Provided by (Used in) Operating Activities                   2,601      (1,448)       (564)
                                                                          -------     -------     -------

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of Property and Equipment                                          (858)       (256)       (176)
Proceeds from Sale of Property and Equipment                                   43          --          --
                                                                          -------     -------     -------
Net Cash Flows Used in Investing Activities                                  (815)       (256)       (176)
                                                                          -------     -------     -------

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from Issuance of Common Stock                                         93          --          32
Purchase of Common Stock                                                       --          --         (18)
Borrowing (Repayment) of Note Payable                                        (126)        526          --
                                                                          -------     -------     -------
Net Cash Flows Provided by (Used in) Financing Activities                     (33)        526          14
                                                                          -------     -------     -------

NET INCREASE (DECREASE) IN CASH                                             1,753      (1,178)       (726)

CASH -- BEGINNING OF PERIOD                                                 1,178       1,178       2,931
                                                                          -------     -------     -------

CASH -- END OF PERIOD                                                     $ 2,931     $    --     $ 2,205
                                                                          =======     =======     =======

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash Paid During the Year For:
Interest                                                                  $    69     $    10     $    18
Federal and State Income Taxes                                                648          60         102

The accompanying notes are an integral part of these statements.

                         BRINK ELECTRIC CONSTRUCTION CO.

                          NOTES TO FINANCIAL STATEMENTS
                             MARCH 31, 1998 AND 1997



(1)  NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

a.   NATURE OF BUSINESS AND ORGANIZATION

Brink Electric Construction Co. (the Company) is engaged in the construction of electric power transmission lines and substations in the western United States. During the year ended March 31, 1998, the transmission and substation divisions accounted for 28 percent and 72 percent of total revenues and 41 percent and 59 percent of gross profit, respectively. Work is generally performed under unit-price contracts. The length of the majority of the contracts is less than two years.

In August, 1998, the Company and its stockholders entered into a definitive agreement with Integrated Electrical Services, Inc. (IES), pursuant to which all outstanding shares of the Company's common stock was exchanged for cash and shares of IES common stock. In addition, the key executives of the Company entered into employment agreements with the Company and IES which have initial terms of five years, and generally restrict the disclosure of confidential information as well as restrict competition with the Company and IES for a period of two years following termination of employment.

b.   SIGNIFICANT ACCOUNTING POLICIES

The interim financial statements for the three months ended June 30, 1998 and 1997, are unaudited and have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of the Company's management, the unaudited interim financial statements contain all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation. The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

1.   Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2.   Revenue and Cost Recognition

Revenues from construction contracts are recognized on the percentage-of-completion method, measured by the percentage of costs to date to estimated costs to complete for each contract. This method is used because management considers costs incurred to be the best available measure of progress on these contracts. Revenue from cost-plus-fee contracts is recognized on the basis of costs incurred during the period plus the fee earned. Due to uncertainties inherent in the estimation process, it is at least reasonably possible that the completion costs for contracts in progress at March 31, 1998, will be revised significantly in the near term.

Contract costs include all direct material, direct labor, and subcontract costs and those indirect costs related to contract performance, such as labor, supplies, tools, repairs, and depreciation costs. The costs of uninstalled materials specifically produced or fabricated for a project and delivered to a job site are included in the contract costs used to measure the extent of progress. General and administrative costs are charged to expense as incurred. Provisions for estimated costs are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, and estimated profitability, including those arising from contract penalty provisions and final contract settlements, may result in revisions to costs and income and are recognized in the period in which the revisions are determined.

                         BRINK ELECTRIC CONSTRUCTION CO.

                          NOTES TO FINANCIAL STATEMENTS
                             MARCH 31, 1998 AND 1997


The asset, "Costs and Estimated Earnings in Excess of Billings on Uncompleted Contracts," represents revenues recognized in excess of amounts billed. The liability, "Billings in Excess of Costs and Estimated Earnings on Uncompleted Contracts," represents billings in excess of revenues recognized.

3.   Property and Equipment

Equipment and leasehold improvements are stated at cost. Depreciation expense is computed principally by the straight-line method based on the following estimated useful lives:

                                                                 Years
                                                                 -----
Equipment and Vehicles                                           4-10
Office Furniture and Equipment                                   5-10
Leasehold Improvements                                           5-15

4.   Investment in Joint Venture

The investment in joint venture is accounted for by the equity method and includes contract receivables relating to the Company's billings to the joint venture. The Company's share of the gross joint venture revenue, cost of revenue and operating income is included in the statement of income.

(2)  CONTRACTS RECEIVABLE, BILLED

Billed contracts receivable consist of the following at March 31:


                                                                  1998
                                                                 -------
Completed Contracts                                              $   487
Uncompleted Contracts                                              3,148
Retainage                                                            499
                                                                 -------
                                                                 $ 4,134
                                                                 =======

(3)  UNCOMPLETED CONTRACTS

Costs, estimated earnings, and billings on uncompleted contracts consist of the following at March 31:


                                                                                1998
                                                                                ----
Costs Incurred on Uncompleted Contracts                                        $ 5,006
Estimated Earnings                                                               1,190
                                                                               -------
                                                                                 6,196
Less Billings to Date                                                            5,368
                                                                               -------
                                                                               $   828
                                                                               =======

Included in accompanying balance sheets under the following captions:

Costs and Estimated Earnings in Excess of Billings on Uncompleted Contracts    $   830
Billings in Excess of Costs and Estimated Earnings on Uncompleted Contracts         (2)
                                                                               -------
                                                                               $   828
                                                                               =======

                         BRINK ELECTRIC CONSTRUCTION CO.

                          NOTES TO FINANCIAL STATEMENTS
                             MARCH 31, 1998 AND 1997


(4)  STOCKHOLDERS' NOTES RECEIVABLE

Stockholder notes receivable represent Company financing of employee purchases of Company stock. The notes bear interest at prime rate adjusted quarterly and are due in August 1998. No principal or interest payments are required until maturity. The notes are secured by the stock purchased.

(5)  SHORT-TERM BANK BORROWINGS/REVOLVING LINE OF CREDIT

At March 31, 1998 and 1997, the Company had available a revolving line of credit with First Bank of South Dakota. Under the credit agreement, the available line is the lesser of $2.5 million or a calculated asset borrowing base. There were no amounts outstanding at March 31, 1998 and 1997. Interest is payable monthly at the high Wall Street Journal Prime Rate, and the note is secured by receivables and equipment. The credit agreement contains certain covenants, the most restrictive of which include a requirement to maintain a minimum book tangible net worth of $5,000,000 and a maximum debt-to-tangible net worth ratio not to exceed 1.5 to 1.0. The line of credit matures August 1998.

(6)  NOTE PAYABLE

During the year ended March 31, 1997, the Company purchased 63,712 shares of its common stock for $1,028,216. The stock purchase agreement requires the Company to pay $400,000 in cash with the remaining $628,216 being financed over five years. The agreement requires annual principal payments of $125,643 plus annual interest payments at the rate of 2 percent below prime rate. The shares purchased by the Company are held in escrow until satisfaction of the stock purchase agreement and, accordingly, have been classified as treasury stock in the accompanying financial statements. Interest expense under this note totaled $58,033 and $9,816 during the years ended March 31, 1998 and 1997, respectively.

(7)  LEASE ARRANGEMENTS

The Company leases property and equipment used in its operations under various agreements which are substantially month-to-month operating leases. The total rental expense included in the statements of income for the years ended March 31, 1998 and 1997, was $571,100 and $535,306, respectively. Included in these amounts are payments to a partnership affiliated with the Company through common ownership:


                                                 Year Ended March 31, 1998
                                                 -------------------------
Partnership
Frank Brink & Sons                                   $       150


(8)  INCOME TAXES

Income tax expense (benefit) for the years ended March 31, consists of:


                                                                              March 31, 1998
                                                                Current          Deferred        Total
                                                                -------          --------        -----
Federal                                                       $       459       $      126     $       585
State                                                                  69               -               69
                                                              -----------       ---------      -----------
                                                              $       528       $      126     $       654
                                                              ===========       ==========     ===========

                         BRINK ELECTRIC CONSTRUCTION CO.

                          NOTES TO FINANCIAL STATEMENTS
                             MARCH 31, 1998 AND 1997


The effective rate differs from the federal statutory rate of 34 percent primarily due to state taxes and certain nondeductible expenses for tax purposes.

Deferred income taxes are provided on temporary differences between financial statement and taxable income. At March 31, 1998, there are temporary differences that relate principally to the use of accelerated depreciation for tax, the deferral of taxable income on contracts less than 10 percent complete, joint venture contracts, and accrued stockholder bonuses. Deferred tax assets total $120,000 and $111,000 at March 31, 1998 and 1997, respectively, while deferred tax liabilities total $199,430 and $64,000 at March 31, 1998 and 1997, respectively.

(9)  BACKLOG

Following is a reconciliation of the backlog of signed contracts:


Balance of signed but unperformed work at March 31, 1997                                    $        7,033
New contracts and change orders during the year ended March 31, 1998                                18,030
Less contract revenues earned during the year ended March 31, 1998                                 (21,464)
                                                                                            --------------
Balance of signed but unperformed work at March 31, 1998                                    $        3,599
                                                                                            ==============

In addition, from April 1, 1998 through May 28, 1998, the Company signed additional contracts with revenues totaling approximately $8,785,000.


(10) 401(k) PROFIT-SHARING PLAN

The Company sponsors a 401(k) Profit-Sharing Plan (the Plan) which covers all enrolled employees with at least one year of service. Contributions to the Plan consist of a discretionary profit-sharing provision and a matching provision as set forth in the Plan. Plan contributions charged to operations were $146,016 and $150,543 for the years ended March 31, 1998 and 1997, respectively.

(11) JOINT VENTURE

The Company is a party to an agreement with an unrelated company to perform certain design-build construction contracts on a joint venture basis. The agreement requires profits and losses be shared equally, and there is a commitment to provide financing to the joint venture as needed. At March 31, 1998 and 1997, the total contract price of joint venture contracts in progress was $1,543,248 and $6,943,765, respectively.

The Company has recognized revenues, costs and gross profit under this agreement during the years ended March 31, as follows:


                                                                               1998
                                                                               ----
Revenues                                                                   $      2,913
Cost of Revenues                                                                  2,192
                                                                           ------------

Gross Profit                                                               $        721
                                                                           ============

The following amounts are included in the investment in joint venture:

Contract Receivables                                                       $         86
Costs and Estimated Earnings in Excess of Billings                                  140
                                                                           ------------
                                                                           $        226
                                                                           ============

All the work performed by the joint venture is for one customer.

                         BRINK ELECTRIC CONSTRUCTION CO.

                          NOTES TO FINANCIAL STATEMENTS
                             MARCH 31, 1998 AND 1997


(12) MAJOR CUSTOMERS AND RISK CONCENTRATION:

The Company had sales of approximately 25 percent of total sales to two major customers during 1997.

In addition, the Company grants credit, generally without collateral, to its customers, which are general contractors in the transmission line and substation markets in the United States. Consequently, the Company is subject to potential credit risk related to changes in business and economic factors within the commercial and industrial construction markets in this state. However, management believes that its contract acceptance, billing and collection policies are adequate to minimize the potential credit risk.

                          Independent Auditor's Report


       Board of Directors
       Goss Electric Company, Inc.
       Decatur, Alabama

       We have audited the accompanying balance sheet of Goss Electric Company, Inc. as of December 31, 1997 and the related statements of income and retained earnings, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

       We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

       In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Goss Electric Company, Inc. at December 31, 1997, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

       The 1997 financial statements were reviewed by us, and our report thereon, dated April 1, 1998, stated that we were not aware of any material modifications that should be made to those statements for them to be in conformity with generally accepted accounting principles. However, a review is substantially less in scope than an audit and does not provide a basis for the expression of an opinion on the financial statements taken as a whole.



                                        Wear, Howell, Strickland & Quinn, L.L.C.

         Decatur, Alabama
         August 25, 1998

                                  BALANCE SHEET
                           GOSS ELECTRIC COMPANY, INC.
                                 (In Thousands)



                            ASSETS
                                                               December 31,   June 30,
                                                                   1997         1998
                                                               ------------ -----------
                                                                            (Unaudited)
CURRENT ASSETS
    Cash and cash equivalents                                   $  773       $  154
    Investments                                                  3,621           --
    Accounts receivable:
         Trade                                                   2,616        3,085
         Retainage                                                 416           --
         Employees                                                  54           --
    Inventories                                                     45           45
    Costs and estimated earnings in excess of billings on
          uncompleted contracts                                    738          639
         Prepaid and other                                          --           39
                                                                ------       ------

                        TOTAL CURRENT ASSETS                     8,263        3,962

PROPERTY AND EQUIPMENT, net                                        412          435


OTHER ASSETS
    Cash surrender value of life insurance                         446          493
    Note receivable, related party                                 110          270
                                                                ------       ------

                         TOTAL OTHER ASSETS                        556          763
                                                                ------       ------

TOTAL ASSETS                                                    $9,231       $5,160
                                                                ======       ======

                                 BALANCE SHEET
                          GOSS ELECTRIC COMPANY, INC.
                                 (In Thousands)

                                                               December 31,   June 30,
                                                                  1997         1998
                                                               ------------   --------
                                                                              (Unaudited)
              LIABILITIES AND STOCKHOLDERS' EQUITY


CURRENT LIABILITIES
    Accounts payable and Accrued expenses                        $  694       $  639
    Note payable                                                  3,300           --
    Billings in excess of costs and estimated
       earnings on uncompleted contracts                            733           --
                                                                 ------       ------
                                TOTAL CURRENT LIABILITIES         4,727          639


STOCKHOLDERS' EQUITY
    Common stock $1.00 par value, 100,000 authorized
          shares, 1,000 issued and outstanding shares                 1            1
    Paid in capital                                                  43           43
    Retained earnings                                             4,460        4,477
                                                                 ------       ------
                                TOTAL STOCKHOLDERS' EQUITY        4,504        4,521


                                                                 ------       ------
    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                   $9,231       $5,160
                                                                 ======       ======



       The accompanying notes are an integral part of this financial statement.

                   STATEMENT OF REVENUES AND RETAINED EARNINGS
                           GOSS ELECTRIC COMPANY, INC.
                                 (In Thousands)

                                                                         Six Months       Six Months
                                                         Year Ended        Ended            Ended
                                                         December 31,     June 30,         June 30,
                                                            1997            1997            1998
                                                         ------------    ----------       ----------
                                                                          (unaudited)     (unaudited)
Revenues                                                  $ 16,385        $  8,559        $  8,104

Cost of services (including depreciation)                   12,776           6,499           6,396
                                                          --------        --------        --------
GROSS PROFIT                                                 3,609           2,060           1,708
Administrative and general expenses                            844             443             442
                                                          --------        --------        --------

                        INCOME FROM OPERATIONS               2,765           1,617           1,266


Other income (expenses):
     Gain on sale of assets                                      1              --              --
     Interest and dividend income                               93               1              40
     Increase in cash value of life insurance                   32              --              --
     Bad debt expense                                         (134)             --              --
     Interest expense                                           (4)             (4)             --
                                                          --------        --------        --------
                    TOTAL OTHER INCOME (EXPENSES)              (12)             (3)             40
                                                          --------        --------        --------
NET INCOME                                                   2,753           1,614           1,306

Retained earnings, beginning of period                       3,287           3,287           4,460
                                                          --------        --------        --------
                                                             6,040           4,901           5,766

Less distributions                                           1,580             451           1,289
                                                          --------        --------        --------

                   RETAINED EARNINGS, END OF PERIOD       $  4,460        $  4,450        $  4,477
                                                          ========        ========        ========

                             STATEMENT OF CASH FLOWS
                           GOSS ELECTRIC COMPANY, INC.
                                 (In Thousands)

                                                                         Six Months      Six Months
                                                           Year Ended      Ended           Ended
                                                           December 31,    June 30,       June 30,
                                                              1997          1997           1998
                                                           ------------  ----------      ----------
                                                                         (unaudited)     (unaudited)
Cash flows from operating activities:
     Net income                                             $ 2,753        $ 1,614        $ 1,306
     Adjustments to reconcile net income to net
     cash provided by operating activities:
     Increase in cash value of life insurance                   (32)            --
     Depreciation                                                95             47             66
     Gain on sale of assets                                      (1)            --             --
     Changes in operating assets-(increase) decrease:
          Accounts receivable                                   110            857              1
          Inventories                                           (17)           (32)            --
          Costs and estimated earnings in excess
               Of billings on uncompleted contracts            (406)          (268)            99
     Changes in liabilities-increase (decrease):
          Accounts payable and accrued expenses                 (46)          (373)           (55)
          Billings in excess of costs and estimated
               Earnings on uncompleted contracts                307            155           (733)
          Other                                                  (1)           263            (86)
                                                            -------        -------        -------
NET CASH PROVIDED BY OPERATING
   ACTIVITIES                                                 2,762          2,263            598

Cash flows from investing activities:
     Purchase of property and equipment                        (194)           (88)           (89)
     Net (increase) decrease in note
          Receivable-related parties                            240             --           (160)
     Proceeds from sale of assets                                 1             --             --
     Increase (decrease) in investments                      (1,493)         2,200          3,621
                                                            -------        -------        -------
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES          (1,446)         2,112          3,372

                             STATEMENT OF CASH FLOWS
                           GOSS ELECTRIC COMPANY, INC.
                                 (In Thousands)

                                                           Year        Six Months    Six Months
                                                           Ended          Ended         Ended
                                                        December 31,     June 30,      June 30,
                                                            1997           1997          1997
                                                        ------------   -----------   -----------
                                                                       (unaudited)   (unaudited)
Cash flows from financing activities:
Distributions to shareholders                             (1,580)          (451)        (1,289)
Short term borrowings                                      3,300             --             --
    Payments on short term borrowings                     (2,500)        (2,500)        (3,300)
                                                         -------        -------        -------

NET CASH USED IN FINANCING ACTIVITIES                       (780)        (2,951)        (4,589)
                                                         -------        -------        -------

NET INCREASE IN CASH
AND CASH EQUIVALENTS                                         536          1,424           (619)

Cash and cash equivalents, beginning of year                 237            237            773
                                                         -------        -------        -------

CASH AND CASH EQUIVALENTS END OF YEAR                    $   773        $ 1,661        $   154
                                                         =======        =======        =======

Supplemental disclosures of cash flow information:
    Cash paid during the year for:
         Interest                                        $     4        $     4        $    --
                                                         =======        =======        =======



    The accompanying notes are an integral part of this financial statement.

                          NOTES TO FINANCIAL STATEMENTS
                           GOSS ELECTRIC COMPANY, INC.
                                December 31, 1997


NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES

A. Company's activities and operating cycle - The Company is engaged in a single industry: the construction of industrial electric systems. The work is performed under cost-plus-fee contracts, fixed-price contracts, and fixed-price contracts modified by incentive and penalty provisions. Construction projects are located in the southeastern part of the United States.

     In September, 1998, the Company and its stockholders entered into a definitive agreement with Integrate Electrical Services, Inc. (IES), pursuant to which all outstanding shares of the Company's common stock was exchanged for cash and shares of IES common stock. In addition, the key executives of the Company entered into employment agreements with the Company and IES which have initial term of five years, and generally restrict the disclosure of confidential information as well as restrict competition with the Company and IES for a period of two years following termination of employment.

     The interim financial statements for the six months ended June 30, 1998 and 1997, are unaudited and have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of the Company's management, the unaudited interim financial statements contain all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation. The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

B. Revenues from cost-plus-fee contracts are recognized on the basis of costs incurred during the period plus the fee earned. Revenues from fixed-price and modified fixed-price construction contracts are recognized on the percentage-of-completion method, measured by the percentage of costs incurred to date to estimated total costs for each contract. This method is used because management considers expended costs to be the best available measure of progress on these contracts. Because of the inherent uncertainties in estimating costs, it is at least reasonably possible that the estimates used will change within the near term.

     The current asset, "Costs and estimated earnings in excess of billings on uncompleted contracts," represents revenue recognized in excess of amounts billed. The current liability, "Billings in excess of costs and estimated earnings on uncompleted contracts," represents billings in excess of revenue recognized.

     Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs, and depreciation costs. Selling, general, and administrative costs are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, and estimated profitability, including those arising from contract penalty provisions, and final contract settlements may result in revisions to costs and income and are recognized in the period in which the revisions are determined. Profit incentives are included in revenues when their realization is reasonably assured. An amount equal to contract costs attributable to claims is included in revenues when realization is probable and the amount can be reliably estimated.

     The balances billed but not paid by customers pursuant to retainage provisions in construction contracts will be due upon completion of the contracts and acceptance by the customer. Based on the Company's experience with similar contracts in recent years, the retention balance at the balance sheet date will be collected within the subsequent fiscal year.

                          NOTES TO FINANCIAL STATEMENTS
                           GOSS ELECTRIC COMPANY, INC.
                               December 31, 1997

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

C. Property and equipment - Property and equipment is valued at cost less accumulated depreciation. Expenditures for maintenance, repairs and renewals of relatively minor items are charged to income as incurred. Depreciation and amortization are provided principally on the straight-line method over the estimated useful lives of related assets. Assets are generally depreciated over periods ranging from 3 to 10 years. For income tax purposes, accelerated methods of depreciation are generally used.

D. Inventories - Inventories consist of parts and supplies held for use in the ordinary course of business and are stated at the lower of cost or market, determined by the first-in-first-out (FIFO) method.

E. Allowance for doubtful accounts - The Company's receivables are deemed collectible. No allowance for doubtful accounts is provided.

F. Investments - Investments in securities are classified as securities available for sale.

G. Cash and Cash Equivalents - The Company considers cash on hand and in demand deposits, as well as those investments which are generally part of its short-term management activities, to be cash and cash equivalents.

H. Income Taxes - The Company, with the consent of its stockholders, has elected under the Internal Revenue Code and the Code of Alabama to be an S Corporation. In lieu of corporate income taxes, the stockholders of an S Corporation are taxed on their proportionate share of the Company's taxable income. Therefore, no provision or liability for income taxes has been included in the financial statements.

I. Use of Estimates - The process of preparing financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions regarding certain types of assets, liabilities, revenues, and expenses. Such estimates primarily relate to unsettled transactions and events as of the date of the financial statements. Accordingly, upon settlement, actual results may differ from estimated amounts.

J. New Accounting Pronouncement - Effective November 1, 1996, the Company adopted Statement of Financial Accounting Standards SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." Adoption of this standard did not have a material effect on the financial position or results of operations of the Company.

                          NOTES TO FINANCIAL STATEMENTS
                           GOSS ELECTRIC COMPANY, INC.
                      For the year ended December 31, 1997


NOTE 2 - PROPERTY AND EQUIPMENT

Property and equipment consists of the following at December 31, 1997:

     Assets:
        Construction equipment                                   $220
        Transportation equipment                                  650
        Office furniture                                           99
                                                                 ----
                                              TOTAL ASSETS        969
         Accumulated depreciation                                 557
                                                                 ----
                                NET PROPERTY AND EQUIPMENT       $412
                                                                 ====

       Depreciation expense of $94,637 for the year ended December 31, 1997 was charged as follows:

Cost of services                               $85
      Administrative and general expense        10
                                               ---
      TOTAL                                    $95
                                               ===

NOTE 3 - INVESTMENTS - AVAILABLE FOR SALE

Investments in securities at December 31, 1997, consist of U. S. Treasury Bills with a face value of $3,300,000, and municipal bonds and equities with a fair market value of $321,232.

NOTE 4 - COST AND ESTIMATED EARNINGS ON UNCOMPLETED CONTRACTS

Costs incurred on contracts in progress           $3,897
Estimated earnings, net of losses                    136
                                                  ------
                                                   4,033

Less billings to date                              4,028
                                                  ------
                                                  $    5
                                                  ======
Cost and estimated earnings in excess
      of billings on uncompleted contracts           739
Less billings in excess of costs and
estimated earnings on uncompleted contracts          734
                                                  ------
                                                  $    5
                                                  ======

NOTE 5 - NOTE PAYABLE

The Company has a loan of $3,300,000 secured by U. S. Treasury Bills with a face value of $3,300,000. The note bears interest at the bank's base rate and matures on January 2, 1998.

                          NOTES TO FINANCIAL STATEMENTS
                           GOSS ELECTRIC COMPANY, INC.
                      For the year ended December 31, 1997

NOTE 6 - RELATED PARTY TRANSACTIONS

A. The Company is the beneficiary of life insurance policies totaling $1,100,000 on the life of the Shareholder. The cash surrender value of these policies was $445,833 at December 31, 1997, and is shown under other assets.

B. The Company leases building space from the Shareholder on a month to month basis. Total rent expense for the year ended December 31, 1997, was $48,000.

C. The Company has an unsecured note receivable of $110,000 from a relative of the Shareholder.

D. The Company received full payment on a note receivable from the Shareholder during the year, including interest income of $31,881.

NOTE 7 - EMPLOYEE BENEFIT  PLAN

The Company has a defined contribution profit-sharing plan and an elective 401(k) plan covering all eligible employees. The Company contributions for the year ended December 31, 1997, was $124,531.

NOTE 8 - MAJOR CUSTOMERS AND RISK CONCENTRATION

The Company has accounts receivable from mainly large manufacturing companies located in the Southeastern United States. The Company performs ongoing credit evaluations of its customers financial conditions and management believes its policies are adequate to minimize the potential credit risk.

The Company routinely maintains cash balances in financial institutions in excess of federally insured limits.

The Company had sales comprising approximately 30% and 14% of total sales to two customers during the year.

NOTE 9 - COMMITMENTS AND CONTINGENCIES

The Company is involved in disputes or legal actions arising in the ordinary course of business. Management does not believe the outcome of such legal actions will have a material adverse effect on the Company's financial position or results of operations.

The Company carries a broad range of insurance coverage, including business auto liability, general liability and an umbrella policy. The Company has not incurred significant uninsured losses on any of these items.

                          NOTES TO FINANCIAL STATEMENTS
                           GOSS ELECTRIC COMPANY, INC.
                      For the year ended December 31, 1997

NOTE 10 - FINANCIAL INSTRUMENTS

The Company's financial instruments consist of cash and cash equivalents, accounts receivable, notes receivable, marketable securities, accounts payable, and short-term borrowings. The Company believes that the carrying value of these instruments on the accompanying balance sheet approximates their fair value.

                          INDEPENDENT AUDITORS' REPORT



To Board of Directors and Stockholders
of Mid-States Electric Company, Inc.


We have audited the balance sheet of Mid-States Electric Company, Inc. as of December 31, 1997, and the related statements of operations, changes in stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Mid-States Electric Company, Inc. as of December 31, 1997, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.




                                      PHILHOURS, RICH & FLETCHER, P.L.L.C.

Jackson, Tennessee
April 1, 1998

                        MID-STATES ELECTRIC COMPANY, INC.
                                  BALANCE SHEET
                                 (In Thousands)

                                                                             December 31,                 June 30,
                                                                                 1997                       1998
                                                                       -----------------------      --------------------
                                                                                                         (Unaudited)


                                   ASSETS

      CURRENT ASSETS:

       Cash                                                            $                  444       $              1,534
       Contracts receivable                                                             1,533                      1,854
       Contracts receivable-retainage                                                     527                        360
       Accounts receivable-miscellaneous                                                  464                        133
       Costs and estimated earnings in excess of
         billings on uncompleted contracts                                                209                         93
       Inventories                                                                          6                          6
       Prepaid expenses                                                                    35                         11
                                                                       -----------------------      --------------------
           Total Current Assets                                                         3,218                      3,991

 PROPERTY, PLANT, AND EQUIPMENT ASSETS:
       Property, plant and equipment                                                    1,120                      1,145
       Less:  Accumulated depreciation                                                    667                        709
                                                                       -----------------------      --------------------
           Total Property, Plant, and Equipment Assets                                    453                        436

 OTHER ASSETS:
       Deferred expenses                                                                   13                         19
       Deferred taxes                                                                       8                          -
                                                                       -----------------------      --------------------

           Total Other Assets                                                              21                         19
                                                                       -----------------------      --------------------

 TOTAL ASSETS                                                          $                3,692       $              4,446
                                                                       -----------------------      --------------------

                      LIABILITIES AND STOCKHOLDERS' EQUITY

                                                                             December 31,               June 30,
                                                                                 1997                     1998
                                                                       ----------------------      --------------------
                                                                                                       (unaudited)
  CURRENT LIABILITIES:
       Accounts payable and accrued expenses                           $                1,093       $               940
       Billings in excess of costs and estimated
         earnings on uncompleted contracts                                                614                       638
       Current portion of long-term debt                                                  126                        60
                                                                       -----------------------      -------------------
          Total Current Liabilities                                                     1,833                     1,638


 LONG-TERM LIABILITIES:
       Long-term debt, less current portion                                                67                        97

 STOCKHOLDERS' EQUITY:
       Common stock, no par value, 1,000 shares
         authorized, 730 shares issued, and 364.44
         and  601.48 shares outstanding, respectively                                      15                        15
       Retained earnings                                                                3,953                     4,872
       Cost of 365.56 shares of
        common stock held by the  company                                              (2,176)                   (2,176)
                                                                       ----------------------       -------------------

          Total Stockholders' Equity                                                    1,792                     2,711
                                                                       -----------------------      -------------------

TOTAL LIABILITIES
          AND STOCKHOLDERS' EQUITY                                     $                3,692       $             4,446
                                                                       ----------------------       -------------------

                        MID-STATES ELECTRIC COMPANY, INC.
                            STATEMENTS OF OPERATIONS
                                 (In Thousands)



                                                        Year Ended            Six Months Ended
                                                       December 31,       June 30,            June 30,
                                                           1997             1997                1998
                                                      -------------    --------------     --------------
                                                                        (Unaudited)         (Unaudited)
                         REVENUES

      Revenue from contracts                          $      10,786    $        5,056     $        5,631
      Sales of merchandise and labor                          1,973               798                952
      Other income                                               20                 -                  -
      Interest income                                           109                79                 38
      Gain on sale of equipment                                   2                 -                  -
                                                      -------------    --------------     --------------
           Total Revenues                                    12,890             5,933              6,621

                    COSTS AND EXPENSES

      Contract Costs                                          9,645             3,963              4,157
      Cost of merchandise and labor sales                       705               546                593
      Operating and administrative expense                    1,347               645                673
      Interest                                                   18                 9                  7
                                                      -------------    --------------     --------------
           Total Costs and Expenses                          11,715             5,163              5,430

      INCOME BEFORE INCOME TAXES                              1,175               770              1,191

      INCOME TAX PROVISION                                       72                46                 72
                                                      -------------    --------------     --------------

      NET INCOME                                      $       1,103    $          724     $        1,119
                                                      -------------    --------------     --------------







The accompanying notes are an integral part of these financial statements.

                        MID-STATES ELECTRIC COMPANY, INC.
                  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                        (In thousands, except share data)



                                                    COMMON STOCK                                                TOTAL
                                                    OUTSTANDING             RETAINED          TREASURY       STOCKHOLDERS'
                                               SHARES          AMOUNT       EARNINGS            STOCK           EQUITY
                                            -------------    ----------    ----------       --------------   ------------
Balance at January 1, 1997                  $         602    $       15    $    4,562       $         (250)  $      4,327

Dividends paid                                                                 (1,712)                             (1,712)

Treasury Stock Acquired                              (237)                                          (1,926)        (1,926)

Net income for year ended December 31, 1997                                     1,103                               1,103
                                            -------------    ----------    ----------       --------------   ------------

Balance at December 31, 1997                          365    $       15    $    3,953       $       (2,176)  $      1,792
                                            -------------    ----------    ----------       --------------   ------------

Dividends (unaudited)                                   -             -          (200)                   -           (200)

Net income (unaudited)                                  -             -         1,119                    -          1,119
                                            -------------    ----------    ----------       --------------   ------------

Balance at June 30, 1998 (unaudited)                  365    $       15    $    4,872       $       (2,176)  $      2,711
                                            -------------    ----------    ----------       --------------   ------------




The accompanying notes are an integral part of these financial statements.

                        MID-STATES ELECTRIC COMPANY, INC.
                             STATEMENTS OF CASH FLOWS
                                 (In Thousands)

                                                                                             Six Months Ended
                                                                     Year Ended              ----------------
                                                                     December 31,       June 30,          June 30,
                                                                        1997              1997              1998
                                                                      -------           -------           -------
                                                                                       (Unaudited)      (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:

Net income                                                            $ 1,103           $   724           $ 1,119
Adjustments to reconcile net income to net cash
   Provided by operating activities:
     Depreciation                                                          89                43                42
     Loss on sale of equipment                                             (2)               --                --
   (Increase) decrease in:
       Contracts receivable                                               973             1,165               142
       Retainage receivable                                               132                47               167
        Accounts receivable                                              (254)              210              (133)
        Costs and estimated earnings in excess of billings on
          uncompleted contracts                                           (55)              (67)              116
        Prepaid expenses                                                   13                21                24
        Deferred charges                                                    3
        Other                                                               6                 1               (12)
     Increase (decrease) in:
        Accounts payable and accrued expenses of costs and
          estimated earnings on uncompleted contracts                    (647)             (775)             (138)
        Billings in excess                                                124              (243)               24
                                                                      -------           -------           -------
NET CASH PROVIDED BY
 OPERATING ACTIVITIES                                                   1,485             1,126             1,351
                                                                      -------           -------           -------

CASH FLOWS FROM INVESTING ACTIVITIES:
Sale of property, plant, and equipment                                      2                --                --
Purchase of property, plant and equipment                                (134)              (25)              (25)
                                                                      -------           -------           -------
NET CASH USED IN INVESTING ACTIVITIES                                    (132)              (25)              (25)
                                                                      -------           -------           -------

CASH FLOWS FROM FINANCING ACTIVITIES:
Payment on notes payable                                                  (49)              (37)              (36)
Dividends paid                                                         (1,712)           (1,311)             (200)
Purchase of treasury stock                                             (1,926)               --                --
                                                                      -------           -------           -------
NET CASH USED IN FINANCING ACTIVITIES                                  (3,687)           (1,348)             (236)
                                                                      -------           -------           -------

NET INCREASE (DECREASE) IN CASH                                        (2,334)             (247)            1,090
CASH BALANCE AT BEGINNING OF YEAR                                       2,778             2,778               444
                                                                      -------           -------           -------

CASH BALANCE AT END OF YEAR                                           $   444           $ 2,531           $ 1,534
                                                                      -------           -------           -------


The accompanying notes are an integral part of these financial statements.

                        MID-STATES ELECTRIC COMPANY, INC.
                      NOTES TO AUDITED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 1997



NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

(1) BUSINESS ACTIVITY. The Company is engaged as a licensed electrical contractor in several states and is based in Jackson, Tennessee. The work is performed under fixed-price contracts and fixed-price contracts modified by incentive provisions. The Company also manages, for a fee, construction projects of others.

         In July, 1998, the Company and its stockholders entered into a definitive agreement with Integrate Electrical Services, Inc. (IES), pursuant to which all outstanding shares of the Company's common stock was exchanged for cash and shares of IES common stock. In addition, the key executive of the Company entered into employment agreements with the Company and IES which have initial term of three years, and generally restrict the disclosure of confidential information as well as restrict competition with the Company and IES for a period of two years following termination of employment.

         The interim financial statements for the six months ended June 30, 1998 and 1997, are unaudited and have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of the Company's management, the unaudited interim financial statements contain all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation. The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.


         REVENUE AND COST RECOGNITION. Revenue from fixed-price and modified fixed-price construction contracts are recognized on the percentage-of-completion method, measured by the percentage of cost incurred to date to estimated total cost for each contract. Management considers total cost to be the best available measure of progress on the contracts.

         Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs, and depreciation. Selling, general, and administrative costs are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, and estimated profitability may result in revisions to costs and income and are recognized in the period in which the revisions are determined.

         The asset, "Costs and estimated earnings in excess of billings on uncompleted contracts", represents revenues recognized in excess of amounts billed. The liability, "Billings in excess of costs and estimated earnings on uncompleted contracts", represents billings in excess of revenues recognized.

(2) INVENTORIES. Various electrical supplies are stated at cost using the first in, first out method or market value, whichever is less.

                        MID-STATES ELECTRIC COMPANY, INC.
                      NOTES TO AUDITED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 1997


(3) PROPERTY, PLANT AND EQUIPMENT. Properties and equipment are recorded at acquisition cost. Depreciation and amortization are computed based on the estimated useful lives of the individual assets and/or the life of the leases, respectively. Accelerated depreciation methods are used to depreciate certain equipment and automotive equipment. All building assets are depreciated or amortized using the straight-line method. Expenditures for maintenance and repairs are charged to expense as incurred.

(4) INCOME TAXES. The Corporation's stockholders have elected "S" corporation status. No provision has been made for federal taxes since such taxes represent the personal liability of the individual stockholders.

         State income taxes have been provided for all items included in the statement of income, regardless of the period reflected for state income tax purposes. The Company uses the percentage of completion method to recognize contract income for both financial statement and tax purposes. Prior to the year ended December 31,1993, the company used the completed contracts method of income recognition for income tax reporting.

         Under Internal Revenue Code Section 481 the Company was allowed to recognize revenues and costs previously deferred over a four year period ending December 31, 1996. For financial statement purposes, the accrued salary to a more than five-percent stockholder is deducted as an expense but it cannot be claimed for tax purposes until the amount is actually paid in the subsequent year. Deferred taxes are reflected for timing differences which are composed of contract revenues and costs previously deferred for tax reporting and the recording of accrued salary to a more than five-percent stockholder.

(5) CASH AND CASH EQUIVALENTS. Cash and cash equivalents include all cash accounts and temporary investments with an original maturity of three months or less.

(6) USE OF ACCOUNTING ESTIMATES. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of certain assets and liabilities and disclosures. Accordingly, the actual amounts could differ from those estimates. Any adjustments applied to estimated amounts are recognized in the year in which such adjustments are determined.

                        MID-STATES ELECTRIC COMPANY, INC.
                      NOTES TO AUDITED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 1997


NOTE B - LONG-TERM CONTRACTS:

Long-term contracts in process at December 31, 1997, are as follows:

                                                                                     December 31, 1997
                                                                                     -----------------
Expenditures on uncompleted contracts                                              $             4,781
Estimated earnings on uncompleted contracts                                                      1,110
                                                                                   -------------------
                                                                                                 5,891

Less:  Billings to date                                                                          6,296
                                                                                   -------------------

                                      Total                                        $              (405)
                                                                                   -------------------

Included in accompanying balance sheet as costs and estimated
   earnings in excess of billings on uncompleted contracts                         $               209
Included in accompanying balance sheet as billings in excess
   of costs and estimated earnings on uncompleted contracts                                       (614)
                                                                                   -------------------

                                      Total                                        $              (405)
                                                                                   -------------------

                        MID-STATES ELECTRIC COMPANY, INC.
                      NOTES TO AUDITED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 1997



NOTE C - PROPERTY, PLANT, AND EQUIPMENT ASSET:

Property, plant and equipment assets are summarized by major classification as follows:

                                                                                  December 31, 1997
                                                                                  -----------------
Land                                                                               $            72
Building                                                                                       199
Automotive                                                                                     392
Aircraft                                                                                       337
Machinery and equipment                                                                         68
Furniture and fixtures                                                                          52
                                                                                   ---------------

Total cost                                                                                   1,120
Less accumulated depreciation                                                                  667
                                                                                   ---------------

Net book value                                                                     $           453
                                                                                   ===============


NOTE D - LONG-TERM DEBT:

Long-term debt of the Corporation consists of the following:


                                                                                    December 31, 1997
                                                                                    -----------------
Note payable to First Tennessee Bank of Jackson, 7.25%.  See
following for details                                                                  $        79

Note  payable to former  owner of the Company for  purchase of
land and  building.  See following for details                                                  95


Capital lease of a lift truck from Caterpillar  Financial  Services,
Inc. 7.112%,  60 equal monthly payments of $395.42 with a final payment of $1                   19
                                                                                       -----------

                                                                                               193

Less portion due within one year included in current liabilities                               126
                                                                                       -----------

                                                                                       $        67
                                                                                       ===========

                        MID-STATES ELECTRIC COMPANY, INC.
                      NOTES TO AUDITED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 1997



NOTE D - LONG-TERM DEBT (CONTINUED):

The note payable to First Tennessee Bank carries a fixed interest rate of 7.25%. The principal is to be paid at $6,125 per quarter. The remaining balance is due on April 1, 1998. The collateralization consists of a pledge of all assets of the Corporation, exclusive of the above assets pledged on the installment purchases. In addition, the personal guaranties of the individual stockholders secure the debt. The Company has a $600,000 line of credit with First Tennessee Bank which is unsecured. The Company also has a $500,000 line of credit with First Bank that is secured by personal guaranty of stockholder. This line expires November 18, 1998. At December 31, 1997 and 1996, there were no outstanding borrowings against either line.

The Company entered into an agreement with the former owner of the Company to purchase the real estate located at 117 North Conalco Drive, for a price of $200,000. Principal and interest are payable in monthly installment of $4,150 with interest accruing at 9%. The agreement extends until January 1, 2000, when the entire balance of unpaid principal and all accrued interest shall be due and payable. There are no assets or stockholder guarantees pledged as collateral against the note.

Maturity of long-term debt is summarized as follows:

                                Year Ended
                                December 31,           Amount
                                ------------           ------
                                       1998          $      126
                                       1999                  51
                                       2000                   8
                                       2001                   5
                                       2002                   3
                                                     ----------

                                   Total             $      193
                                                     ==========


NOTE E - INCOME TAXES:

As previously stated in the notes to the financial statements, the Company is an "S" corporation. The federal income taxes will be paid by the individual stockholders. The income tax provided is state income tax. The state income tax consists of the following:

                                                     Year Ended
                                                  December 31, 1997
                                                  -----------------
                  Currently due                    $          66
                  Deferred tax - current                       6
                                                   -------------

                  Income Tax Expense               $          72
                                                   =============

                        MID-STATES ELECTRIC COMPANY, INC.
                      NOTES TO AUDITED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 1997


NOTE E - INCOME TAXES (CONTINUED):

The deferred tax liability results from a change in the method of recognition of revenue and costs on contracts and the accrual of salary for a more than five-percent stockholder. Contract revenues and costs previously deferred under the completed contract method of income recognition will be included in income for tax purposes, in equal amounts, over the four years ended December 31, 1996. The recognition of the deferred amounts is in accordance with Internal Revenue Service Code section 481. The accrued salary is deducted for financial statements when accrued but not deducted for income tax purposes until it is actually paid in the subsequent year.

State taxes currently payable at December 31, 1997, amounted to $118,260.


NOTE F - RELATED PARTY TRANSACTIONS:

In February, 1990, the sole stockholder sold his stock to the present stockholders. The Company entered into an agreement on February 1, 1990, with the former stockholder to lease certain real estate located at 117 North Conalco Drive, Jackson, Tennessee. The lease term was for five years and provides for monthly rental of $2,500 plus all maintenance to the premises and improvements. The Company purchased the real estate on February 1, 1995, for $200,000. See Note "D".

During the year ended December 31, 1997, the Company purchased specialized electrical components from a company controlled by the majority shareholder. These components were resold to construction customers at terms and rates similar to other items obtained from outside vendors.

Dollar volume purchases, amounts due from and amounts due to the related vendor for the year ended December 31, 1997, are as follows:


                                                         Year Ended
                                                      December 31, 1997
                                                      -----------------
                  Purchases                        $                   96
                                                   ======================

                  Sales                            $                   47
                                                   ======================

                  Accounts Receivable              $                    0
                                                   ======================

                  Accounts Payable                 $                    0
                                                   ======================

                        MID-STATES ELECTRIC COMPANY, INC.
                      NOTES TO AUDITED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 1997


NOTE F - RELATED PARTY TRANSACTIONS (CONTINUED):

Effective for the year ended December 31, 1992, the Company is to pay the President a bonus of 8% of net income. The bonus amounted to $113,850 for the year ended December 31, 1997.


NOTE G - CASH FLOW INFORMATION:

Cash paid for interest and income taxes for the year ended December 31, 1997 are as follows:


                                                           Year Ended
                                                       December 31, 1997
                                                       -----------------
                  Interest                         $                    19
                                                   =======================

                  Income Taxes                     $                   174
                                                   =======================


NOTE H - CONCENTRATION OF RISK:

The Company, in connection with its construction activities grants credit to customers, that involves, to varying degrees, elements of credit risk. Such risk is reduced by the Company's ability to obtain lien rights on the constructed property. The maximum accounting loss from credit risk in connection with the Company's construction operations is limited to the amounts that are recognized in the accompanying balance sheet as contracts, retainage and accounts receivable at December 31, 1997.

At December 31, 1997, the Company maintained cash deposits with a regional financial institution that exceeded regulatory insurance by approximately $36,611. If the financial institution failed to completely perform under the terms of the financial instruments, the exposure for credit loss would be the amount on deposit in excess of regulatory insurance.

At December 31, 1997, the Company maintained approximately $39,000 in overnight purchase of securities with the intention of resale with First Tennessee Bank. These funds are used to purchase a Federal Home Loan Mortgage Corporation REMIC on an overnight basis. The market value of this security was approximately $40,000 as of December 31, 1997. In the event First Tennessee failed to completely perform under the terms of the agreement, the Company's exposure to credit loss would be offset by the value of the underlying security.

                        MID-STATES ELECTRIC COMPANY, INC.
                      NOTES TO AUDITED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 1997



NOTE H - CONCENTRATION OF RISK (CONTINUED):

At December 31, 1997, the Company maintained approximately $247,000 in overnight purchase of securities with intent to resale with First Bank. These funds are used to purchase a Federal National Mortgage Association bond on an overnight basis. The market value of this security is approximately $995,000 as of December 31, 1997. In the event First Bank failed to completely perform under the terms of the agreement, the Company's exposure to loss would be offset by the value of the underlying security.


NOTE I - LEASE COMMITMENTS:

In February 1995, the Company entered into a capital lease obligation for a copier. The lease term is 36 months with two months payment in advance.

In March 1996, the Company entered into a lease agreement for an automobile. The lease term is 30 months. In August 1997, the Company entered into a lease agreement for an automobile, with a lease term of 24 months. Lease expense for 1997 amounted to $12,768.


Future required lease payments are as follows:


                             1998                       $      20
                             1999                               9
                                                        ---------

                             TOTAL                      $      29
                                                        =========


NOTE J - TREASURY STOCK:

During the year, the Company purchased 237.04 shares of stock for $1,926,396 from two stockholders. This represented 39.4% of the total shares outstanding at the time of the purchase.


NOTE K - EMPLOYEE BENEFITS PLAN:

The Company maintains a 401(k) savings plan for all employees who are 21 and have one year of service. Employer contributions to the plan are determined annually by the Board of Directors. The plan was effective January 1, 1997. The Company has made no contributions to the plan.

                        MID-STATES ELECTRIC COMPANY, INC.
                      NOTES TO AUDITED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 1997



NOTE L - MAJOR CUSTOMERS AND RISK CONCENTRATION:

The Company had sales of approximately 75 percent of total sales to four major customers during 1997.

In addition, the Company grants credit, generally without collateral, to its customers, which are general contractors in the commercial and industrial construction markets in the continental United States. Consequently, the Company is subject to potential credit risk related to changes in business and economic factors within the commercial and industrial construction markets in this state. However, management believes that its contract acceptance, billing and collection policies are adequate to minimize the potential credit risk.

                          INDEPENDENT AUDITORS' REPORT




T & H Electrical Corporation
Wilson, North Carolina

    We have audited the accompanying balance sheet of T & H Electrical Corporation as of September 30, l997, and the related statements of income and retained earnings and cash flows for the year then ended. The financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of T & H Electrical Corporation as of September 30, l997, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.



                                  Dees, Jackson, Watson & Associates, P.A.


Smithfield, North Carolina

December 18, 1997

                          T & H ELECTRICAL CORPORATION

                                 BALANCE SHEETS
================================================================================
                                     ASSETS
                                 (in Thousands)


                                                           September 30,      June 30,
                                                               1997             1998
                                                           -------------      -------
                                                                            (unaudited)
CURRENT ASSETS
    Cash on hand and in banks                                 $   84          $   452
    Accounts receivable
        Contract receivables                                   3,426            2,103
        Officers                                                 177               13
        Employees                                                  6               --
    Costs and estimated earnings in excess of
        billings on uncompleted contracts                        418            1,014
    Inventories                                                  336              432
    Prepaid expenses                                              29              336
    Bid deposits                                                   1               --
    Corporate income tax deposits                                 --               --
                                                              ------          -------
               Total Current Assets                            4,477            4,350
                                                              ------          -------

PROPERTY AND EQUIPMENT (AT COST)
    Office equipment                                             252              269
    Automobile and trucks                                      1,302            1,441
    Construction equipment                                       636            1,270
    Leasehold improvements                                         3                3
                                                              ------          -------
                                                               2,193            2,983
    Less accumulated depreciation                             (1,618)          (1,792)
                                                              ------          -------
               Total Property and Equipment                      575            1,191
                                                              ------          -------

OTHER ASSETS
    Cash surrender value of life insurance                        85               84
                                                              ------          -------
               Total Other Assets                                 85               84
                                                              ------          -------
                   Totals                                     $5,137          $ 5,625
                                                              ======          =======

                          T & H ELECTRICAL CORPORATION
                                 BALANCE SHEETS

                      LIABILITIES AND STOCKHOLDERS' EQUITY
                                 (In Thousands)

                                                          September 30,      June 30,
                                                              1997             1998
                                                          -------------       -------
                                                                            (Unaudited)
CURRENT LIABILITIES
    Notes payable                                            $   32           $   32
    Dividends payable                                            25               --
    Accounts payable
        Trade                                                 1,134              630
        Employee withholding taxes                              119               75
    Billings in excess of costs and estimated
        earnings on uncompleted contracts                       505              415
    Accrued expenses
        Salaries and wages                                      114              312
        Payroll taxes                                            12               --
        Profit sharing                                          120               75
    Deferred income taxes                                       115              115
    Corporate income taxes payable                              287              306
                                                             ------           ------
               Total Current Liabilities                      2,463            1,960

LONG-TERM DEBT
    Notes payable                                                93              563
                                                             ------           ------
               Total Liabilities                              2,556            2,523
                                                             ------           ------
STOCKHOLDERS' EQUITY
    Common stock - $10.00 par value; 10,000 shares
        authorized; 30 shares issued and outstanding             --               --
    Paid-in capital                                             109              109
    Retained earnings                                         2,472            2,993
                                                             ------           ------
               Total Stockholders' Equity                     2,581            3,102
                                                             ------           ------
                   Totals                                    $5,137           $5,625
                                                             ======           ======





               See the accompanying notes and accountants' report.

                          T & H ELECTRICAL CORPORATION

                   STATEMENTS OF INCOME AND RETAINED EARNINGS
                                 (IN THOUSANDS)
================================================================================

                                                  Year Ended          Nine Months Ended   Nine Months Ended
                                              September 30, 1997        June 30, 1997      June 30, 1998
                                              ------------------      -----------------   -----------------
                                                                         (unaudited)        (unaudited)
CONTRACT REVENUES EARNED                           $ 13,166                $ 9,085             $8,570

COST OF REVENUES EARNED                              10,110                  7,041              5,922
                                                   --------                -------             ------

               Gross Profit                           3,056                  2,044              2,648

OPERATING EXPENSES                                    2,429                  1,341              1,827
                                                   --------                -------             ------

OPERATING INCOME                                        627                    703                821

OTHER INCOME
    Interest                                              5                    (27)                 8
    Miscellaneous                                         4                     (2)                --
    Gain on sale of fixed assets                          1                      2                 --
                                                   --------                -------             ------

                                                        637                    676                829

CORPORATE INCOME TAXES
    Current                                            (376)                   190                308
    Deferred                                            124                     --                 --
                                                   --------                -------             ------

NET INCOME                                              385                    486                521

RETAINED EARNINGS - BEGINNING                         2,111                  2,111              2,472

DIVIDENDS                                               (25)                    --                 --
                                                   --------                -------             ------

RETAINED EARNINGS - ENDING                         $  2,471                $ 2,597             $2,993
                                                   --------                -------             ------




               See the accompanying notes and accountants' report.

                          T & H ELECTRICAL CORPORATION

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
================================================================================


                                                                                     Nine months       Nine Months
                                                                    Year Ended         Ended              Ended
                                                                   September 30,      June 30,           June 30,
                                                                       1997             1997               1998
                                                                   -------------     -----------       -----------
                                                                                     (unaudited)       (unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
    Net income                                                        $   385           $ 486           $   521
    Adjustments to reconcile net income
        to cash provided by operating activities
               Depreciation                                               287             140               174
               Loss on sale of fixed assets                                (2)             --                --
               Cash value of life insurance                               (25)             --                 1
               (Increase) decrease in assets
                   Accounts receivable                                 (1,232)           (334)            1,493
                   Costs and estimated earnings in excess
                     of billings on uncompleted contracts                 521             369              (596)
                   Inventory                                              (78)           (313)              (96)
                   Prepaid expenses                                        54             (20)             (288)
                   Deposits                                                20              --                 1
               Increase (decrease) in liabilities
                   Accounts payable                                       106            (716)             (548)
                   Billings in excess of costs and estimated
                     earnings on uncompleted contracts                     31            (116)              (90)
                   Accrued expenses                                        22              --               141
                   Income taxes payable                                   287              --                19
                   Other                                                    3              21               (44)
                   Deferred income taxes                                 (124)             16                --
                                                                      -------           -----           -------

               Net Cash Provided By (Used In)
                   Operating Activities                                   255            (467)              688
                                                                      -------           -----           -------

CASH FLOWS FROM INVESTING ACTIVITIES
    Purchase of fixed assets                                             (150)           (117)             (790)
    Proceeds from the sale of fixed assets                                  2              --                --
                                                                      -------           -----           -------

               Net Cash Used By Investing Activities                     (148)           (117)             (790)
                                                                      -------           -----           -------

CASH FLOWS FROM FINANCING ACTIVITIES
    Proceeds from notes issued                                             --             565               470
    Repayment of notes issued                                             (33)            (16)               --
    Dividends paid                                                        (25)             --                --
                                                                      -------           -----           -------

               Net Cash Provided By (Used By)
                   Financing Activities                                   (58)            549               470
                                                                      -------           -----           -------

INCREASE (DECREASE) IN CASH                                                49             (35)              368
CASH AND CASH EQUIVALENTS - BEGINNING OF YEAR                              35              35                84
                                                                      -------           -----           -------
CASH AND CASH EQUIVALENTS - END OF YEAR                               $    84           $  --           $   452
                                                                      -------           -----           -------

               See the accompanying notes and accountants' report.

                          T & H ELECTRICAL CORPORATION

                          NOTES TO FINANCIAL STATEMENTS

================================================================================
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    Company's Activities and Operating Cycle

         The Company is engaged in the business of electrical construction contracting. The length of the Company's contracts varies but typically extends less than two years. The Company has therefore used the operating cycle concept in classifying all contract-related assets and liabilities as current on the balance sheet.

         In September, 1998, the Company and its stockholders entered into a definitive agreement with Integrate Electrical Services, Inc. (IES), pursuant to which all outstanding shares of the Company's common stock was exchanged for cash and shares of IES common stock. In addition, the key executives of the Company entered into employment agreements with the Company and IES which have initial term of five years, and generally restrict the disclosure of confidential information as well as restrict competition with the Company and IES for a period of two years following termination of employment.

         The interim financial statements for the nine months ended June 30, 1998 and 1997, are unaudited and have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of the Company's management, the unaudited interim financial statements contain all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation. The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

    Revenue and Cost Recognition

         Revenues from construction contracts through September 30, 1996 have been recognized on the percentage of completion method for financial accounting purposes and on the completed contract method for tax purposes. To qualify for the completed contract method for tax purposes the Company's gross revenues must not exceed $10 million for the preceding three years. For the three year period ending September 30, 1996 the Company's average yearly gross revenues exceeded this threshold. Therefore, all contracts entered into after September 30, 1996 are being accounted for using the percentage of completion method for both tax purposes and for financial accounting purposes.

         The percentage of completion method is computed using the cost to cost method. Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs and depreciation costs. General and administrative costs are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. The asset, "Costs and estimated earnings in excess of billings on uncompleted contracts" represents revenues recognized in excess of amounts billed. The liability, "Billings in excess of costs and estimated earnings on uncompleted contracts" represents billings in excess of revenues recognized.

         The Company has several "Time-and-Materials" fee type jobs in process at September 30, l997 and 1996. Management refers to these jobs as "Open Ended Cost Plus Contracts", since these jobs do not have a fixed contract price as with Fixed Price Contracts. The total contract amount is determined by the amount of work ultimately performed. The amount under total contract price in the schedule of Contracts In Progress for these contracts is management's best estimate of the total that will be billed on these jobs.

    Property and Equipment

         Depreciation on such assets is being computed for both financial accounting reporting purposes and income tax reporting purposes under the modified accelerated cost recovery system. For the years ended September 30, l997 and l996, depreciation under this method totaled $287,297 and $290,187, respectively.

    Inventory Valuation

         Inventories are valued at the lower of cost (first-in, first-out) or market prices.

    Use of Estimates

         The preparation of financial statements in conformity with the income tax basis of accounting requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

    Concentration of Credit Risk

         At year end, the Company had on deposit with a bank an amount in excess of FDIC insurance limits. The Company has not experienced any losses in such account and believes it is not exposed to any significant credit risk to cash.

    Deferred Income Taxes

         Deferred income taxes are provided for differences in timing in reporting income for financial statement and tax purposes arising from differences in the methods of accounting for construction contracts. For the year ended September 30, 1997, the Company had earnings before income taxes of $1,214,383 for income tax purposes and $637,340 for financial statement reporting purposes. Income tax expense for the year ended September 30, 1997 totaled $251,922 with $375,635 currently payable and a decrease in deferred of $123,713. A credit for prior year alternative minimum tax of $129,862 was available and used during the year ended September 30, 1997. For the year ended September 30, 1996, the Company had earnings before income taxes of $90,892 for income tax purposes and $258,042 for financial statement reporting purposes. Income tax expense for the year ended September 30, 1996 totaled $100,419 with $67,127 currently payable and $33,292 deferred. Alternative minimum tax for the year ended September 30, 1996 totaled $47,378.

                          T & H ELECTRICAL CORPORATION

                          NOTES TO FINANCIAL STATEMENTS

================================================================================
CONTRACT RECEIVABLES

                                                                     Year Ended
                                                                  September 30, 1997
                                                                  ------------------
        Contract receivables on the balance sheet
             consist of the following:
                   Receivable on completed contracts                  $    919
                   Receivable on contracts in progress                   1,715
                   Retainage                                               792
                                                                      --------

                      Total Contract Receivables                      $  3,426
                                                                      ========

COSTS AND ESTIMATED EARNINGS ON UNCOMPLETED CONTRACTS

                                                                      Year Ended
                                                                  September 30, 1997
                                                                  ------------------
        Costs incurred on uncompleted contracts                       $  9,534
        Estimated earnings                                               2,078
                                                                      --------
                                                                        11,612
        Less billings to date                                           11,699
                                                                      --------
                                                                      $    (87)
                                                                      --------
Included in accompanying balance sheet under the
following headings:
        Costs and estimated earnings in excess of
               billings on uncompleted contracts                      $    418
        Billings in excess of costs and estimated
               earnings on uncompleted contracts                           505
                                                                      --------
                                                                      $    (87)
                                                                      --------


                          T & H ELECTRICAL CORPORATION

                          NOTES TO FINANCIAL STATEMENTS

RELATED PARTY TRANSACTIONS

     The Company leases a warehouse and administrative office facility in Wilson, N.C. from T.H.E. Associates, a partnership owned by the shareholders of the Company. The lease term is from month-to-month in the amount of $6,500. Rental expenses for the years ended September 30, l997 and l996 totaled $78,000 and $67,000, respectively.

     As of September 30, 1996 loans to officers/stockholders totaled $127,091. During the year ended September 30, 1997 additional loans to officers/stockholders were made in the amount of $50,000 and no amounts were repaid. The balance receivable from officer/stockholders at September 30, 1997 totaled $177,091.

     The Company contracted the grading of the office lot to PLT Construction Company, Inc. which is co-owned by a principle of the Company. The contract price was $8,373, all of which was due and payable at September 30, 1996.

NOTES PAYABLE

                                                               Current          Long-Term          Total
                                                               -------          ---------          -----
    Banks

        Prime plus .25% note due at a
        total of $2,648.20 per month
        plus interest, collateralized by
        liens on vehicles and equipment.                      $      32         $      93       $      125
                                                              ---------         ---------       ----------

                   Total                                      $      32         $      93       $      125
                                                              =========         =========       ==========

     Future long-term debt maturities as of September 30, l997 are as follows:

               Year Ending September 30,                       Amount
               -------------------------                       ------
                        1998                                   $     32
                        1999                                         32
                        2000                                         32
                        2001                                         29
                                                               --------

                                                               $    125
                                                               ========

     The Company has a prime rate confirmed line of credit, collateralized by the unconditional guarantee of Company stockholders, expiring January 15, 1998, with the balance at that time being repaid, renewed or restructured by the bank. Maximum amount available is $700,000 payable upon demand with interest payable monthly. There was no outstanding balance on this line of credit at September 30, l997.

     Additionally, the Company has a guidance line of credit expiring January 15, 1998, with maximum funds available of $500,000. The terms of this line of credit which is collateralized by the unconditional guarantee of Company stockholders, requires interest of prime plus .50% to be paid monthly and principal is payable upon demand. Additionally, each advance on this line will be handled on a per request basis with information regarding the term, purpose and repayment source to be provided at the time of disbursement. There was no outstanding balance on this line at September 30, l997.

                          T & H ELECTRICAL CORPORATION

                          NOTES TO FINANCIAL STATEMENTS

================================================================================
INTEREST EXPENSE

     Interest expense for the years ended September 30, l997, and l996 totaled $34,230 and $24,449, for each year respectively.

STATEMENTS OF CASH FLOWS

     The Company considers all short-term investments with an original maturity of three months or less to be cash equivalents. At September 30, 1997, and September 30, 1996, the Company had $243,583 and $-0-, respectively, invested in preferred selects which have a seven day maturity.

     Supplemental disclosures of cash flow information

                                                                               Year Ended
                                                                            -----------------
                                                                            September 30,1997
                                                                            -----------------
    Cash paid for:
        Interest expense                                                       $        34
                                                                               ===========

        Income taxes                                                           $        51
                                                                               ===========

PROFIT SHARING PLAN

     The Company has a defined contribution profit-sharing plan for all of its employees. Annual additions to the Plan are made at the Company's discretion. During the years ended September 30, 1997, and 1996 contributions were $120,000 and $115,000, respectively.

DESCRIPTION OF LEASING ARRANGEMENTS

     The Company leased a vehicle under an operating lease which required monthly lease payments of $800.00 and expired June 30, 1997.

CONCENTRATION:

     The Company grants credit, generally without collateral, to its customers, which are general contractors in the commercial and industrial construction markets in North Carolina. Consequently, the Company is subject to potential credit risk related to changes in business and economic factors within the commercial and industrial construction markets in this state. However, management believes that its contract acceptance, billing and collection policies are adequate to minimize the potential credit risk.

================================================================================


NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE COMMON STOCK IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.




                                 ---------------




                                TABLE OF CONTENTS

                                                     PAGE
                                                     ----
    Prospectus Summary ...........................     2
    Risk Factors .................................     9
    The Company ..................................    14
    Use of Proceeds ..............................    14
    Price Range of Common Stock and
      Dividend Policy ............................    14
    Selected Financial Data ......................    15
    Management's Discussion and Analysis
      of Financial Condition and Results
      of Operations ..............................    19
    Business .....................................    44
    Management ...................................    54
    Certain Transactions .........................    60
    Principal Stockholders .......................    65
    Description of Capital Stock .................    66
    Shares Eligible for Future Sale ..............    70
    Plan of Distribution .........................    72
    Legal Matters ................................    72
    Additional Information .......................    72
    Index to Financial Statements ................    F-1


================================================================================



================================================================================




                                21,000,000 SHARES


                      Integrated Electrical Services, Inc.



                                  COMMON STOCK

                                 ---------------

                                   PROSPECTUS

                                 ---------------











                               SEPTEMBER 14, 1998
================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

              [ALTERNATE PAGE FOR SELLING STOCKHOLDER PROSPECTUS]

                             SUBJECT TO COMPLETION

                PRELIMINARY PROSPECTUS DATED SEPTEMBER 14, 1998

PROSPECTUS

                               21,000,000 SHARES

                      Integrated Electrical Services, Inc.

                                  COMMON STOCK

     This Prospectus, as appropriately amended or supplemented, may be used from time to time principally by persons (the "Selling Stockholders") who have received shares of common stock, par value $0.01 per share (the "Common Stock"), of Integrated Electrical Services, Inc. (the "Company") in connection with the acquisition by the Company of securities or assets held by such persons, or their transferees, and who wish to offer and sell such shares of Common Stock in transactions in which they and any broker-dealer through whom such shares are sold may be deemed to be Underwriters within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), as more fully described herein. The Company will receive none of the proceeds from any such sale. Any commissions paid or concessions allowed to any broker-dealer, and, if any broker-dealer purchases such shares as principal, any profits received on the resale of such shares, may be deemed to be underwriting discounts and commissions under the Securities Act. Printing, certain legal and accounting, filing and other similar expenses of this offering will be paid by the Company. The Selling Stockholders will generally bear all other expenses of this offering, including brokerage fees and any underwriting discounts or commissions.

     The Registration Statement of which this Prospectus is a part also relates to the offer and issuance by the Company from time to time of 21,000,000 shares of Common Stock in connection with its acquisition of the securities and assets of other businesses.

     The Common Stock trades on The New York Stock Exchange (the "NYSE") under the symbol "IEE." Application will be made to list the shares of Common Stock offered hereby on the NYSE. The last reported sale price of the Common Stock on the NYSE on September 11, 1998 was $13 7/8 per share.

                            ------------------------

     THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 7.

                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

               THE DATE OF THIS PROSPECTUS IS SEPTEMBER 14, 1998.

              [ALTERNATE PAGE FOR SELLING STOCK HOLDER PROSPECTS]

                              PLAN OF DISTRIBUTION

     This Prospectus, as appropriately amended or supplemented, may be used from time to time principally by persons who have received shares of Common Stock in connection with acquisitions by the Company of securities and assets held by such persons, or their transferees, and who wish to offer and sell such shares of Common Stock (such persons are herein referred to as "Selling Stockholders") in transactions in which they and any broker-dealer through whom such shares are sold may be deemed to be Underwriters within the meaning of the Securities Act. The Company will receive none of the proceeds from any such sales. There presently are no arrangements or understandings, formal or informal, pertaining to the distribution of the shares of Common Stock described herein. Upon the Company being notified by a Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of Common Stock bought through a block trade, special offering, exchange distribution or secondary distribution, a supplemented Prospectus will be filed, pursuant to Rule 424(b) under the Securities Act, setting forth (i) the name of each Selling Stockholder and the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which the shares were sold, (iv) the commissions paid or the discounts allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out in this Prospectus and (vi) other facts material to the transaction.

     Selling Stockholders may sell the shares being offered hereby from time to time in transactions (which may involve crosses and block transactions) on the NYSE, in negotiated transactions or otherwise, at market prices prevailing at the time of the sale or at negotiated prices. Selling Stockholders may sell some or all of the shares in transactions involving broker-dealers, who may act solely as agent and/or may acquire shares as principal. Broker-dealers participating in such transactions as agent may receive commissions from Selling Stockholders (and, if they act as agent for the purchaser of such shares, from such purchaser), such commissions computed in appropriate cases in accordance with the applicable rules of the NYSE, which commissions may be at negotiated rates where permissible under such rules. Participating broker-dealers may agree with Selling Stockholders to sell a specified number of shares at a stipulated price per share and, to the extent such broker-dealer is unable to do so acting as an agent for the Selling Stockholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer's commitment to Selling Stockholders. In addition or alternatively, shares may be sold by Selling Stockholders and/or by or through other broker-dealers in special offerings, exchange distributions or secondary distributions pursuant to and in compliance with the governing rules of the NYSE, and in connection therewith commissions in excess of the customary commission prescribed by such governing rules may be paid to participating broker-dealers, or, in the case of certain secondary distributions, a discount or concession from the offering price may be allowed to participating broker-dealers in excess of the customary commission. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to or through other broker-dealers, including transactions of the nature described in the preceding two sentences) on the NYSE, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive commissions from the purchaser of such shares.

     The Company may agree to indemnify each Selling Stockholder as an Underwriter under the Securities Act against certain liabilities, including liabilities arising under the Securities Act. Each Selling Stockholder may indemnify any broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

     The Selling Stockholders may resell the shares offered hereby only if such securities are qualified for sale under applicable state securities or "blue sky" laws or exemptions from such registration and qualification requirements are available.

              [ALTERNATE PAGE FOR SELLING STOCKHOLDER PROSPECTUS]

======================================================

  NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE COMMON STOCK IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary....................     2
Risk Factors..........................     9
The Company...........................    14
Use of Proceeds.......................    14
Price Range of Common Stock and
  Dividend Policy.....................    14
Selected Financial Data...............    15
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................    19
Business..............................    44
Management............................    54
Certain Transactions..................    60
Principal Stockholders................    65
Description of Capital Stock..........    66
Shares Eligible for Future Sale.......    70
Plan of Distribution..................    72
Legal Matters.........................    72
Additional Information................    72
Index to Financial Statements.........   F-1

======================================================

======================================================

                               21,000,000 SHARES

                      Integrated Electrical Services, Inc.

                                  COMMON STOCK
                            ------------------------

                                   PROSPECTUS

                            ------------------------

                               SEPTEMBER 14, 1998

======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION(A)

SEC Registration Fee........................................  $ 84,473
Accounting Fees and Expenses................................   300,000
Legal Fees and Expenses.....................................     5,000
Printing Expenses...........................................    60,000
Transfer Agent's Fees.......................................     1,000
Miscellaneous...............................................     9,527
                                                              --------
  Total.....................................................  $460,000
                                                              ========

---------------

(a) The amounts set forth above, except for the SEC and NASD fees, are in each case estimated.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Subsection (a) of section 145 of the General Corporation Law of the State of Delaware empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been made to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person's heirs, executors and administrators; and empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

     Section 102(b)(7) of the General Corporation Law of the State of Delaware provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit.

     Article Eighth of the Company's Amended and Restated Certificate of Incorporation states that:

     No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty by such director as a director; provided, however, that this Article Eighth shall not eliminate or limit the liability of a director to the extent provided by applicable law (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article Eighth shall apply to, or have any effect on, the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

     In addition, Article VI of the Company's Bylaws further provides that the Company shall indemnify its officers, directors and employees to the fullest extent permitted by law.

     The Company has entered into indemnification agreements with each of its executive officers and directors.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     Set forth below is certain information concerning all sales of securities by the Company during the past three years that were not registered under the Securities Act of 1933. The description presented below gives effect to the Company's 2,329.6-for-one stock split effected in October, 1997.

          (a) On June 26, 1997, the Company issued 2,329,600 shares of its Common Stock at an aggregate price of $1,000 to C. Byron Snyder, the Snyder Children's Trust and D. Merril Cummings.

          (b) On September 5, 1997, the Company issued 1,672,711 shares of its Common Stock to C. Byron Snyder, the Snyder Children's Trust, and to certain executive officers and key employees at an aggregate price of $718.

          (c) On October 17, 1997, the Company issued 50,000 shares of its Common Stock to certain executive officers and key employees at an aggregate price of $21.

          (d) See "Certain Transactions" for a discussion of the issuance of shares of Common Stock in connection with the Acquisitions.

          (e) On September 14, 1998, the Company issued 214,047 shares of its Common Stock and cash consideration of $41.3 million to the six stockholders of Davis Electrical Constructors, Inc. in exchange for all of the outstanding shares of common stock of such entity.

     These transactions were completed without registration under the Securities Act of 1933 in reliance on the exemption provided by Section 4(2) of the Securities Act of 1933.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) Exhibits. Except as indicated, all exhibits have been previously filed.

        EXHIBIT
        -------
           2.1             -- Stock Purchase Agreement dated as of October 21, 1997 by and among Integrated Electrical Services, Inc., Ace
                              Electric, Inc., and all of the Stockholders of Ace
                              Electric, Inc. (Incorporated by reference to 2.1 to the
                              Registration Statement on Form S-1 (File No. 333-38715)
                              of the Company)
           2.2             -- Stock Purchase Agreement dated as of October 21, 1997 by and among Integrated Electrical Services, Inc., Amber
                              Electric, Inc., and all of the Stockholders of Amber
                              Electric, Inc. (Incorporated by reference to 2.2 to the
                              Registration Statement on Form S-1 (File No. 333-38715)
                              of the Company)
           2.3             -- Stock Purchase Agreement dated as of October 21, 1997 by and among Integrated Electrical Services, Inc., BW
                              Consolidated, Inc., all of the Stockholders of BW
                              Consolidated, Inc., Bexar Electric Company, Ltd., Calhoun
                              Electric Company, Ltd. and the Employee Partners of such
                              partnerships. (Incorporated by reference to 2.3 to the
                              Registration Statement on Form S-1 (File No. 333-38715)
                              of the Company)
           2.4             -- Stock Purchase Agreement dated as of October 21, 1997 by and among Integrated Electrical Services, Inc., Daniel
                              Electrical Contractors, Inc., Daniel Electrical of
                              Treasure Coast Inc. and all of the Stockholders of Daniel
                              Electrical Contractors, Inc. and Daniel Electrical of
                              Treasure Coast Inc. (Incorporated by reference to 2.4 to
                              the Registration Statement on Form S-1 (File No.
                              333-38715) of the Company)
           2.5             -- Stock Purchase Agreement dated as of October 21, 1997 by and among Integrated Electrical Services, Inc., Stark
                              Investments, Inc., and all of the Stockholders of Stark
                              Investments, Inc. (Incorporated by reference to 2.5 to
                              the Registration Statement on Form S-1 (File No.
                              333-38715) of the Company)
           2.6             -- Stock Purchase Agreement dated as of October 21, 1997 by and among Integrated Electrical Services, Inc., Hatfield
                              Electric, Inc., and all of the Stockholders of Hatfield
                              Electric, Inc. (Incorporated by reference to 2.6 to the
                              Registration Statement on Form S-1 (File No. 333-38715)
                              of the Company)
           2.7             -- Stock Purchase Agreement dated as of October 21, 1997 by and among Integrated Electrical Services, Inc., General
                              Partner, Inc., Charles P. Bagby Company, Inc. and all of
                              the Stockholders of General Partner, Inc., and Charles P.
                              Bagby Company, Inc. (Incorporated by reference to 2.7 to
                              the Registration Statement on Form S-1 (File No.
                              333-38715) of the Company)
           2.8             -- Stock Purchase Agreement dated as of October 21, 1997 by and among Integrated Electrical Services, Inc.,
                              Houston-Stafford Electric, Inc., and all of the
                              Stockholders of Houston-Stafford Electric, Inc.
                              (Incorporated by reference to 2.8 to the Registration
                              Statement on Form S-1 (File No. 333-38715) of the
                              Company)
           2.9             -- Stock Purchase Agreement dated as of October 21, 1997 by and among Integrated Electrical Services, Inc., Mills
                              Electrical Contractors, Inc., and all of the Stockholders
                              of Mills Electrical Contractors, Inc. (Incorporated by
                              reference to 2.9 to the Registration Statement on Form
                              S-1 (File No. 333-38715) of the Company)
           2.10            -- Stock Purchase Agreement dated as of October 21, 1997 by and among Integrated Electrical Services, Inc., Muth
                              Electric, Inc., and all of the Stockholders of Muth
                              Electric, Inc. (Incorporated by reference to 2.10 to the
                              Registration Statement on Form S-1 (File No. 333-38715)
                              of the Company)

        EXHIBIT
        -------
           2.11            -- Stock Purchase Agreement dated as of October 21, 1997 by and among Integrated Electrical Services, Inc., Pollock
                              Electric Inc., and all of the Stockholders of Pollock
                              Electric Inc. (Incorporated by reference to 2.11 to the
                              Registration Statement on Form S-1 (File No. 333-38715)
                              of the Company)
           2.12            -- Stock Purchase Agreement dated as of October 21, 1997 by and among Integrated Electrical Services, Inc., Thomas
                              Popp & Company and all of the Stockholders of Thomas Popp
                              & Company. (Incorporated by reference to 2.12 to the
                              Registration Statement on Form S-1 (File No. 333-38715)
                              of the Company)
           2.13            -- Stock Purchase Agreement dated as of October 21, 1997 by and among Integrated Electrical Services, Inc., Reynolds
                              Electric Corp., and all of the Stockholders of Reynolds
                              Electric Corp. (Incorporated by reference to 2.13 to the
                              Registration Statement on Form S-1 (File No. 333-38715)
                              of the Company)
           2.14            -- Stock Purchase Agreement dated as of October 21, 1997 by and among Integrated Electrical Services, Inc., Rodgers
                              Electric Company, Inc., and all of the Stockholders of
                              Rodgers Electric Company, Inc. (Incorporated by reference
                              to 2.14 to the Registration Statement on Form S-1 (File
                              No. 333-38715) of the Company)
           2.15            -- Stock Purchase Agreement dated as of October 21, 1997 by and among Integrated Electrical Services, Inc., Summit
                              Electric of Texas, Incorporated, and all of the
                              Stockholders of Summit Electric of Texas, Incorporated.
                              (Incorporated by reference to 2.15 to the Registration
                              Statement on Form S-1 (File No. 333-38715) of the
                              Company)
           2.16            -- Stock Purchase Agreement dated as of October 21, 1997 by and among Integrated Electrical Services, Inc., Thurman &
                              O'Connell Corporation, and all of the Stockholders of
                              Thurman & O'Connell Corporation. (Incorporated by
                              reference to 2.16 to the Registration Statement on Form
                              S-1 (File No. 333-38715) of the Company)
           2.17            -- Agreement and Plan of Merger dated as of June 18, 1998
                              among Integrated Electrical Services, Inc., Mark Henderson
                              Acquisition Corporation, Mark Henderson, Incorporated, and
                              Mark Henderson and Bill Collins. (Incorporated by
                              reference from the Company's Report on Form 8-K dated
                              July 14, 1998).
           2.18            -- Agreement and Plan of Merger dated as of June 18, 1998
                              among Integrated Electrical Services, Inc., Mark Henderson
                              Acquisition Corporation, Holland Electrical Systems, Inc.
                              and Amy B. Henderson and Mary Sue Holland. (Incorporated by
                              reference from the Company's Report on Form 8-K dated
                              July 14, 1998).
           2.19            -- Agreement and Plan of Merger dated as of June 18, 1998
                              among Integrated Electrical Services, Inc., Mark Henderson
                              Acquisition Corporation, Spectrol, Inc. and David Lytle.
                              (Incorporated by reference from the Company's Report on
                              Form 8-K dated July 14, 1998).
          *2.20            -- Agreement and Plan of Merger dated as of September 11,
                              1998 among Integrated Electrical Services, Inc., Davis
                              Acquisition Corporation, Davis Electrical Constructors,
                              Inc., James B. Stephens, J. Michael Stephens, William N.
                              Byrd, James C. Henderson, J. Lowell Hughes and William M.
                              Sumerel.
           3.1             -- Amended and Restated Certificate of Incorporation as
                              amended. (Incorporated by reference to 3.1 to the
                              Registration Statement on Form S-1 (File No. 333-38715)
                              of the Company)
           3.2             -- Bylaws. (Incorporated by reference to 3.2 to the
                              Registration Statement on Form S-1 (File No. 333-38715)
                              of the Company)
           4.1             -- Specimen Common Stock Certificate. (Incorporated by
                              reference to 4.1 to the Registration Statement on Form
                              S-1 (File No. 333-38715) of the Company)
         **5.1             -- Opinion of John F. Wombwell, Esq. as to the legality of the securities being registered.
          10.1             -- Form of Employment Agreement (Incorporated by reference to 10.1 to the Registration Statement on Form S-1 (File
                              No. 333-38715) of the Company)
          10.2             -- Form of Officer and Director Indemnification Agreement.
                              (Incorporated by reference to 10.2 to the Registration
                              Statement on Form S-1 (File No. 333-38715) of the
                              Company)
          10.3             -- Integrated Electrical Services, Inc. 1997 Stock Plan.
                              (Incorporated by reference to 10.3 to the Registration
                              Statement on Form S-1 (File No. 333-38715) of the
                              Company)
          10.4             -- Integrated Electrical Services, Inc. 1997 Directors Stock
                              Plan. (Incorporated by reference to 10.4 to the
                              Registration Statement on Form S-1 (File No. 333-38715)
                              of the Company)
         *10.5             -- Form of Credit Agreement among the Company, the Financial
                              Institutions named therein and NationsBank of Texas,
                              N.A., including form of Subsidiary Guaranty Agreement,
                              form of Pledge Agreement, form of Security Agreement,
                              form of promissory note, and form of swing line note.

        EXHIBIT
        -------
          10.6             -- Form of Lock-up Agreement to be entered into by the
                              Company and the stockholders set forth on Schedule A
                              thereto. (Incorporated by reference to 10.6 to the
                              Registration Statement on Form S-1 (File No. 333-38715)
                              of the Company)
         *21.1             -- List of Subsidiaries.
          23.1             -- Consent of John F. Wombwell, Esq. (included in Exhibit
                              5.1).
         *23.2             -- Consent of Arthur Andersen LLP.
         *23.3             -- Consent of Bradshaw, Pope & Franklin, LLP.
         *23.4             -- Consent of Elliott, Davis & Company, L.L.P.
         *23.5             -- Consent of Sapp & Sapp P.A.
         *23.6             -- Consent of Philhours, Rich & Fletcher, P.L.L.C.
         *23.7             -- Consent of Wolfe and Company, P.C.
         *23.8             -- Consent of Edmondson, LedBetter & Ballard, L.L.P.
         *23.9             -- Consent of Ketel Thorstenson, LP.
         *23.10            -- Consent of Wear, Howell, Strickland & Quinn, L.L.C.
         *23.11            -- Consent of Dees, Jackson, Watson & Associates, P.A.
        **24.1             -- Power of Attorney.
         *27               -- Financial Data Schedule.

---------------

* Filed herewith.
** Previously filed.

(b) Financial statement schedules

     None.

ITEM 17. UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes:

          (1) That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on September 14, 1998.

                                        Integrated Electrical Services, Inc.

                                        By:         /s/ JON POLLOCK
                                           -------------------------------------
                                                        Jon Pollock
                                            President, Chief Executive Officer
                                                       and Director


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on September 14, 1998.

                      SIGNATURE                                     TITLE
                      ---------                                     -----

                   /s/ JON POLLOCK                     President, Chief Executive
-----------------------------------------------------    Officer and Director
                     Jon Pollock                         (Principal Executive Officer)

                   /s/ JIM P. WISE *                   Senior Vice President and Chief
-----------------------------------------------------    Financial Officer (Principal
                     Jim P. Wise                         Financial Officer

                 /s/ J. PAUL WITHROW *                 Vice President and Chief
-----------------------------------------------------    Accounting Officer (Principal
                   J. Paul Withrow                       Accounting Officer)

                   /s/ JERRY MILLS *                   Senior Vice President, Chief
-----------------------------------------------------    Operating
                     Jerry Mills                         Officer -- Commercial and
                                                         Industrial and Director

                 /s/ BEN L. MUELLER *                  Senior Vice President, Chief
-----------------------------------------------------    Operating
                   Ben E. Mueller                        Officer -- Residential and
                                                         Director

                      SIGNATURE                                     TITLE
                      ---------                                     -----

                 /s/ C. BYRON SNYDER *                 Chairman of the Board of
-----------------------------------------------------    Directors
                   C. Byron Snyder

                                                       Director
-----------------------------------------------------
                  Donald Paul Hodel

                  /s/ RICHARD MUTH *                   Director
-----------------------------------------------------
                    Richard Muth

                /s/ ALAN R. SIELBECK *                 Director
-----------------------------------------------------
                  Alan R. Sielbeck

                 /s/ ROBERT STALVEY *                  Director
-----------------------------------------------------
                   Robert Stalvey

                /s/ RICHARD L. TUCKER *                Director
-----------------------------------------------------
                  Richard L. Tucker

                    /s/ BOB WEIK *                     Director
-----------------------------------------------------
                      Bob Weik


* /s/ Jon Pollock
  ----------------------
  Jon Pollock, pursuant
  to a power-of-attorney
  filed with the Registration
  Statement on Form S-1 (333-50031)
  on September 14, 1998

                               INDEX TO EXHIBITS

        EXHIBIT
        -------

           2.1             -- Stock Purchase Agreement dated as of October 21, 1997 by and among Integrated Electrical Services, Inc., Ace
                              Electric, Inc., and all of the Stockholders of Ace
                              Electric, Inc. (Incorporated by reference to 2.1 to the
                              Registration Statement on Form S-1 (File No. 333-38715)
                              of the Company)
           2.2             -- Stock Purchase Agreement dated as of October 21, 1997 by and among Integrated Electrical Services, Inc., Amber
                              Electric, Inc., and all of the Stockholders of Amber
                              Electric, Inc. (Incorporated by reference to 2.2 to the
                              Registration Statement on Form S-1 (File No. 333-38715)
                              of the Company)
           2.3             -- Stock Purchase Agreement dated as of October 21, 1997 by and among Integrated Electrical Services, Inc., BW
                              Consolidated, Inc., all of the Stockholders of BW
                              Consolidated, Inc., Bexar Electric Company, Ltd., Calhoun
                              Electric Company, Ltd. and the Employee Partners of such
                              partnerships. (Incorporated by reference to 2.3 to the
                              Registration Statement on Form S-1 (File No. 333-38715)
                              of the Company)
           2.4             -- Stock Purchase Agreement dated as of October 21, 1997 by and among Integrated Electrical Services, Inc., Daniel
                              Electrical Contractors, Inc., Daniel Electrical of
                              Treasure Coast Inc. and all of the Stockholders of Daniel
                              Electrical Contractors, Inc. and Daniel Electrical of
                              Treasure Coast Inc. (Incorporated by reference to 2.4 to
                              the Registration Statement on Form S-1 (File No.
                              333-38715) of the Company)
           2.5             -- Stock Purchase Agreement dated as of October 21, 1997 by and among Integrated Electrical Services, Inc., Stark
                              Investments, Inc., and all of the Stockholders of Stark
                              Investments, Inc. (Incorporated by reference to 2.5 to
                              the Registration Statement on Form S-1 (File No.
                              333-38715) of the Company)
           2.6             -- Stock Purchase Agreement dated as of October 21, 1997 by and among Integrated Electrical Services, Inc., Hatfield
                              Electric, Inc., and all of the Stockholders of Hatfield
                              Electric, Inc. (Incorporated by reference to 2.6 to the
                              Registration Statement on Form S-1 (File No. 333-38715)
                              of the Company)
           2.7             -- Stock Purchase Agreement dated as of October 21, 1997 by and among Integrated Electrical Services, Inc., General
                              Partner, Inc., Charles P. Bagby Company, Inc. and all of
                              the Stockholders of General Partner, Inc., and Charles P.
                              Bagby Company, Inc. (Incorporated by reference to 2.7 to
                              the Registration Statement on Form S-1 (File No.
                              333-38715) of the Company)
           2.8             -- Stock Purchase Agreement dated as of October 21, 1997 by and among Integrated Electrical Services, Inc.,
                              Houston-Stafford Electric, Inc., and all of the
                              Stockholders of Houston-Stafford Electric, Inc.
                              (Incorporated by reference to 2.8 to the Registration
                              Statement on Form S-1 (File No. 333-38715) of the
                              Company)
           2.9             -- Stock Purchase Agreement dated as of October 21, 1997 by and among Integrated Electrical Services, Inc., Mills
                              Electrical Contractors, Inc., and all of the Stockholders
                              of Mills Electrical Contractors, Inc. (Incorporated by
                              reference to 2.9 to the Registration Statement on Form
                              S-1 (File No. 333-38715) of the Company)
           2.10            -- Stock Purchase Agreement dated as of October 21, 1997 by and among Integrated Electrical Services, Inc., Muth
                              Electric, Inc., and all of the Stockholders of Muth
                              Electric, Inc. (Incorporated by reference to 2.10 to the
                              Registration Statement on Form S-1 (File No. 333-38715)
                              of the Company)

        EXHIBIT
        -------
           2.11            -- Stock Purchase Agreement dated as of October 21, 1997 by and among Integrated Electrical Services, Inc., Pollock
                              Electric Inc., and all of the Stockholders of Pollock
                              Electric Inc. (Incorporated by reference to 2.11 to the
                              Registration Statement on Form S-1 (File No. 333-38715)
                              of the Company)
           2.12            -- Stock Purchase Agreement dated as of October 21, 1997 by and among Integrated Electrical Services, Inc., Thomas
                              Popp & Company and all of the Stockholders of Thomas Popp
                              & Company. (Incorporated by reference to 2.12 to the
                              Registration Statement on Form S-1 (File No. 333-38715)
                              of the Company)
           2.13            -- Stock Purchase Agreement dated as of October 21, 1997 by and among Integrated Electrical Services, Inc., Reynolds
                              Electric Corp., and all of the Stockholders of Reynolds
                              Electric Corp. (Incorporated by reference to 2.13 to the
                              Registration Statement on Form S-1 (File No. 333-38715)
                              of the Company)
           2.14            -- Stock Purchase Agreement dated as of October 21, 1997 by and among Integrated Electrical Services, Inc., Rodgers
                              Electric Company, Inc., and all of the Stockholders of
                              Rodgers Electric Company, Inc. (Incorporated by reference
                              to 2.14 to the Registration Statement on Form S-1 (File
                              No. 333-38715) of the Company)
           2.15            -- Stock Purchase Agreement dated as of October 21, 1997 by and among Integrated Electrical Services, Inc., Summit
                              Electric of Texas, Incorporated, and all of the
                              Stockholders of Summit Electric of Texas, Incorporated.
                              (Incorporated by reference to 2.15 to the Registration
                              Statement on Form S-1 (File No. 333-38715) of the
                              Company)
           2.16            -- Stock Purchase Agreement dated as of October 21, 1997 by and among Integrated Electrical Services, Inc., Thurman &
                              O'Connell Corporation, and all of the Stockholders of
                              Thurman & O'Connell Corporation. (Incorporated by
                              reference to 2.16 to the Registration Statement on Form
                              S-1 (File No. 333-38715) of the Company)
           2.17            -- Agreement and Plan of Merger dated as of June 18, 1998
                              among Integrated Electrical Services, Inc., Mark Henderson
                              Acquisition Corporation, Mark Henderson, Incorporated, and
                              Mark Henderson and Bill Collins. (Incorporated by
                              reference from the Company's Report on Form 8-K dated
                              July 14, 1998).
           2.18            -- Agreement and Plan of Merger dated as of June 18, 1998
                              among Integrated Electrical Services, Inc., Mark Henderson
                              Acquisition Corporation, Holland Electrical Systems, Inc.
                              and Amy B. Henderson and Mary Sue Holland. (Incorporated by
                              reference from the Company's Report on Form 8-K dated
                              July 14, 1998).
           2.19            -- Agreement and Plan of Merger dated as of June 18, 1998
                              among Integrated Electrical Services, Inc., Mark Henderson
                              Acquisition Corporation, Spectrol, Inc. and David Lytle.
                              (Incorporated by reference from the Company's Report on
                              Form 8-K dated July 14, 1998).
          *2.20            -- Agreement and Plan of Merger dated as of September 11,
                              1998 among Integrated Electrical Services, Inc., Davis
                              Acquisition Corporation, Davis Electrical Constructors,
                              Inc., James B. Stephens, J. Michael Stephens, William N.
                              Byrd, James C. Henderson, J. Lowell Hughes and William M.
                              Sumerel.
           3.1             -- Amended and Restated Certificate of Incorporation as
                              amended. (Incorporated by reference to 3.1 to the
                              Registration Statement on Form S-1 (File No. 333-38715)
                              of the Company)
           3.2             -- Bylaws. (Incorporated by reference to 3.2 to the
                              Registration Statement on Form S-1 (File No. 333-38715)
                              of the Company)
           4.1             -- Specimen Common Stock Certificate. (Incorporated by
                              reference to 4.1 to the Registration Statement on Form
                              S-1 (File No. 333-38715) of the Company)
         **5.1             -- Opinion of John F. Wombwell, Esq. as to the legality of the securities being registered.
          10.1             -- Form of Employment Agreement (Incorporated by reference to 10.1 to the Registration Statement on Form S-1 (File
                              No. 333-38715) of the Company)
          10.2             -- Form of Officer and Director Indemnification Agreement.
                              (Incorporated by reference to 10.2 to the Registration
                              Statement on Form S-1 (File No. 333-38715) of the
                              Company)
          10.3             -- Integrated Electrical Services, Inc. 1997 Stock Plan.
                              (Incorporated by reference to 10.3 to the Registration
                              Statement on Form S-1 (File No. 333-38715) of the
                              Company)
          10.4             -- Integrated Electrical Services, Inc. 1997 Directors Stock
                              Plan. (Incorporated by reference to 10.4 to the
                              Registration Statement on Form S-1 (File No. 333-38715)
                              of the Company)
         *10.5             -- Form of Credit Agreement among the Company, the Financial
                              Institutions named therein and NationsBank of Texas,
                              N.A., including form of Subsidiary Guaranty Agreement,
                              form of Pledge Agreement, form of Security Agreement,
                              form of promissory note, and form of swing line note.
                              Incorporated by reference to 10.5 to the Registration
                              Statement on Form S-1 (File No. 333-38715) of the Company)

        EXHIBIT
        -------
          10.6             -- Form of Lock-up Agreement to be entered into by the
                              Company and the stockholders set forth on Schedule A
                              thereto. (Incorporated by reference to 10.6 to the
                              Registration Statement on Form S-1 (File No. 333-38715)
                              of the Company)
         *21.1             -- List of Subsidiaries.
          23.1             -- Consent of John F. Wombwell, Esq. (included in Exhibit
                              5.1).
         *23.2             -- Consent of Arthur Andersen LLP.
         *23.3             -- Consent of Bradshaw, Pope & Franklin, LLP.
         *23.4             -- Consent of Elliott, Davis & Company, L.L.P.
         *23.5             -- Consent of Sapp & Sapp P.A.
         *23.6             -- Consent of Philhours, Rich & Fletcher, P.L.L.C.
         *23.7             -- Consent of Wolfe and Company, P.C.
         *23.8             -- Consent of Edmondson, LedBetter & Ballard, L.L.P.
         *23.9             -- Consent of Ketel Thorstenson, LP.
         *23.10            -- Consent of Wear, Howell, Strickland & Quinn, L.L.C.
         *23.11            -- Consent of Dees, Jackson, Watson & Associates, P.A.
        **24.1             -- Power of Attorney.
         *27               -- Financial Data Schedule.

---------------

* Filed herewith.